As filed with the U.S. Securities and Exchange Commission on May 14, 2026.

Registration No. 333-294372

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

__________________________

AMENDMENT NO. 1

TO

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

__________________________

FF Global Holdings Ltd
(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrants name into English)

__________________________

Cayman Islands	5099	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

152 Beach Road
Gateway East #18-06
Singapore 189721
+65 6348 6798
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive office)

__________________________

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, New York 10168
800-221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

__________________________

Copies to:

William S. Rosenstadt, Esq. Mengyi “Jason” Ye, Esq. Ortoli Rosenstadt LLP 366 Madison Avenue 3rd Floor New York, NY 10017 Telephone: (212) 588 0022	Fang Liu, Esq. VCL Law LLP 1945 Old Gallows Rd, Suite 260 Vienna, VA 22182 (703) 919-7285

__________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The term new or revised financial accounting standard refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed or supplemented. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED May 14, 2026

FF Global Holdings Ltd

5,000,000 Class A Ordinary Shares being offered by the Company

This is an initial public offering of our class A ordinary shares, par value $0.00001 per share (the “Class A Ordinary Shares”). We are offering, on a firm commitment basis, 5,000,000 Class A Ordinary Shares, to be sold in the offering pursuant to this prospectus. We anticipate that the initial public offering price of the Class A Ordinary Shares will be between $4.00 and $6.00 per Class A Ordinary Share.

Prior to this offering, there has been no public market for our Class A Ordinary Shares. We intend to apply to list our Class A Ordinary Shares on Nasdaq Capital Market under the symbol “FFGG.” This offering is contingent upon the listing of our Class A Ordinary Shares on the Nasdaq Capital Market and there can be no assurance that we will be successful in listing our Class A Ordinary Shares on the Nasdaq Capital Market. We will not close this offering unless such Class A Ordinary Shares will be listed on the Nasdaq Capital Market at the completion of this offering.

Our authorized share capital is $50,000 divided into 4,000,000,000 Class A Ordinary Shares of par value $0.00001 per share, and 1,000,000,000 class B ordinary shares of par value $0.00001 per share (the “Class B Ordinary Shares”) (collectively, the “Ordinary Shares”). As of the date of this prospectus, there are 15,000,000 Class A Ordinary Shares and 15,000,000 Class B Ordinary Shares issued and outstanding. Holders of the Class A Ordinary Shares and Class B Ordinary Shares will have the same rights except for voting rights and distribution rights. Each Class A Ordinary Share shall entitle the holder thereof to one (1) vote on all matters subject to vote at general meetings of the Company, and each Class B Ordinary Share shall entitle the holder thereof to twenty (20) votes on all matters subject to vote at general meetings of the Company. No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to Members on a winding up) may be made to a holder of any Class B Ordinary Shares. For the avoidance of doubt, Class A Ordinary Shares cannot be converted into Class B Ordinary Shares, and Class B Ordinary Shares cannot be converted into Class A Ordinary Shares, in any circumstances.

Throughout this prospectus, unless the context indicates otherwise, any references to “FF Global,” “the Company,” or “our Company” are to FF Global Holdings Ltd, a Cayman Islands holding company.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Investing in our Class A Ordinary Shares involves a high degree of risk, including the risk of losing your entire investment. See Risk Factors beginning on page 12 to read about factors you should consider before buying our Class A Ordinary Shares.

We are an “Emerging Growth Company” and a “Foreign Private Issuer” under applicable U.S. federal securities laws and, as such, are eligible for reduced public company reporting requirements. Please see “Implications of Our Being an Emerging Growth Company” and “Implications of Our Being a Foreign Private Issuer” beginning on page 9 of this prospectus for more information.

We are a holding company that is incorporated in the Cayman Islands. As a holding company with no operations, we conduct all of our operations through our indirect wholly owned subsidiary in Singapore, Future Faith Pte. Ltd. (“FFPL”). The Class A Ordinary Shares offered in this offering are shares of the holding company that is incorporated in the Cayman Islands.

Upon completion of this offering, our issued and outstanding shares will consist of 20,000,000 Class A Ordinary Shares and 15,000,000 Class B Ordinary Shares, assuming the underwriters’ over-allotment option is not exercised. We expect to be a controlled company as defined under the Nasdaq Stock Market Rules because, immediately after the completion of this offering, our Chief Executive Officer and executive director, Ms. Yu Jin, will through Zenith Lord Limited, own approximately 52.50% of our total issued and outstanding Class A Ordinary Shares and 100% of our total issued and outstanding Class B Ordinary Shares, representing approximately 97.03% of the total voting power.

After this offering, our Chief Executive Officer and executive director, Ms. Yu Jin, will control shares representing more than 50% of the total voting power of our shares. As a result, she will have the ability to determine the outcome of all matters submitted to our shareholders for approval, including the election of directors, amendments to our Amended and Restated Memorandum and Articles of Association, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring shareholder approval. In addition, this may have anti-takeover effects and may prevent or discourage unsolicited acquisition proposals or offers for our capital stock that you may feel are in your best interest as one of our shareholders.

	Per Share	Total
Initial public offering price(1)
Underwriting discounts and commissions(2)
Proceeds to the Company before expenses(3)

____________

(1)      Initial public offering price per share is assumed to be $4.00, being the low end of the range set forth on the cover page of this prospectus.

(2)      We have agreed to pay the underwriter a discount equal to 6.5% of the gross proceeds of the offering. This table does not include a non-accountable expense allowance equal to 1% of the gross proceeds of this offering payable to the underwriter. For a description of the other compensation to be received by the underwriter, see “Underwriting” beginning on page 143.

(3)      Excludes fees and expenses payable to the underwriter. The total amount of underwriter expenses related to this offering is set forth in the section entitled “Expenses Relating to This Offering” on page 147.

If we complete this offering, net proceeds will be delivered to us on the closing date.

The underwriter expects to deliver the Class A Ordinary Shares to the purchasers against payment on or about [—], 2026.

You should not assume that the information contained in the registration statement to which this prospectus is a part is accurate as of any date other than the date hereof, regardless of the time of delivery of this prospectus or of any sale of the Class A Ordinary Shares being registered in the registration statement of which this prospectus forms a part.

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

Sole Book-Running Manager

The date of this prospectus is [—], 2026.

Until, [ — ] 2026 (the 25th day after the date of this prospectus), all dealers that effect transactions in these Class A Ordinary Shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

i

ABOUT THIS PROSPECTUS

Neither we, nor any of the underwriters have authorized anyone to provide you with any information or to make any representations other than as contained in this prospectus or in any related free writing prospectus. Neither we, nor the underwriters take responsibility for, and provide no assurance about the reliability of, any information that others may give you. Please read this prospectus carefully. It describes our business, our financial condition and our results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: Neither we, nor the underwriter have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Class A Ordinary Shares and the distribution of this prospectus outside the United States.

PRESENTATION OF FINANCIAL INFORMATION

Basis of Presentation

Unless otherwise indicated, all financial information contained in this prospectus is prepared and presented in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP” or “GAAP”).

Certain amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Accordingly, amounts, percentages and other figures shown as totals in certain tables or charts may not be the arithmetic aggregation of those that precede them and amounts and figures expressed as percentages in the text may not total 100% or, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

Our financial year ends on June 30 of each year. References in this prospectus to a financial year, such as “financial year 2025” or “fiscal year 2025” relate to our financial year ended June 30 of that calendar year.

Financial Information in U.S. Dollars

Our reporting currency is the United States Dollar. This prospectus also contains translations of certain foreign currency amounts into U.S. dollars for the convenience of the reader. Unless otherwise stated, all translations of Singapore dollars into U.S. dollars for the financial years ended June 30, 2024 and June 30, 2025 were made at S$1.3585 and S$1.2758 to $1.00 respectively, the exchange rate set forth in the daily Exchange Rates published by Monetary Authority of Singapore on June 28, 2024 and June 30, 2025.

We make no representation that the Singapore or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Singapore dollars, as the case may be, at any particular rate or at all.

MARKET AND INDUSTRY DATA

Certain market data and forecasts used throughout this prospectus were obtained from market research, reports of governmental and international agencies and industry publications, gathered by the Company. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. Our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that relate to our current expectations and views of future events. These forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Industry Overview” and “Business.” These statements relate to events that involve known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, these forward-looking statements can be identified by words or phrases such as “believe,” “plan,” “expect,” “intend,” “should,” “seek,” “estimate,” “will,” “aim” and “anticipate,” or other similar expressions, but these are not the exclusive means of identifying such statements. All statements other than statements of historical facts included in this document, including those regarding future financial position and results, business strategy, plans and objectives of management for future operations (including development plans and dividends) and statements on future industry growth are forward-looking statements. In addition, we and our representatives may from time to time make other oral or written statements which are forward-looking statements, including in our periodic reports that we will file with the SEC, other information sent to our shareholders and other written materials.

These forward-looking statements are subject to risks, uncertainties and assumptions, some of which are beyond our control. In addition, these forward-looking statements reflect our current views with respect to future events and are not a guarantee of future performance. Actual outcomes may differ materially from the information contained in the forward-looking statements as a result of a number of factors, including, without limitation, the risk factors set forth in “Risk Factors” and the following:

•        our business and operating strategies and our various measures to implement such strategies;

•        our operations and business prospects, including development and capital expenditure plans for our existing business;

•        changes in policies, legislation, regulations or practices in the industry and those countries or territories in which we operate that may affect our business operations;

•        our financial condition, results of operations and dividend policy;

•        changes in political and economic conditions and competition in the area in which we operate, including a downturn in the general economy;

•        the regulatory environment and industry outlook in general;

•        future developments in the supply of the hardwood logs market and actions of our competitors;

•        catastrophic losses from man-made or natural disasters, such as fires, floods, windstorms, earthquakes, diseases, epidemics, other adverse weather conditions or natural disasters, war, international or domestic terrorism, civil disturbances and other political or social occurrences;

•        the loss of key personnel and the inability to replace such personnel on a timely basis or on terms acceptable to us;

•        the overall economic environment and general market and economic conditions in the jurisdictions in which we operate;

•        our ability to execute our strategies;

•        changes in the need for capital and the availability of financing and capital to fund those needs;

•        our ability to anticipate and respond to changes in the markets in which we operate, and in client demands, trends and preferences;

•        exchange rate fluctuations, including fluctuations in the exchange rates of currencies that are used in our business;

•        changes in interest rates or rates of inflation; and

•        legal, regulatory and other proceedings arising out of our operations.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results or performance may be materially different from what we expect.

This prospectus contains certain data and information that we obtained from various government and private publications. Statistical data in these publications also include projections based on a number of assumptions. The markets for the supply of hardwood logs may not grow at the rate projected by such market data, or at all. Failure of this industry to grow at the projected rate may have a material and adverse effect on our business and the market price of our Class A Ordinary Shares. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

DEFINITIONS

“Class A Ordinary Shares” means a class of shares of the Company with par value of $0.00001 per share and entitled to one (1) vote per share.

“Class B Ordinary Shares” means a class of shares of the Company with par value of $0.00001 per share and entitled to twenty (20) votes per share.

“Amended and Restated Memorandum and Articles of Association” means collectively the Amended and Restated Memorandum of Association and Amended and Restated Articles of Association.

“Amended and Restated Articles of Association” means the second amended and restated articles of association of our Company adopted by special resolution passed on May 6, 2026, as amended from time to time.

“Amended and Restated Memorandum of Association” means the second amended and restated memorandum of association of our Company adopted by special resolution passed on May 6, 2026, as amended from time to time.

“Business Day” means a day (other than a Saturday, Sunday or public holiday in the U.S.) on which licensed banks in the U.S. are generally open for normal business to the public.

“CAGR” means compound annual growth rate.

“Company,” “our Company,” or “FF Global” means FF Global Holdings Ltd, an exempted company incorporated in the Cayman Islands with limited liability on July 18, 2025.

“Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

“Directors” means the directors of our Company as at the date of this prospectus, unless otherwise stated.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Executive Directors” means the executive Directors of our Company as at the date of this prospectus, unless otherwise stated.

“Executive Officers” means the executive officers of our Company as at the date of this prospectus, unless otherwise stated.

“FBVI” refers to FF Global (BVI) Ltd, a Company incorporated in British Virgin Islands (Company No. 2180922) on July 4, 2025 under the BVI Companies Act as a private limited company.

“FFPL” refers to Future Faith Pte. Ltd., a Company incorporated in Singapore (Registration No. 202202638C) on January 21, 2022 under the Singapore Companies Act as a private limited company. FFPL is the indirectly wholly owned operating subsidiary of the Company.

“Group,” “our Group,” “we,” “us,” or “our” means our Company and its subsidiaries or any of them, or where the context so requires, in respect of the period before our Company becoming the holding company of its present subsidiaries, such subsidiaries as if they were subsidiaries of our Company at the relevant time or the businesses which have since been acquired or carried on by them or as the case may be their predecessors.

“Independent Directors Nominees” means the independent non-executive director nominees of our Company as at the date of this prospectus, unless otherwise stated.

“Independent Third Party” means a person or company who or which is independent of and is not a more than 5% owner of, does not control and is not controlled by or under common control with any more than 5% owner and is not the spouse or descendant (by birth or adoption) of any more than 5% owner of the Company.

“S$” or “SGD” or “Singapore Dollars” means Singapore dollar(s), the lawful currency of Singapore.

“SEC” or “Securities and Exchange Commission” means the United States Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

v

“Singapore Companies Act” means the Companies Act 1967 of Singapore, as amended, supplemented or modified from time to time.

“Supplier Agreement” refers to the supplier agreement between FFPL, Auronova Limited and SCIBOIS CO. Ltd.

“$” or “US$” or “USD” or “United States Dollars” means United States dollar(s), the lawful currency of the United States of America.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you, and we urge you to read this entire prospectus carefully, including the “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and our consolidated financial statements and notes to those statements, included elsewhere in this prospectus, before deciding to invest in our Class A Ordinary Shares. This prospectus includes forward-looking statements that involve risks and uncertainties. See “Special Note Regarding Forward-Looking Statements.”

Overview

FF Global Holdings Ltd. (“FF Global” or the “Company”) is a Cayman Islands exempted company incorporated on July 18, 2025. The Company was formed to serve as the holding company of our group and the listing vehicle for our proposed initial public offering. The Company, together with its subsidiaries, is referred to in this prospectus as the “Group,” “our Group,” “we,” “us” or “our.” We conduct substantially all of our business operations through Future Faith Pte. Ltd. (“FFPL”), our indirect wholly owned Singapore operating subsidiary. As a holding company, FF Global does not conduct substantive operating activities of its own and depends on the business, financial condition and results of operations of FFPL.

Our Group is principally engaged in the trading of premium African hardwood logs sourced from natural forests within government-authorized concession areas in the Democratic Republic of the Congo (“DRC”). We supply these African hardwood logs primarily to customers in Mainland China, Hong Kong, Vietnam and Dubai. In the second half of fiscal year 2025, we broadened our product offerings by introducing sawn timber, specifically European Ash sawn timber sourced from a third-party processor in Vietnam. This addition allows us to address customer demand for sawn timber and facilitated our entry into Japan, a market where sawn timber is generally preferred over raw logs.

We source our African hardwood logs primarily from Auronova Limited (“Auronova”), the sole distributor appointed by SCIBOIS Co. Ltd. (“SCIBOIS”), which manages forest concession No. 020/11 covering approximately 234,862 hectares in the Equator Province of northwestern DRC. Auronova supplied 100% of our African hardwood log purchases in fiscal year 2024, approximately 91.9% in fiscal year 2025 and approximately 74.6% of our total cost of revenue for the six months ended December 31, 2025. During fiscal year 2025, a timber trading entity in Hong Kong accounted for approximately 1.7% of our cost of materials and supplied additional African hardwood logs, while the approximately 6.4% of our procurement related to European Ash sawn timber sourced from established third-party processors in Vietnam. For the six months ended December 31, 2025, procurement related to European Ash sawn timber accounted for approximately 16.0% of total cost of revenue, while the remaining 9.4% was attributable to logistics and related costs.

Our customer base consists of log traders, wood-processing companies, manufacturers and trading entities across Asia and the Middle East. In fiscal year 2024, our revenue was highly concentrated, with one major customer in Mainland China and one major customer in Hong Kong together accounting for approximately 96.1% of our total revenue. In fiscal year 2025, orders previously placed by our major customer in Mainland China were consolidated and routed through our major customer in Hong Kong, resulting in the Hong Kong-based customer accounting for approximately 76.0% of our revenue for the year. Revenue from a customer in Vietnam increased from 3.9% of total revenue in fiscal year 2024 to 18.2% in fiscal year 2025, reflecting increased demand from local manufacturers. Sales to a customer in Dubai contributed 0.4% of revenue in fiscal year 2025. Sales of European Ash sawn timber to a customer in Japan contributed 5.4% of revenue in fiscal year 2025, marking our initial entry into the Japanese market. For the six months ended December 31, 2025, revenue contribution from our Hong Kong-based customer decreased to approximately 61.4%, while revenue from Vietnam increased to approximately 24.8% and revenue from Japan increased to approximately 13.8%, demonstrating our increasing geographic diversification and reduced reliance on a single market.

Our revenue remained relatively stable at approximately $9.3 million in each of fiscal years 2024 and 2025. Although total revenue was largely unchanged, the composition of revenue shifted in fiscal year 2025, with African hardwood logs accounting for 94.6% of revenue and European Ash sawn timber accounting for 5.4% of revenue. Net income increased from approximately $0.8 million in fiscal year 2024 to approximately $1.2 million in fiscal year 2025, representing an increase of approximately 37.4%, primarily due to (i) the elimination of freight costs and improved pricing following our transition to yard-delivery arrangements, and (ii) higher sales volumes supported by broader product availability. Total sales volume increased from 33,280 m³ in fiscal year 2024 to 46,131 m³ in fiscal year 2025, representing an increase of 38.6%. For the six months ended December 31, 2025, our revenue increased by 25.7% to approximately $6.0 million from approximately $4.8 million for the six months ended December 31, 2024, primarily driven by higher sales activity and the increased contribution from sawn timber products. Gross profit increased by 23.7% to approximately $1.3 million from approximately $1.0 million over the same period. Net income increased by 38.0% to approximately $0.8 million from approximately $0.6 million over the same period, primarily due to increased revenue and the recognition of an income tax benefit, partially offset by higher operating expenses.

Our business strategy is oriented toward expanding our presence across the timber value chain through four principal initiatives: (i) strengthening vertical supply chain integration by improving logistics, diversifying sourcing channels and assessing potential downstream processing opportunities in Vietnam; (ii) expanding our product portfolio beyond African hardwood logs to include sawn timber and other hardwood products; (iii) growing our international sales network by increasing market penetration in Vietnam, Dubai and Japan and entering additional markets such as India, Europe and the broader Middle East; and (iv) evaluating potential acquisitions, joint ventures and strategic partnerships to support sourcing resilience and geographic expansion. We currently have no definitive plans, agreements or commitments with respect to any acquisition, joint venture or strategic partnership.

We work closely with our suppliers to maintain product traceability in accordance with applicable forestry regulations. We also assist customers with shipping and logistics arrangements when requested. In addition, our financing capability allows us to manage timing differences between supplier payment terms and customer credit periods, supporting the continuity of our operating activities.

Competitive Strengths

Experienced management team with deep industry and upstream sourcing expertise

Our Group is led by a seasoned management team with extensive experience in the African hardwood industry. Our Executive Director and CEO, Ms. Yu Jin, oversees strategic planning, corporate development and overall business growth, while our marketing director, Mr. Tyebally Akhtarhusein Hatim, brings more than 40 years of hands-on experience in logs trading and long-standing relationships with customers and suppliers. Their experience and industry networks enable us to manage procurement cycles effectively, anticipate market trends and maintain consistent operational performance.

Established reputation and strong relationships with customers across multiple regions

We have built a reputation for reliable service, consistent product quality and timely delivery, particularly in Mainland China, Hong Kong, Vietnam and Dubai. Recurring purchase orders and short inventory turnover cycles demonstrate the confidence our customers place in us. Our ability to match customer requirements with specific hardwood species, combined with our operational reliability, supports sustained customer loyalty and demand.

Secure and traceable supply chain with concession-backed access to premium species

Our long-term supply arrangement with Auronova and SCIBOIS through the Supplier Agreement provides us with committed annual volumes sourced exclusively from a government-authorized forest concession in the DRC. This arrangement gives us stable and predictable access to specific premium African hardwood species that are not commonly exported by other traders outside the DRC, thereby differentiating us in our key Asian and Middle Eastern markets.

Our supply chain is supported by:

•        Statutory DRC export documentation (phytosanitary certificate, certificate of origin, certified delivery lists);

•        ATIBT international measurement standards ensuring consistency and quality;

•        Supplier-borne risk of loss prior to delivery, which reduces operational and inventory risk; and

•        Exclusivity protections which protects our sourcing pipeline and limits the availability of competing export supply in our core sales markets.

These features enhance traceability, legal compliance and supply reliability, which are increasingly important to global buyers and regulators.

Consistent ability to meet customer specifications and demand

Feedback from our customers indicates that we have consistently supplied logs that meet agreed species, size, quality and delivery timelines — factors that are essential for furniture manufacturers and downstream trading companies. We believe that the stability of our upstream supply, combined with our quality control procedures at the log yard, enables us to reliably fulfill orders and maintain strong customer satisfaction.

Diverse and expanding customer base across multiple international markets

Our customers are located across several international markets, including Mainland China, Hong Kong, Vietnam and Dubai, which represent our principal markets for African hardwood logs, as well as Japan, where demand is driven by sawn timber such as European Ash. This diversified geographic footprint reduces reliance on any single market and enhances the resilience of our revenue base. As we continue to broaden our product offerings and pursue expansion into additional regions — including India, Europe and the broader Middle East — we expect to further strengthen our market reach and support scalable, long-term growth.

Business strategies

We intend to implement the following business strategies and future plans to support sustainable growth, reduce concentration risks, and strengthen our competitive position across the timber value chain.

Vertical Supply Chain Integration

As part of our broader vertical integration strategy, we plan to further strengthen our logistics capabilities across both inland and sea transportation. We are enhancing land logistics within the DRC by entering into direct agreements with multiple transport carriers to improve cost efficiency and reduce reliance on any single provider. In parallel, we are exploring the potential ownership of transportation assets, such as trucks and related equipment, to gain greater control over inland movements and mitigate capacity constraints associated with third-party operators. To improve sea logistics for exports to Asia, we aim to consolidate shipment volumes to obtain preferential freight rates, establish direct shipping routes from Matadi to Vietnam and other destination ports, and assess long-term charter arrangements to support growing trading volumes and enhance reliability. In addition, we have introduced cost-and-freight (“CNF”) delivery options to provide customers with greater flexibility and broaden the logistics solutions available through our platform. Collectively, these initiatives are designed to improve operational efficiency, strengthen supply continuity and support our expansion into key growth markets.

Product Portfolio Diversification

While African hardwood logs remain our core product line, we are diversifying our portfolio to include sawn timber. In fiscal year 2025, we introduced European Ash sawn timber, which enables us to serve customers requiring ready-to-use hardwood materials and supports our entry into new markets, such as Japan. The addition of European Ash sawn timber reduces reliance on a single product category and broadens our customer base, while complementing our existing African hardwood log business. As we continue to expand the sawn timber segment, we expect it to enhance our flexibility in responding to market demand across different regions.

Global Market Expansion

We intend to expand our sales network by deepening penetration in Vietnam, Dubai and Japan, and entering new growth markets, including India, Europe and the broader Middle East — particularly Qatar and Saudi Arabia. These initiatives are designed to further mitigate historical customer concentration in Mainland China and Hong Kong and support a more balanced and resilient revenue base. Market expansion may require additional working capital, logistics coordination and regional sales development, but is expected to enhance revenue sustainability and broaden our geographic footprint over the long term.

Strategic Partnerships and Selective Acquisitions

We may pursue acquisitions, joint ventures and strategic collaborations to strengthen our upstream access, expand downstream processing capacity, improve logistics capabilities or accelerate market entry. Such partnerships may create operational synergies, achieve economies of scale and enhance our technology or product offerings that complement our existing business. Although we currently have no definitive plans, commitments or ongoing negotiations, we will evaluate opportunities based on expected financial impact, integration feasibility and regulatory compliance requirements.

Summary of Risk Factors

Investing in our Class A Ordinary Shares involves risks. The risks summarized below are qualified by reference to “Risk Factors” beginning on page 12 of this prospectus, which you should carefully consider before making a decision to purchase Class A Ordinary Shares. If any of these risks actually occurs, our business, financial condition or results of operations would likely be materially adversely affected. In such case, the trading price of our Class A Ordinary Shares would likely decline, and you may lose all or part of your investment.

We face numerous risks that could materially affect our business, results of operations or financial condition. These risks include but are not limited to the following:

Risks related to Our Business and Industry:

•        We rely heavily on a single major supplier for our African hardwood logs, and any disruption in this relationship or failure by our supplier to perform its obligations could materially and adversely affect our business, financial condition and results of operations.

•        The forestry sector in the DRC is subject to significant regulatory, environmental, political and social uncertainties, and any adverse developments may impair our access to supply or increase our operating costs.

•        Our operations are exposed to risks associated with inland and river transportation in the DRC, which may cause delays, increased costs or inability to move logs to our yard or export ports.

•        We have limited control over our suppliers’ forestry practices and rely on documentation and representations provided by our suppliers, which we do not independently verify, and contractual protections under our Supplier Agreement may not fully mitigate these risks.

•        Geopolitical tensions, changes in trade policies, and the imposition of tariffs or other trade restrictions may adversely affect our business, financial condition, and results of operations.

•        We are affected by regional and worldwide political, regulatory, social and economic conditions in the jurisdictions in which we and our customers and suppliers operate and in the jurisdictions which we intend to expand our business in.

•        We are dependent on our ability to source and maintain a range of log species and specifications that meet the evolving requirements of our customers, and any inability to do so may adversely affect our business and results of operations.

•        We maintain only limited inventory and rely on a demand-driven procurement model, which exposes us to risks of supply shortages, delays or inability to fulfil customer orders.

•        We have identified several material weaknesses in our internal control over financial reporting. If we do not adequately remediate the material weaknesses, or if we experience additional material weaknesses in the future or otherwise fail to maintain effective internal controls, we may not be able to accurately or timely report our financial condition or results of operations, or comply with the accounting and reporting requirements applicable to public companies, which may adversely affect investor confidence in us and the market price of our Class A Ordinary Shares.

•        We depend on a small number of key customers, and the loss of any of these customers or a significant reduction in their purchase volumes may materially and adversely affect our business, financial condition and results of operations.

•        We depend heavily on our management team and key personnel, and the loss of any of these individuals or our inability to attract suitable replacements may materially and adversely affect our business and operations.

•        We rely on third-party transportation providers and are exposed to supply and delivery disruptions that may delay shipments, increase costs or harm our reputation and financial performance.

•        A significant failure or deterioration in our quality control systems could have a material adverse effect on our business and operating results.

•        We may be exposed to claims arising from defects or non-compliance in the logs we supply, but we have implemented stringent quality control procedures to mitigate such risks.

•        We face competition from other concession operators and log exporters in the DRC, and increasing competition may erode our competitive advantages, reduce our margins or adversely affect our financial performance.

•        We do not own any forest concessions, processing facilities or proprietary technology, which limits our control over supply and may weaken our competitiveness.

•        We are exposed to the credit risks of our customers.

•        Our business is vulnerable to supply chain interruptions, transportation disruptions and force majeure events, any of which could materially and adversely affect our operations.

•        We may be exposed to cybersecurity risks, and any data breach or system disruption could adversely affect our operations.

•        We and our customers may not be able to obtain or maintain the regulatory approvals, permits or certifications required for the import, export or use of our hardwood logs, which may disrupt our operations or reduce demand for our products.

•        We are subject to environmental, health, and safety regulations and penalties, and may be adversely affected by new and changing laws and regulations.

•        Our insurance policies may be inadequate to cover our assets, operations, and any loss arising from business interruptions.

•        Any inability to maintain the quality standards expected by our customers or any negative publicity relating to our products, sourcing practices or service levels may harm our reputation and reduce demand for our products.

•        We are exposed to risks with respect of acts of war, terrorist attacks, epidemics, political unrest, adverse weather conditions, and other uncontrollable events.

•        We may not be able to successfully implement our diversification initiatives, business strategies or future plans, and we may require additional working capital and financing that may not be available on acceptable terms.

•        We are exposed to logistics-related risks, including fluctuations in inland and ocean freight costs, carrier availability and global shipping disruptions, particularly as we expand our delivery options, including our CNF model.

•        We may not be able to successfully execute our plans for market expansion into India, Europe and the Middle East, which may limit our growth prospects.

•        Because we operate in the timber industry, we are exposed to risks associated with environmental regulations, global sustainability trends and increasing scrutiny over hardwood sourcing.

•        Foreign exchange fluctuations could adversely affect our results of operations and financial condition.

•        Seasonal conditions in the DRC could adversely affect our supply chain and results of operations.

Risks Related to Our Securities and This Offering

•        An active trading market for our Class A Ordinary Shares may not be established or, if established, may not continue and the trading price for our Class A Ordinary Shares may fluctuate significantly.

•        We may not maintain the listing of our Class A Ordinary Shares on Nasdaq which could limit investors’ ability to make transactions in our Class A Ordinary Shares and subject us to additional trading restrictions.

•        The trading price of our Class A Ordinary Shares may be volatile, which could result in substantial losses to investors.

•        Certain recent initial public offerings of companies with public floats comparable to the anticipated public float of our Company have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. We may experience similar volatility. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares.

•        If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our Class A Ordinary Shares, the market price for our Class A Ordinary Shares and trading volume could decline.

•        Because we do not expect to pay dividends in the foreseeable future, you must rely on price appreciation of our Class A Ordinary Shares for a return on your investment.

•        Short selling may drive down the market price of our Class A Ordinary Shares.

•        Because our public offering price per share is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

•        The initial public offering price for our Class A Ordinary Shares may not be indicative of prices that will prevail in the trading market and such market prices may be volatile.

•        You must rely on the judgment of our management as to the uses of the net proceeds from this offering, and such uses may not produce income or increase our share price.

•        If we are classified as a passive foreign investment company, United States taxpayers who own our securities may have adverse United States federal income tax consequences.

•        Our controlling shareholder has substantial influence over the Company. Her interests may not be aligned with the interests of our other shareholders, and she could prevent or cause a change of control or other transactions.

•        As a “controlled company” under the rules of the Nasdaq Capital Market, we may choose to exempt our Company from certain corporate governance requirements that could have an adverse effect on our public shareholders.

•        As a company incorporated in the Cayman Islands, we are permitted to follow certain home country practices in relation to corporate governance matters in lieu of certain requirements under Nasdaq corporate governance listing rules. These practices may afford less protection to shareholders than they would enjoy if we complied fully with Nasdaq corporate governance listing standards.

•        You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

•        Certain judgments obtained against us or our auditor by our shareholders may not be enforceable.

•        You may be unable to present proposals before annual general meetings or extraordinary general meetings not called by shareholders.

•        As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with corporate governance listing standards.

•        Cayman Islands economic substance requirements may have an effect on our business and operations.

•        We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

•        We are a foreign private issuer within the meaning of the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

•        We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses to us.

•        Our compensation of directors and officers may not be publicly available.

•        We will incur significantly increased costs and devote substantial management time as a result of the listing of our Class A Ordinary Shares on Nasdaq.

•        Further issuances of Class B Ordinary Shares may result in a dilution of the percentage ownership of the existing holders of Class A Ordinary Shares as a total proportion of Ordinary Shares in the Company.

Corporate Information

The Company was incorporated in the Cayman Islands on July 18, 2025. Our registered office in the Cayman Islands is at 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands. Our principal executive office is at 152 Beach Road, Gateway East #18-06, Singapore 189721. Our telephone number at this location is +65 6348 6798. Our principal website address is [www.ir.ff-gbl.com].

The information contained on our website does not form part of this prospectus. Our agent for service of process in the United States is Cogency Global Inc., 122 E. 42nd Street, 18th Floor, New York, New York 10168.

Corporate Structure(1)

The following diagram illustrates our corporate legal structure and identifies our subsidiaries as of the date of this prospectus and upon completion of this Offering (assuming no exercise of the over-allotment option).

Zenith Lord Limited(1)
FF Global Group Limited(2)
Other Shareholders(3)
Public Shareholders
10,500,000 / 10,500,000
Class A Ordinary Shares
15,000,000 / 15,000,000
Class B Ordinary Shares
98.57% / 97.03%
1,800,000 / 1,800,000
Class A Ordinary Shares
0.57% / 0.56%
2,700,000 / 2,700,000
Class A Ordinary Shares
0.86% / 0.84%
0 / 5,000,000
Class A Ordinary Shares
0% / 1.56%
* Pre-IPO / Post-IPO
% Voting Interest
100%
FF Global Holdings Ltd
(Cayman Islands)
100%
FF Global (BVI) Limited
(BVI)
100%
Future Faith Pte. Ltd.
(Singapore)

____________

*        Before/After this offering, assuming no exercise of Representative’s over-allotment option.

(1)      Represents 10,500,000 Class A Ordinary Shares and 15,000,000 Class B Ordinary Shares held by Zenith Lord Limited, a British Virgin Islands company, which is 100% owned by Yu Jin, our director, Chairman and Chief Executive Officer, as of the date of this prospectus.

(2)      Represents 1,800,000 Class A Ordinary Shares held by FF Global Group Limited, a British Virgin Islands company, which is 100% owned by Li Zeng, as of the date of this prospectus.

(3)      Represents 2,700,000 Class A Ordinary Shares held by four other shareholders, as of the date of this prospectus. None of the other shareholders are principal shareholders of the Company.

Our Company was incorporated in the Cayman Islands on July 18, 2025, under the Companies Act as an exempted company with limited liability. Our authorized share capital is $50,000 divided into 4,000,000,000 Class A Ordinary Shares of par value $0.00001 per share and 1,000,000,000 Class B Ordinary Shares of par value $0.00001 per share.

FBVI is our direct wholly owned subsidiary and FFPL is our indirect wholly owned subsidiary.

Implications of Our Being a “Controlled Company”

Upon the completion of this offering, we will be a “controlled company” as defined under the Nasdaq Stock Market Rules as our Chief Executive Officer and executive director, Ms. Yu Jin, will through Zenith Lord Limited hold 52.50% of our total issued and outstanding Class A Ordinary Shares and 100% of our total issued and outstanding Class B Ordinary Shares and will be able to exercise 97.03% of the total voting power of our issued and outstanding shares, assuming that the underwriters do not exercise their over-allotment option. For so long as we remain a “controlled company,” we are permitted to elect not to comply with certain corporate governance requirements. We do not plan to rely on these exemptions, but we may elect to do so after we complete this offering. If we do rely on these exemptions, you may not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

Implications of Our Dual-Class Share Structure

We have a dual-class share structure consisting of Class A Ordinary Shares and Class B Ordinary Shares. Each Class A Ordinary Share entitles its holder to one (1) vote per share, while each Class B Ordinary Share entitles its holder to twenty (20) votes per share. As a result, holders of Class B Ordinary Shares have significantly greater voting power than holders of Class A Ordinary Shares. Because of this significantly greater voting power, Class B Ordinary Shareholders have the ability to control the outcome of all matters submitted to our shareholders for approval, including the election and removal of directors, amendments to our amended and restated memorandum and articles of association, and the approval of mergers, consolidations, sales of all or substantially all of our assets and other major corporate transactions, including a change in control. Our dual-class share structure may have anti-takeover effects. It may discourage, delay or prevent a change in control transaction that holders of Class A Ordinary Shares might consider to be in their best interests, including transactions in which holders of Class A Ordinary Shares might otherwise receive a premium for their shares.

Transfers of Cash to and from Our Subsidiaries

Our Company is permitted under the laws of the Cayman Islands to provide funding to our subsidiaries through loans or capital contributions without restrictions on the amount of the funds provided that the directors of our Company are of the view that such provision of funding is in the best interest of our Company and they have properly discharged their fiduciary duties when making such decision. There are no restrictions on dividend transfers from Singapore to the Cayman Islands as long as there is a valid shareholders’ resolution and directors’ resolution. However, to declare dividends, the Singapore company has to ensure that (i) it complies with the Singapore Companies Act, such that dividends are paid only out of profits available for distribution; (ii) the dividends are paid out in accordance with the Singapore company’s constitution; and (iii) if the dividend declared is a final dividend, approval of the shareholders by way of an ordinary resolution at a general meeting has been obtained and the amount does not exceed the amount recommended by the board of directors.

Implications of Our Being an Emerging Growth Company

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include:

•        being permitted to provide only two financial years of selected financial information (rather than five years) and only two years of audited financial statements (rather than three years), in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure; and

•        an exemption from compliance with the auditor attestation requirement of the Sarbanes-Oxley Act, on the effectiveness of our internal control over financial reporting.

We may take advantage of these reporting exemptions until we are no longer an emerging growth company. We will remain an emerging growth company until the earliest of (1) the last day of the fiscal year in which the fifth anniversary of the completion of this offering occurs, (2) the last day of the fiscal year in which we have total annual gross revenue of at least $1.235 billion, (3) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which means the market value of our Class A Ordinary Shares that are held by non-affiliates exceeds $700.0 million as of the prior December 31, and (4) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. We may choose to take advantage of some, but not all, of the available exemptions. We have included two years of selected financial data in this prospectus in reliance on the first exemption described above. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock.

Implications of Our Being a Foreign Private Issuer

Upon completion of this offering, we will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•        the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

•        the rules under the Exchange Act requiring the filing with the Securities and Exchange Commission, or the SEC, of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events.

Both foreign private issuers and emerging growth companies are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company but remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are neither emerging growth companies nor foreign private issuers.

In addition, as a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the corporate governance listing requirements of the Nasdaq. These practices may afford less protection to shareholders than they would enjoy if we complied fully with corporate governance listing requirements of the Nasdaq. Currently, we do not plan to rely on home country practice with respect to any corporate governance matter. However, if we choose to follow home country practice in the future, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

The Offering

Offering Price	The initial public offering price will be between $4.00 to $6.00 per Class A Ordinary Share.
Class A Ordinary Shares offered by us	5,000,000 Class A Ordinary Shares
Ordinary Shares issued and outstanding prior to this offering	15,000,000 Class A Ordinary Shares and 15,000,000 Class B Ordinary Shares
Class A Ordinary Shares to be issued and outstanding immediately after this offering

20,000,000 Class A Ordinary Shares assuming no exercise of the underwriters’ over-allotment option. 20,750,000 Class A Ordinary Shares assuming full exercise of the underwriters’ over-allotment option.

Over-Allotment Option

We have agreed to grant to the Representative an option to purchase from us up to an additional 750,000 Class A Ordinary Shares, representing 15% of the Class A Ordinary Shares sold in the offering, solely to cover over-allotments, if any, at the initial public offering price less the underwriting discount. See “Underwriting—Over-Allotment Option.”

Use of proceeds

We currently intend to use the net proceeds from this offering for the expansion of our product portfolio and inventory procurement, market expansion and sales development, supply chain, logistics and operational enhancement, and for general working capital and corporate purposes. See “Use of Proceeds” section below.

Dividend policy

We do not intend to pay any dividends on our Ordinary Shares for the foreseeable future. Instead, we anticipate that all of our earnings, if any, will be used for the operation and growth of our business. See “Dividends and Dividend Policy” for more information.

Lock-up

We and each of our successors will agree, for a period of three (3) months from the closing of the offering, not to (a) offer, sell, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; or (b) file or caused to be filed any registration statement with the SEC relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company.

Each of our directors, officers and holders of more than 5% of our outstanding Class A Ordinary Shares prior to the offering will also enter into a lock-up agreement for a period of six (6) months from the pricing date, subject to certain exceptions, under which they agree not to sell, transfer, or dispose of, directly or indirectly, any of our Class A Ordinary Shares, or securities convertible into or exercisable for or exchangeable for our Class A Ordinary Shares.

Risk factors

Investing in our Class A Ordinary Shares involves risks. See “Risk Factors” beginning on page 12 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in our Class A Ordinary Shares.

Listing

We plan to apply to list the Class A Ordinary Shares on the Nasdaq Capital Market. This offering is contingent upon the listing of our Class A Ordinary Shares on the Nasdaq Capital Market. There can be no assurance that we will be successful in listing our Class A Ordinary Shares on the Nasdaq Capital Market. We will not close this offering unless such Class A Ordinary Shares are listed on the Nasdaq Capital Market at the completion of this offering.

Proposed trading symbol	FFGG
Transfer agent	Vstock Transfer, LLC

RISK FACTORS

Investing in our shares is highly speculative and involves a significant degree of risk. You should carefully consider the following risks, as well as other information contained in this prospectus, before making an investment in our Company. The risks discussed below could materially and adversely affect our business, prospects, financial condition, results of operations, cash flows, ability to pay dividends and the trading price of our shares. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, prospects, financial condition, results of operations, cash flows and ability to pay dividends, and you may lose all or part of your investment.

This prospectus also contains forward-looking statements having direct and/or indirect implications on our future performance. Our actual results may differ materially from those anticipated by these forward-looking statements due to certain factors, including the risks and uncertainties faced by us, as described below and elsewhere in this prospectus.

Risks Related to Our Business and Industry

We rely heavily on a single major supplier for our African hardwood logs, and any disruption in this relationship or failure by our supplier to perform its obligations could materially and adversely affect our business, financial condition and results of operations.

We source nearly all of our African hardwood logs from Auronova, the exclusive distributor of SCIBOIS, which operates the underlying forest concession in the DRC from which our logs are harvested. Auronova accounted for 100% of our log procurement in fiscal year 2024, 91.9% in fiscal year 2025 and approximately 74.6% of our total cost of revenue in the six months ended December 31, 2025. Although our Supplier Agreement entitles us to procure between 40,000 and 100,000 cubic meters of logs annually, there is no assurance that Auronova or SCIBOIS will be able or willing to meet these commitments on a timely basis or at all.

Harvesting and upstream logistics in the DRC are subject to numerous factors outside our control, including adverse weather conditions, transportation interruptions, concession-level production constraints, regulatory inspections or enforcement actions, labor shortages, community or social disruptions, and broader political or economic instability in the region. Any of these factors could limit Auronova’s ability to harvest, process, transport or deliver logs to us as contracted.

If Auronova fails to deliver logs in the agreed quantities, within the required timeframe, or at the quality standards specified under our Supplier Agreement, we may face supply shortages, higher procurement costs, delays in fulfilling customer orders and potential loss of customers. Additionally, any deterioration in our commercial relationship with Auronova, breach or early termination of the Supplier Agreement, or inability to renew the agreement on commercially acceptable terms could materially and adversely affect our operations, as sourcing comparable volumes and quality from alternative suppliers may not be immediately feasible.

The forestry sector in the DRC is subject to significant regulatory, environmental, political and social uncertainties, and any adverse developments may impair our access to supply or increase our operating costs.

Our supply originates exclusively from a government-authorized forest concession in the DRC. The forestry sector in the DRC is characterized by evolving regulatory requirements, increased scrutiny of compliance and export documentation, and periodic government reviews of concession rights. Any revocation, suspension, modification or non-renewal of concession rights held by our concession partner SCIBOIS, delays in the issuance of export permits or related documentation, or the introduction of new environmental or export restrictions could reduce or interrupt our access to our supplies.

In addition, the DRC has historically experienced political instability, infrastructure limitations, community-level disruptions and security incidents. These conditions may adversely affect harvesting, inland transportation, port operations or export clearance processes. Any such disruptions could materially impair the reliability of our upstream supply chain, limit our ability to meet customer demand and negatively impact our business, financial condition and results of operations.

Our operations are exposed to risks associated with inland and river transportation in the DRC, which may cause delays, increased costs or inability to move logs to our yard or export ports.

Logs are transported from the concession area to our Maluku yard through river vessels arranged by our supplier. River navigation in the DRC is subject to seasonal fluctuations in water levels, adverse weather, limited navigational infrastructure, vessel shortages and regulatory or security checkpoints along the river channels. Logs are transported from our Maluku yard to export seaports inland trucking, which faces additional risks, including poor road conditions, congestion, mechanical breakdowns, fuel shortages and security incidents.

Any disruption or delay in these transportation routes may impede the movement of logs from concession areas to our yard or from our yard to export ports. Such delays could result in late deliveries, customer dissatisfaction, increased logistics and storage costs, or an inability to fulfil confirmed orders. Prolonged or significant transportation disruptions could materially and adversely affect our business, financial condition and results of operations.

We have limited control over our suppliers’ forestry practices and rely on documentation and representations provided by our suppliers, which we do not independently verify, and contractual protections under our Supplier Agreement may not fully mitigate these risks.

Although our Supplier Agreement requires Auronova and SCIBOIS to comply with applicable DRC forestry, environmental and export regulations and to provide the statutory documentation accompanying each shipment, we rely on the accuracy of the representations and documents they provide. Our physical inspections at the yard are limited to observable characteristics such as species, dimensions and visible defects, and we do not independently verify upstream forestry practices, concession-level compliance or the legality of harvesting activities.

Accordingly, if any supplier is found to have engaged in illegal harvesting, violated concession terms, failed to comply with environmental, labor or export requirements, or provided inaccurate or incomplete documentation, we could still face shipment delays, detention of goods, regulatory scrutiny, reputational harm or loss of access to certain customers or markets. While our Supplier Agreement includes contractual remedies such as indemnities and refund obligations, these remedies may not fully compensate us for operational disruptions, reputational damage or loss of business opportunities. In addition, although our supplier has indicated an intention to pursue international sustainability certifications such as FSC certification, there is no assurance that such accreditation will be achieved or maintained. Any failure by our suppliers to comply with applicable regulatory or sustainability standards could materially and adversely affect our business, reputation and results of operations.

Geopolitical tensions, changes in trade policies, and the imposition of tariffs or other trade restrictions may adversely affect our business, financial condition, and results of operations.

Our business involves the cross-border trade of African hardwood logs, which subjects us to the risks of evolving international trade policies, tariffs, and geopolitical developments. Recent years have seen increasing trade frictions and geopolitical tensions among major economies, particularly between the United States and Mainland China. While we do not currently export products to the United States or procure goods from Mainland China, shifts in international trade policy — especially those affecting global supply chains, commodity markets, or trade flows in timber and wood products — may have indirect effects on our operations.

For example, changes in import tariffs or customs regulations imposed by the PRC, Hong Kong, Vietnam, or Dubai — our principal export markets — could increase the landed cost of our products, reduce customer demand, or require us to renegotiate pricing arrangements. Additionally, any new or heightened export restrictions, levies, or documentation requirements imposed by the DRC government on forest products could delay shipments or raise sourcing costs. The imposition of retaliatory tariffs or broader regional trade disputes may also lead to uncertainty in the timber market and affect the competitiveness of our products.

Uncertainties around trade negotiations, shifts in diplomatic relations, or global events — such as armed conflict, sanctions, or policy realignments — may further disrupt the global trading environment. If we are unable to adapt to such changes or pass on resulting cost increases to customers, our business, financial condition, and results of operations may be materially and adversely affected.

We are affected by regional and worldwide political, regulatory, social and economic conditions in the jurisdictions in which we and our customers and suppliers operate and in the jurisdictions which we intend to expand our business in.

We and our customers and suppliers are governed by the laws, regulations, and government policies in each of the various jurisdictions in which we and our customers and suppliers operate or into which we intend to expand our business and operations. Our business and future growth are dependent on the political, regulatory, social and economic conditions in these jurisdictions, which are beyond our control. Any economic downturn, changes in policies, currency and interest rate fluctuations, capital controls or capital restrictions, labor laws, changes in environmental protection laws and regulations, duties and taxation and limitations on imports and exports in these countries may materially and adversely affect our business, financial condition, results of operations and prospects.

We are dependent on our ability to source and maintain a range of log species and specifications that meet the evolving requirements of our customers, and any inability to do so may adversely affect our business and results of operations.

Our customers have specific requirements regarding the species, dimensions, quality and physical characteristics of the logs and sawn timber they purchase. These requirements may change over time due to shifts in design preferences, downstream manufacturing needs, regulatory or environmental standards in destination markets, or the availability and pricing of substitute materials. Demand for certain African hardwood species may also fluctuate based on construction cycles, furniture design trends, or changes in import regulations in Mainland China, Hong Kong, Vietnam, Japan or the Middle East.

Our ability to meet evolving customer preferences depends on the species and grades available from our suppliers, particularly Auronova, which harvests from a single government-authorized concession in the DRC. Species availability may vary from season to season due to concession-level production planning, environmental conditions and regulatory constraints. If customer demand shifts toward species or specifications that are not readily available from our suppliers, or that cannot be harvested in the required volumes, we may be unable to fulfill orders on a timely basis or at commercially acceptable margins.

In addition, customer requirements for sawn timber may expand as downstream manufacturers seek ready-to-use materials. If we are unable to source, develop or offer processed products that align with such demand trends, customers may shift purchases to competing suppliers. Any inability to secure the species mix, sizes, grades or processing levels required by our customers, or delays in adapting our product offerings to changing market preferences, could result in reduced sales volumes, customer loss and a material adverse effect on our business, financial condition and results of operations.

We maintain only limited inventory and rely on a demand-driven procurement model, which exposes us to risks of supply shortages, delays or inability to fulfil customer orders.

We operate on a lean inventory model, with logs typically held for between 1 and 45 days before delivery to customers. While this minimizes storage, handling and working-capital requirements, it increases our exposure to upstream supply disruptions. Because we maintain only short-term inventory, any delays or shortfalls in harvesting, inland transportation or delivery from our suppliers in the DRC may immediately affect our ability to meet confirmed customer orders.

Under our demand-driven procurement approach, purchase orders are placed based on species availability updates from our supplier and on expected customer demand. If supply becomes constrained due to concession-level production planning, weather conditions, logistical bottlenecks, regulatory inspections or other factors affecting upstream operations, we may be unable to secure adequate volumes on short notice. In such circumstances, we may face order cancellations, delays in fulfilling customer deliveries, customer dissatisfaction or potential loss of market share. Any inability to maintain sufficient inventory to meet customer requirements could materially and adversely affect our business, financial condition and results of operations.

We have identified several material weaknesses in our internal control over financial reporting. If we do not adequately remediate the material weaknesses, or if we experience additional material weaknesses in the future or otherwise fail to maintain effective internal controls, we may not be able to accurately or timely report our financial condition or results of operations, or comply with the accounting and reporting requirements applicable to public companies, which may adversely affect investor confidence in us and the market price of our Class A Ordinary Shares.

Prior to this offering, we were a private company with limited accounting and financial reporting personnel and other resources to address our internal controls and procedures. During the audit of our consolidated financial statements for the fiscal years ended June 30, 2024 and 2025, we and our independent registered public accounting firm identified two material weaknesses in our internal control over financial reporting. These material weaknesses identified are (i) our lack of sufficient personnel with appropriate levels of accounting knowledge and experience to address complex U.S. GAAP accounting issues and to prepare and review financial statements and related disclosures under U.S. GAAP, and (ii) our lack of IT general controls regarding to logical access security, change management, IT operations of financial system and cybersecurity.

We are currently in the process of implementing several measures to address the material weaknesses identified, including (i) hiring additional qualified accounting personnel with relevant U.S. GAAP and SEC reporting experience and qualifications to strengthen the financial reporting function and to establish a financial and system control framework; (ii) expanding the capabilities of existing accounting and financial personnel by implementing regular and continuous U.S. GAAP training programs; (iii) preparing comprehensive accounting policies, manuals and closing procedures to improve the quality and accuracy of our period-end financial closing process; and (iv) hire experienced IT staff with qualifications of the CRISC (“Certified in Risk and Information Systems Control”) to formalize and strengthen the key internal control over Information Technology General Control. We may incur significant costs in the implementation of these measures.

We cannot assure you that these measures will be sufficient to remediate our material weaknesses in time, or at all. Additionally, we cannot assure you that we have identified all material weaknesses or that we will not have additional ones in the future. Material weaknesses may still exist when we report on the effectiveness of our internal control over financial reporting, as required under Section 404 of the Sarbanes-Oxley Act after the completion of this offering. Our failure to remediate the material weaknesses or our failure to discover and address any other material weaknesses could result in inaccuracies in our consolidated financial statements and impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. Moreover, ineffective internal control over financial reporting could significantly hinder our ability to prevent fraud.

Upon the completion of this offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, will require that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F. In addition, if we cease to be an “emerging growth company” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting on an annual basis. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a burden on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify other material weaknesses and deficiencies in our internal control over financial reporting. The Public Company Accounting Oversight Board, or PCAOB, has defined a material weakness as “a deficiency, or a combination of deficiencies in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim statements will not be prevented or detected on a timely basis.”

In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. Generally speaking, if we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations and lead to a decline in the trading price of our Class A Ordinary Shares. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud, misuse of corporate assets and legal actions under the United States securities laws and subject us to potential delisting from Nasdaq, to regulatory investigations and to civil or criminal sanctions.

We depend on a small number of key customers, and the loss of any of these customers or a significant reduction in their purchase volumes may materially and adversely affect our business, financial condition and results of operations.

Our revenue is concentrated among a limited number of customers. In fiscal year 2024, two customers located in Mainland China and Hong Kong contributed approximately 96.1% of our total revenue, and in fiscal year 2025 a single Hong Kong-based customer contributed approximately 76.0% of our total revenue, and in the six months ended December 31, 2025 the same Hong Kong-based customer contributed approximately 61.4% of our total revenue. Although our top ten customers collectively accounted for a substantial majority of our revenue in each of these periods, a significant portion was attributable to one or two major customers. While we have expanded into Vietnam, Dubai and Japan, our customer base remains concentrated.

For the six months ended December 31, 2025, our customer in Hong Kong accounted for approximately 61.4% of our revenue, while customers in Vietnam and Japan accounted for approximately 24.8% and 13.8% of our revenue, respectively, indicating progress in diversification although significant customer concentration risk remains.

We generally conduct our sales pursuant to purchase orders and individual sales contracts entered into for specific shipments. Our sales arrangements specify the product type, volume, pricing and delivery terms for each shipment. Pricing is negotiated at the time of each transaction based on prevailing market conditions, species, log dimensions and delivery arrangements. Sales are made on an order-by-order basis, and repeat purchases depend on ongoing commercial demand and mutually agreed terms. We do not have guaranteed pricing provisions, minimum or future purchase commitments from customers beyond the terms of individual sales contracts and the framework arrangement with our Hong Kong-based customer described below. Although we generally do not enter into long-term arrangements, on February 17, 2025, we entered into a two-year supply framework agreement with a Hong Kong-based customer, Advanced Future Equipment and Timber Limited. The agreement establishes a commercial relationship under which the parties anticipate annual purchases of approximately 30,000 cubic meters of timber logs, subject to a 20% tolerance (the lower end being the “Minimum Annual Volume”). The Minimum Annual Volume reflects the parties’ expected level of commercial activity based on prior trading history and projected demand rather than a fixed take-or-pay obligation. Individual shipments under the framework arrangement are documented through separate sales contracts specifying pricing, quantity and delivery terms. If the anticipated Minimum Annual Volume is not achieved, either party may terminate the framework agreement. Accordingly, while the framework agreement provides a structured supply relationship and volume expectation, actual purchases remain dependent on market demand and separately negotiated sales contracts. Other than this framework agreement, we do not maintain long-term supply arrangements with our customers, and future sales depend on customer purchase orders entered into in the ordinary course of business.

If any of our key customers reduces or ceases purchases, alters its procurement policies, experiences financial difficulties, delays payments or defaults on outstanding amounts, our revenue and cash flows could decline materially. In addition, replacing a major customer may require significant time and resources, and there is no assurance that we could secure alternative customers on comparable terms. As a result, customer concentration continues to present a significant risk to our business, despite our efforts to diversify our sales across additional geographies and industries.

We depend heavily on our management team and key personnel, and the loss of any of these individuals or our inability to attract suitable replacements may materially and adversely affect our business and operations.

Our continued success relies significantly on the experience, industry knowledge and long-standing relationships of our key management personnel, including our Chief Executive Officer, Ms. Yu Jin, and our marketing director, Mr. Tyebally Akhtarhusein Hatim. Their expertise in procurement, supplier negotiations, logistics coordination and customer engagement is critical to our operations. In particular, Ms. Jin has developed extensive sourcing networks and relationships with concession operators, distributors and customers across the DRC, Mainland China, Hong Kong, Vietnam, Japan and the Middle East, which are integral to our current business model and growth strategy.

If any of our key personnel were to resign, become disabled or otherwise be unable to continue their service, we may experience significant disruption to our operations, including difficulties in maintaining supplier and customer relationships, delays in procurement cycles, and challenges in executing our business strategies. Identifying and integrating suitable replacements with comparable experience, networks and market knowledge may require substantial time and resources, and there can be no assurance that we would be able to do so in a timely manner or at all. We are also dependent on experienced operational staff in Singapore and the DRC, and our future success will depend on our ability to attract, train and retain qualified personnel. Competition for such talent is intense, and failure to retain key staff may adversely affect our operational continuity.

In addition, we do not maintain key-man life insurance on any of our key management personnel. As a result, we would not receive compensation in the event any of these individuals dies or becomes disabled, which could exacerbate the adverse effects of losing such personnel. Any loss of key personnel, or our inability to attract and retain qualified replacements, could materially and adversely affect our business, financial condition, results of operations and growth prospects.

We rely on third-party transportation providers and are exposed to supply and delivery disruptions that may delay shipments, increase costs or harm our reputation and financial performance.

Our ability to procure and deliver logs depends on the performance of third-party carriers and the continuity of upstream harvesting activities in the DRC. Since 2025, we have engaged independent trucking providers on a case-by-case basis and no longer rely on Auronova for inland transportation. Carrier performance and availability may be affected by fuel-price fluctuations, security incidents, infrastructure limitations, equipment shortages or increased demand from other exporters. Any failure by these logistics providers to meet required timelines or service levels could result in delays, increased costs or failure to meet customer delivery schedules.

Our supply chain is also subject to disruptions from adverse weather conditions, seasonal limitations, regulatory restrictions and operational challenges affecting our suppliers. Harvesting volumes in the DRC are typically reduced during the rainy season from October through February, and although production often increases during the drier months, there is no assurance that such increases will consistently offset seasonal shortfalls or that harvesting will resume on schedule. Delays in upstream harvesting, inland transportation or export clearance may impair our ability to secure logs in the quantities or timeframe required by customers.

Any significant disruption or delay in our ability to procure or deliver logs may result in order cancellations, reduced sales, loss of customers or potential contractual or regulatory consequences. Because our reputation is built on our ability to supply quality African hardwood logs reliably and on time, repeated or severe delays, including those arising from circumstances beyond our control, may cause negative publicity or loss of customer confidence, and could materially and adversely affect our business, financial condition, results of operations and prospects.

A significant failure or deterioration in our quality control systems could have a material adverse effect on our business and operating results.

The quality and safety of our products are critical to the success of our business and operations. As such, it is imperative that our (and our service providers’) quality control systems operate effectively and successfully. Quality control systems can be negatively impacted by the design of the quality control systems, the quality training programs and adherence by employees to quality control guidelines. Although we strive to ensure that all of our service providers have implemented and adhere to high-quality control systems, any significant failure or deterioration of such quality control systems could have a material adverse effect on our business and operating results.

We may be exposed to claims arising from defects or non-compliance in the logs we supply, but we have implemented stringent quality control procedures to mitigate such risks.

Although we do not engage in the processing or end-use application of the logs we trade, we may still be subject to claims if the logs we supply are alleged to be defective, degraded, or not in conformity with customer specifications. Such claims, whether or not ultimately successful, may arise in the event of physical defects (such as decay, wormholes, or structural weaknesses), non-compliance with expected dimensions, or alleged misrepresentations regarding log origin or quality.

We are committed to maintaining high standards of quality across all stages of our business and have implemented stringent quality control procedures to minimize such risks. Our quality control measures primarily include physical inspection of the logs upon arrival at our log yard, where we assess for defects and verify that the logs meet size and quality specifications. Each shipment must be accompanied by a Certificate of Phytosanitary and a Certificate of Origin issued by the concession holder, verifying that the logs were legally harvested and comply with applicable environmental and forestry regulations in the DRC. In addition, we have personnel stationed in the DRC who closely monitor ongoing log quality and maintain active communication with our suppliers. We proactively engage with customers to ensure alignment with their requirements and track post-delivery feedback to improve our processes. To date, we have not experienced any significant customer complaints related to product quality.

Despite our robust quality control protocols, we cannot guarantee that every defect or issue can be prevented or detected. If any claims are not covered by our insurance or exceed coverage limits, or if insurers contest such claims, we may be required to bear the associated costs, which could have a material adverse impact on our business, financial condition, and results of operations.

We face competition from other concession operators and log exporters in the DRC, and increasing competition may erode our competitive advantages, reduce our margins or adversely affect our financial performance.

The hardwood log trading industry is evolving and may become increasingly competitive. Existing traders such as IFCO, SODEFOR, EXOTT Srl, Eastern Lumber, Timberline APS, and marketing arms of operators in DRC such as Wan Peng, Booming Green and Castor — harvest, source or export hardwood species and may expand their product offerings, concession rights, production capacity or export capabilities. New entrants may also enter the market, and upstream concession holders or distributors may develop their own direct export channels.

Some competitors may possess advantages such as larger financial resources, stronger industry networks, broader procurement portfolios, or more extensive downstream customer relationships. If competitors gain access to similar species, offer more competitive pricing, provide faster or more reliable logistics, or secure direct relationships with our existing or potential customers, we may experience loss of market share, reduced sales volumes, pricing pressure or margin compression. Increased competition may also limit our ability to pass on cost increases or require additional investment to maintain our market position. Any intensification of competitive pressures in the DRC or in our destination markets could materially and adversely affect our business, financial condition, results of operations and prospects.

We do not own any forest concessions, processing facilities or proprietary technology, which limits our control over supply and may weaken our competitiveness.

Our operations focus on trading, inspection, logistics coordination and sales. We do not own forest concessions, processing plants or transportation assets, and therefore have limited control over harvesting volumes, species availability, processing quality or production schedules. As a result, we depend on third-party concession operators and processors for upstream supply and on independent carriers for inland and ocean transportation.

Competitors with integrated operations — including those that own concessions, conduct their own processing or control transportation assets — may secure more consistent supply, achieve lower unit costs, offer greater product variety or respond more quickly to changes in market demand. Our lack of upstream ownership and processing capabilities may therefore place us at a competitive disadvantage and expose us to supply-chain constraints outside our control, which could adversely affect our business, margins and growth prospects.

We are exposed to the credit risks of our customers.

We extend credit terms to some of our customers and typically grant them credit terms of up to 90 days. Our average accounts receivable turnover days were approximately 10.2 days and 4.4 days for the financial year ended June 30, 2024 and June 30, 2025. Our customers may be unable to meet their contractual payment obligations to us, either in a timely manner or at all. The reasons for payment delays, cancellations, or default by our customers may include insolvency or bankruptcy, or insufficient financing or working capital due to late payments by their respective customers. While we did not experience any material order cancellations by our customers during the financial year ended June 30, 2024 and June 30, 2025, there is no assurance that our customers will not cancel their orders and/or refuse to make payment in the future in a timely manner or at all. We may not be able to enforce our contractual rights to receive payment through legal proceedings. In the event that we are unable to collect payments from our customers, we are still obliged to pay our suppliers in a timely manner and thus our business, financial condition and results of operations may be adversely affected.

Our business is vulnerable to supply chain interruptions, transportation disruptions and force majeure events, any of which could materially and adversely affect our operations.

We rely on third-party providers for harvesting, inland trucking, river transport, port handling and ocean freight, and our supply chain depends heavily on operations within the DRC. Our logistics network is exposed to a wide range of risks, including delays in inland transportation, port congestion, vessel shortages, infrastructure failures, adverse weather conditions, seasonal river-level fluctuations, regulatory checks, and local unrest.

In addition, the Supplier Agreement contains standard force majeure provisions covering events such as war, fire, flood and other certified disruptions. The DRC is vulnerable to flooding, political instability, labor unrest, transportation breakdowns and logistical bottlenecks. A significant or prolonged force majeure event affecting harvesting, transport routes or export clearance could halt or severely delay supply and impair our ability to fulfil customer orders.

Other supply chain risks may arise from:

•        failures by third-party logistics providers to meet timelines or required standards;

•        increased fuel, freight or insurance costs;

•        regulatory changes affecting customs clearance or export documentation; and

•        geopolitical or economic disruptions in the DRC or destination markets.

Although we have not experienced material supply chain interruptions in recent years, there is no assurance that such disruptions will not occur in the future. A significant delay, cost increase or supply interruption could reduce our ability to deliver products to customers on schedule or at contracted specifications, potentially harming customer relationships, reducing sales volumes and adversely affecting our financial performance. Contractual remedies under the Supplier Agreement, such as refund obligations in force majeure circumstances, may not compensate us for lost business opportunities, reputational damage or operational delays.

We may be exposed to cybersecurity risks, and any data breach or system disruption could adversely affect our operations.

Our business model does not heavily rely on third-party software or services, particularly those that are directly integrated into our products or operations. This reduces our dependency on external technology and lessens the potential impact of cybersecurity breaches or disruptions originating from these third-party entities. While data breaches and operational disruptions can still occur, our operations process allows for alternative methods of product distribution and customer service, reducing the overall impact of cybersecurity related incidents on our operations. Despite our perception of the lower risk of cybersecurity related incidents materially affecting our operations, we plan to prioritize the implementation of cybersecurity measures to maintain a secure and reliable business environment. For example, we plan to (i) conduct more rigorous assessments of potential suppliers’ cybersecurity practices, including penetration testing and vulnerability assessments; (ii) incorporate cybersecurity clauses into our business contracts; (iii) include specific security requirements and data protection protocols in our vendor contracts to ensure consistent cybersecurity standards across our supply chain; (iv) educate our employees on cybersecurity threats by providing training for employees to recognize and report phishing attempts, social engineering tactics, and other cyber threats; and (v) implement cybersecurity awareness tools and simulations to test employees’ knowledge and response to potential threats. By implementing these measures, we believe that our ability to respond to and recover from any eventual cybersecurity incidents will be enhanced.

We and our customers may not be able to obtain or maintain the regulatory approvals, permits or certifications required for the import, export or use of our hardwood logs, which may disrupt our operations or reduce demand for our products.

The import, export and use of African hardwood logs are subject to extensive regulatory requirements in the DRC and in the jurisdictions where our customers operate. These may include import permits, certificates of origin, phytosanitary certificates, legality-verification documents and evidence of sustainable or responsible sourcing. Failure by us, our suppliers or our customers to obtain or maintain these approvals may delay or prevent shipment, restrict the ability of customers to use or resell our products, or result in seizure, rejection or destruction of goods at the port of entry.

We rely on Auronova to provide required documentation, including Certificates of Phytosanitary and Certificates of Origin, to demonstrate that logs originate from authorized concessions and comply with DRC environmental and forestry regulations. If any documentation is incomplete, delayed, inaccurate or inconsistent with importing-country requirements, affected shipments may be held, denied entry or subjected to additional inspection or penalties.

Regulatory regimes governing the trade in tropical hardwood continue to evolve. Certain jurisdictions, particularly in Europe and Asia, are increasing scrutiny over timber legality, sustainability and traceability and may impose stricter import controls, sanctions, endangered-species restrictions or mandatory certification requirements, such as FSC or other legality-verification systems. If such requirements become more stringent, we or our customers may incur higher compliance costs or face difficulties meeting new standards, and some markets may become uneconomical or inaccessible. Any failure to meet applicable regulatory or certification requirements, or any adverse changes in those requirements, could disrupt our operations, impair customer relationships, reduce demand for our products or result in regulatory penalties, reputational harm or loss of revenue. Compliance with evolving regulatory expectations may also increase our operating costs, and if such costs become significant or impracticable, our business, financial condition and results of operations may be materially and adversely affected.

We are subject to environmental, health, and safety regulations and penalties, and may be adversely affected by new and changing laws and regulations.

We are subject to laws, regulations, and policies relating to the protection of the environment and to workplace health and safety. We are required to adopt measures to control the discharge of polluting matters, wastewater discharge and hazardous substances, and noise at our storage facilities in accordance with such applicable laws and regulations and to implement such measures that ensure the safety and health of our employees. Changes to current laws, regulations, or policies or the imposition of new laws, regulations, and policies in the logs trading industry could impose new restrictions or prohibitions on our current practices. We may incur significant costs and expenses and need to budget additional resources to comply with any such requirements, which may have a material and adverse effect on our business, financial condition, results of operations, and prospects.

Our insurance policies may be inadequate to cover our assets, operations, and any loss arising from business interruptions.

We face the risk of loss or damage to our equipment due to fire, theft, or other natural disasters in Singapore or the DRC. Such events may also cause a disruption or cessation in our business operations, and thus may adversely affect our financial results. Our insurance coverage may not be sufficient to cover all of our potential losses. If there are losses that exceed the insurance coverage or are not covered by our insurance policies, we will remain liable for any liability, debt, or other financial obligation related to such losses. We do not have any insurance coverage for business interruptions.

Due to the nature of our operations, there is also a risk of accidents occurring either to our employees or to third parties on our customers’ job sites during the course of operations. In the event that any claims arise in respect of such occurrences and liability for such claims are attributed to us or that our insurance coverage is insufficient, we may be exposed to losses which may adversely affect our profitability and financial position.

Any inability to maintain the quality standards expected by our customers or any negative publicity relating to our products, sourcing practices or service levels may harm our reputation and reduce demand for our products.

Our customers expect consistency in species, dimensions and overall quality of the logs and sawn timber they purchase. Although we conduct inspections at our yard, we rely on supplier grading, upstream sorting practices and ATIBT measurement standards. If logs delivered from the concession exhibit defects, inconsistencies or inadequate sizes, or if our inspections fail to detect such issues, we may face customer complaints, return requests, price concessions or order cancellations. Because a significant portion of our customer relationships is built through referrals and word of mouth, customer dissatisfaction can have an amplified impact on our ability to acquire and retain customers.

In addition, as a participant in the timber industry, we may be subject to negative publicity relating to product quality, shipment delays, sourcing practices, environmental or sustainability concerns or other allegations, regardless of whether such claims are accurate. Negative reports or commentary in trade publications, online forums, or media outlets may damage our reputation, reduce consumer trust and make it more difficult to attract new customers or maintain existing relationships. Any deterioration in product quality, failure to address customer complaints, or negative publicity concerning our products or operations could materially and adversely affect our business, reputation, financial condition and results of operations.

We are exposed to risks with respect of acts of war, terrorist attacks, epidemics, political unrest, adverse weather conditions, and other uncontrollable events.

Unforeseeable circumstances and other factors such as power outages, labor disputes, adverse weather conditions or other catastrophes, epidemics, or outbreaks may disrupt our operations and cause loss and damage to our storage facilities, workshop, and office, and acts of war, terrorist attacks or other acts of violence may further materially and adversely affect the global financial markets and consumer confidence. Our business may also be affected by macroeconomic factors in the countries in which we operate, such as general economic conditions, market sentiment, social and political unrest, and regulatory, fiscal, and other governmental policies, all of which are beyond our control. Any such events may cause damage or disruption to our business, markets, customers, and suppliers, any of which may materially and adversely affect our business, financial condition, results of operations, and prospects.

We may not be able to successfully implement our diversification initiatives, business strategies or future plans, and we may require additional working capital and financing that may not be available on acceptable terms.

As part of our growth strategy, we have diversified beyond African hardwood logs by introducing European Ash sawn timber in fiscal year 2025 and intend to expand into additional processed wood products. We also may pursue selective acquisitions, joint ventures and strategic collaborations, as well as enhancements to our sourcing, storage, logistics and processing capabilities. These initiatives require the establishment of new supplier relationships, additional quality-control processes, increased working-capital commitments and the development of new sales channels and customer relationships.

There is no assurance that any new product categories, processing initiatives or strategic expansion plans will achieve the expected sales volumes, margins or operational benefits. Demand for sawn timber products may be lower than anticipated, supply availability may fluctuate, and we may encounter sourcing, operational, regulatory or market-development challenges. Any acquisition or joint venture may require significant integration efforts, capital investment and management attention, and may not yield the expected synergies or returns.

The implementation of our business strategies, including market expansion into India, Europe and the Middle East, growth in our logistics capabilities, and increased inventory turnover, may also require substantial working capital and financial resources. For example, upstream supply arrangements may require additional deposits or prepayments, including the existing $2.0 million deposit under the Supplier Agreement. If we are unable to obtain additional financing, whether through debt, equity or other sources, on favorable terms or at all, we may be unable to expand into new markets, introduce new product categories, or scale our logistics and operational capabilities. If new product lines fail to gain market acceptance, if our strategic initiatives do not perform as expected, or if we are unable to effectively manage associated costs and financing requirements, we may be unable to recover our investment costs, and our business, financial condition, results of operations and prospects may be materially and adversely affected.

We are exposed to logistics-related risks, including fluctuations in inland and ocean freight costs, carrier availability and global shipping disruptions, particularly as we expand our delivery options, including our CNF model.

Although Yard-delivery is currently our primary delivery mode, we also arrange inland transportation for FOB Matadi deliveries and offer CNF shipping for customers who require ocean freight services. Inland transport and ocean freight rates are subject to volatility caused by fuel-cost fluctuations, seasonal vessel shortages, port congestion, labor disruptions, regulatory changes, geopolitical tensions, and global supply chain disruptions. These factors can increase our logistics costs, reduce carrier availability or delay shipments.

Any significant increase in inland or ocean freight costs may reduce our margins, particularly where customer pricing cannot be adjusted promptly. Alternatively, if we increase our prices to pass through higher logistics expenses, we may lose customers to competitors offering more cost-effective or reliable delivery options. Disruptions in global shipping routes or port operations may also delay customer deliveries, impair fulfillment timelines and negatively affect customer relationships. Any of these developments could materially and adversely affect our business, financial condition and results of operations.

We may not be able to successfully execute our plans for market expansion into India, Europe and the Middle East, which may limit our growth prospects.

As part of our growth strategy, we intend to expand our sales into new markets, including India, Europe and the broader Middle East. Expansion into new jurisdictions requires additional logistics coordination, market development, regulatory compliance and financing resources. We may face unfamiliar local regulations governing timber imports, product standards or documentation requirements, as well as competition from established regional distributors or suppliers with deeper market knowledge.

Establishing distribution channels, customer relationships and reliable logistics routes in new markets may take longer than expected or may not be commercially successful. We may also incur additional working-capital requirements, marketing expenses or operational costs without achieving the anticipated sales volumes or margins. If we are unable to effectively enter or compete in these new markets, our future revenue growth and long-term expansion plans may be limited.

Because we operate in the timber industry, we are exposed to risks associated with environmental regulations, global sustainability trends and increasing scrutiny over hardwood sourcing.

Global buyers, regulators and industry groups are placing greater emphasis on sustainability, traceability and responsible forest management. As consumer preferences evolve and environmental standards tighten, customers in key markets may increasingly require hardwood products to be sourced from certified or independently verified suppliers. Our current suppliers do not hold FSC certification, and while SCIBOIS has indicated its intention to apply for such certification by the end of 2026, there is no assurance that any certification will be granted or maintained. If customers begin to require FSC-certified or similarly accredited products, we may lose sales opportunities or access to certain markets.

In addition, global initiatives intended to monitor, restrict or regulate trade in tropical hardwood — including enhanced documentation requirements, legality-verification systems, import controls, carbon-related regulations and trade restrictions — may impose additional compliance obligations or increase the cost and complexity of sourcing hardwood logs from the DRC. If such measures result in higher compliance costs for our suppliers or for us, restrict the availability of certain species, or delay export approvals, our supply chain reliability, margins and customer relationships may be adversely affected. Any tightening of environmental or sustainability expectations in our destination markets, or the inability of our suppliers to meet such standards, could materially and adversely affect our business, financial condition and results of operations.

Foreign exchange fluctuations could adversely affect our results of operations and financial condition

Although a substantial portion of our procurement and sales is denominated in U.S. dollars, certain logistics charges, employee compensation, and other operating expenses are incurred in currencies other than U.S. dollars. As a result, fluctuations in foreign exchange rates may increase our operating costs, affect our margins, and impact our working capital requirements. Changes in exchange rates could cause our expenses denominated in foreign currencies to increase relative to our U.S. dollar — denominated revenues, which could adversely affect our results of operations. In addition, foreign currency volatility may increase the unpredictability of our cash flows and financial performance. We currently do not engage in hedging or other derivative transactions to manage foreign exchange risk. As a result, we remain exposed to exchange-rate movements, and there can be no assurance that future currency fluctuations will not have a material adverse effect on our business, financial condition, or results of operations.

Seasonal conditions in the DRC could adversely affect our supply chain and results of operations

Certain aspects of our supply chain are subject to seasonal conditions. In particular, log harvesting activities in the DRC generally slow during the rainy season, which typically occurs from October through February. Reduced harvesting activity during this period could, in certain circumstances, limit the availability of raw materials and affect the timing of deliveries. Although, based on management’s assessment of historical operating results, we have not experienced material seasonality in our operations or financial performance, there can be no assurance that seasonal conditions will not adversely affect our business in the future. Extended or unusually severe rainy seasons, disruptions to supplier operations, or other weather-related factors could increase costs, delay deliveries, or otherwise adversely affect our results of operations. Our ability to manage these potential impacts depends in part on supplier capacity, inventory planning, and market conditions, and any failure to effectively manage seasonal fluctuations could have a material adverse effect on our business, financial condition, or results of operations.

Risks Related to Our Securities and This Offering

An active trading market for our Class A Ordinary Shares may not be established or, if established, may not continue and the trading price for our Class A Ordinary Shares may fluctuate significantly.

We cannot assure you that a liquid public market for our Class A Ordinary Shares will be established. If an active public market for our Class A Ordinary Shares does not occur following the completion of this offering, the market price and liquidity of our Class A Ordinary Shares may be materially and adversely affected. The public offering price for our Class A Ordinary Shares in this offering was determined by negotiation between us and the underwriter based upon several factors, and we can provide no assurance that the trading price of our shares after this offering will not decline below the public offering price. As a result, investors in our shares may experience a significant decrease in the value of their shares.

We may not maintain the listing of our Class A Ordinary Shares on Nasdaq which could limit investors’ ability to make transactions in our Class A Ordinary Shares and subject us to additional trading restrictions.

We intend to list our Class A Ordinary Shares on Nasdaq concurrently with this offering. In order to continue listing our Class A Ordinary Shares on Nasdaq, we must maintain certain financial and share price levels and we may be unable to meet these requirements in the future. We cannot assure you that our Class A Ordinary Shares will continue to be listed on Nasdaq in the future.

If Nasdaq delists our Class A Ordinary Shares and we are unable to list our Class A Ordinary Shares on another national securities exchange, we expect our Class A Ordinary Shares could be quoted on an over-the-counter market in the United States. If this were to occur, we could face significant material adverse consequences, including:

(a)     a limited availability of market quotations for our Class A Ordinary Shares;

(b)    reduced liquidity for our Class A Ordinary Shares;

(c)     a determination that our Class A Ordinary Shares are “penny stock,” which will require brokers trading in our Class A Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Class A Ordinary Shares;

(d)    a limited amount of news and analyst coverage; and

(e)     a decreased ability to issue additional securities or obtain additional financing in the future.

As long as our Class A Ordinary Shares are listed on Nasdaq, U.S. federal law prevents or pre-empts individual states from regulating their sale. However, the law does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar their sale. Further, if we were no longer listed on Nasdaq, we would be subject to regulations in each state in which we offer our Class A Ordinary Shares.

The trading price of our Class A Ordinary Shares may be volatile, which could result in substantial losses to investors.

The trading price of our Class A Ordinary Shares may be volatile and could fluctuate widely due to factors beyond our control. This may happen because of the broad market and industry factors, like the performance and fluctuation of the market prices of other companies with business operations located mainly in Singapore that have listed their securities in the United States. In addition to market and industry factors, the price and trading volume for our shares may be highly volatile for factors specific to our own operations, including the following:

•        fluctuations in our revenues, earnings and cash flow;

•        changes in financial estimates by securities analysts;

•        additions or departures of key personnel;

•        release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities; and

•        potential litigation or regulatory investigations.

Any of these factors may result in significant and sudden changes in the volume and price at which our shares will trade.

In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

Certain recent initial public offerings of companies with public floats comparable to the anticipated public float of our Company have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. We may experience similar volatility. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares.

Recently, there have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with recent initial public offerings, especially among those with relatively smaller public floats. As a relatively small-capitalization company with relatively small public float, we may experience greater stock price volatility, extreme price run-ups, lower trading volume and less liquidity than large-capitalization companies. In particular, our Class A Ordinary Shares may be subject to rapid and substantial price volatility, low volumes of trades and large spreads in bid and ask prices. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares.

In addition, if the trading volumes of our Class A Ordinary Shares are low, persons buying or selling in relatively small quantities may easily influence prices of our Class A Ordinary Shares. This low volume of trades could also cause the price of our Class A Ordinary Shares to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our Class A Ordinary Shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our Class A Ordinary Shares. As a result of this volatility, investors may experience losses on their investment in our Class A Ordinary Shares. A decline in the market price of our Class A Ordinary Shares also could adversely affect our ability to issue additional shares of Class A Ordinary Shares or other of our securities and our ability to obtain additional financing in the future. No assurance can be given that an active market in our Class A Ordinary Shares will develop or be sustained. If an active market does not develop, holders of our Class A Ordinary Shares may be unable to readily sell the shares they hold or may not be able to sell their shares at all.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our Class A Ordinary Shares, the market price for our Class A Ordinary Shares and trading volume could decline.

The trading market for our shares will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts downgrade our shares, the market price for our shares would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for our shares to decline.

Because we do not expect to pay dividends in the foreseeable future, you must rely on price appreciation of our Class A Ordinary Shares for a return on your investment.

We currently intend to retain all of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our shares as a source for any future dividend income. Our Board has complete discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands and Singapore law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our Board decides to declare and pay dividends (by way of a simple majority decision of our Directors), the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors as determined by our Board. Accordingly, the return on your investment in our Class A Ordinary Shares will likely depend entirely upon any future price appreciation of our Class A Ordinary Shares. There is no guarantee that our Class A Ordinary Shares will appreciate in value after this offering or even maintain the price at which you purchased our shares. You may not realize a return on your investment in our shares and you may even lose your entire investment.

Short selling may drive down the market price of our Class A Ordinary Shares.

Short selling is the practice of selling shares that the seller does not own but rather has borrowed from a third party with the intention of buying identical shares back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the shares between the sale of the borrowed shares and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller’s interest for the price of the shares to decline, many short sellers publish, or arrange for the publication of, negative opinions and allegations regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling the shares short. These short attacks have, in the past, led to selling of shares in the market. If we were to become the subject of any unfavorable publicity, whether such allegations are proven to be true or untrue, we could have to expend a significant number of resources to investigate such allegations and/or defend ourselves. While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable state law or issues of commercial confidentiality.

Because our public offering price per share is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase Class A Ordinary Shares in this offering, you will pay substantially more than our net tangible book value per share. As a result, you will experience immediate and substantial dilution of $3.399 per Class A Ordinary Share, representing the difference between our as adjusted net tangible book value per Class A Ordinary Share of $0.601 as of December 31, 2025, after giving effect to the net proceeds to us from this offering, assuming no change to the number of shares offered by us as set forth on the cover page of this prospectus and an assumed public offering price of $4.00 per Class A Ordinary Share (being the low end of the initial public offering price range) and assuming a full exercise of the over-allotment option. See “Dilution” for a more complete description of how the value of your investment in our shares will be diluted upon the completion of this offering.

The initial public offering price for our Class A Ordinary Shares may not be indicative of prices that will prevail in the trading market and such market prices may be volatile.

The initial public offering price for our Class A Ordinary Shares will be determined by negotiations between us and the underwriters, and does not bear any relationship to our earnings, book value or any other indicia of value. We cannot assure you that the market price of our Class A Ordinary Shares will not decline significantly below the initial public offering price. The financial markets in the United States and other countries have experienced significant price and volume fluctuations in the last few years. Volatility in the price of our Class A Ordinary Shares may be caused by factors outside of our control and may be unrelated or disproportionate to changes in our results of operations.

You must rely on the judgment of our management as to the uses of the net proceeds from this offering, and such uses may not produce income or increase our share price.

We intend to use the net proceeds of this offering as set out in “Use of Proceeds.” However, our management will have considerable discretion in the application of the net proceeds received by us in this offering. You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not improve our efforts to achieve or maintain profitability or increase our share price. The net proceeds from this offering may be placed in investments that do not produce income or that lose value.

If we are classified as a passive foreign investment company, United States taxpayers who own our securities may have adverse United States federal income tax consequences.

We are a non-U.S. corporation and, as such, we will be classified as a passive foreign investment company, which is known as a PFIC, for any taxable year if, for such year, either:

•        At least 75% of our gross income for the year is passive income; or

•        The average percentage of our assets (determined at the end of each quarter) during the taxable year that produce passive income or that are held for the production of passive income is at least 50%.

Passive income generally includes dividends, interest, rents, royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. taxpayer who holds our securities, the U.S. taxpayer may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements.

While we do not expect to become a PFIC, because the value of our assets for purposes of the asset test may be determined by reference to the market price of our Class A Ordinary Shares, fluctuations in the market price of our Class A Ordinary Shares may cause us to become a PFIC for the current or subsequent taxable years. The determination of whether we will be or become a PFIC will also depend, in part, on the composition of our income and assets. If we determine not to deploy significant amounts of cash for active purposes, our risk of being a PFIC may substantially increase. Because there are uncertainties in the application of the relevant rules and PFIC status is a factual determination made annually after the close of each taxable year, there can be no assurance that we will not be a PFIC for the current taxable year or any future taxable year.

For a more detailed discussion of the application of the PFIC rules to us and the consequences to U.S. taxpayers if we were determined to be a PFIC, see “Material Tax Considerations — Passive Foreign Investment Company Considerations.”

Our controlling shareholder has substantial influence over the Company. Her interests may not be aligned with the interests of our other shareholders, and she could prevent or cause a change of control or other transactions.

Immediately prior to the completion of this offering, our Chief Executive Officer and Executive Director, Ms. Yu Jin, beneficially owns an aggregate of approximately 70% of our issued and outstanding Class A Ordinary Shares and 100% of our issued and outstanding Class B Ordinary Shares. Upon completion of this offering, Ms. Yu Jin will beneficially own 52.50% of our issued and outstanding Class A Ordinary Shares, assuming the underwriters do not exercise their over-allotment option, and 100% of our issued and outstanding Class B Ordinary Shares, representing 97.03% of the total voting power.

Accordingly, she, as our controlling shareholder, will have the ability to determine the outcome of all matters submitted to our shareholders for approval, including (i) mergers, consolidations, (ii) the election or removal of Directors, (iii) the sale of all or substantially all of our assets, (iv) making amendments to our Amended and Restated Memorandum and Articles of Association, (v) whether to issue additional shares, including to her, (vi) employment, including compensation arrangements, and (vii) the power to prevent or cause a change in control. The interests of our controlling shareholder may differ from the interests of our other shareholders. Without the consent of our controlling shareholder, we may be prevented from entering into transactions that could be beneficial to us or our other shareholders. In addition, this may have anti-takeover effects and may prevent or discourage unsolicited acquisition proposals or offers for our capital stock that you may feel are in your best interest as one of our shareholders. The concentration in the ownership of our shares may cause a material decline in the value of our shares. For more information regarding our principal shareholders and their affiliated entities, see “Principal Shareholders.”

As a “controlled company” under the rules of the Nasdaq Capital Market, we may choose to exempt our Company from certain corporate governance requirements that could have an adverse effect on our public shareholders.

Our Chief Executive Officer and executive director, Ms. Yu Jin, will through Zenith Lord Limited own a majority of the voting power of our issued and outstanding Ordinary Shares. Under the Rule 4350(c) of the Nasdaq Capital Market, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements. We do not plan to rely on these exemptions, but we may elect to do so after we complete this offering. If we do rely on these exemptions, you may not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

As a company incorporated in the Cayman Islands, we are permitted to follow certain home country practices in relation to corporate governance matters in lieu of certain requirements under Nasdaq corporate governance listing rules. These practices may afford less protection to shareholders than they would enjoy if we complied fully with Nasdaq corporate governance listing standards.

As a foreign private issuer that has applied to list our Class A Ordinary Shares on the Nasdaq Capital Market, we rely on a provision in Nasdaq corporate governance listing standards that allows us to follow Cayman Islands law with regard to certain aspects of corporate governance. This allows us to follow certain corporate governance practices that differ in significant respects from the corporate governance requirements applicable to U.S. companies listed on the Nasdaq Capital Market.

These practices may afford less protection to shareholders than they would enjoy if we complied fully with corporate governance listing requirements of Nasdaq. Currently, we do not plan to rely on home country practice with respect to any corporate governance matter. However, if we choose to follow home country practice in the future, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are a Cayman Islands company limited by shares incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our Amended and Restated Memorandum and Articles of Association, the Companies Act and the common law of the Cayman Islands.

The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are governed by the Companies Act and the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some states in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have the standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association and any special resolutions passed by such companies, and the register of mortgages and charges of such companies) or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our Amended and Restated Memorandum and Articles of Association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders.. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. Currently, we do not plan to rely on home country practice with respect to any corporate governance matter. However, if we choose to follow home country practice in the future, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of the Board or our controlling shareholder than they would as shareholders of a company incorporated in a U.S. state. For a discussion of significant differences between the provisions of the Companies Act and the laws applicable to companies incorporated in a U.S. state and their shareholders, see “Certain Cayman Islands Company Considerations — Differences in Corporate Law.”

Certain judgments obtained against us or our auditor by our shareholders may not be enforceable.

We are a Cayman Islands company. Our operating subsidiaries were incorporated and are located in Singapore. Substantially all of our assets are located outside of the United States. In addition, all of our current Directors, Independent Director Nominees (other than Mr. Kenneth Kei Biu Cheng, who is a U.S. resident), and officers are nationals and residents of countries other than the United States and substantially all of the assets of these persons (other than Mr. Cheng) are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons or to enforce against us, our Directors and officers, or our auditor judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and Singapore may render you unable to enforce a judgment against our assets or the assets of our Directors and officers. For more information regarding the relevant laws of the Cayman Islands and Singapore, see “Enforceability of Civil Liabilities.” As a result of all of the above, our shareholders may have more difficulties in protecting their interests through actions against us, our officers, Directors, or major shareholders, than would shareholders of a corporation incorporated in a jurisdiction in the United States.

You may be unable to present proposals before annual general meetings or extraordinary general meetings not called by shareholders.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. These rights, however, may be provided in a company’s articles of association. Our Amended and Restated Articles of Association allow one or more of our shareholders who together hold not less than 10% of the rights to vote to requisition a general meeting of our shareholders, in which case our board is obliged to call such meeting. Advance notice of not less than ten clear days is required for the convening of any of our general meeting. A quorum required for a general meeting is one or more holders holding shares that represent not less than one-third of the outstanding shares in the Company entitled to vote at such general meeting of the Company.

As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with corporate governance listing standards.

As a foreign private issuer, we are permitted to take advantage of certain provisions in the Nasdaq listing standards that allow us to follow Cayman Islands law for certain governance matters. Certain corporate governance practices in the Cayman Islands may differ significantly from corporate governance listing standards as, except for general fiduciary duties and duties of care, Cayman Islands law has no corporate governance regime which prescribes specific corporate governance standards. Currently, we do not intend to rely on home country practice with respect to our corporate governance after we complete with this offering. However, if we choose to follow home country practice in the future, our shareholders may be afforded less protection than they otherwise would have under corporate governance listing standards applicable to U.S. domestic issuers.

***

Cayman Islands economic substance requirements may have an effect on our business and operations.

Pursuant to the International Tax Cooperation (Economic Substance) Act, 2018 of the Cayman Islands, or the ES Act, that came into force on January 1, 2019, a “relevant entity” conducting a “relevant entity” is required to satisfy the economic substance test set out in the ES Act. A “relevant entity” includes an exempted company incorporated in the Cayman Islands as is our Company. There are nine designated “relevant activities” under the ES Act, and for so long as our Company is carrying on activities which falls within any of the designated relevant activities, it shall comply with all applicable requirements under the ES Act. If the only business activity that the Company carries on is to hold equity participation in other entities and only earns dividends and capital gains, then based on the current interpretation of the ES Act, our Company is a “pure equity holding company” and will therefore only be subject to the minimum substance requirements, which require us to (i) comply with all applicable requirements under the Companies Act and (ii) have adequate human resources and adequate premises in the Cayman Islands for holding and managing equity participations in other entities. However, there can be no assurance that we will not be subject to more requirements under the ES Act. Uncertainties over the interpretation and implementation of the ES Act may have an adverse impact on our business and operations.

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act for so long as we are an emerging growth company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important.

The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the extended transition period, although we have adopted certain new and revised accounting standards based on transition guidance permitted under such standards earlier. As a result of this election, our future financial statements may not be comparable to other public companies that comply with the public company effective dates for these new or revised accounting standards.

We are a foreign private issuer within the meaning of the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

Because we are a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

•        the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

•        the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and

•        the selective disclosure rules by issuers of material non-public information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our financial results on a semi-annual basis through press releases distributed pursuant to the rules and regulations of the Nasdaq Capital Market. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you if you were investing in a U.S. domestic issuer.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses to us.

As discussed above, we are a foreign private issuer under the Exchange Act, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last Business Day of an issuer’s most recently completed second fiscal quarter. In the future, we would lose our foreign private issuer status if (1) more than 50% of our outstanding voting securities are owned by U.S. residents and (2) a majority of our Directors or executive officers are U.S. citizens or residents, or we fail to meet additional requirements necessary to avoid the loss of foreign private issuer status. As of the date of this prospectus, only one of our Directors and Independent Director Nominees, Mr. Kenneth Kei Biu Cheng, is a U.S. resident, and none of our executive officers are U.S. citizens or residents. Accordingly, we currently satisfy the requirements to qualify as a foreign private issuer. If we lose our foreign private issuer status, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to comply with U.S. federal proxy requirements, and our officers, Directors and 10% shareholders will become subject to the full provisions of Section 16 of the Exchange Act, including the short-swing profit recovery provisions of Section 16(b) and the short-sale restrictions of Section 16(c), whereas currently only our directors and executive officers are subject to the reporting requirements of Section 16(a). In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the listing rules of Nasdaq. As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting, and other expenses that we will not incur as a foreign private issuer.

Our compensation of directors and officers may not be publicly available.

Under Cayman Islands law, the Company is not required to disclose compensation paid to our senior management on an individual basis and the Company has not otherwise publicly disclosed this information elsewhere. The executive officers, directors and management of the Company receive fixed and variable compensation. They also receive benefits in line with market practice. The fixed component of their compensation is set on market terms and adjusted annually. The variable component consists of cash bonuses and awards of shares (or the cash equivalent). Cash bonuses are paid to executive officers and members of management based on previously agreed targets for the business. Shares (or the cash equivalent) are awarded under share options.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or our controlling shareholder than they would as public shareholders of a company incorporated in the United States.

We will incur significantly increased costs and devote substantial management time as a result of the listing of our Class A Ordinary Shares on Nasdaq.

We will incur additional legal, accounting, and other expenses as a public reporting company, particularly after we cease to qualify as an emerging growth company. For example, we will be required to comply with the additional requirements of the rules and regulations of the SEC and Nasdaq rules, including applicable corporate governance practices. We expect that compliance with these requirements will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. In addition, we expect that our management and other personnel will need to divert attention from operational and other business matters to devote substantial time to these public company requirements. We cannot predict or estimate the amount of additional costs we may incur as a result of becoming a public company or the timing of such costs.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidelines are provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may also initiate legal proceedings against us, and our business may be adversely affected.

Further issuances of Class B Ordinary Shares may result in a dilution of the percentage ownership of the existing holders of Class A Ordinary Shares as a total proportion of Ordinary Shares in the Company.

The Company may issue more Class B Ordinary Shares. The issuance of additional Class B Ordinary Shares may result in dilution to holders of our Class A Ordinary Shares. Each Class A Ordinary Share entitles its holder to one (1) vote per share, while each Class B Ordinary Share entitles its holder to twenty (20) votes per share. As a result, holders of Class B Ordinary Shares have significantly greater voting power than holders of Class A Ordinary Shares. Because of this significantly greater voting power, Class B Ordinary Shareholders have the ability to control the outcome of all matters submitted to our shareholders for approval, including the election and removal of directors, amendments to our amended and restated memorandum and articles of association, and the approval of mergers, consolidations, sales of all or substantially all of our assets and other major corporate transactions, including a change in control. If we decide to issue more Class B Ordinary Shares, it would have the effect of increasing the overall voting power of Class B Ordinary Shareholders relative to Class A Ordinary Shareholders, thereby diminishing the influence and control of Class A Ordinary Shareholders over our company’s affairs.

This dilution in voting power could impact the ability of Class A Ordinary Shareholders to influence important corporate decisions, including those related to corporate governance, mergers, acquisitions, and other significant transactions. It may also result in decisions that are not aligned with the interests of Class A Ordinary Shareholders. Our dual-class share structure may also have anti-takeover effects. It may discourage, delay or prevent a change in control transaction that holders of Class A Ordinary Shares might consider to be in their best interests, including transactions in which holders of Class A Ordinary Shares might otherwise receive a premium for their shares.

ENFORCEABILITY OF CIVIL LIABILITIES

Our Company is a company incorporated with limited liability under the laws of the Cayman Islands. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides less protection for investors. In addition, Cayman Islands companies may not have standing to sue before the U.S. federal courts.

All of our current operations are conducted outside of the United States and all of our current assets are located outside of the United States, with the majority of our operations and current assets being located in Singapore. All of the Directors and Executive Officers of our Company (other than Mr. Kenneth Kei Biu Cheng, who resides in the United States) reside outside the United States and substantially all of their assets (other than those of Mr. Cheng) are located outside the United States.

As a result, it may not be possible for you to:

•        effect service of process within the United States upon our non-U.S. resident directors or on us;

•        enforce in U.S. courts judgments obtained against our non-U.S. resident directors or us in the U.S. courts in any action, including actions under the civil liability provisions of U.S. securities laws; and

•        enforce in U.S. courts judgments obtained against our non-U.S. resident directors or us in courts of jurisdictions outside the United States in any action, including actions under the civil liability provisions of U.S. securities laws.

We have appointed Cogency Global Inc. as our agent upon whom process may be served in any action brought against us under the securities laws of the United States. Mr. Kenneth Kei Biu Cheng, who serves as one of our Independent Director Nominees, is a U.S. resident, and accordingly service of process may be effected against him within the United States, and judgments of United States courts obtained against him may be enforceable against his assets located in the United States.

Cayman Islands

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands in order to enjoy the following benefits: (a) political and economic stability; (b) an effective judicial system; (c) a favorable tax system; (d) the absence of exchange control or currency restrictions; and (e) the availability of professional and support services. However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

•        the Cayman Islands has a less exhaustive body of securities laws than the United States and these securities laws provide significantly less protection to investors; and

•        Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, among us, our officers, directors and shareholders, be arbitrated.

We have been advised by Ogier, our Cayman Islands legal counsel, that there is uncertainty as to whether the courts of the Cayman Islands would:

•        recognize or enforce judgments of courts of the United States against us or our directors or officers predicated upon the civil liability provisions of securities laws of the United States or any state in the United States; and

•        entertain original actions brought in the Cayman Islands against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

We have also been advised by Ogier that, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign judgment, without any re-examination or re-litigation of matters adjudicated upon, provided such judgment:

1.      is given by a foreign court of competent jurisdiction;

2.      imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

3.      is final and conclusive;

4.      is not in respect of taxes, a fine or a penalty;

5.      was not obtained by fraud; and

6.      is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the United States courts under civil liability provisions of the securities laws if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. As the courts of the Cayman Islands have yet to rule on making such a determination, it is uncertain whether such civil liability judgments from United States courts would be enforceable in the Cayman Islands. A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Subject to the above limitations, in appropriate circumstances, a Cayman Islands court may give effect in the Cayman Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

Singapore

There is uncertainty as to whether the courts of Singapore would (i) recognize or enforce judgments of United States courts obtained against us or our Directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in Singapore against us or our directors or officers predicated upon the securities laws of the United States.

Under Singapore law, a foreign judgement may be enforced either under the Reciprocal Enforcement of Foreign Judgements Act 1959 (“REFJA”), or if outside the scope of REFJA, under common law. There is no treaty between the United States and Singapore providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters and a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the federal securities laws, would, therefore, not be automatically enforceable in Singapore.

In making a determination as to enforceability of a foreign judgment under common law, subject to the Singapore courts having jurisdiction over the judgment debtor, the Singapore courts would have regard to whether (i) the foreign judgment was final and conclusive on the parties according to the law under which the foreign judgement was granted; (ii) it has been decided on the merits of the case; (iii) it was given by a court of law of competent jurisdiction in civil proceedings; (iv) it is a judgement for a fixed or ascertainable sum of money; (v) the foreign court had transnational or international jurisdiction over the party sought to be bound at the time of the commencement of the foreign proceedings; and (vi) there are no applicable defences to its recognition. The Singapore courts are unlikely to enforce a foreign judgment if (i) the foreign judgment was obtained by fraud; (ii) the proceedings in which the foreign judgment was obtained was not conducted in accordance with principles of natural justice; (iii) the enforcement of the foreign judgment would be contrary to the public policy of Singapore; (iv) the foreign judgment would conflict with earlier judgments from Singapore or earlier foreign judgments recognized in Singapore; or (v) the foreign judgment would amount to the direct or indirect enforcement of foreign penal, revenue or other public laws. Civil liability provisions of the federal and state securities law of the United States permit the award of punitive damages against us, our Directors and officers. The Singapore courts do not allow the enforcement of foreign judgments which amount to the direct or indirect enforcement of foreign penal, revenue or other public laws. It is uncertain as to whether a judgment of the courts of the United States awarding such punitive damages would be regarded by the Singapore courts as being pursuant to foreign, penal, revenue or other public laws. Such determination has yet to be conclusively made by a Singapore court in a reported decision.

USE OF PROCEEDS

We expect to receive approximately $17.2 million of net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We currently intend to use the net proceeds from this offering for the following purposes:

Expansion of product portfolio and inventory procurement

We intend to allocate approximately 35% of the net proceeds to expanding our product portfolio and strengthening inventory procurement. This includes increasing the range and volume of African hardwood species sourced from our suppliers and expanding our sawn timber offerings, such as European Ash. These investments are intended to improve order-fulfillment capability, reduce lead times, and support sales growth across our key markets.

Market expansion and sales development

We intend to allocate approximately 20% of the net proceeds to market expansion initiatives, including sales development efforts in Vietnam, Japan, Dubai, India, Europe and other Middle Eastern markets. These proceeds will be used for marketing campaigns, customer acquisition activities, and developing local commercial relationships to broaden our geographic sales footprint.

Supply chain, logistics and operational enhancement

We plan to allocate approximately 20% of the net proceeds to enhancing our supply chain and upstream logistics capabilities, including working capital to support transportation, yard operations, inspection processes, and third-party logistics arrangements. These enhancements will help strengthen our procurement reliability and improve overall operational efficiency.

General working capital and corporate purposes

We intend to use the remaining balance of the net proceeds for general working capital and other general corporate purposes.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2025:

•        on an actual basis; and

•        on a pro forma as adjusted basis to reflect (i) the completion of the corporate reorganization completed on October 18, 2025; and (ii) the issuance and sale of 5,000,000 Class A Ordinary Shares in this offering at an initial public offering price of $4.00 per Class A Ordinary Share (being the low end of the initial public offering price range), after deducting underwriting discounts and estimated offering expenses payable by us.

The pro forma as adjusted information below is illustrative only, and our capitalization following the completion of this offering is subject to adjustment based on the actual net proceeds to us from the offering. You should read this table in conjunction with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

Shareholders’ Equity	Actual	As adjusted(1)(2)
Class A Ordinary Shares, par value $0.00001 per share, 4,000,000,000 Class A Ordinary Shares, 15,000,000 Class A Ordinary Shares outstanding on an actual basis, 20,000,000 Class A Ordinary Shares outstanding on a pro forma as adjusted basis	$150	200
Class B Ordinary Shares, par value $0.00001 per share, 1,000,000,000 Class B Ordinary Shares, 15,000,000 Class B Ordinary Shares outstanding on an actual basis, 15,000,000 Class B Ordinary Shares outstanding on a pro forma as adjusted basis	150	150
Subscription receivable	$(300)	(300)
Additional paid-in capital	—	17,199,950
Retained earnings	$3,850,581	3,850,581
Total Shareholders’ Equity	$3,850,581	21,050,581
Total Capitalization	$3,850,581	21,050,581

____________

(1)      Reflects the sale of ordinary shares in this offering (excluding any ordinary share that may be sold as a result of the underwriter exercising its over-allotment option) at an assumed initial public offering price of $4.00 per share, and after deducting the estimated underwriting discounts and estimated offering expenses payable by us. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing. Additional paid-in capital reflects the net proceeds we expect to receive, after deducting the underwriting discounts, estimated offering expenses payable by us and advisory fees. We estimate that such net proceeds will be approximately $17,200,000.

(2)      Assuming the underwriters do not exercise their over-allotment option.

DILUTION

Investors purchasing our Class A Ordinary Shares in this offering will experience immediate and substantial dilution in the pro forma as adjusted net tangible book value of their Class A Ordinary Shares. Dilution in pro forma as adjusted net tangible book value represents the difference between the initial public offering price of our Class A Ordinary Shares and the pro forma as adjusted net tangible book value per share of our Class A Ordinary Shares immediately after the offering.

Historical net tangible book value per share represents our total tangible assets (total assets excluding goodwill and other intangible assets) less total liabilities, divided by the number of outstanding Class A Ordinary Shares. After giving effect to the sale of Class A Ordinary Shares in this offering by the Company at an initial public offering price of $4.00 per share, after deducting $1,300,000 in underwriting discounts and commissions and estimated offering expenses payable by the Company of approximately $1,500,000, the pro forma as adjusted net tangible book value as of December 31, 2025 would have been approximately $0.601 per share. This represents an immediate increase in pro forma as adjusted net tangible book value of $0.473 per share to our existing stockholders and an immediate dilution of $3.399 per share to new investors purchasing Class A Ordinary Shares in this offering.

The following table illustrates this dilution on a per share basis to new investors.

	No Exercise of Over-Allotment Option	Full Exercise of Over-Allotment Option
Assumed initial public offering price per share	$4.000	$4.000
Historical net tangible book value per share as of December 31, 2025	$0.128	$0.128
Increase in as adjusted net tangible book value per share attributable to the investors in this offering	$0.473	$0.601
Pro forma net tangible book value per share after giving effect to this offering	$0.601	$0.729
Dilution per share to new investors participating in this offering	$3.399	$3.271

A $1.00 increase (decrease) in the assumed initial public offering price of $4.00 per Class A Ordinary Share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the as adjusted net tangible book value per share by $0.132, and increase (decrease) dilution to new investors by $0.868 per share, in each case assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and estimated offering expenses payable by us.

If the underwriters exercise in full their option to purchase additional Class A Ordinary Shares in this offering, the as adjusted net tangible book value after the offering would be $0.729 per share, the increase in net tangible book value to existing shareholders would be $0.601 per share, and the dilution to new investors would be $3.271 per share, in each case assuming an initial public offering price of $4.000 per share, which is the midpoint of the price range set forth on the cover page of this prospectus.

The following table summarizes, on a pro forma as adjusted basis as of December 31, 2025, the differences between existing shareholders and the new investors with respect to the number of Class A Ordinary Shares purchased from us, the total consideration paid and the average price per ordinary share before deducting the estimated commissions to the underwriter and the estimated offering expenses payable by us.

	Class A Ordinary Shares purchased		Total consideration		Average price per Ordinary Share
	Number	Percent	Amount	Percent
Existing shareholders	15,000,000	75.00%	$—	0%	$—
New investors	5,000,000	25.00%	$20,000,000	100%	$4.00
Total	20,000,000	100.00%	$20,000,000	100%	$1.00

The pro forma as adjusted information as discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our Class A Ordinary Shares and other terms of this offering determined at the pricing.

DIVIDENDS AND DIVIDEND POLICY

While we currently have no plans to distribute dividends, in the event we consider distributing a dividend in the future, our Board shall take into account, among other things, the following factors when deciding whether to propose a dividend and in determining the dividend amount: (a) operating and financial results; (b) cash flow situation; (c) business conditions and strategies; (d) future operations and earnings; (e) taxation considerations; (f) interim dividend paid, if any; (g) capital requirement and expenditure plans; (h) interests of shareholders; (i) statutory and regulatory restrictions; (j) any restrictions on payment of dividends; and (k) any other factors that our Board may consider relevant. Our board of directors has complete discretion in deciding whether to distribute dividends, subject to certain restrictions under Cayman Islands law, namely that our company may only pay dividends out of profits or share premium, and provided always that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. Even if our board of directors decides to pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Currently, we do not have any predetermined dividend distribution ratio.

Even if our Board decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the Board may deem relevant. In addition, we are a holding company and depend on the receipt of dividends and other distributions from our subsidiaries to pay dividends on our Ordinary Shares.

There are no foreign exchange controls or foreign exchange regulations under current applicable laws of the various places of incorporation of our significant subsidiaries that would affect the payment or remittance of dividends.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. This discussion and analysis is intended to provide a narrative explanation of our financial statements that enables investors to see our business through the eyes of management. Unless otherwise indicated, all amounts included herein with respect to the fiscal years ended June 30, 2024, and June 30, 2025, are derived from our audited consolidated financial statements included elsewhere in this prospectus, and the amounts included herein with respect to the six months ended December 31, 2024 and 2025 are derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. Our financial statements were prepared in accordance with U.S. Generally Accepted Accounting Principles, or U.S. GAAP.

OVERVIEW

FF Global Holdings Ltd. (“FF Global” or the “Company”) is a Cayman Islands exempted company incorporated on July 18, 2025. The Company was formed to serve as the holding company of our group and the listing vehicle for our proposed initial public offering. The Company, together with its subsidiaries, is referred to in this prospectus as the “Group,” “our Group,” “we,” “us” or “our.” We conduct substantially all of our business operations through Future Faith Pte. Ltd. (“FFPL”), our indirect wholly owned Singapore operating subsidiary. As a holding company, FF Global does not conduct substantive operating activities of its own and depends on the business, financial condition and results of operations of FFPL.

Our Group is principally engaged in the trading of premium African hardwood logs sourced from natural forests within government-authorized concession areas in the Democratic Republic of the Congo (“DRC”). We supply these African hardwood logs primarily to customers in Mainland China, Hong Kong, Vietnam and Dubai. In the second half of fiscal year 2025, we broadened our product offerings by introducing sawn timber, specifically European Ash sawn timber sourced from a third-party processor in Vietnam. This addition allows us to address customer demand for sawn timber and facilitated our entry into Japan, a market where sawn timber is generally preferred over raw logs.

We source our African hardwood logs primarily from Auronova Limited (“Auronova”), the sole distributor appointed by SCIBOIS Co. Ltd. (“SCIBOIS”), which manages forest concession No. 020/11 covering approximately 234,862 hectares in the Equator Province of northwestern DRC. Auronova supplied 100% of our African hardwood log purchases in fiscal year 2024, approximately 91.9% in fiscal year 2025 and approximately 74.6% of our total cost of revenue for the six months ended December 31, 2025. During fiscal year 2025, a timber trading entity in Hong Kong accounted for approximately 1.7% of our cost of materials and supplied additional African hardwood logs, while the approximately 6.4% of our procurement related to European Ash sawn timber sourced from established third-party processors in Vietnam. For the six months ended December 31, 2025, procurement related to European Ash sawn timber accounted for approximately 16.0% of total cost of revenue, while the remaining 9.4% was attributable to logistics and related costs.

Our customer base consists of log traders, wood-processing companies, manufacturers and trading entities across Asia and the Middle East. In fiscal year 2024, our revenue was highly concentrated, with one major customer in Mainland China and one major customer in Hong Kong together accounting for approximately 96.1% of our total revenue. In fiscal year 2025, orders previously placed by our major customer in Mainland China were consolidated and routed through our major customer in Hong Kong, resulting in the Hong Kong-based customer accounting for approximately 76.0% of our revenue for the year. Revenue from a customer in Vietnam increased from 3.9% of total revenue in fiscal year 2024 to 18.2% in fiscal year 2025, reflecting increased demand from local manufacturers. Sales to a customer in Dubai contributed 0.4% of revenue in fiscal year 2025. Sales of European Ash sawn timber to a customer in Japan contributed 5.4% of revenue in fiscal year 2025, marking our initial entry into the Japanese market. For the six months ended December 31, 2025, revenue contribution from our Hong Kong-based customer decreased to approximately 61.4%, while revenue from Vietnam increased to approximately 24.8% and revenue from Japan increased to approximately 13.8%, demonstrating our increasing geographic diversification and reduced reliance on a single market.

Our revenue remained relatively stable at approximately $9.3 million in each of fiscal years 2024 and 2025. Although total revenue was largely unchanged, the composition of revenue shifted in fiscal year 2025, with African hardwood logs accounting for 94.6% of revenue and European Ash sawn timber accounting for 5.4% of revenue. Net income increased from approximately $0.8 million in fiscal year 2024 to approximately $1.2 million in fiscal year 2025, representing an increase of approximately 37.4%, primarily due to (i) the elimination of freight costs and improved pricing following our transition to yard-delivery arrangements, and (ii) higher sales volumes supported by broader product availability. Total sales volume increased from 33,280 m³ in fiscal year 2024 to 46,131 m³ in fiscal year 2025, representing an increase of 38.6%. For the six months ended December 31, 2025, our revenue increased by 25.7% to approximately $6.0 million from approximately $4.8 million for the six months ended December 31, 2024, primarily driven by higher sales activity and the increased contribution from sawn timber products. Gross profit increased by 23.7% to approximately $1.3 million from approximately $1.0 million over the same period. Net income increased by 38.0% to approximately $0.8 million from approximately $0.6 million over the same period, primarily due to increased revenue and the recognition of an income tax benefit, partially offset by higher operating expenses.

Our business strategy is oriented toward expanding our presence across the timber value chain through four principal initiatives: (i) strengthening vertical supply chain integration by improving logistics, diversifying sourcing channels and assessing potential downstream processing opportunities in Vietnam; (ii) expanding our product portfolio beyond African hardwood logs to include sawn timber and other hardwood products; (iii) growing our international sales network by increasing market penetration in Vietnam, Dubai and Japan and entering additional markets such as India, Europe and the broader Middle East; and (iv) evaluating potential acquisitions, joint ventures and strategic partnerships to support sourcing resilience and geographic expansion. We currently have no definitive plans, agreements or commitments with respect to any acquisition, joint venture or strategic partnership.

We work closely with our suppliers to maintain product traceability in accordance with applicable forestry regulations. We also assist customers with shipping and logistics arrangements when requested. In addition, our financing capability allows us to manage timing differences between supplier payment terms and customer credit periods, supporting the continuity of our operating activities.

ACCOUNTING PREDECESSOR & BASIS OF PRESENTATION

FF Global Holdings Ltd. (“FF Global” or the “Company”) was incorporated in the Cayman Islands on July 18, 2025, for the purpose of serving as the holding company of our group and listing vehicle for our proposed initial public offering.

On October 18, 2025, we completed a reorganization of our corporate structure through a series of transactions under common control, pursuant to which FF Global became the ultimate holding company of FFPL. As part of the reorganization, Yu Jin and Li Zeng transferred all of their respective equity interests in FFPL to FF Global (BVI) Ltd., a wholly owned subsidiary of FF Global. In consideration of such transfer, FF Global issued an aggregate of 15,000,000 Class A Ordinary Shares and 15,000,000 Class B Ordinary Shares, each with a par value of US$0.00001 per share, to Zenith Lord Limited and FF Global Group Limited. Upon completion of the reorganization, FFPL became an indirect wholly owned subsidiary of FF Global.

The reorganization has been accounted for as a reorganization of entities under common control. Before and after the reorganization, FF Global and its subsidiaries were effectively controlled by the same shareholders. Accordingly, the reorganization did not result in a change in the basis of accounting for the assets and liabilities of FFPL, and no goodwill or other purchase accounting adjustments were recorded.

Although FF Global and FF Global (BVI) Ltd. were incorporated after the beginning of the periods presented and had no substantive operations prior to the reorganization, the accompanying consolidated financial statements have been prepared as if the current group structure had been in existence as of the beginning of the earliest period presented. Accordingly, the historical results of operations, financial position and cash flows of FFPL, the Group’s Singapore operating subsidiary and accounting predecessor, are reflected in the consolidated financial statements of FF Global and its subsidiaries for all periods presented.

The term “accounting predecessor” is used because FFPL conducted the historical operating business of the Group prior to the completion of the reorganization. Because FF Global and FF Global (BVI) Ltd. had no substantive operations prior to the reorganization, the historical operating results presented in the consolidated financial statements are substantially those of FFPL, presented on a consolidated basis under FF Global as the parent company after giving retroactive effect to the reorganization.

The Company has retroactively adjusted all share and per share data, as applicable, for all periods presented to reflect the share subdivision and capital structure implemented in connection with the reorganization.

Unless the context otherwise requires, references in this Management’s Discussion and Analysis of Financial Condition and Results of Operations to “we,” “us,” “our” and the “Company” refer to FF Global Holdings Ltd., and references to the “Group” refer to FF Global Holdings Ltd. and its consolidated subsidiaries, for all periods presented.

BUSINESS MODEL AND STRATEGIC POSITIONING

We operate a timber trading business that sources African hardwood logs from the Democratic Republic of the Congo (“DRC”) and supplies customers across Asia and the Middle East. Our historical results reflect the execution of this trading model through our long-term upstream sourcing arrangements and customer-driven delivery structures, as described in the “Business” section. The discussion below focuses on management’s strategic priorities and how they relate to our historical performance and future operating considerations.

•        Vertical Supply Chain Integration

Our historical financial results are supported by a concentrated upstream sourcing model that provides reliable access to African hardwood logs and visibility over procurement costs. From a strategic perspective, management continuously evaluates opportunities to enhance supply-chain resilience and operational efficiency, including logistics optimization and alternative delivery structures. These evaluations are intended to improve cost discipline, visibility and flexibility over time. However, as of June 30, 2025, such initiatives remain under assessment, and our historical results do not reflect any material changes to our existing sourcing or logistics framework.

•        Product Portfolio Diversification

While African hardwood logs remain our core revenue contributor, we introduced European Ash sawn timber in fiscal year 2025 to address customer demand in markets that favor sawn timber. Management views this initiative as an early-stage diversification effort rather than a shift in our core business model. The financial impact of sawn timber on our results of operations to date has been modest and is reflected in the revenue mix and margin profile for fiscal year 2025. We do not currently view sawn timber as a higher-margin substitute for African hardwood logs; instead, it serves as a complementary product that facilitates entry into markets where regulatory, logistical or customer preferences favor sawn timber.

•        Global Market Expansion

Historically, our revenue has been concentrated in Mainland China and Hong Kong. In fiscal year 2025, customers in Vietnam, Dubai and Japan, collectively contributed approximately 24.0% of our total revenue, reflecting early progress in geographic diversification. From a strategic standpoint, management continues to evaluate opportunities to expand our customer base into additional markets, such as India, Europe and the Middle East. Any such expansion would be subject to demand conditions, regulatory considerations and working-capital capacity, and has not been assumed in our historical results or near-term financial outlook.

•        Strategic Partnerships and Selective Acquisitions

We may evaluate acquisitions, joint ventures or strategic partnerships to enhance upstream sourcing capabilities, expand downstream processing capacity, improve logistics infrastructure or accelerate entry into new markets. As of June 30, 2025, we had not entered into any definitive agreements, commitments or negotiations relating to acquisitions, joint ventures or strategic partnerships. Accordingly, our historical financial statements do not reflect any impact from such activities.

The strategic initiatives described above are forward-looking in nature and remain at an exploratory or evaluation stage. None had been contractually committed or implemented as of June 30, 2025, and our historical results of operations reflect the performance of our existing trading model rather than the execution of these initiatives. Future implementation, if any, would depend on market conditions, capital availability and regulatory considerations and may affect our operating profile in future periods.

ANALYSIS OF CORE COMPETITIVE STRENGTHS

Our competitive strengths influence our ability to maintain stable supply, manage procurement cycles, fulfill customer requirements and sustain our operating performance. The following strengths, which are described in detail in the “Business” section, have a direct impact on our financial condition and results of operations:

•        Experienced Management Team with Deep Industry and Sourcing Expertise

Our management team has extensive operational experience in the African hardwood industry, including established relationships with upstream suppliers and downstream customers. Their familiarity with species characteristics, concession-level practices and customer expectations supports effective procurement planning, pricing decisions and logistics coordination. These capabilities contribute to operational consistency, reduce the likelihood of procurement errors and support predictable margins and sales execution.

•        Established Reputation and Strong Customer Relationships

We have developed a reputation for reliable delivery, consistent quality and responsive customer service across multiple regions. Repeat orders and short inventory turnover cycles reflect customer confidence in our ability to meet species, dimension and quality specifications. Strong customer relationships help stabilize demand, support recurring sales, reduce customer-specific credit risk and improve visibility into order volumes, which assists with procurement planning and working capital management.

•        Secure and Traceable Supply Chain with Concession-Backed Access

Our long-term sourcing arrangement with Auronova provides us with committed annual supply volumes from a government-authorized forest concession in the DRC. This structure enhances supply visibility, reduces exposure to upstream volatility and supports more predictable procurement costs. Compliance with statutory DRC export documentation and ATIBT measurement standards enhances traceability and reduces the risk of shipment delays, quality disputes or regulatory non-compliance, all of which could otherwise affect gross margin and inventory turnover.

Key contractual features — such as supplier-borne risk of loss prior to delivery and exclusivity protections in key markets — further support supply reliability and competitively position us in our primary sales regions.

•        Consistent Ability to Meet Customer Specifications and Delivery Requirements

Our operational processes, including yard-level inspections, traceability tagging and on-site personnel in the DRC, help ensure that logs meet customer specifications for species, size and quality. This consistency reduces the risk of rejected shipments and minimizes delivery disputes, which supports timely collections and reduces working capital pressure. Reliability in meeting customer requirements also enhances retention and repeat-order potential, contributing to revenue stability across periods.

•        Diverse and Expanding Customer Base Across Multiple International Markets

While our revenue was historically concentrated in Mainland China and Hong Kong, customers in Vietnam, Dubai and Japan contributed approximately 24.0% of total revenue in fiscal year 2025. This diversification reduces reliance on any single market and mitigates the financial impact of localized economic or regulatory changes. A broader customer footprint also provides better insight into regional demand trends, enabling improved procurement allocation, product-mix planning and logistics scheduling, which can reduce volatility in revenue and gross margin over time.

These five strengths support our ability to manage supply-chain variability, maintain stable gross margin, fulfill customer orders and navigate the operational challenges inherent in cross-border timber trading. Although these strengths enhance our operating resilience, they do not eliminate exposure to supplier concentration, logistics conditions in the DRC, or fluctuations in global demand, which are discussed further under “Risk Factors.”

FINANCIAL PERFORMANCE AND KEY DRIVERS

Our financial performance for fiscal year 2025 reflects stable revenue and improved profitability. Revenue remained consistent at approximately $9.3 million for both fiscal years presented, while net income increased from approximately $0.8 million in fiscal year 2024 to approximately $1.2 million in fiscal year 2025. The year-over-year improvement in profitability was primarily attributable to the following factors:

•        Margin Expansion Resulting from Delivery-Term Optimization

Following execution of the Supplier Agreement on September 9, 2024, the Company transitioned all customer deliveries to yard-delivery arrangements at its Maluku yard during fiscal year 2025. Under this delivery structure, customers assume responsibility for inland transportation and ocean freight, and the Company no longer incurs freight expenses that were previously associated with FOB deliveries at the Matadi seaport.

This transition represents a structural change in the Company’s delivery model and cost structure, reducing exposure to logistics-related cost variability and contributing to improved gross margin in fiscal year 2025. Management expects, based on current conditions, that the effects of this delivery-term shift to continue to influence margin stability in future periods, although the extent of such impact may vary depending on logistics conditions, market pricing dynamics and customer procurement preferences.

•        Product Mix Adjustments, Including the Introduction of Sawn Timber

The introduction of European Ash sawn timber in fiscal year 2025 broadened the Company’s product portfolio by supplementing its core African hardwood log offerings. While the initial contribution of sawn timber to total revenue was limited, the expansion into sawn timber reduced reliance on log-only sales and enabled the Company to address customer demand in markets that favor processed or ready-to-use timber, including Japan.

The Company’s future performance will depend, in part, on its ability to selectively expand its sawn timber offerings, manage sourcing and processing arrangements, and align its product mix with evolving regional demand patterns, while maintaining disciplined cost management and supply-chain reliability.

•        Broader Geographic Contribution from Expanding Customer Markets

While customers in Mainland China and Hong Kong continued to account for a substantial share of revenue, customers in Vietnam, Dubai and Japan collectively contributed approximately 24.0% of total revenue in fiscal year 2025. This broader geographic mix reduced exposure to any single market and contributed to revenue stability across the period. We expect geographic diversification to remain a factor affecting revenue visibility and accounts receivable exposure, although actual contributions will depend on market conditions and customer order patterns in each region.

These operational drivers, along with upstream supply availability and logistics conditions in the DRC, represent known trends and uncertainties that may continue to affect our results of operations and working capital requirements.

PRINCIPAL RISK FACTORS AND MITIGATION CONSIDERATIONS

Our business, financial condition and results of operations are subject to several risks that may materially affect our performance. While a full discussion of risks is included in the “Risk Factors” section of this prospectus, the following matters represent the principal trends, uncertainties and risks that management evaluates when assessing our operating environment and financial outlook under Item 303 of Regulation S-K.

•        Political, Operational and Regulatory Conditions in the DRC

Our primary supply originates from a single government-authorized concession in the DRC. Forestry operations in the DRC are subject to regulatory oversight, export documentation requirements, shifts in enforcement practices and periodic policy changes. Inland logistics — including river transport and trucking — may also be affected by weather conditions, infrastructure limitations or security disruptions. These factors may influence harvesting volumes, delivery timelines and our ability to meet customer orders. Future operating performance will depend on the stability of these regulatory and logistical conditions, which remain inherently uncertain and outside our control.

•        Supplier Concentration

Substantially all of our African hardwood logs in fiscal years 2024 and 2025 were sourced from Auronova, the sole distributor appointed by the concession holder. Dependence on a single supplier exposes us to risks such as supply interruptions, changes in supplier performance, or limitations in the availability of certain species. Although we began procuring sawn timber from a third-party processor in Vietnam in fiscal year 2025, overall supplier concentration is expected to remain a significant factor influencing our procurement cycles, cost structure and ability to meet customer demand, unless and until additional supply channels can be developed at scale. While the export exclusivity provisions in our Supplier Agreement provide sourcing visibility and limit competing export supply in our core markets, they also increase our reliance on a single concession and distributor, which may limit short-term flexibility in responding to supply disruptions.

•        Customer Concentration

Historically, a limited number of customers have accounted for a substantial portion of our revenue. A single Hong Kong-based customer represented approximately 76.0% of revenue in fiscal year 2025. Changes in purchasing behavior, credit availability, customer inventory cycles or regional economic conditions may materially affect our revenue, gross margin performance and accounts receivable turnover. Although revenue contributions from Vietnam, Dubai and Japan are increasing, customer concentration is expected to remain a key factor affecting our revenue visibility and liquidity.

•        Foreign Exchange Exposure

While the majority of our procurement and sales are denominated in U.S. dollars, certain logistics charges, staff costs and operating expenses are incurred in other currencies. Exchange-rate fluctuations may affect our cost structure and working capital requirements. Foreign exchange exposure will continue to influence our cost base, although the predominance of USD-denominated transactions mitigates transaction-level volatility. We currently do not use derivative instruments.

•        Fluctuations in Global Timber Demand

Demand for hardwood logs and sawn timber is influenced by construction activity, furniture manufacturing trends, macroeconomic conditions and regulatory import policies in our key markets. Changes in these underlying factors may affect order volumes, selling prices and customer inventory cycles.

Future results will depend on market conditions in Mainland China, Hong Kong, Vietnam, Dubai, Japan and other regions where we continue to develop sales, each of which may experience different economic or regulatory cycles.

•        Logistics and Transportation Risks

Our operations rely heavily on inland transportation within the DRC, handling at Maluku Port and access to international shipping capacity. Delays, disruptions or cost increases at any point in the logistics chain may affect delivery schedules, customer satisfaction, working capital turnover and ultimately gross margin. Logistics conditions in the DRC represent an ongoing source of uncertainty and may influence both the timing of deliveries and the cost of revenues in future periods.

These key risks affect our procurement cycles, revenue visibility, gross margin performance and working capital needs. Management monitors these factors closely as part of its assessment of known trends and uncertainties under Item 303 of Regulation S-K. For a comprehensive discussion of material risks, see “Risk Factors” in this prospectus.

MAJOR FACTORS AFFECTING OUR RESULTS OF OPERATIONS

Our financial condition and results of operations are influenced by a number of key factors, many of which relate to the stability of our upstream supply chain, our ability to diversify our product mix and customer base, our operational efficiency, and the broader regulatory environment affecting the international trade of timber products. The most significant of these factors are discussed below.

•        Supply Chain Stability and Procurement Costs

The stability, availability and cost of our upstream supply of African hardwood logs significantly affect our operating performance. Nearly all of our African hardwood logs are sourced from Auronova Limited, the exclusive distributor appointed by SCIBOIS, which operates a government-authorized forest concession in the DRC. Under our fixed-term Supplier Agreement, we are entitled to procure between 40,000 and 100,000 cubic meters of logs per year, providing multi-year visibility over raw material availability and supporting consistency in procurement planning.

The Supplier Agreement incorporates a fixed pricing mechanism for confirmed purchase orders, with biennial reviews capped at a maximum increase, contributing to gross margin predictability. Our suppliers must comply with statutory DRC export documentation requirements and ATIBT international measurement standards, enhancing traceability and product integrity. Because suppliers bear the risk of loss, shortage or damage prior to delivery confirmation at the designated port, our exposure to upstream inventory losses is reduced. The reliability and contractual protections embedded in our sourcing arrangement therefore play a critical role in supporting our results of operations, particularly as we scale our business into new markets and product categories.

•        Delivery-Term Optimization and Logistics Efficiency

Following the execution of the Supplier Agreement on September 9, 2024, the Company began transitioning its downstream customer deliveries to yard-delivery at its Maluku log yard. The transition was substantially completed during fiscal year 2025, replacing the mixed delivery model in fiscal year 2024 that included both yard-delivery and FOB Matadi arrangements.

As a result of this transition, the Company eliminated inland freight costs, port handling charges and other supplier-embedded logistics markups previously incurred under FOB terms. The shift to yard-delivery improved pricing transparency, reduced exposure to logistics-related cost volatility and contributed to higher gross margin in fiscal year 2025. Management continues to evaluate opportunities to optimize inland and ocean logistics, including shipment consolidation and expansion of carrier networks, which may further enhance cost efficiency and operational performance over time.

While yard-delivery remains our primary delivery arrangement, we also offer FOB Matadi and CNF shipping and may evaluate offering alternative delivery terms, including where commercially appropriate, cost-insurance-and-freight (“CIF”) arrangements, on a selective, transaction-specific basis to accommodate particular customer requirements. Under such arrangements, we would arrange ocean freight and, in the case of CIF, procure cargo insurance for the customer’s benefit. Any use of CNF or potential use of CIF terms would be assessed on a transaction-by-transaction basis, taking into account customer demand, prevailing shipping and insurance conditions and internal risk considerations. We currently have no definitive plans or commitments to adopt CIF arrangements as standard delivery terms, and any future use of such arrangements could affect our cost structure and risk exposure, the impact of which cannot be predicted at this time.

•        Product Mix and Expansion into Sawn Timber

Our financial performance is influenced by the composition of our product portfolio. While premium African hardwood logs remain our core product line, the introduction of European Ash sawn timber in fiscal year 2025 broadened our addressable market and reduced reliance on log-only sales. Sawn timber has distinct pricing and margin characteristics compared to African hardwood logs and enables us to serve market segments — such as Japan — where demand favors ready-to-use timber materials. As we further develop our sawn timber offerings, our overall revenue mix, margin profile and working capital requirements may change accordingly.

•        Customer Concentration and Geographic Diversification

Historically, our revenue was concentrated in Mainland China and Hong Kong; however, in fiscal year 2025, we made significant progress in diversifying our customer base. Revenues from Vietnam, Japan and Dubai collectively increased meaningfully, reducing dependence on any single customer or market. Our ability to further reduce concentration risk depends on the continued expansion of our presence in new regions — including India, Europe and the broader Middle East — and on our capacity to develop sustainable customer relationships in high-growth downstream timber markets.

•        Regulatory Developments and Sustainability Certifications

Regulatory requirements relating to the legality, traceability and sustainability of timber products continue to evolve globally. Our ability to access and expand into certain markets — particularly Europe, the Middle East and parts of Asia — may depend on meeting enhanced certification standards and providing robust documentation regarding supply-chain integrity. While our upstream supplier, SCIBOIS, has adopted selective and reduced-impact logging practices and intends to pursue Forest Stewardship Council (FSC) certification by 2026, delays or changes in certification requirements could affect our market access or competitiveness. As sustainability expectations rise, we must continue strengthening our compliance, documentation and supplier-monitoring capabilities.

•        Supplier Relationships and Sawn Timber Agreements

As we expand into sawn timber, we rely on securing competitive and reliable arrangements with processors capable of meeting customer specifications for cutting, grading and drying. The cost structure, reliability and quality consistency of these suppliers — particularly in Vietnam and other emerging processing hubs — affect our ability to deliver consistent products across markets and support our broader product diversification strategy. Building long-term strategic partnerships with these processors will be important to sustaining our operational model and ensuring the availability of sawn timber that meets customer requirements.

•        Sales and Marketing Execution

Our performance depends on our ability to execute effective sales strategies, deepen customer relationships and expand market coverage. As we enter new geographies, the development of local market expertise, customer service capabilities and brand recognition will be increasingly important. Successful sales execution supports revenue growth, product adoption and the mitigation of customer concentration risk.

•        Capital Access and Working Capital Requirements

Our timber trading model is working-capital intensive due to the timing gap between supplier payment terms and customer credit periods. Our ability to raise additional capital — through this offering or other financing initiatives — will influence our capacity to pursue larger trading volumes, expand into new markets, invest in logistics infrastructure, or evaluate strategic acquisitions. Limited access to capital may constrain the pace of our expansion or delay growth initiatives.

•        Talent Attraction, Compliance and Operational Expertise

Our continued growth requires attracting and retaining personnel with expertise in international timber trading, FSC-related standards, logistics coordination and compliance. As global markets place higher emphasis on supply-chain transparency and ESG considerations, human capital — particularly personnel familiar with sustainable forestry requirements — will play an increasingly important role in maintaining our competitive position and supporting execution of our long-term strategy.

•        Operational Efficiency and Process Optimization

Our profitability depends on our ability to streamline procurement, improve logistics planning, optimize inventory turnover and enhance sales fulfillment processes. Our lean inventory model — typically maintaining logs for only 1 to 45 days — reduces holding risks, improves working-capital efficiency and helps preserve log quality. Continued investments in operational discipline, data visibility, technology systems and supplier-customer coordination are essential for supporting margin stability and scalable growth.

•        Foreign Exchange Exposure

Although most of our revenue and procurement costs are denominated in U.S. dollars, some logistics, administrative and operating expenses are incurred in local currencies. While foreign exchange exposure has not been material to date, fluctuations in exchange rates may affect our cost structure and overall financial performance, particularly as we expand into additional markets with non-USD denominated costs.

RESULTS OF OPERATIONS

Summary of Results of Operations

The following discussion summarizes and analyzes our consolidated results of operations for the fiscal years ended June 30, 2024, and 2025. This information should be read in conjunction with our audited consolidated financial statements and the related notes included elsewhere in this prospectus.

Year-over-year performance reflects a significant increase in total sales volume, which rose by 38.6% from 33,280 cubic meters in fiscal year 2024 to 46,131 cubic meters in fiscal year 2025. This increase was driven primarily by higher log sales volumes, expanded sales of Tali, the introduction of additional log species — including Bosse, Eyoum and Padouk — and the launch of sawn timber in fiscal year 2025.

Despite the increase in sales volume, total revenue remained relatively stable, declining slightly by 0.3% to $9.32 million in fiscal year 2025. This outcome reflects changes in sales mix, delivery arrangements and product composition across periods. Average yard-delivery prices for several recurring log species improved during fiscal year 2025, partially offsetting pricing variability across species and the introduction of sawn timber, which carries different unit pricing characteristics compared to raw logs.

Comparison of the Years Ended June 30, 2024 and 2025

	Years ended June 30,		Change (%)
	2024	2025
Revenues	$9,349,789	$9,322,878	(0.3)
Cost of revenues	(7,701,426)	(7,276,425)	(5.5)
Gross profit	1,648,363	2,046,453	24.2
Operating expenses	(657,674)	(720,020)
Other Income	128	62,788
Profit before income tax	990,817	1,389,221	40.2
Income tax expenses	(143,961)	(225,629)	56.7
Net income	$846,856	$1,163,592	37.4

Gross profit increased by 24.2% to $2.05 million in fiscal year 2025, and gross profit margin expanded from 17.6% to 22.0%. This improvement was primarily attributable to (i) the elimination of freight expenses following the Company’s transition to yard-delivery arrangements, (ii) higher trading volumes, and (iii) strengthened pricing discipline across species. Net income increased by 37.4% to $1.16 million, reflecting the expansion in gross profit and higher other income, partially offset by increased income tax expense associated with improved profitability.

Revenues

We generate revenue primarily from two sources: (i) sales of African hardwood logs sourced from our key supplier in the Democratic Republic of Congo (“DRC”), and (ii) sales of sawn timber sourced from a third-party processor in Vietnam. Our customers mainly comprise importers, retailers, and wood processors located across Mainland China, Hong Kong, Vietnam, Dubai, and Japan.

For the fiscal years ended June 30, 2024, and 2025, we recorded total revenues of $9,349,789 and $9,322,878, respectively. Although total revenue remained relatively stable at approximately $9.3 million across both periods, the composition of revenue changed meaningfully between fiscal years.

Revenue by Product Category

The following table sets out the breakdown of our revenue for the period indicated. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. Results of any specific period are not necessarily indicative of future performance.

	Years ended June 30,				Change (%)
Revenue	2024	%	2025	%
Sales of Logs	$9,249,789	98.9	$8,815,988	94.6	(4.7)
Sales of Sawn Timber	—	—	506,890	5.4	N.A.
Loading Service	100,000	1.1	—	—	N.A.
Total	$9,349,789	100.0	$9,322,878	100.0	(0.3)

Revenue from the sale of African hardwood logs continued to represent the substantial majority of total revenue in both fiscal years. In fiscal year 2024, sales of logs accounted for $9,249,789, or 98.9% of total revenue. In fiscal year 2025, revenue from sales of logs decreased to $8,815,988, representing 94.6% of total revenue, a decline of $433,801, or 4.7%, compared to the prior year.

The decrease in revenue from sales of logs reflects a combination of pricing effects, changes in product mix across species, and normal variations in supplier harvest availability during the year. Despite this decline, total revenue remained broadly stable due to increased sales volumes and the introduction of a new product category in fiscal year 2025.

In fiscal year 2025, we generated $506,890 of revenue from the sale of sawn timber, specifically European Ash sawn timber. Sawn timber accounted for approximately 5.4% of total revenue for the year and was not sold in fiscal year 2024. This represented our initial expansion into the sawn timber segment and contributed to a more diversified revenue mix, although it did not materially affect total revenue for the periods presented.

In addition to product sales, we recorded $100,000 of revenue in fiscal year 2024 from a one-off loading service provided to a customer. This service did not recur in fiscal year 2025. The absence of loading service revenue in fiscal year 2025 did not have a material impact on overall revenue trends.

Management reviews revenue by product category (logs, sawn timber and, historically, loading services) to monitor changes in sales mix over time. These categories are not presented as separate operating segments under U.S. GAAP. We operate a single business line — timber trading — and our Chief Executive Officer reviews financial information and allocates resources on a consolidated basis. Accordingly, our audited financial statements present one reportable segment, and the revenue composition information discussed above is provided to enhance investor understanding rather than as segment reporting under ASC 280.

Revenue by Country/Region

	Years ended June 30,				Change (%)
Revenue	2024	%	2025	%
Mainland China	$5,977,570	63.9	$—	—	(100.0)
Hong Kong	3,009,000	32.2	7,083,080	76.0	135.4
Vietnam	363,219	3.9	1,698,035	18.2	367.5
Others	—	—	541,763	5.8	N.A.
Total	$9,349,789	100.0	$9,322,878	100.0	(0.3)

The Company generates revenue from customers located in multiple geographic regions. Revenue is classified based on customer location, while the Company’s operations and long-lived assets are located in Singapore.

For the fiscal year ended June 30, 2024, total revenue was $9,349,789 and was primarily derived from customers in Mainland China and Hong Kong. Revenue from Mainland China totaled $5,977,570, representing approximately 63.9% of total revenue, while revenue from Hong Kong amounted to $3,009,000, or approximately 32.2%. Revenue from Vietnam contributed $363,219, representing approximately 3.9% of total revenue.

For the fiscal year ended June 30, 2025, total revenue was $9,322,878, and the geographic composition of revenue changed. Revenue from Hong Kong increased to $7,083,080, representing approximately 76.0% of total revenue. This increase reflects the consolidation of substantially all sales previously made to customers in Mainland China through a Hong Kong-based trading entity, as a result of which no revenue was recorded directly from Mainland China during the year.

Revenue from other regions totaled $541,763, representing approximately 5.8% of total revenue for fiscal year 2025. This amount included $506,890 of revenue from Japan, representing approximately 5.4% of total revenue, which was attributable entirely to sales of European Ash sawn timber, a product category introduced during the year. Revenue from Dubai totaled approximately $34,873, representing approximately 0.4% of total revenue.

Overall, changes in revenue by country/region between fiscal years reflect variations in customer purchasing patterns, shipment timing and product mix. Revenue by country/region does not represent separate operating segments, as the Company is managed and evaluated on a consolidated basis.

Revenue by Species

The following table sets forth the breakdown of the Company’s revenues by species and product type for the fiscal years ended June 30, 2024 and 2025:

	Years ended June 30,				Change (%)
	2024	%	2025	%
Sales of Logs	$9,249,789	100.0	$8,815,988	94.6	(4.7)
Azobe	2,076,734	22.5	1,795,254	19.3	(13.6)
Bosse	—	—	705,792	7.6	100.0
Bomanga	922,893	10.0	807,908	8.7	(12.5)
Bilinga	1,462,663	15.8	984,849	10.6	(32.7)
Eyoum	—	—	307,795	3.3	100.0
Iroko	518,580	5.6	245,953	2.6	(52.6)
Kosipo	1,120,753	12.1	750,472	8.0	(33.0)
Padouk	—	—	424,916	4.6	100.0
Sapeli	1,170,062	12.6	919,557	9.9	(21.4)
Sipo	90,257	1.0	—	—	(100.0)
Tali	105,894	1.1	1,134,206	12.2	971.1
Wenge	1,781,953	19.3	739,286	7.9	(58.5)
Sales of Sawn Timber	—	—	506,890	5.4	100.0
European Ash	—	—	506,890	5.4	100.0
Total Revenues	$9,249,789	100.0	$9,322,878	100.0	(0.3)

Within log sales, revenue composition by species shifted between fiscal years due to changes in supplier harvest plans, market pricing conditions and customer procurement preferences. In fiscal year 2025, increased sales of certain species — particularly Tali — partially offset lower revenues from other traditional species such as Wenge, Bilinga and Iroko. Newly introduced species, including Bosse, Eyoum and Padouk, also contributed to revenue in fiscal year 2025, reflecting broader sourcing and product availability during the year.

Analysis of Sales Volume by Species

The following table presents the breakdown of sales volume by species for the fiscal years ended June 30, 2024 and 2025:

	Years ended June 30,				Change (%)
	2024		2025
	Cubic Meter	%	Cubic Meter	%
Sales of Logs	33,280	100.0	45,266	98.1	36.0
Azobe	7,798	23.4	9,883	21.4	26.7
Bosse	—	—	3,986	8.6	100.0
Bomanga	3,595	10.8	4,416	9.6	22.8
Bilinga	7,100	21.3	5,080	11.0	(28.5)
Eyoum	—	—	1,710	3.7	100.0
Iroko	2,885	8.7	1,257	2.7	(56.5)
Kosipo	3,400	10.2	3,884	8.4	(14.2)
Padouk	—	—	2,329	5.0	100.0
Sapeli	3,472	10.4	4,981	10.8	(43.5)
Sipo	282	0.8	—	—	(100.0)
Tali	572	1.7	5,879	12.7	927.1
Wenge	4,175	12.5	1,860	4.0	(55.4)
Sales of Sawn Timber	—	—	865	1.9	100.0
European Ash	—	—	865	1.9	100.0
Total Sales Volume	33,280	100.0	46,131	100.0	38.6

Total sales volume increased from 33,280 cubic meters in fiscal year 2024 to 46,131 cubic meters in fiscal year 2025, representing an increase of 12,851 cubic meters, or 38.6%. This growth reflects higher overall trading activity during fiscal year 2025 and an expansion in the range of products and species sold.

Log sales volume increased by 36.0%, from 33,280 cubic meters in fiscal year 2024 to 45,266 cubic meters in fiscal year 2025. The increase was driven primarily by a substantial rise in sales of Tali, which increased from 572 cubic meters to 5,879 cubic meters, as well as the introduction of additional log species. Newly introduced species, including Bosse, Eyoum and Padouk, together accounted for 8,025 cubic meters of log sales in fiscal year 2025 and contributed meaningfully to the overall increase in volume.

These increases were partially offset by lower sales volumes in several traditional species. In particular, volumes of Wenge, Bilinga and Iroko declined year over year, reflecting normal variations in supplier harvest availability and customer demand across different species during the period.

In addition to higher log volumes, the Company launched its sawn timber segment in fiscal year 2025, contributing 865 cubic meters of European Ash. This marked the Company’s initial expansion beyond raw log sales into sawn timber products and accounted for approximately 1.9% of total sales volume for the year.

Despite the significant increase in total sales volume, total revenue remained relatively stable between fiscal years 2024 and 2025. This outcome reflects differences in pricing across species and product categories, changes in delivery arrangements, and the introduction of sawn timber, which carries different unit pricing characteristics compared to raw logs.

Analysis of Sales Price by Species

The following table presents the weighted average selling prices per cubic meter for logs and sawn timber by species for the fiscal years ended June 30, 2024, and 2025. Prices are presented under yard-delivery terms, where the Company’s responsibility ends at the source location, and under FOB (Free On Board) terms, which include inland transportation and export logistics.

Species/Product	For the year ended				For the year ended
	30-Jun-24		30-Jun-25		30-Jun-24		30-Jun-25
	Weighted Average Yard-Delivery Price			Change (%)	Weighted Average FOB Price
Logs	$				$
Azobe		235	182	(22.7)		355	N.A.
Bosse		N.A.	177	N.A.		N.A.	N.A.
Bomanga		180	183	1.6		315	N.A.
Bilinga		172	194	12.7		249	N.A.
Eyoum		N.A.	180	N.A.		N.A.	N.A.
Iroko		180	196	8.7		N.A.	N.A.
Kosipo		185	193	4.4		413	N.A.
Padouk		N.A.	182	N.A.		N.A.	N.A.
Sapeli		N.A.	185	N.A.		337	N.A.
Sipo		N.A.	N.A.	N.A.		320	N.A.
Tali		185	193	4.3		N.A.	N.A.
Wenge		321	397	23.9		480	N.A.
Sawn timber	$				$
European Ash		N.A.	586			N.A.	N.A.

In fiscal year 2025, weighted average selling prices under yard-delivery terms increased for most recurring log species compared to the prior year. Notable price increases were recorded for Wenge, which increased by 23.9%, Bilinga, which increased by 12.7%, and Iroko, which increased by 8.7%. Moderate increases were also observed for other continuing species, including Bomanga, Kosipo and Tali. These changes reflect prevailing market conditions, differences in customer demand by species and changes in the mix of products sold during the year.

Several species sold in fiscal year 2025, including Bosse, Eyoum and Padouk, were newly introduced and therefore did not have comparable pricing data for fiscal year 2024. These species were sold at prevailing market prices and contributed to changes in the overall pricing mix of the Company’s log sales. In addition, European Ash sawn timber, which was introduced in fiscal year 2025, was sold at an average yard-delivery price of $586 per cubic meter, reflecting the pricing characteristics of sawn timber relative to raw logs.

The increased use of yard-delivery arrangements in fiscal year 2025 also affected the presentation and comparability of selling prices across periods. Under yard-delivery terms, selling prices exclude logistics and freight components that were embedded in FOB pricing. As a result, comparisons of weighted average prices between periods should be considered in conjunction with changes in delivery terms and product mix.

Overall, changes in weighted average selling prices across species and product categories influenced the composition of revenue in fiscal year 2025. The effect of pricing trends, together with changes in cost structure and delivery arrangements, on gross profit and gross margin is discussed further under “Cost of Revenues” and “Gross Profit.”

Under the Supplier Agreement with our main supplier, Auronova, purchasing prices are fixed at $150 per cubic meter, subject to a review every two years, with any adjustment capped at a maximum increase of 20%. The purchase price of $150 per cubic meter represents the base procurement cost for all species of logs, and Auronova does not charge species-specific prices. Logs purchased under the agreement are subsequently sorted and classified by species, diameter and quality grade at the yard level. Our sales prices vary by species and are determined based on prevailing market demand, log dimensions, grade specifications and delivery terms. Differences between procurement cost and selling prices reflect species mix, grade classification and delivery arrangements.

Cost of revenues

Cost of revenues consists primarily of the cost of materials, including African hardwood logs and sawn timber, and freight costs. For the fiscal years ended June 30, 2024, and 2025, total cost of revenues decreased by $425,001, or 5.5%, from $7,701,426 to $7,276,425, despite an increase in trading volumes during the period.

	Years ended June 30,				Change (%)
Cost of Revenues	2024	%	2025	%
Cost of Materials	$5,604,626	72.8	$7,276,425	100.0	29.8
Freight Costs	$2,096,800	27.2	—	—	—
Total Cost of Revenues	$7,701,426	100.0	$7,276,425	100.0	(5.5)

Cost Components

The composition of cost of revenues changed materially between fiscal years as a result of changes in delivery arrangements. In fiscal year 2024, cost of revenues included both cost of materials and freight costs, with freight costs of $2,096,800 accounting for approximately 27.2% of total cost of revenues. In fiscal year 2025, freight costs were eliminated entirely, and cost of revenues consisted solely of cost of materials, which totaled $7,276,425.

Cost of materials increased by $1,671,799, or 29.8%, from $5,604,626 in fiscal year 2024 to $7,276,425 in fiscal year 2025. This increase was primarily driven by higher trading volumes and the introduction of sawn timber products, partially offset by lower unit costs for log procurement.

Cost of Materials by Delivery Arrangement

The composition of cost of materials by delivery arrangement are as follows:

	Years ended June 30,				Change %
Cost of Materials	2024	%	2025	%
FOB Delivery	$2,996,436	53.5	$—	—	—
Yard-delivery	$2,608,190	46.5	$7,276,425	100.0	100.0
Total Cost of Materials	$5,604,626	100.0	$7,276,425	100.0	100.0

Cost of materials represents procurement costs incurred upon delivery of logs to our Maluku yard, including supplier charges and yard-level handling costs. In fiscal year 2024, cost of revenues additionally included inland transportation, freight, port handling and other export-related costs associated with FOB delivery arrangements. These logistics-related costs totaled approximately $2.1 million in fiscal year 2024. In fiscal year 2025, following the Company’s full transition to yard-delivery arrangements, cost of revenues consisted solely of procurement costs.

The Company offers customers two primary delivery arrangements: (i) FOB delivery at Matadi Sea Port and (ii) yard-delivery at the Company’s log yard at Maluku River Port. Under FOB delivery, the Company arranges inland transportation from the Maluku yard to the export port and bears associated transportation, port handling and export clearance costs, which are recorded within cost of revenues. Under yard-delivery arrangements, customers assume responsibility for inland transportation and export logistics, and the Company’s costs are limited to procurement and yard-level handling.

Although the Company conducted both FOB and yard-delivery transactions in fiscal year 2024 based on customer preferences and operational considerations, the execution of the Supplier Agreement on September 9, 2024 formalized the separation of product supply from bundled logistics services. Following the execution of the Supplier Agreement, the Company fully transitioned to yard-delivery as its standard delivery arrangement in fiscal year 2025.

As a result, while fiscal year 2024 reflected a mixed delivery model, with approximately 53.5% of cost of materials incurred under FOB delivery and 46.5% under yard-delivery, in fiscal year 2025, all customer deliveries were conducted under yard-delivery arrangements, and the Company no longer incurred inland transportation or export-related freight costs from its Maluku yard to the seaport.

Unit Economics and Cost Drivers

To provide additional insight into underlying cost drivers, sales volumes and weighted average unit costs are summarized below.

	Years ended June 30,		Change %
	2024	2025
Logs
Sales Volume (m³)	33,280	45,266	36.0
Weighted Avg Cost ($/m³)	168	150	(10.7)
Sawn Timber
Sales Volume (m³)	—	865	100.0
Weighted Avg Cost ($/m³)	—	538	100.0

Log sales volume increased from 33,280 cubic meters in fiscal year 2024 to 45,266 cubic meters in fiscal year 2025, representing an increase of 36.0%. Despite this increase in volume, the weighted average cost per cubic meter of logs decreased by 10.7%, from $168 per cubic meter to $150 per cubic meter. The reduction in unit cost reflects more efficient sourcing practices and changes in species mix during the year.

In fiscal year 2025, the Company also introduced sawn timber, which contributed incremental cost of materials with a higher unit cost due to their processed nature. Sawn timber sales totaled 865 cubic meters during the year, with a weighted average cost of $538 per cubic meter. All sawn timber transactions were conducted under yard-delivery arrangements and did not result in freight costs being incurred by the Company.

Overall Cost Trends

Total cost of materials increased year over year, primarily due to higher sales volumes and the introduction of sawn timber products in fiscal year 2025. However, total cost of revenues declined as a result of the Company’s transition to yard-delivery arrangements, which eliminated freight costs that represented a significant portion of cost of revenues in fiscal year 2024 and were not incurred in fiscal year 2025.

Lower weighted average unit costs for logs partially offset the increase in material costs driven by higher volumes. The combined effect of changes in delivery arrangements, sales volumes, product mix and unit-level cost efficiencies influenced gross profit and gross margin trends, which are discussed further below.

Gross Profit and Gross Profit Margin

The following table presents a detailed breakdown of gross profit and gross profit margin for the fiscal years ended June 30, 2024, and 2025:

	Years ended June 30,				Change (%)
	2024		2025
	Gross profit	%	Gross profit	%
Revenue
Logs	9,249,789	99	8,815,988	94.6	(4.7)
Sawn timber	—	—	506,890	5.4	100.0
Loading Service	100,000	1.07	—	—	(100.0)
Total Revenue	9,349,789	100	9,322,878	100	(0.3)
Cost of Revenue
Logs	5,604,626	72.8	6,811,055	93.6	21.5
Sawn timber	—	—	465,370	6.4	100.0
Freight Costs	2,096,800	27.2	—	0.0	(100.0)
Total Cost of Revenue	7,701,426	100.0	7,276,425	100.0	(5.5)
Gross profit
Logs	$1,648,363	100.0	$2,004,933	98.0	21.6
Sawn Timber	—		41,520	2.0
Total Gross profit	$1,648,363	100.0	$2,046,453	100.0	24.2
Gross profit margin
Logs	17.6		22.7
Sawn timber	—		8.2
Total gross profit margin	17.6		22.0

Gross profit increased to $2,046,453 in fiscal year 2025, representing an increase of $398,090, or 24.2%, compared to $1,648,363 in fiscal year 2024. Gross profit margin increased from 17.6% in fiscal year 2024 to 22.0% in fiscal year 2025. The increase in gross profit and gross profit margin was primarily driven by changes in the Company’s delivery structure and cost composition, as well as shifts in product mix.

Key Drivers of Gross Profit and Gross Profit Margin

•        Transition to Yard-delivery

Following the execution of the Supplier Agreement on September 9, 2024, the Company began transitioning its downstream customer deliveries to yard-delivery arrangements at its Maluku log yard and completed the transition in fiscal year 2025. During fiscal year 2025, all customer deliveries were conducted under yard-delivery terms, replacing the mixed delivery model in fiscal year 2024 that included both yard-delivery and FOB Matadi arrangements.

Under the yard-delivery model, customers assume responsibility for export logistics and ocean freight. As a result, freight costs of $2,096,800 incurred in fiscal year 2024 — representing 27.2% of total cost of revenues — were eliminated entirely in fiscal year 2025. This delivery-term shift represents a structural change in the Company’s cost base and was the primary contributor to the increase in gross profit and the improvement in gross profit margin in fiscal year 2025.

•        Changes in Cost Structure and Product Mix

Direct material costs for logs increased by 21.5%, from $5,604,626 in fiscal year 2024 to $6,811,055 in fiscal year 2025, primarily due to higher trading volumes and changes in product mix, including the introduction of sawn timber. However, the impact of higher material costs was more than offset by the elimination of freight costs and lower weighted average unit costs for logs, as discussed under “Cost of Revenues.”

Contribution by Product Line

•        Logs

Logs remained the primary contributor to gross profit in both fiscal years. Gross profit from log sales increased to $2,004,933 in fiscal year 2025, representing an increase of 21.6% compared to fiscal year 2024. Gross profit margin on logs improved from 17.6% to 22.7%, reflecting the combined effects of higher average selling prices across several species and the elimination of freight expenses following the transition to yard-delivery.

•        Sawn Timber

The sawn timber segment, which was introduced in fiscal year 2025, generated gross profit of $41,520, representing a gross margin of 8.2%. Although the segment remains limited in scale, its contribution reflects the Company’s initial expansion into sawn timber and had a modest impact on overall gross profit for the year.

•        Loading Service

In fiscal year 2024, the Company recorded $100,000 of revenue from a one-off loading service, which did not have any associated cost of revenues and therefore contributed fully to gross profit for that period. This service was discontinued in fiscal year 2025 and did not contribute to revenue or gross profit in that year.

Operating Expenses

Operating expenses include Selling, General and Administrative Expenses (“SG&A”) as well as Other Expenses:

	For the year ended 30-Jun-24		For the year ended 30-Jun-25		Change (%)
Operating expenses:	$		$
Selling, general and administrative expenses		651,931		700,056	7.4
Other Expenses		5,743		19,964	247.6
Total operating expenses		657,674		720,020	9.5

For the fiscal years ended June 30, 2024, and 2025, total operating expenses increased from $657,674 in fiscal year 2024 to $720,020 in fiscal year 2025, representing an increase of $62,346, or 9.5%.

Selling, General and Administrative Expenses

SG&A consist primarily of selling and marketing expenses and general and administrative expenses.

	For the year ended 30-Jun-24		For the year ended 30-Jun-25		Change (%)
Selling, general and administrative expenses:	$		$
Selling and marketing expenses		63,237		23,519	(62.8)
General and administrative expenses		588,694		676,537	14.9
Total selling, general and administrative expenses		651,931		700,056	7.4

SG&A expenses increased from $651,931 in fiscal year 2024 to $700,056 in fiscal year 2025, representing an increase of $48,125, or 7.4%.

Selling and marketing expenses decreased significantly, from $63,237 in fiscal year 2024 to $23,519 in fiscal year 2025, a decline of 62.8%. These expenses primarily consist of meals and entertainment, as well as travel and transportation costs incurred to support customer acquisition and market development activities. The decrease reflects reduced external marketing activities during fiscal year 2025.

General and administrative expenses include employee compensation, legal and professional fees, amortization of right-of-use assets, financial costs and other overhead and administrative costs. General and administrative expenses increased by $87,843, or 14.9%, from $588,694 in fiscal year 2024 to $676,537 in fiscal year 2025. This increase was primarily attributable to higher management fees paid to a related party for corporate and administrative support services, as well as higher bank charges resulting from increased transaction volumes and cross-border settlements associated with expanded business operations.

Other Expenses

Other expenses consist primarily of realized and unrealized foreign exchange losses. Other expenses increased from $5,743 in fiscal year 2024 to $19,964 in fiscal year 2025. The increase was mainly attributable to higher unrealized foreign exchange losses arising from increased exposure to foreign-currency-denominated balances and adverse exchange rate movements during fiscal year 2025.

Other Income

Other income increased from approximately $128 for the fiscal year ended June 30, 2024, to approximately $62,788 for the fiscal year ended June 30, 2025. This increase was primarily driven by interest income of $61,204 which was attributable to the maturity of short-term loans extended to third parties. Other income in fiscal year 2025 also included a government grant of $1,564 and rebates received of $20.

Profit Before Income Tax

Profit before income tax increased from $990,817 for the fiscal year ended June 30, 2024, to $1,389,221 for the fiscal year ended June 30, 2025, an increase of $398,404, or 40.2%. This increase was primarily driven by higher gross profit resulting from the transition to yard-delivery arrangements and improved pricing dynamics, as well as higher other income, partially offset by higher general and administrative expenses and increased foreign exchange losses.

Income tax expenses

Under the current laws of the Cayman Islands and the British Virgin Islands (BVI), neither FF Global Holdings Ltd (Cayman) nor its wholly owned subsidiary FF Global (BVI) Ltd is subject to income or capital gains taxes. In addition, dividend distributions from these jurisdictions are not subject to withholding tax.

Future Faith Pte. Ltd. is incorporated and tax resident in Singapore and is subject to Singapore corporate income tax on its taxable income. Income tax is assessed and paid at the entity level based on profits generated within the Singapore jurisdiction.

Income tax expense increased from $143,961 in fiscal year 2024 to $225,629 in fiscal year 2025. The increase reflects higher taxable income resulting from improved operating performance, including higher gross profit and operating income during fiscal year 2025.

Net Income

Net income increased from $846,856 in fiscal year 2024 to $1,163,592 in fiscal year 2025, representing an increase of $316,736, or 37.4%.

This increase was primarily driven by higher gross profit resulting from improved pricing dynamics and the Company’s transition from FOB delivery to yard-delivery arrangements, which eliminated freight-related costs. The improvement was further supported by reduced selling and marketing expenses and an increase in other income, primarily interest income.

These favorable factors were partially offset by higher general and administrative expenses, increased foreign exchange losses, and higher income tax expense associated with stronger profitability and expanded operations in Singapore.

Seasonality

Historically, the Company has not experienced material seasonality in its operations. Based on management’s assessment of the historical operating results for the periods presented, the Company’s financial performance has not exhibited material seasonal fluctuations.

Revenue and profitability are primarily influenced by market conditions, supplier capacity and the execution of operational initiatives, rather than by seasonal factors. Accordingly, based on historical experience, the Company does not expect seasonality to have a material impact on its future operating results under its current business model.

LIQUIDITY AND CAPITAL RESOURCES

Our principal source of liquidity has historically been cash generated from operating activities and, to a limited extent, short-term advances from related parties. We have primarily used this liquidity to fund working capital requirements and operating expenses. As of June 30, 2025, the Company had net working capital of approximately $1.06 million, calculated as total current assets of approximately $4.44 million less total current liabilities of approximately $3.38 million. Our operations are conducted through our Singapore-based operating subsidiary, Future Faith Pte. Ltd., and we are not currently subject to any material legal or economic restrictions on the ability to transfer funds from our Singapore subsidiary to the Company.

Working Capital

The following table summarizes our current assets and current liabilities as of June 30, 2024 and 2025.

	Years ended June 30,		Change %
	2024	2025
Current assets
Cash	107,001	708,069	561.7
Trade and other receivables	834,655	3,734,470	347.4
Total current assets	941,656	4,442,539	371.8

Current liabilities
Trade and other payables	749,987	2,902,751	287.0
Tax payable	315,699	478,703	51.6
Total current liabilities	1,065,686	3,381,454	217.3
Net current assets (liabilities)	(124,030)	1,061,085

As of June 30, 2025, total current assets increased to $4,442,539 from $941,656 as of June 30, 2024, primarily driven by higher cash balances and a significant increase in trade and other receivables associated with increased trading activity and the timing of customer collections toward the end of fiscal year 2025. Cash increased as a result of improved operating performance and higher collections during the period.

Total current liabilities increased to $3,381,454 from $1,065,686 over the same period, reflecting higher procurement volumes and the timing of supplier settlements, as well as increases in trade and other payables incurred in the ordinary course of operations. As a result of these changes, the Company reported net current assets of $1,061,085 as of June 30, 2025, compared to net current liabilities of $124,030 as of June 30, 2024.

Management believes that the increase in both current assets and current liabilities primarily reflects normal working-capital fluctuations associated with higher trading volumes and timing differences between customer collections and supplier payments, rather than changes in the underlying liquidity profile of the business.

Cash

Cash increased from $107,001 as of June 30, 2024, to $708,069 as of June 30, 2025. The increase primarily reflects improved operating performance, higher collections during the fiscal year and the timing of customer receipts and supplier payments.

Trade and Other Receivables

Trade and other receivables increased from $834,655 as of June 30, 2024, to $3,734,470 as of June 30, 2025. The increase was primarily attributable to higher shipment volumes toward the end of fiscal year 2025 and the timing of collections from customers. Our standard credit terms generally range from 30 to 90 days.

	As of June 30,
	2024	2025
Trade receivables	$500,059	$3,734,470
Amounts due from related parties	34,596	—
Loan to a third-party	300,000	—
Total	$834,655	$3,734,470

Trade receivables increased from $500,059 as of June 30, 2024, to $3,734,470 as of June 30, 2025, reflecting both increased sales volumes and extended credit terms granted to selected customers under long-term commercial arrangements. As a result, the Company experienced a longer average collection cycle in fiscal year 2025 compared to the prior year.

Despite the increase in trade receivables, the Company did not record any allowance for credit losses as of June 30, 2024, or 2025. Management closely monitors customer creditworthiness and historical collection patterns and has not experienced any material defaults or write-offs. Management believes that the increase in trade receivables reflects normal operating fluctuations rather than deterioration in credit quality.

Other receivables totaled $334,596 as of June 30, 2024. These balances primarily consisted of an unsecured loan of $300,000 extended to a third party, bearing interest at 8% per annum and maturing on September 21, 2024, as well as amounts due from related parties of $34,596. All outstanding balances were fully repaid by their respective due dates. As a result, the Company did not recognize any allowance for expected credit losses on other receivables as of June 30, 2024.

As of June 30, 2025, the balance of other receivables was nil, reflecting the Company’s decision to discontinue third-party lending activities and focus its financial resources on core operating and growth initiatives.

Trade and Other Payables

Trade and other payables increased from $749,987 as of June 30, 2024, to $2,902,751 as of June 30, 2025. The increase primarily reflects higher procurement activity and the timing of supplier settlements toward the end of fiscal year 2025.

	As of June 30,
	2024	2025
Trade payables	263,500	2,468,220
Other payables
Amounts owing to related parties	428,638	426,087
Amounts owing to directors	21,346	7,953
Accrued operating expenses	1,899	491
Loan from a related party	34,604	—
Total	$749,987	$2,902,751

Trade payables increased from $263,500 as of June 30, 2024 to $2,468,220 as of June 30, 2025. The increase was mainly attributable to higher log procurement volumes, particularly toward the end of fiscal year 2025, consistent with the Company’s expanded trading activity. Trade payables are generally due within 90 to 120 days from the invoice date, in accordance with supplier terms and standard industry practices.

Other payables consist primarily of non-trade operating and financing-related balances, including amounts owing to related parties and directors, accrued operating expenses, and loan from a related party.

As of June 30, 2024, and 2025, other payables were comprised of the following:

•        Amounts owing to related parties, which decreased from $428,638 as of June 30, 2024, to $426,087 as of June 30, 2025, primarily due to repayments made during fiscal year 2025 as operating cash flows improved.

•        Amounts owing to directors, which decreased from $21,346 as of June 30, 2024, to $7,953 as of June 30, 2025. These balances represent short-term advances provided by directors to support working capital requirements. The amounts are unsecured, interest-free and repayable on demand.

•        Accrued operating expenses, which were not material in either period.

•        Loans from a related party including a balance of $34,604 outstanding as of June 30, 2024, which was fully repaid during fiscal year 2025 and was nil as of June 30, 2025.

All trade and other payables are classified as current liabilities and are expected to be settled within one year, consistent with Note 7 to the consolidated financial statements.

Inventory and Working-Capital Timing

The Company does not maintain inventory balances at period end. Although logs are transported to the Company’s Maluku yard for inspection, measurement and allocation prior to shipment, inventory turnover is rapid and logs are typically held only for short periods before delivery to customers. Accordingly, inventory balances were zero as of both June 30, 2024 and June 30, 2025.

Although the consolidated statements of cash flows reflect changes in “inventories,” these amounts do not represent inventory held on hand at reporting dates. Instead, they reflect timing differences between the procurement of logs, yard processing activities and delivery to customers, consistent with the Company’s operating model and the absence of inventory balances on the consolidated balance sheets, as further described in Note 2 to the consolidated financial statements. As a result, the Company’s liquidity requirements are primarily driven by the timing of customer collections and supplier payments rather than inventory holding levels.

Impact of Supply-Chain Arrangements on Liquidity

Our purchase arrangements with Auronova generally require payment prior to delivery, which may increase short-term working-capital requirements depending on the timing and scale of procurement activities. However, committed supply volumes and predictable lead times under these arrangements provide greater visibility into procurement schedules, enabling effective planning of cash outflows. In addition, because the supplier bears the risk of loss or damage to logs prior to delivery confirmation, our exposure to unexpected inventory-related cash outflows is limited.

Liquidity Outlook

Management believes that the Company’s current cash position and anticipated cash flows from operations and available working capital will be sufficient to meet its working-capital and operational requirements for at least the next 12 months. Following the completion of this offering, the Company expects to use a portion of the net proceeds for general working capital and corporate purposes. For further details, see “Use of Proceeds.”

CASH FLOWS ANALYSIS

The following summarizes our cash flows for the fiscal years ended June 30, 2024, and 2025:

	For the year ended 30-Jun-24	For the year ended 30-Jun-25
Net cash generated from operating activities	$22,057	$301,068
Net cash generated from investing activity	—	300,000

Net increase in cash and cash equivalents	22,057	601,068
Cash and cash equivalents at beginning of year	84,944	107,001
Cash and cash equivalents at end of year	107,001	708,069

Net cash generated from operating activities was $301,068 for the fiscal year ended June 30, 2025, compared to $22,057 for the fiscal year ended June 30, 2024. The increase was primarily attributable to higher net income during fiscal year 2025, driven by improved gross margin following the transition to yard-delivery arrangements, as well as improved operating efficiency. These positive factors were partially offset by increased working capital requirements associated with higher trade receivables.

Net cash generated from investing activities was $300,000 for the fiscal year ended June 30, 2025, compared to nil in fiscal year 2024. During fiscal year 2025, the Company received a $300,000 principal repayment from Spectrum Star Limited, representing the full settlement of an unsecured loan previously extended to a third party. The Company did not make any new loans or other material investments during the period.

As a result of the foregoing, cash and cash equivalents increased by $601,068 during fiscal year 2025, compared to an increase of $22,057 during fiscal year 2024. Cash and cash equivalents increased from $107,001 as of June 30, 2024, to $708,069 as of June 30, 2025.

CAPITAL EXPENDITURES

The Company did not incur any material capital expenditures during the fiscal year ended June 30, 2024, or 2025. As of June 30, 2025, the Company had no material commitments for capital expenditures. Any future capital expenditures are expected to be discretionary and aligned with business needs and available financial resources.

CONTINGENCIES

As of the date of this filing, the Company is not a party to any material legal proceedings, investigations or claims. The Company continues to monitor compliance with applicable laws and regulations and maintains internal controls designed to manage legal and regulatory risks.

Based on the foregoing, management believes that the Company’s liquidity position as of June 30, 2025, is sufficient to support its ongoing operating requirements, taking into account expected cash flows from operations, existing working capital resources and the absence of material capital commitments.

OFF-BALANCE SHEET ARRANGEMENTS

As of June 30, 2025, the Company did not have any off-balance sheet arrangements, including guarantees, unconsolidated entities, contractual obligations or other relationships that would have a material effect on its liquidity, capital resources or financial condition. The Company has not entered into derivative instruments, special purpose entities or other arrangements that are not reflected in the consolidated financial statements.

For the six months ended December 31, 2024 and 2025

The following table sets forth a summary of our unaudited interim condensed consolidated results of operations for the periods indicated. This information should be read in conjunction with our unaudited interim condensed consolidated financial statements and the related notes included elsewhere in this prospectus. The results for any interim period are not necessarily indicative of the results that may be expected for the full fiscal year or any future period.

	Six months ended December 31,		Change (%)
	2024	2025
Revenues	$4,807,558	$6,044,982	25.7
Cost of revenues	(3,796,250)	(4,793,532)	26.3
Gross profit	1,011,308	1,251,450	23.7

Operating expenses	(389,850)	(613,632)	57.4
Other Income	62,137	1,700	(97.3)
Profit before income tax	683,595	639,518	(6.4)
Income tax (expenses)/benefit	(116,286)	143,144	(223.1)
Net income	$567,309	$782,662	38.0

Comparison of the six months ended December 31, 2024 and 2025

For the six months ended December 31, 2025, revenues increased by $1.2 million, or 25.7%, from $4.8 million for the six months ended December 31, 2024 to $6.0 million. The increase was primarily attributable to higher revenue from African hardwood logs and the increased contribution from sawn timber following their introduction in second half of fiscal year 2025. Gross profit increased by $0.2 million, or 23.7%, from $1.0 million to $1.3 million, while gross profit margin decreased slightly from 21.0% to 20.7%. Net income increased by $0.2 million, or 38.0%, from $0.6 million to $0.8 million, primarily due to higher gross profit and the recognition of an income tax benefit during the six months ended December 31, 2025, partially offset by higher operating expenses and lower other income.

Revenues

We generate revenue primarily from two sources: (i) sales of African hardwood logs sourced from our key supplier in the Democratic Republic of the Congo (“DRC”), and (ii) sales of sawn timber sourced from a third-party processor in Vietnam. For the six months ended December 31, 2024, and 2025, our customers were located in Hong Kong, Vietnam, Dubai and Japan, and mainly comprised importers, retailers and wood processors.

Revenues increased by $1,237,424, or 25.7%, from $4,807,558 for the six months ended December 31, 2024 to $6,044,982 for the six months ended December 31, 2025. The increase was primarily driven by higher revenue from African hardwood logs, changes in species mix and delivery arrangements, and the increased contribution from European Ash sawn timber following the Company’s introduction of sawn timber products in the second half of fiscal year 2025.

Revenue by Product Category

The following table sets out the breakdown of our revenue by product category for the periods indicated. This information should be read in conjunction with our unaudited interim condensed consolidated financial statements and related notes included elsewhere in this prospectus. The results for any interim period are not necessarily indicative of the results that may be expected for the full fiscal year or any future period.

	Six months ended December 31,				Change (%)
Revenue	2024	%	2025	%
Sales of Logs	$4,807,558	100.0	$5,209,932	86.2	8.4
Sales of Sawn Timber	—	—	835,050	13.8	100.0
Total	$4,807,558	100.0	$6,044,982	100.0	25.7

Revenue from sales of African hardwood logs increased by $402,374, or 8.4%, from $4,807,558 for the six months ended December 31, 2024, to $5,209,932 for the six months ended December 31, 2025. Log sales remained the Company’s principal source of revenue, accounting for 86.2% of total revenue for the six months ended December 31, 2025.

Revenue from sales of sawn timber was $835,050 for the six months ended December 31, 2025, representing 13.8% of total revenue. No sawn timber revenue was recorded for the six months ended December 31, 2024. The increase reflects the continued expansion of the sawn timber product offering following its introduction in the second half of fiscal year 2025 and contributed meaningfully to revenue growth during the period.

Management reviews revenue by product category including logs and sawn timber, to monitor changes in sales mix over time. These categories are not presented as separate operating segments under U.S. GAAP. We operate a single business line — timber trading — and our Chief Executive Officer reviews financial information and allocates resources on a consolidated basis. Accordingly, the revenue composition information discussed above is provided to enhance investor understanding and should not be viewed as segment reporting under ASC 280.

Revenue by Country/Region

The Company generates revenue from customers located in multiple geographic regions. Revenue is classified based on customer location of the customer, while the Company’s operations and long-lived assets are principally located in Singapore. The following table sets forth the breakdown of our revenue by customer location for the period indicated.

Revenue	Six months ended December 31,				Change (%)
	2024	%	2025	%
Hong Kong	$3,855,500	80.2	$3,712,892	61.4	(-3.7)
Vietnam	$917,185	19.1	1,497,040	24.8	63.2
Dubai	$34,873	0.7	—	—	(-100.0)
Japan	—	—	$835,050	13.8	100.0
Total	$4,807,558	100.0	$6,044,982	100.0	25.7

For the six months ended December 31, 2024, total revenue was $4,807,558, primarily derived from customers in Hong Kong and Vietnam. Revenue from Hong Kong was $3,855,500, representing approximately 80.2% of total revenue while revenue from Vietnam contributed $917,185, representing approximately 19.1% of total revenue. Revenue from Dubai was $34,873, representing 0.7% of total revenue.

For the six months ended December 31, 2025, total revenue increased by $1,237,424, or 25.7% to $6,044,982 from $4,807,558 for the six months ended December 31, 2024. The geographic composition of revenue became more diversified during the period. Revenue from Hong Kong decreased by $142,608, or 3.7% to $3,712,892, representing approximately 61.4% of total revenue, compared with 80.2% in the prior period. Revenue from Vietnam increased by $579,855, or 63.2% to $1,497,040, representing approximately 24.8% of total revenue, compared with 19.1% in the prior period. We did not generate revenue from Dubai during the six months ended December 31, 2025. Revenue from Japan was $835,050, representing 13.8% of total revenue for the six months ended December 31, 2025, and was attributable to sales of European Ash sawn timber.

Overall, the changes in revenue by country/region reflected changes in customer purchasing patterns, shipment timing and product mix, including increased revenue contribution from Vietnam, the absence of Dubai revenue during the six months ended December 31, 2025, and sales of European Ash sawn timber to customers in Japan following the Company’s introduction of sawn timber products in second half of fiscal year 2025. Revenue by country/region does not represent separate operating segments, as the Company is managed and evaluated on a consolidated basis.

Revenue by Species

The following table sets forth the breakdown of the Company’s revenues by species and product type for the six months ended December 31, 2024 and 2025:

	Six months ended December 31,				Change (%)
	2024	%	2025	%
Sales of Logs	$4,807,558	100.0	$5,209,331	86.2	8.4
Azobe	1,364,629	28.4	296,175	4.9	(78.3)
Bosse	73,917	1.5	1,271,905	21.0	1,620.7
Bomanga	283,269	5.9	785,506	13.0	177.3
Bilinga	454,342	9.5	295,938	4.9	(34.9)
Eyek	—	—	184,472	3.1	100.0
Eyoum	—	—	163,381	2.7	100.0
Iroko	245,953	5.1	69,217	1.1	(71.9)
Kosipo	703,534	14.6	280,068	4.6	(60.2)
Padouk	61,734	1.3	255,841	4.2	314.4
Sapeli	631,739	13.1	394,546	6.5	(37.5)
Sipo	—	—	131,662	2.2	100.0
Tali	—	—	567,513	9.4	100.0
Tiama	804,223	16.7	147,610	2.4	(81.6)
Wenge	184,218	3.8	366,098	6.1	98.7
Sales of Sawn Timber	—	—	835,050	13.8	100.0
European Ash	—	—	835,050	13.8	100.0
Total Revenues	$4,807,558	100.0	$6,044,982	100.0	25.7

Revenue composition by species and product type shifted significantly between the periods presented, primarily due to changes in supplier harvest availability, customer procurement preferences, market pricing conditions, the introduction of additional log species and the increased contribution from sawn timber products following their introduction in second half of fiscal year 2025. For the six months ended December 31, 2025, revenue from log sales increased by $402,374, or 8.4%, from $4,807,558 to $5,209,932, despite a decrease in log sales volume. The increase was primarily attributable to changes in species mix, the contribution of higher-volume species such as Bosse and Bomanga, and the resumption of FOB and CNF delivery arrangements for certain transactions, which affected revenue comparability with the prior period.

Within log sales, revenue from Bosse increased significantly from $73,917 for the six months ended December 31, 2024, to $1,271,905 for the six months ended December 31, 2025, and revenue from Bomanga increased from $283,269 to $785,506 over the same period. Revenue from Tali, Eyek, Eyoum and Sipo also contributed to log revenue during the six months ended December 31, 2025, whereas these species were not sold in the prior period. These increases were partially offset by lower revenue from Azobe, Iroko, Kosipo, Sapeli and Tiama.

Revenue from sawn timber was $835,050 for the six months ended December 31, 2025, representing 13.8% of total revenue. The sawn timber revenue was attributable entirely to sales of European Ash sawn timber. The Company did not generate revenue from sawn timber for the six months ended December 31, 2024. The contribution from European Ash sawn timber during the six months ended December 31, 2025, reflected the continued expansion of the Company’s sawn timber product offering following its introduction in second half of fiscal year 2025 and further diversified the Company’s revenue mix.

Analysis of Sales Volume by Species

The following table presents the breakdown of sales volume by species for the six months ended December 31, 2024 and 2025:

	Six months ended December 31,				Change (%)
	2024		2025
	Cubic Meter	%	Cubic Meter	%
Sales of Logs	25,170	100.0	23,851	94.4	(5.2)
Azobe	7,561	30.0	1,560	6.2	(79.4)
Bosse	406	1.6	4,610	18.2	1035.0
Bomanga	1,531	6.1	3,308	13.1	116.0
Bilinga	2,354	9.4	1,580	6.3	(32.9)
Eyoum	—	—	997	3.9	100.0
Eyek	—	—	908	3.6	100.0
Iroko	1,257	5.0	368	1.5	(70.7)
Kosipo	3,632	14.4	1,519	6.0	(58.2)
Padouk	334	1.3	1,366	5.4	309.2
Sapeli	3,408	13.5	2,087	8.3	(38.8)
Sipo	—	—	700	2.8	100.0
Tali	—	—	2,851	11.3	100.0
Tiama	4,231	16.8	796	3.2	(81.2)
Wenge	455	1.8	1,200	4.7	163.8
Sales of Sawn Timber	—	—	1,425	5.6	100.0
European Ash	—	—	1,425	5.6	100.0
Total Sales Volume	25,170	100.0	25,276	100.0	0.4

Total sales volume increased slightly by 106 cubic meters, or 0.4%, from 25,170 cubic meters for the six months ended December 31, 2024 to 25,276 cubic meters for the six months ended December 31, 2025. Although total sales volume remained relatively stable, the composition of sales volume changed significantly between the periods presented.

Log sales volume decreased by 1,319 cubic meters, or 5.2%, from 25,170 cubic meters for the six months ended December 31, 2024, to 23,851 cubic meters for the six months ended December 31, 2025. The decrease was primarily driven by reduced sales volume of Azobe, Iroko, Kosipo and Tiama, which decreased in aggregate from 16,681 cubic meters to 4,243 cubic meters. These decreases reflected changes in supplier harvest availability and customer demand for those species during the period. The decrease in those species was substantially offset by increased sales volume of Bosse, Bomanga, Padouk and Wenge. The combined sales volume of these species increased from 2,726 cubic meters for the six months ended December 31, 2024, to 10,484 cubic meters for the six months ended December 31, 2025. In addition, species that were not sold in the prior period, including Eyoum, Eyek, Sipo and Tali, contributed an aggregate of 5,456 cubic meters of log sales volume for the six months ended December 31, 2025. These changes reflect the Company’s broader species availability and its ability to respond to customer demand across a wider product range.

The sawn timber segment contributed 1,425 cubic meters of European Ash, for the six months ended December 31, 2025, accounting for 5.6% of total sales volume. No sawn timber volume was recorded for the six months ended December 31, 2024. The contribution from European Ash sawn timber during the six months ended December 31, 2025, reflected the continued expansion of the sawn timber product offering following its introduction in second half of fiscal year 2025 and further diversified the Company’s product mix beyond raw log sales.

Analysis of Sales Price by Species

The following table presents the weighted average selling prices per cubic meter for logs and sawn timber by species for the six months ended December 31, 2024, and 2025. Prices are presented under yard-delivery terms, where the Company’s delivery obligation is satisfied at the designed yard, and under FOB (Free On Board) and CNF (Cost and Freight) terms, where the Company arranges additional logistics services and the selling price may include inland transportation, port handling, freight or related logistics components, depending on the applicable delivery terms.

Species/Product	For the six months ended				For the six months ended			For the six months ended
	31-Dec-24		31-Dec-25		31-Dec-24		31-Dec-25	31-Dec-24		31-Dec-25
	Weighted Average Yard-Delivery Price			Change (%)	Weighted Average FOB Price			Weighted Average CNF Price
Logs	$				$			$
Azobe		180	190	5.2		N.A.	N.A.		N.A.	N.A.
Bosse		182	179	(1.4)		N.A.	335		N.A.	446
Bomanga		185	187	1.2		N.A.	340		N.A.	N.A.
Bilinga		193	187	(-3.0)		N.A.	N.A.		N.A.	N.A.
Eyek		N.A.	185	N.A.		N.A.	N.A.		N.A.	N.A.
Eyoum		N.A.	180	N.A.		N.A.	N.A.		N.A.	N.A.
Iroko		196	188	(-4.0)		N.A.	N.A.		N.A.	N.A.
Kosipo		194	184	(-4.8)		N.A.	N.A.		N.A.	N.A.
Padouk		185	187	1.3		N.A.	N.A.		N.A.	N.A.
Sapeli		185	189	2.0		N.A.	N.A.		N.A.	N.A.
Sipo		N.A.	188	N.A.		N.A.	N.A.		N.A.	N.A.
Tiama		N.A.	199	N.A.		N.A.	N.A.		N.A.	N.A.
Tali		190	185	(2.5)		N.A.	N.A.		N.A.	N.A.
Wenge		405	305	(24.7)		N.A.	N.A.		N.A.	N.A.
Sawn timber	$				$
European Ash		N.A.	586	N.A.		N.A.	N.A.		N.A.	N.A.

For the six months ended December 31, 2025, weighted average selling prices under yard-delivery terms varied across recurring log species as compared with the prior period. Certain species recorded modest price increases, including Azobe, which increased by 5.2%, Bomanga, which increased by 1.2%, Padouk, which increased by 1.3%, and Sapeli, which increased by 2.0%. These increases were offset by decreases in other recurring species, including Wenge, which decreased by 24.7%, Kosipo, which decreased by 4.8%, Iroko, which decreased by 4.0%, Bilinga, which decreased by 3.0%, Tali, which decreased by 2.5%, and Bosse, which decreased by 1.4%. The changes in weighted average yard-delivery prices for logs reflected prevailing market conditions, customer demand by species, quality and dimension differences, and changes in the mix of logs sold during the period. Because the Company sells a range of species with different commercial characteristics and pricing profiles, changes in product mix may affect average selling prices and revenue composition even when total sales volume remains relatively stable.

Several species sold during the six months ended December 31, 2025, including Eyek, Eyoum, Sipo and Tiama, did not have comparable yard-delivery pricing data for the six months ended December 31, 2024. These species were sold at prevailing market prices and contributed to the change in overall revenue mix during the period.

European Ash sawn timber, was sold at an average yard-delivery price of $586 per cubic meter for the six months ended December 31, 2025. This price reflects the processed nature of sawn timber, and is not directly comparable to the selling prices of raw logs, which vary by species, dimensions, grade and delivery terms. Changes in weighted average prices for logs during the same period primarily reflected market conditions, customer demand, and species mix.

In addition, the resumption of FOB and CNF delivery arrangements during the six months ended December 31, 2025, affected price comparability, as these terms include logistics and freight components that are not included under yard-delivery pricing.

Overall, despite relatively stable total sales volume, total revenue increased by 25.7% over the periods presented. This increase was primarily attributable to changes in species mix, the continued contribution from sawn timber following its introduction in the second half of fiscal year 2025, and the resumption of FOB and CNF delivery arrangements. The effect of these pricing and mix changes, together with changes in cost structure and delivery arrangements, is discussed further under “Cost of Revenues” and “Gross Profit and Gross Profit Margin.”

Cost of revenues

Cost of revenues consists primarily of the cost of materials, including African hardwood logs and sawn timber, and freight costs incurred under FOB and CNF delivery arrangements. For the six months ended December 31, 2024, and 2025, total cost of revenues increased by $997,283, or 26.3%, from $3,796,250 to $4,793,533. The increase was primarily attributable to the continued contribution of sawn timber products, which carry higher unit costs due to their processed nature, and the resumption of FOB and CNF delivery arrangements, which resulted in freight costs during the six months ended December 31, 2025.

	Six months ended December 31,				Change (%)
Cost of Revenues	2024	%	2025	%
Cost of Materials	$3,796,250	100.0	$4,344,392	90.6	14.4
Freight Costs	$—	—	449,140	9.4	100.0
Total Cost of Revenues	$3,796,250	100.0	$4,793,532	100.0	26.3

The composition of cost of revenues changed between the periods presented due to differences in delivery arrangements. For the six months ended December 31, 2024, cost of revenues consisted entirely of cost of materials, and the Company did not incur freight costs as all cost of materials was incurred under yard-delivery terms. For the six months ended December 31, 2025, cost of revenues included cost of materials of $4,344,392 and freight costs of $449,140, with freight costs accounting for approximately 9.4% of total cost of revenues.

Cost of materials increased by $548,142, or 14.4%, from $3,796,250 for the six months ended December 31, 2024, to $4,344,392 for the six months ended December 31, 2025. The increase was primarily attributable to the continued contribution of sawn timber products and changes in species mix, partially offset by a decrease in log sales volume during the period.

Cost of Materials by Delivery Arrangement

The following table sets forth the composition of cost of materials by delivery arrangement for the periods indicated.

	Six months ended December 31,				Change %
Cost of Materials	2024	%	2025	%
FOB Delivery	$—	—	$259,463	6.0	100.0
CNF Delivery			194,221	4.5	100.0
Yard-delivery	$3,796,250	100.0	$3,890,708	89.6	2.5
Total Cost of Materials	$3,796,250	100.0	$4,344,392	100.0	14.4

For the six months ended December 31, 2024, all cost of materials was incurred under yard-delivery terms, and the Company did not incur any inland transportation or export-related freight costs from its Maluku yard to the seaport. For the six months ended December 31, 2025, the Company operated under a mixed delivery model, with approximately 6.0% of cost of materials incurred under FOB delivery terms, 4.5% of cost of materials incurred under CNF delivery terms and the remaining 89.6% incurred under yard-delivery terms.

The shift to a mixed delivery model during the six months ended December 31, 2025 increased the Company’s logistics-related cost exposure compared with the prior period. However, FOB and CNF arrangements also supported revenue growth by enabling the Company to meet customer delivery preferences and serve customers requiring delivery beyond the yard.

Unit Economics and Cost Drivers

To provide further insight into cost drivers, the table below summarizes sales volumes and weighted average unit costs for logs and sawn timber for the six months ended December 31, 2024 and 2025:

	Six months ended December 31,		Change %
	2024	2025
Logs
Sales Volume (m³)	25,170	23,851	(5.2)
Weighted Avg Cost ($/m³)	151	169	11.9
Sawn Timber
Sales Volume (m³)	—	1,425	100.0
Weighted Avg Cost ($/m³)	—	538	100.0

Log sales volume decreased by 5.2%, from 25,170 cubic meters for the six months ended December 31, 2024 to 23,851 cubic meters for the six months ended December 31, 2025. Despite the decline in log sales volume, the weighted average cost per cubic meter increased by 11.9%, from $151 to $169. This increase in unit cost was primarily attributable to changes in species mix and adoption of FOB and CNF delivery arrangements during the period presented.

For the six months ended December 31, 2025, sawn timber contributed 1,425 m³ during the six months ended December 31, 2025, with a weighted average cost of $538 per cubic meter. The higher unit cost reflects the processed nature of sawn timber products compared with raw logs. All sawn timber transactions were conducted under yard-delivery terms and did not incur additional freight costs.

Gross Profit and Gross Profit Margin

The following table presents a detailed breakdown of gross profit and gross profit margin for the six months ended December 31, 2024, and 2025:

	Six months ended December 31,
	2024		2025		Change (%)
	Gross profit	%	Gross profit	%
Revenue
Logs	4,807,558	100.0	5,209,932	86.2	8.4
Sawn timber	—	—	835,050	13.8	100.0
Total Revenue	4,870,558	100.0	6,044,982	100.0	25.7
Cost of Revenue
Logs	3,796,250	100.0	3,577,742	74.6	(5.8)
Sawn timber	—	—	766,650	16.0	100.0
Freight Costs	—	—	449,140	9.4	100.0
Total Cost of Revenue	3,796,250	100.0	4,793,532	100.0	26.3
Gross profit
Logs	$1,011,308	100.0	$1,183,050	94.5	17.0
Sawn Timber	—		68,400	5.5	100.0
Total Gross profit	$1,011,308	100.0	$1,251,450	100.0	23.7
Gross profit margin
Logs	21.0		22.7
Sawn timber	—		8.2
Total gross profit margin	21.0		20.7

Gross profit increased by $240,142, or 23.7%, from $1,011,308 for the six months ended December 31, 2024, to $1,251,450 for the six months ended December 31, 2025. Gross profit margin decreased slightly from 21.0% to 20.7% over the same period.

The increase in gross profit was primarily driven by higher revenue and the continued contribution from sawn timber products, partially offset by freight costs incurred under FOB and CNF arrangements and the lower gross margin contribution from sawn timber relative to logs.

Contribution by Product Line

•        Logs

Logs remained the primary contributor to gross profit in both periods. Gross profit from log sales increased by $171,742, or 17.0%, from $1,011,308 for the six months ended December 31, 2024, to $1,183,050 for the six months ended December 31, 2025. Gross profit margin on logs improved from 21.0% to 22.7%, reflecting favorable species mix, cost management and operational efficiency, notwithstanding lower average selling prices for certain species.

•        Sawn Timber

The sawn timber segment contributed $68,400 in gross profit for the six months ended December 31, 2025, representing a gross margin of 8.2%. Sawn timber sales totaled 1,425 cubic meters during the period, accounting for 5.6% of total sales volume. Although limited in scale, the contribution reflects the continued expansion of the Company’s sawn timber product offering following its introduction in the second half of fiscal year 2025 and further diversified the Company’s product mix beyond raw log sales.

Operating Expenses

Operating expenses consist of selling, general and administrative expenses (SG&A) and other expenses. Total operating expenses increased by $173,782, or 44.6%, from $389,850 for the six months ended December 31, 2024 to $563,632 for the six months ended December 31, 2025.

	For the six months ended 31-Dec-24		For the six months ended 31-Dec-25		Change (%)
Operating expenses:	$		$
Selling, general and administrative expenses		370,226		608,154	64.3
Other Expenses		19,624		5,477	(72.1)
Total operating expenses		389,850		613,631	57.4

Selling, general and administrative expenses

SG&A consist primarily of selling and marketing expenses and general and administrative expenses. SG&A expenses increased by $237,928, or 64.3% from $370,226 for the six months ended December 31, 2024 to $608,154 for the six months ended December 31, 2025, primarily due to increased selling and marketing activities and higher general and administrative costs in connection with the proposed initial public offering.

	For the six months ended 31-Dec-24		For the six months ended 31-Dec-25		Change (%)
Selling, general and administrative expenses:	$		$
Selling and marketing expenses		3,886		34,384	784.7
General and administrative expenses		366,340		573,770	56.6
Total selling, general and administrative expenses		370,226		608,154	64.3

•        Selling and marketing expenses increased significantly, from $3,886 for the six months ended December 31, 2024 to $34,384 for the six months ended December 31, 2025, an increase of 784.7%. The increase was primarily attributable to meals and entertainment, travel and transportation costs incurred to support customer acquisition and market development activities, reflecting the Company’s expanded efforts to grow its customer base and develop new markets during the period.

•        General and administrative expenses increased by $207,430, or 56.6%, from $366,340 for the six months ended December 31, 2024 to $573,770 for the six months ended December 31, 2025. The increase was primarily attributable to higher professional fees, administrative costs, employee compensation, and amortization of right-of-use assets incurred in connection with the proposed initial public offering. These expenses also include financial costs and other overhead associated with the Company’s operations.

Other Expenses

Other expenses consist primarily of realized and unrealized foreign exchange losses. Other expenses decreased from $19,624 for the six months ended December 31, 2024 to $5,477 for the six months ended December 31, 2025. The decrease was mainly attributable to lower unrealized foreign exchange losses resulting from reduced exposure to foreign-currency-denominated balances and more favorable exchange rate movements during the six months ended December 31, 2025.

Other Income

Other income decreased from approximately $62,137 for the six months ended December 31, 2024, to approximately $1,700 for the six months ended December 31, 2025. The decrease was primarily attributable to interest income of $61,204 recognized in the six months ended December 31, 2024, arising from the maturity of short-term loans extended to third parties, which did not recur in the six months ended December 31, 2025.

Profit Before Income Tax

Profit before income tax decreased by $44,077, or 6.4%, from $683,595 for the six months ended December 31, 2024 to $639,518 for the six months ended December 31, 2025. The decrease was primarily due to an increase in SG&A expenses and lower other income, partially offset by higher revenue and gross profit during the six months ended December 31, 2025.

Income tax (expenses)/benefit

Under the current laws of the Cayman Islands and the British Virgin Islands (BVI), neither FF Global Holdings Ltd (Cayman) nor its wholly owned subsidiary FF Global (BVI) Limited is subject to income or capital gains taxes. Dividend distributions from these jurisdictions are not subject to withholding tax.

Future Faith Pte. Ltd., the Company’s Singapore operating subsidiary, is incorporated and tax resident in Singapore and is subject to Singapore corporate income tax on its taxable income. Income tax is assessed and paid at the entity level based on profits generated within the Singapore jurisdiction.

Income tax expense was $116,286 for the six months ended December 31, 2024. For the six months ended December 31, 2025, the Company recognized a net income tax benefit of $143,144, primarily attributable to differences between the actual tax assessments and the income tax previously recorded in the accounts, including tax rebates received from Inland Revenue Authority of Singapore.

Net income

Net income increased by $215,353, or 38.0%, from $567,309 for the six months ended December 31, 2024 to $782,662 for the six months ended December 31, 2025. The increase was primarily driven by higher gross profit and the recognition of an income tax benefit during the six months ended December 31, 2025, partially offset by higher operating expenses and lower other income.

Earnings Per Share

Basic and diluted earnings per share increased by approximately $0.01, or 25.0%, from approximately $0.04 for the six months ended December 31, 2024, to approximately $0.05 for the six months ended December 31, 2025. The calculation of earnings per share is based on the weighted average number of Class A ordinary shares outstanding only during each period, as retroactively adjusted to reflect the reorganization and recapitalization. Class B Ordinary Shares carry voting rights only and do not participate in the economic interests of the Company.

LIQUIDITY AND CAPITAL RESOURCES

Our principal source of liquidity has historically been cash generated from operating activities and, to a limited extent, short-term advances from related parties and directors. We have primarily used this liquidity to fund working capital requirements, operating expenses, lease obligations and costs associated with the proposed initial public offering. As of December 31, 2025, the Company had net working capital of approximately $1.76 million, calculated as total current assets of approximately $3.84 million less total current liabilities of approximately $2.08 million. The Company conducts its operations through its Singapore-based operating subsidiary, Future Faith Pte. Ltd., and is not subject to any material legal or economic restrictions on transferring funds from this subsidiary to the Company.

Working Capital

The following table summarizes our current assets and current liabilities as of June 30, 2025 and December 31, 2025.

	As of June 30, 2025		As of December 31, 2025		Change %

Current assets	$		$
Cash		708,069		199,489	(71.8)
Trade receivables		3,734,470		3,034,763	(18.7)
Prepayment		—		6,000	100.0
Deferred IPO expenses		—		261,153	100.0
Inventories		—		342,408	100.0
Total current assets		$4,442,539		$3,843,813	(13.5)

Current liabilities	$		$
Trade and other payables		2,902,751		1,770,578	(39.0)
Lease Liabilities		—		23,769	100.0
Tax payable		478,703		291,579	(39.1)
Total current liabilities		$3,381,454		$2,085,826	(38.4
Net current assets (liabilities)		$1,061,085		$1,757,887	65.7

As of December 31, 2025, total current assets decreased by $598,726, or 13.5% from $4,442,539 as of June 30, 2025 to $3,843,813. The decrease was primarily due to lower cash balances and trade receivables incurred in the ordinary course of operations, partially offset by deferred IPO expenses of $261,153, inventories of $342,408 and prepayment of $6,000 as of December 31, 2025.

Total current liabilities decreased by $1,295,528, or 38.3% from $3,381,454 as of June 30, 2025 to $2,085,926 as of December 31, 2025. The decrease was primarily attributable to lower trade and other payables and tax payable, partially offset by current lease liabilities of $23,769 recorded as of December 31, 2025.

As a result, net working capital increased from $1,061,085 as of June 30, 2025 to $1,757,887 as of December 31, 2025. The improvement primarily reflected the reduction in current liabilities, partially offset by lower current assets.

Management believes that the decrease in both current assets and current liabilities primarily reflects normal working-capital fluctuations associated with the timing differences between customer collections and supplier payments, rather than changes in the underlying liquidity profile of the business.

Trade Receivables

Trade receivables decreased by $699,707 from $3,734,470 as of June 30, 2025, to $3,034,763 as of December 31, 2025. The decrease was primarily attributable to the timing of collections from customers in the ordinary course of business. Our standard credit terms generally range from 30 to 90 days.

	As of June 30, 2025	As of December 31, 2025
Trade receivables	$3,734,470	$3,034,763
Total	$3,734,470	$3,034,763

Trade and Other Payables

Trade and other payables decreased by $1,132,173 from $2,902,751 as of June 30, 2025 to $1,770,578 as of December 31, 2025. The decrease primarily reflected the settlement of outstanding balances to suppliers and other creditors in the ordinary course of operations, partially offset by accrued operating expenses, accrued IPO expenses and customer deposits.

	As of June 30, 2025	As of December 31, 2025
Trade payables	2,468,220	1,278,240
Other payables
Amounts owing to related parties	426,087	23,621
Amounts owing to directors	7,953	30,398
Accrued operating expenses	491	11,033
Accrued IPO expenses	—	397,286
Customer Deposits	—	30,000
Total	$2,902,751	$1,770,578

Trade payables decreased by $1,189,980 from $2,468,220 as of June 30, 2025 to $1,278,240 as of December 31, 2025. The decrease was mainly attributable to the settlement of outstanding amounts due to suppliers and the timing of purchases and payments during the period. Trade payables are generally due within 90 to 120 days from the invoice date, in accordance with supplier terms and standard industry practice.

Other payables consist primarily of non-trade operating and financing-related balances, including amounts owing to related parties and directors, accrued operating expenses, accrued IPO expenses and customer deposits.

•        Amounts owing to related parties decreased significantly by $402,466 from $426,087 as of June 30, 2025, to $23,621 as of December 31, 2025, primarily due to repayments made during the six months ended December 31, 2025 as operating cash flows improved.

•        Amounts owing to directors increased from $7,953 as of June 30, 2025, to $30,398 as of December 31, 2025. These balances represent short-term advances provided by directors to support working capital requirements. The amounts are unsecured, interest-free and repayable on demand.

•        Accrued operating expenses increased from $491 as of June 30, 2025 to $11,033 as of December 31, 2025, primarily due to the timing of accruals and settlements of operating expenses incurred in the ordinary course of business.

•        Accrued IPO expenses were $397,286 as of December 31, 2025. These amounts represented professional fees and other costs incurred in connection with the proposed initial public offering that had not yet been settled as of period end.

•        Customer deposits were $30,000 as of December 31, 2025. These deposits represented amounts received from a new Hong Kong customer in connection with a one-year supply contract.

All trade and other payables are classified as current liabilities and are expected to be settled within one year, consistent with Note 8 to the unaudited interim condensed consolidated financial statements.

Inventory

The Company recorded inventory balances of $342,408 as of December 31, 2025, compared with nil as of June 30, 2025. These inventories relate to goods that have been procured or secured by buyers but not yet delivered to customers as of period end, and accordingly, revenue has not been recognized, and the goods are recorded as inventory.

CASH FLOWS ANALYSIS

The following summarizes our cash flows for the six months ended December 31, 2024, and 2025:

	For the six months ended 31-Dec-24	For the six months ended 31-Dec-25
Net cash used in operating activities	$(63,597)	$(246,956)
Net cash used in investing activity	—	(471)
Net cash used in financing activity	—	(261,153)

Net decrease in cash and cash equivalents	(63,597)	(508,580)
Cash and cash equivalents at beginning of the period	107,001	708,069
Cash and cash equivalents at end of the period	43,404	199,489

Net cash used in operating activities was $246,956 for the six months ended December 31, 2025, compared with net cash used in operating activities of $63,597 for the six months ended December 31, 2024. The increase was primarily attributable to changes in working capital, including higher inventory balances, the timing of payments to suppliers, and reductions in trade and other payables during the period.

Net cash used in investing activities was $471 for the six months ended December 31, 2025, compared to nil for the six months ended December 31, 2024, primarily due to the purchase of property and equipment during the period.

Net cash used in financing activities was $261,153 for the six months ended December 31, 2025, compared to nil for the six months ended December 31, 2024, primarily due to the deferred IPO expensed incurred during the period.

As a result of the foregoing, cash and cash equivalents decreased by $508,580 during the six months ended December 31, 2025, compared with a decrease of $63,597 during the six months ended December 31, 2024. Cash and cash equivalents were $199,489 as of December 31, 2025, compared with $43,404 as of December 31, 2024.

CAPITAL EXPENDITURES

The Company did not incur any material capital expenditures during the six months ended December 31, 2024, or 2025. As of December 31, 2025, the Company had no material commitments for capital expenditures. Any future capital expenditures are expected to be discretionary and will be evaluated based on the Company’s business needs, available financial resources and growth plans.

CONTINGENCIES

As of the date of this prospectus, the Company is not a party to any material legal proceedings, investigations or claims. The Company continues to monitor its compliance with applicable laws and regulations and maintains internal controls designed to manage legal and regulatory risks.

Based on the Company’s current liquidity position, expected cash flows from operations, existing working capital resources and the absence of material capital commitments, management believes that the Company has sufficient liquidity to support its ongoing operating requirements for at least the next 12 months.

OFF-BALANCE SHEET ARRANGEMENTS

As of December 31, 2025, the Company did not have any off-balance sheet arrangements, including guarantees, interest in unconsolidated entities, contractual obligations or other relationships that would reasonably be expected to have a material effect on its liquidity, capital resources, financial condition or results of operations. The Company has not entered into any derivative instruments, special purpose entities or other arrangements that are not reflected in the unaudited interim condensed consolidated financial statements.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The preparation of our audited consolidated financial statements and unaudited interim condensed consolidated financial statements in accordance with U.S. GAAP requires management to make estimates, assumptions and judgements that affect the reported amounts of assets, liabilities, revenues, expenses, and related disclosures. These estimates are inherently subjective, involve uncertainties and may differ from actual results. Management also exercises judgment in applying accounting policies, particularly in areas involving complex transactions or where outcomes depend on future events.

The following discussion highlights accounting policies and estimates that involve a higher degree of judgment and that could have a material impact on our financial condition or results of operations if the underlying assumptions change. Additional information regarding these policies is included in the notes to our consolidated financial statements and unaudited interim condensed consolidated financial statements elsewhere in this prospectus.

Revenue recognition

Revenue recognition is a critical accounting policy that requires significant judgment in applying ASC 606, Revenue from Contracts with Customers, particularly with respect to the timing of revenue recognition and the determination of when control of goods transfers to customers.

The Company recognizes revenue at a point in time when control of the goods — primarily logs and sawn timber — is transferred to the customer. For export sales conducted under Free on Board (“FOB”) and Cost and Freight (“CNF”) terms, control transfers when the goods are loaded onto the vessel at the designated port of shipment. For sales conducted under yard-delivery arrangements, control transfers when the goods are made available to the customer at the Company’s designated yard and the customer assumes responsibility for subsequent logistics.

In determining when control has transferred, management evaluates factors including the customer’s ability to direct the use of and obtain substantially all of the benefits from the goods, the Company’s present right to payment, and the probability of collecting the consideration. Customer prepayments or deposits received prior to revenue recognition are recorded as customer deposits or deferred revenue within current liabilities, as applicable.

The Company’s sales are conducted under yard-delivery, FOB and CNF shipping terms. Revenue is recognized at a point in time when control of the goods transfers to the customer based on the applicable delivery terms.

Management also assesses whether the Company acts as a principal or agent in each transaction. Based on the Company’s control over the goods prior to transfer, discretion in establishing pricing, and primary responsibility for fulfillment, the Company has concluded that it acts as a principal and recognizes revenue on a gross basis.

The Company does not provide rights of return or warranties in connection with its timber sales. Accordingly, no provisions for returns or warranty liabilities have been recorded.

Allowance for Credit Losses

Accounts receivable are presented net of an allowance for expected credit losses, which is measured in accordance with ASC 326, Financial Instruments — Credit Losses. The allowance is determined using a forward-looking approach that considers a combination of factors, including historical credit loss experience, the financial condition and creditworthiness of customers, aging of receivables, current economic conditions, and reasonable and supportable forecasts.

In applying this model, management exercises judgment in assessing the likelihood of non-collection, taking into account customer payment history, contractual payment terms, concentration of credit risk, and any known or expected changes in customer financial condition.

As of June 30, 2024, and June 30, 2025, and December 31, 2025, the Company did not record an allowance for expected credit losses. This conclusion reflects the Company’s historical experience of no material write-offs, the absence of significant past-due balances, and management’s assessment that no material deterioration in credit quality had occurred during the periods presented.

Impairment of Long-Lived Assets

The Company evaluates long-lived assets, including property and equipment and right-of-use assets with finite lives, for impairment in accordance with ASC 360, Property, Plant and Equipment, whenever events or changes in circumstances indicate that the carrying amounts of such assets may not be recoverable.

Indicators of potential impairment include, but are not limited to, adverse changes in market conditions, unfavorable shifts in customer demand or pricing, changes in the regulatory or operating environment, declines in asset utilization or operating performance relative to expectations, or decisions to modify, dispose of or discontinue the use of certain assets.

When impairment indicators are identified, the Company assesses recoverability by comparing the carrying amount of the related asset group to the sum of the expected future undiscounted cash flows. If the carrying amount exceeds the undiscounted cash flows, an impairment loss is recognized based on the excess of the carrying amount over the asset group’s estimated fair value. Fair value is generally determined using discounted cash flow models or other valuation techniques that require significant management judgment, including assumptions regarding future operating results, market conditions and asset utilization.

These estimates are inherently subject to uncertainty, and changes in assumptions or business conditions could result in the recognition of impairment losses in future periods.

For the fiscal years ended June 30, 2024 and 2025, and the six months ended December 31, 2024 and 2025, management determined that no impairment indicators were present. Accordingly, no impairment losses were recognized on long-lived assets during the periods presented.

Income Tax Provisions

The Company accounts for income taxes in accordance with ASC 740, Income Taxes, which requires the recognition of current and deferred tax assets and liabilities for the expected future tax consequences of events recognized in the financial statements or tax returns.

Current income tax expense is determined based on taxable income for the reporting period, using tax rates and laws that are enacted or substantively enacted as of the balance sheet date.

Deferred tax assets and liabilities are recognized for temporary differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases, as well as for net operating loss and tax credit carryforwards. Deferred tax balances are measured using enacted tax rates expected to apply in the periods in which the temporary differences reverse. The effects of changes in tax rates or tax laws are recognized in income in the period in which the legislation is enacted.

The Company records a valuation allowance to reduce deferred tax assets when, based on available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. In assessing the need for a valuation allowance, management considers both positive and negative evidence, including historical operating results, projections of future taxable income, statutory expiration periods of tax attributes, the nature and magnitude of cumulative losses, and feasible tax planning strategies.

The realization of deferred tax assets depends on the generation of sufficient future taxable income during the periods in which the related temporary differences become deductible. In evaluating realizability, management considers potential sources of taxable income, including: (i) future reversals of existing taxable temporary differences; (ii) expected future earnings from operations; (iii) taxable income in carryback periods, where applicable; and (iv) the implementation of prudent and feasible tax planning strategies.

As of June 30, 2025 and December 31, 2025, the Company did not record a valuation allowance, as management believes it is more likely than not that its deferred tax assets will be realized.

For the fiscal years ended June 30, 2024 and 2025, and the six months ended December 31, 2024 and 2025, the Company’s operating subsidiary in Singapore was subject to corporate income tax at the statutory rate of 17%.

The difference between the effective tax rate and the statutory rate was primarily attributable to the benefits derived from Singapore’s Partial Tax Exemption, or PTE scheme. Under this scheme, a company is granted a 75% exemption on the first S$10,000 of chargeable income and a further 50% exemption on the next S$190,000 of chargeable income. As a result, only a specified portion of a company’s chargeable income up to S$200,000 is taxed at the full 17% statutory rate, resulting in an effective tax rate lower than the headline statutory rate.

Entities incorporated in the Cayman Islands and British Virgin Islands are not subject to income or capital gains taxes under current local legislation. Accordingly, no income tax provisions were recorded for these jurisdictions.

The Company monitors developments in tax laws and regulations in the jurisdictions in which it operates and evaluates uncertain tax positions in accordance with ASC 740, which prescribes a recognition threshold and measurement framework for such positions. As of June 30, 2025 and December 31, 2025, management did not identify any uncertain tax positions that required recognition or disclosure in the consolidated financial statements or the unaudited interim condensed consolidated financial statements.

Fair value measurements

The Company accounts for fair value measurements in accordance with ASC 820, Fair Value Measurement, which establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

ASC 820 establishes a three-level hierarchy that prioritizes the inputs used in valuation techniques based on their observability:

•        Level 1 — Quoted prices in active markets for identical assets or liabilities;

•        Level 2 — Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, such as quoted prices for similar assets or liabilities;

•        Level 3 — Unobservable inputs for which little or no market data is available, requiring the use of management’s assumptions.

In measuring fair value, the Company uses valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. The Company considers the principal market for an asset or liability, or in the absence of a principal market, the most advantageous market.

As of June 30, 2024, and 2025, and December 31, 2025, the Company’s financial assets and liabilities consisted primarily of cash, trade and other receivables, trade and other payables and tax payable. Due to the short-term nature of these instruments, management believes that their carrying amounts approximate fair value. These financial instruments are classified within Level 1 or Level 2 of the fair value hierarchy. No assets or liabilities were measured using Level 3 inputs during the fiscal years presented.

Lease accounting

The Company accounts for leases in accordance with ASC Topic 842, “Leases.” At contract inception, the Company determines whether an arrangement is or contains a lease by evaluating whether the contract conveys the right to control the use of an identified asset in exchange for consideration for a specified period of time.

For leases with terms exceeding twelve months, the Company recognizes right-of-use (“ROU”) assets and corresponding lease liabilities on the consolidated balance sheets. Lease liabilities are initially measured at the present value of future lease payments, discounted using the rate implicit in the lease, or if that rate is not readily determinable, the Company’s incremental borrowing rate. The ROU asset is measured based on the related lease liabilities, adjusted for any initial direct costs, lease incentives, or prepaid lease payments.

Significant judgment is applied in determining the lease term, particularly in evaluating options to extend or terminate leases when such options are reasonably certain to be exercised. Additionally, judgment is also required in determining the appropriate discount rate, especially when the implicit rate is not readily available.

Lease liabilities are remeasured when there is a change in lease term or when a lease modification occurs that is not accounted for as a separate lease, with corresponding adjustments recorded to the related ROU assets.

Leases with initial terms of twelve months or less are classified as short-term leases and are not recorded on the balance sheet. Lease expense for short-term leases is recognized on a straight-line basis over the lease term.

As of June 30, 2024, and 2025, the Company’s lease arrangements primarily consisted of short-term leases for office premises and related facilities, which were not capitalized. No finance leases or material long-term operating lease obligations were recorded during the periods presented.

As of December 31, 2025, The Company’s lease arrangements primarily consist of long-term leases for office premises and operating facilities, which are recognized on the balance sheet in accordance with applicable accounting standards. No finance leases were recorded during the periods presented.

Related party balances and transactions

The Company evaluates all transactions and balances involving related parties in accordance with ASC 850, Related Party Disclosures, to ensure appropriate classification, measurement, and disclosure. Related parties include entities and individuals that, through ownership interest, control, or familial relationships, have the ability to influence or be influenced by the Company’s operations.

Related parties typically include principal shareholders, directors, members of senior management, and their immediate family members, as well as entities under common control. Transactions with related parties may include loans, advances, or the provision of services. Management assesses whether such transactions are conducted on terms that are comparable to those that would be available in arm’s-length transactions with unrelated parties.

Management reviews related party arrangements to evaluate settlement terms, collectability, and the nature of consideration exchanged to determine appropriate accounting treatment. All material related party transactions and outstanding balances are disclosed in the notes to the consolidated financial statements, and where applicable, are presented separately on the consolidated balance sheet.

For the years ended June 30, 2024, and 2025, and the six months ended December 31, 2024 and 2025, all related party transactions were reviewed by management and determined to have been conducted in the ordinary course of business. No guarantees or other commitments were provided to or received from related parties during the periods presented.

Segment reporting

The Company applies the management approach in determining operating segments in accordance with ASC 280, Segment Reporting. The Chief Executive Officer, who has been identified as the Company’s chief operating decision maker (“CODM”), reviews consolidated financial information to evaluate operating performance and allocate resources. The CODM does not review financial results by individual product line or service offering and manages the Company as a single, integrated business. Accordingly, management has determined that the Company operates in one reportable segment, which consists of the sale of logs and sawn timber.

For the fiscal years ended June 30, 2024 and 2025, and the six months ended December 31, 2024 and 2025, the Company operated as a single operating segment, and the Chief Executive Officer, as the chief operating decision maker, evaluated performance and allocated resources on a consolidated basis.

The Company’s principal operations, management functions, and long-lived assets were located in Singapore during these periods. However, the Company generated revenue from customers located in multiple geographic regions, primarily including Mainland China, Hong Kong, Vietnam, Dubai and Japan, as presented in the revenue by country/region table. Accordingly, no additional segment disclosures are required beyond the entity-wide geographic information presented.

Foreign currency translation

The Company’s reporting currency and the functional currency of the Company and its primary operating subsidiary is the U.S. dollar (“USD”). Functional currency is determined based on the primary economic environment in which each entity operates, and management periodically reassesses this determination to ensure it continues to reflect underlying economic conditions.

The Company conducts transactions in currencies other than USD, primarily the Singapore dollar (“SGD”) and, to a lesser extent, the Euro (“EUR”). Foreign currency transactions are translated into the functional currency at exchange rates in effect on the transaction dates. At the end of each reporting period, monetary assets and liabilities denominated in foreign currencies are remeasured into USD using exchange rates in effect at the balance sheet date. Resulting foreign exchange gains and losses from these remeasurements are recorded in the consolidated statements of operations.

Non-monetary assets and liabilities that are measured at historical cost are translated at the exchange rates in effect on the transaction dates and are not subsequently remeasured.

Although the majority of the Company’s transactions and balances are denominated in USD, management continues to monitor exposure to foreign currency fluctuations, particularly in connection with trading activities involving non-USD currencies. For the fiscal years ended June 30, 2024 and 2025, and the six months ended December 31, 2024 and 2025, the Company did not record material foreign currency translation adjustments in other comprehensive income, as exposure to foreign currency-denominated net assets was not significant.

Deferred IPO Expenses

The Company capitalizes certain legal, accounting, audit, underwriting, filing and other direct and incremental costs associated with its proposed IPO. Deferred IPO expenses are recorded within current assets in the consolidated balance sheets and consist solely of costs directly related to the proposed equity offering. Upon the consummation of the IPO, deferred IPO expenses will be reclassified as a reduction of additional paid-in capital against the gross proceeds received from the offering. In the event the proposed offering is abandoned, or if management determines that the offering is no longer probable of completion, the deferred IPO expenses will be charged to expense in the consolidated statements of operations. Costs not directly attributable to the proposed IPO, including general corporate advisory, financing, or operational consulting expenses, are expensed as incurred.

Recently Issued Accounting Pronouncements

The Company monitors accounting standards updates issued by the Financial Accounting Standards Board (“FASB”) and evaluates their applicability and potential impact on its financial reporting. The following accounting standards updates have been issued and may affect the Company’s financial statements:

In November 2023, the FASB issued ASU 2023-07, which enhances segment disclosure requirements by requiring public entities to disclose significant segment expenses, other segment items and additional measures of segment profit or loss that are regularly provided to the chief operating decision maker (“CODM”). The update also requires that certain annual segment disclosures be provided in interim periods.

The Company elected to early adopt ASU 2023-07 for the fiscal year ended June 30, 2024, and its segment disclosures reflect the enhanced requirements.

In December 2023, the FASB issued ASU 2023-09, which expands income tax disclosure requirements, including more detailed disaggregation of the effective tax rate reconciliation and income taxes paid by jurisdiction. The update is effective for annual reporting periods beginning after December 15, 2024.

The Company is currently evaluating the impact of ASU 2023-09 on its income tax disclosures and internal reporting processes.

In November 2024, the FASB issued ASU 2024-03, which requires enhanced disaggregation of certain expense categories either on the face of the income statement or within the footnotes. The update is effective for annual reporting periods beginning after December 15, 2026, and for interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted.

The Company is currently assessing the timing and potential impact of adopting this guidance on its financial statement presentation.

In May 2025, the FASB issued ASU 2025-03, Business Combinations (Topic 805) and Consolidation (Topic 810), which revises the guidance for determining the accounting acquirer in certain business combinations involving variable interest entities (“VIEs”). The update is effective for fiscal years beginning after December 15, 2026, including interim periods within those fiscal years, with early adoption permitted. The amendments are required to be applied prospectively to business combinations occurring after the adoption date.

The Company is currently evaluating the impact that the adoption of this guidance may have on its consolidated financial statements and related disclosures.

The Company does not expect that any other recently issued accounting pronouncements will have a material impact on its consolidated financial position, results of operations or cash flows.

INTERNAL CONTROL OVER FINANCIAL REPORTING

In connection with our preparation for becoming a publicly traded company, we are subject to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX”), which requires management to include a report on the effectiveness of our internal control over financial reporting in our registration statement. These requirements are intended to enhance the reliability of financial reporting and the preparation of financial statements in accordance with U.S. GAAP.

Historically, the Company operated as a private entity with limited accounting personnel and internal control infrastructure. In connection with the audit of our consolidated financial statements for the fiscal years ended June 30, 2024, and 2025, management, in conjunction with our independent registered public accounting firm, identified material weaknesses in our internal control over financial reporting, as defined by the standards of the Public Company Accounting Oversight Board (“PCAOB”). A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements would not be prevented or detected on a timely basis.

The material weaknesses identified related primarily to insufficient U.S. GAAP and SEC reporting expertise and the absence of a formal internal control framework. Specifically, the Company did not have personnel with appropriate technical accounting expertise in U.S. GAAP and SEC reporting requirements to identify, evaluate and resolve complex accounting matters or to prepare financial statements and related disclosures in accordance with these standards. In addition, the Company did not maintain a formal internal audit function and lacked a structured risk assessment process and a comprehensive internal control framework to support effective internal control over financial reporting.

To address these material weaknesses, the Company has undertaken, and intends to continue implementing remediation measures designed to strengthen its internal control over financial reporting. These measures include recruiting qualified finance and accounting personnel, or engaging external advisors, with experience in U.S. GAAP and SEC reporting requirements; providing periodic and targeted training to existing accounting personnel on relevant accounting, reporting and internal control matters; and establishing and strengthening internal control processes and oversight mechanisms, including the development of a more formal internal control framework and enhanced monitoring activities.

Although management is committed to remediating the identified material weaknesses, the implementation of these measures requires time and continued evaluation. Accordingly, management cannot provide assurance that these efforts will be sufficient to fully remediate the material weaknesses, or that additional deficiencies or material weaknesses will not be identified in the future. The costs associated with implementing and maintaining an effective system of internal control over financial reporting may be significant.

As an “emerging growth company,” as defined under the Jumpstart Our Business Startups Act, the Company is currently exempt from the requirement that its independent registered public accounting firm attest to the effectiveness of its internal control over financial reporting under Section 404(b) of SOX. The Company will remain exempt from this auditor attestation requirement for so long as we qualify as an emerging growth company.

If the Company is unable to timely remediate the identified material weaknesses, if management is unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm is required in the future to provide an attestation report and issues an adverse opinion, investor confidence in the reliability of our financial reporting may be adversely affected. Any such events could negatively affect the market price of our ordinary shares, subject us to increased regulatory scrutiny and materially and adversely affect our business, financial condition and results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT FINANCIAL RISK

Risk management overview

In the normal course of our operations, we are exposed to certain financial risks, including interest rate risk, credit risk, concentration risk and liquidity risk. Our risk management objectives are to identify, assess and manage these risks in order to reduce potential adverse effects on our financial condition and results of operations. The following discussion summarizes our primary financial risk exposures and the measures we employ to manage them.

Interest Rate Risk

Our exposure to interest rate risk is limited primarily to interest earned on cash balances. We do not have material interest-bearing debt and do not use derivative instruments to manage interest rate exposure. Accordingly, fluctuations in market interest rates have not had, and are not expected to have, a material impact on our financial condition or results of operations for the fiscal years ended June 30, 2024, and 2025, and the six months ended December 31, 2024 and 2025.

Credit risk

We are exposed to credit risk primarily through trade and other receivables arising from sales to customers. Credit risk represents the risk of financial loss if a counterparty fails to meet its contractual payment obligations.

We manage credit risk by maintaining a conservative credit policy that includes assessing customer creditworthiness at the inception of each transaction and monitoring customer payment behavior on an ongoing basis. Our assessment considers factors such as historical payment experience, customer financial condition, contractual credit terms and prevailing industry and macroeconomic conditions.

As of June 30, 2024, and 2025, our maximum exposure to credit risk was represented by the carrying amounts of trade and other receivables, totaling approximately $0.8 million and $3.7 million, respectively. As of December 31, 2025, maximum credit exposure was approximately $3.0 million. These amounts represent our maximum credit exposure without regard to collateral or other credit enhancements.

Based on management’s assessment, there has been no significant increase in credit risk since initial recognition of receivables. Accordingly, no allowance for expected credit losses was recorded as of June 30, 2024, or 2025, or December 31, 2025.

To further mitigate credit risk, cash and deposit accounts are maintained only with financial institutions in Singapore that management considers to be of high credit standing.

Concentration Risk

We are subject to concentration risk in both our customer base and supplier relationships. Our business could be adversely affected if any of our significant customers or suppliers were to materially change their purchasing behavior, contractual terms, or terminate their relationship with us.

Customer Concentration

Our revenue has historically been concentrated among a limited number of major customers. In fiscal year 2024, two major customers located in Mainland China and Hong Kong together accounted for approximately 96.1% of our total revenue, with the remaining revenue primarily generated from a customer in Vietnam.

In fiscal year 2025, the Company consolidated substantially all sales previously made to customers in Mainland China through a Hong Kong-based trading entity in order to streamline cross-border commercial arrangements and improve operational efficiency. As a result, this Hong Kong-based customer became our largest revenue contributor for the year ended June 30, 2025, accounting for approximately 76.0% of total revenue. During the same period, revenue from Vietnam, Japan and Dubai collectively accounted for approximately 24.0% of total revenue, including 18.2% from Vietnam, 5.4% from Japan and 0.4% from Dubai. Revenue from Japan was attributable to sales of European Ash sawn timber, a product category that the Company began selling in the second half of fiscal year 2025,

For the six months ended December 31, 2025, our geographic revenue mix became more diversified. Revenue from Hong Kong customers decreased to 61.4% of total revenue, while revenue from Vietnam increased to 24.8% and revenue from Japan accounted for 13.8%. This shift reflected increased revenue contribution from Vietnam and continued sales of European Ash sawn timber to customers in Japan.

Although customer concentration remains a factor that may affect our revenue stability in the near term, we continue to pursue a multi-market expansion strategy to broaden our customer base over time. Our strategic priorities include strengthening our presence in Vietnam, Dubai and Japan, where we have achieved initial commercial traction; expanding our sawn timber product offering following the introduction of European Ash sawn timber in fiscal year 2025; and exploring opportunities to enter additional markets, including India, Europe and the broader Middle East, such as Qatar and Saudi Arabia.

Management believes that continued diversification across products and geographies may help reduce customer concentration risk over time and enhance the resilience of our revenue base.

Supplier Concentration

Our procurement activities have historically been concentrated with a single key supplier, Auronova Limited, the exclusive distributor appointed by SCIBOIS for a government-authorized forest concession in the Democratic Republic of the Congo (“DRC”). In fiscal year 2024, 100% of our timber purchases — comprised entirely of African hardwood logs — were sourced from this supplier. Auronova remained our principal supplier in fiscal year 2025, accounting for approximately 91.9% of our total cost of revenue, reflecting our continued reliance on African hardwood logs sourced from the DRC. During fiscal year 2025, we began sourcing limited volumes from additional counterparties as part of our product diversification efforts. A timber trading entity in Hong Kong accounted for approximately 1.7% of cost of materials and supplied African hardwood logs. In addition, European Ash sawn timber sourced from established third-party processors in Vietnam accounted for approximately 6.4% of procurement in fiscal year 2025.

For the six months ended December 31, 2025, supplier concentration decreased compared with prior periods. Auronova accounted for approximately 74.6% of our total cost of revenue, while costs related to European Ash sawn timber accounted for approximately 16.0% of total cost of revenue. The remaining 9.4% was attributable to freight, logistics and related costs incurred in connection with FOB and CNF delivery arrangements. This cost composition reflected the Company’s evolving procurement strategy and product mix, including the continued expansion of sawn timber sales following the Company’s introduction of European Ash sawn timber in the second half of fiscal year 2025.

Although supplier concentration decreased during the six months ended December 31, 2025, our business remains dependent on Auronova for the supply of African hardwood logs. This level of supplier concentration presents inherent risks, particularly because our primary upstream supply of African hardwood logs is located within a single geographic region that may be subject to political, regulatory, environmental and logistical uncertainties. Any disruption to harvesting activities, inland transportation, concession compliance, export operations or regulatory conditions in the DRC could materially affect our ability to procure sufficient timber, meet customer demand and support revenue growth.

To mitigate supplier concentration risk, we began broadening our procurement base in fiscal year 2025 by sourcing European Ash sawn timber from Vietnam. Sawn timber accounted for $465,370, or 6.4%, of total cost of revenue in fiscal year 2025, while African hardwood logs accounted for $6,811,055, or 93.6%, and no freight costs were incurred following the Company’s transition to yard-delivery arrangements. Although sawn timber represented a limited portion of procurement in fiscal year 2025, it marked an initial step toward reducing reliance on a single upstream source and diversifying our product mix. For the six months ended December 31, 2025, the contribution from European Ash sawn timber increased, with sawn timber accounting for $766,650, or 16.0%, of our total cost of revenue, while logs accounted for $3,577,742, or 74.6%, and freight costs accounted for $449,140, or 9.4%. This increased contribution from sawn timber further reduced our relative dependence on Auronova and contributed to a more diversified cost structure.

In addition to procurement diversification, we seek to mitigate supplier concentration risk through:

•        long-term contractual arrangements, including a fixed-term supplier agreement with Auronova and SCIBOIS, which provides committed annual supply volumes of 40,000 to 100,000 cubic meters and pricing visibility through a biennial review mechanism;

•        allocation of upstream risk to suppliers, whereby the risk of loss, damage or shortage remains with the supplier until delivery confirmation at our Maluku yard;

•        ongoing monitoring of supplier performance and regulatory compliance, including adherence to statutory DRC export documentation and international ATIBT measurement standards; and

•        continued identification and evaluation of additional suppliers across the DRC, Southeast Asia and other regions to support scalability and long-term operational continuity.

As we continue to broaden our product offerings and evaluate additional sourcing partners, we expect supplier concentration to gradually decline. However, reliance on Auronova is expected to remain significant in the near term due to the unique characteristics and premium nature of African hardwood species sourced from the SCIBOIS concession. Management believes that our evolving procurement strategy, including the continued development of sawn timber sourcing arrangements, may enhance supply-chain stability and operational flexibility over time.

Liquidity Risk

Our liquidity risk primarily relates to the working-capital requirements of our trading operations, including timing differences between payments to suppliers and collections from customers. We manage liquidity risk by monitoring cash balances, expected customer collections, supplier payment obligations and other operating cash requirements on an ongoing basis. As of June 30, 2025, and December 31, 2025, management believes that the Company’s existing cash balances, anticipated cash flows from operations and available working capital are sufficient to meet its operating and working-capital requirements in the near term. Our liquidity position, working capital, cash flows and sources and uses of cash are discussed in greater detail under “Liquidity and Capital Resources.”

HISTORY AND CORPORATE STRUCTURE

As of the date of this prospectus, our Group is comprised of FF Global Holdings Ltd (“FF Global”, the “Company” or our “Company”) and its subsidiaries, FF Global (BVI) Ltd and Future Faith Pte. Ltd.

Corporate History

Our Company was incorporated in the Cayman Islands on July 18, 2025, under the Companies Act as an exempted company with limited liability. On the date of incorporation, the authorized share capital of the Company was $50,000 divided into (i) 400,000,000 Class A Ordinary Shares of par value $0.0001 each (“Class A Ordinary Shares”) and (ii) 100,000,000 Class B Ordinary Shares of par value $0.0001 each. Upon incorporation, one Class A Ordinary Share was allotted and issued as fully paid for $0.0001 to Ogier Global Subscriber (Cayman) Limited, the first subscriber. On 30 July 2025, the first subscriber transferred the one issued Class A Ordinary Share to Yu Jin at par value (“Issued Share”).

On October 18, 2025 , The Company subdivides its share capital at a ratio of 1:10 such that the authorized share capital becomes 4,000,000,000 Class A Ordinary Shares with a par value of $0.00001 each (Class A Ordinary Shares) and 1,000,000,000 Class B ordinary shares with a par value of $0.00001 each (Class B Ordinary Shares and together with the Class A Ordinary Shares, collectively Shares).

Prior to the Reorganization, as described below, our business operations were historically conducted through Future Faith Pte. Ltd. (“FFPL”), a Singapore private company limited by shares incorporated on January 21, 2022. FFPL has been our primary operating entity and is principally engaged in timber trading activities.

Incorporation of Structure

Our Company was incorporated in the Cayman Islands on July 18, 2025, under the Companies Act as an exempted company with limited liability. On the date of incorporation, the authorized share capital of the Company was $50,000 divided into (i) 400,000,000 Class A Ordinary Shares of par value $0.0001 each (“Class A Ordinary Shares” or “Class A Ordinary Shares”) and (ii) 100,000,000 Class B Ordinary Shares of par value $0.0001 each. Upon incorporation, one Class A Ordinary Share was allotted and issued as fully paid share at par value to Ogier Global Subscriber (Cayman) Limited, the first subscriber. On 30 July 2025, the first subscriber transferred the one issued Class A Ordinary Share to Yu Jin at par value (“Issued Share”).

On July 4, 2025, FF Global (BVI) Ltd was incorporated as a business company limited by shares under the laws of the British Virgin Islands with one share being issued to Yu Jin, and the initially issued one share was transferred to our Company on August 12, 2025, such that FF Global (BVI) Ltd becomes a wholly owned subsidiary of our Company and serve as an intermediate holding vehicle within our offshore structure. Two additional British Virgin Islands companies, Zenith Lord Limited and FF Global Group Limited were also incorporated in August 2025. Zenith Lord Limited is beneficially owned and controlled by Yu Jin, whereas FF Global Group Limited is beneficially owned and controlled by Li Zeng. These entities are intended to serve as indirect holding companies for their equity interests in the Group after the reorganization.

On October 18, 2025, The Company subdivides its authorized share capital (both issued and unissued shares) at a ratio of 1:10 such that the authorized share capital becomes $50,000 divided into (i) 4,000,000,000 Class A Ordinary Shares with a par value of $0.00001 each and (ii) 1,000,000,000 Class B Ordinary Shares with a par value of $0.00001 each. Following the above share subdivision, the one issued Class A Ordinary Share with par value $0.0001 held by Yu Jin became 10 Class A Ordinary Shares with a par value of $0.00001 each.

On October 18, 2025, following the Share Subdivision, Yu Jin and Li Zeng will transfer all of their respective shareholdings in Future Faith Pte. Ltd. (a Singapore company wholly owned by Yu Jin and Li Zeng) to FF Global (BVI) Ltd in consideration of the Company issuing (i) 10,500,000 Class A Ordinary Shares and 15,000,000 Class B Ordinary Shares (each with a par value of $0.00001 per share) to Zenith Lord Limited and (ii) 4,500,000 Class A Ordinary Shares with a par value of $0.00001 per share to FF Global Group Limited (the “Share Swap”). After the new Class A Ordinary Shares and Class B Ordinary Shares have been issued to Zenith Lord Limited, the 10 Class A Ordinary Shares held by Yu Jin were surrendered by Yu Jin for no consideration and they were cancelled upon surrender.

After the completion of the Share Swap and the above share surrender, Future Faith Pte. Ltd. will become an indirect wholly owned subsidiary of the Company and the existing shareholders Yu Jin through Zenith Lord Limited shall hold a total of 10,500,000 Class A Ordinary Shares and 15,000,000 Class B Ordinary Shares; and Li Zeng through FF Global Group Limited shall hold a total of 4,500,000 Class A Ordinary Shares.

On November 13, 2025, FF Global Group Limited transferred 2,700,000 of its shares in FF Global to four other entities/person. None of these four other shareholders are principal shareholders of the Company.

Organization Structure

The following diagram illustrates our corporate legal structure and identifies our subsidiaries as of the date of this prospectus and upon completion of this Offering (assuming no exercise of the over-allotment option).

____________

*        Before/After this offering, assuming no exercise of Representative’s over-allotment option.

(1)      Represents 10,500,000 Class A Ordinary Shares and 15,000,000 Class B Ordinary Shares held by Zenith Lord Limited, a British Virgin Islands company, which is 100% owned by Yu Jin, our director, Chairman and Chief Executive Officer, as of the date of this prospectus.

(2)      Represents 1,800,000 Class A Ordinary Shares held by FF Global Group Limited, a British Virgin Islands company, which is 100% owned by Li Zeng, as of the date of this prospectus.

(3)      Represents 2,700,000 Class A Ordinary Shares held by four other shareholders, as of the date of this prospectus. None of the other shareholders are principal shareholders of the Company.

INDUSTRY OVERVIEW

All the information and data presented in this section have been derived from Frost & Sullivan Limited (“Frost & Sullivan”)’s industry report commissioned by us unless otherwise noted. Frost & Sullivan has advised us that the statistical and graphical information contained herein is drawn from its database and other sources. The following discussion contains projections for future growth, which may not occur at the rates that are projected or at all.

MACRO ECONOMICS

Global Export Value of Hardwood Logs

The global export value of hardwood logs increased from $5,621.9 million in 2020 to $6,291.6 million in 2024, due to COVID-19-related trade disruptions, peaking at $6,581.4 million in 2022 with a post-pandemic recovery, and then declining to $5,776.6 million in 2023 due to reduced demand, Russian export bans, and the EU’s Deforestation Regulation (EUDR) introduced in 2023, which increased compliance costs.

From 2025 to 2029, the global export value of hardwood logs is expected to recover to an estimated $7,244.3 million in 2029 at a CAGR of 2.8% from 2025 to 2029, driven by rising infrastructure investments, urbanization in emerging markets like Asia and Africa, and increasing preference for sustainable wood in construction and furniture sectors.

Source: Trade Map, Frost & Sullivan

Export Value of Hardwood Logs in Africa

The export value of African hardwood logs peaked at around $1,642.5 million in 2022 due to strong post-COVID recovery and Asian demand, particularly from Mainland China and Vietnam. It declined to $1,159.4 million in 2023, driven by global economic slowdown and export bans in key countries like Gabon and Cameroon, which shifted focus to sawn timber. A slight recovery to $1,291.8 million is recorded in 2024, supported by increased Chinese imports.

The export value of African hardwood logs is forecasted to reach $1,437.5 million in 2029, at a CAGR of 2.2% from 2025 to 2029. Economic recovery in global market and infrastructure development in Africa could boost demand in in the near future.

Source: Trade Map, Frost & Sullivan

Export Value of Hardwood Logs in Vietnam

Vietnam has enforced a near-total ban on the export of domestically sourced hardwood logs since 2017, resulting in zero direct export value of locally harvested hardwood logs. However, re-exports of imported hardwood logs, primarily temperate species originating from the United States, Europe, and other low-risk countries, are legally permitted under Vietnam’s Timber Legality Assurance System (“VNTLAS”). As a result, the export value of hardwood logs from Vietnam increased from $1.6 million in 2020 to $8.3 million in 2024, representing a CAGR of 51.5% from 2020 to 2024. This growth was driven primarily by transit trade of imported hardwood logs destined for Mainland China. The export value of hardwood logs from Vietnam is expected to rise at a CAGR of 13.5% from 2025 to 2029.

Source: Trade Map, Frost & Sullivan

Import Value of Hardwood Logs in the PRC

The import value of hardwood logs in the PRC reached a high of $2,479.4 in 2021, fueled by robust post-COVID demand in the construction and furniture industries. The value fell to $1,838.8 million by 2023, impacted by a sluggish housing market and global economic downturn. By 2024, imports slightly rebounded to around $1,861.4 million, aided by government support for the property sector and higher imports from Africa. The import value of hardwood logs in the PRC will be driven by sustained demand from the furniture and construction sectors, bolstered by government policies supporting the property market. The import value of hardwood logs in the PRC is forecasted to rise at a CAGR of 2.0% from 2025 to 2029.

Source: Trade Map, Frost & Sullivan

Import Value of Hardwood Logs in Hong Kong

Hong Kong saw its hardwood logs import drop to $194 million in the COVID-affected year of 2020 before surging to $280 million in 2021 on the back of strong furniture export demand. From 2022 to 2024, values settled in a stable $250 million to $270 million range, led by temperate hardwood from the United States and tropical logs from Malaysia and Papua New Guinea, with the majority ultimately re-exported to Mainland China. Over the 2025 – 2029 period, imports are expected to rise gradually at a CAGR of 2.7%, from $275 million in 2025 to $306 million by 2029, supported by ongoing infrastructure and housing projects under the Northern Metropolis plan and resilient re-export flows, though growth will be moderated by EUDR-related costs, and Mainland China’s subdued property market.

Source: Trade Map, Frost & Sullivan

Import Value of Hardwood Logs in Vietnam

The import value of hardwood logs in Vietnam declined to $168.3 million in 2024 due to global economic slowdown and export bans in key African countries, shifting reliance to sawn timber and plantation timber. Export bans on hardwood logs in African countries like Gabon and Cameroon, implemented or tightened from 2020, reduced Vietnam’s log imports as these nations prioritized local processing to curb deforestation and boost economies. This pushed Vietnam to increase sawn timber imports, primarily from Cameroon and the U.S., due to lower processing costs and export ban exemptions. Fueled by robust furniture exports to the U.S. and increased imports from the U.S., the import value of hardwood logs in Vietnam is expected to reach $216.8 million in 2029, at a CAGR of 5.2% from 2025 to 2029.

Source: Trade Map, Frost & Sullivan

Import Value of Hardwood Logs in the United Arab Emirates

The import value of hardwood logs in UAE increased from $63.0 million in 2020 to $86.0 million in 2024, at a CAGR of 8.1%. This growth was driven by a booming real estate and construction sector in the UAE and Saudi Arabia, with increased demand for high-quality hardwood finishes like oak and walnut. The market is forecasted to reach $111.0 million in 2029, at a CAGR of 5.3% from 2025 to 2029.

Source: Trade Map, Frost & Sullivan

Import Value of Hardwood Logs in Japan

Japan’s imports of hardwood logs stood at $91.6 million in 2020 but have since fallen to $71.2 million in 2021, driven by post-pandemic supply constraints, a persistently weak yen, shrinking domestic housing starts, and a deliberate policy shift toward certified domestic softwood and recycled materials. Over the 2025 – 2029 period, imports are forecast to recover modestly at a CAGR of 2.6% from 2025 to 2029, rising from $79.5 million in 2025 to $88.2 million by 2029, supported by a gradual rebound in residential construction and steady demand from high-end furniture and flooring manufacturers, yet remaining constrained by Japan’s aging population, stricter sustainability requirements, and ongoing substitution with sawn timber.

Source: Trade Map, Frost & Sullivan

Import Value of Hardwood Logs in Europe

Import value of hardwood logs in Europe decreased from $3,974.0 million in 2020 to $3,909.6 million in 2024, at a CAGR of -0.4% Over the 2025 – 2029 period, values are expected to grow at a 1.7% CAGR, rising from $3,968.2 million in 2025 to $4,245.1 million by 2029, supported by steady demand from prefabricated construction and renovation activity, yet constrained by strict domestic sustainability policies, EUDR compliance costs, and increasing substitution with certified local hardwood and engineered wood products.

Source: Trade Map, Frost & Sullivan

MARKET OVERVIEW OF TIMBER TRADING

Definition and Classification

The timber trade includes the procurement, warehousing, distribution, and sales of raw timber and related products, both domestically and internationally. It generally includes trading companies, importers/exporters, and agents. These entities connect supply and demand in the timber market while offering market information services such as technical testing, value assessment, grade classification, compliance certification, and origin traceability.

By wood species, trading of timber typically encompasses:

•        Softwoods:    Coniferous woods such as pine, fir, spruce, and larch, mainly utilized in construction, paper production, and packaging materials;

•        Hardwood:    (i) Common hardwood like rubberwood, eucalyptus, and poplar are frequently used in engineered wood production, standard furniture, and packaging; (ii) Valuable hardwood like rosewood, sandalwood, teak, padauk, black walnut, and cherry wood have distinct technical properties, including strength, natural durability, and superior workability, as well as appealing visual characteristics such as grain, pattern, texture, and color. These species focus on high-value markets such as premium furniture, musical instruments, decorative items, and luxury goods.

By trade method, the trading of timber typically include:

•        Spot Trading:    Immediate negotiation and delivery of timber products based on current market conditions, where buyers and sellers agree on quality, quantity, and price.

•        Long-Term Contract Trading:    Prearranged agreements between buyers and sellers to stabilize supply-demand relationships, involving fixed or formula-based pricing for batch deliveries of specified timber quantities over a future period.

•        Financial markets trading:    Future markets use standard timber contracts to determine forward prices for future delivery dates through open bidding, primarily serving price discovery and hedging purposes.

•        Specialty timber trading:    Niche market transactions involving precious hardwood, rare species, or woods with unique aesthetic/physical properties, typically targeting specific high-end buyers.

Value Chain Analysis

Source: Frost & Sullivan

The value chain of the timber trade industry revolves around the circulation and commercialization of timber resources, with the upstream, midstream, and downstream segments collaborating closely.

Upstream functions as timber resource supplies, comprising key entities such as forest resource countries, state-owned forest farms, private plantations, and concessionary rights holders. These entities utilize in-house or outsourced logging contractors to perform log felling under sustainable management practices, followed by initial processing at local sawmills, including debarking, head sawing, edging, trimming, rough sorting, and drying. In this phase, trading companies proactively engage with these entities to secure stable timber sources, especially for high-value categories like hardwood.

The midstream segment includes timber processing and distribution, with timber trading companies collaborating with importers, bonded warehouses, port logistics providers, and processing plants to streamline timber processing and enhance value-added activities. For instance, in the African hardwood export sector, trading companies must obtain export permits from local forestry authorities and ensure that the timber and logs are verified for legality and confirmed against export standards by customs upon arrival at the port. Additionally, trading companies must prepare compliance documentation tailored to each export destination. Then, trading companies further classify hardwood by commercial grades based on grain patterns and defect rates and apply functional treatments like fireproofing or preservatives to improve timber quality and value. By integrating information flow and logistics partners, such as bonded warehousing at African ports and cross-border multimodal transport providers, trading companies are able to efficiently distribute hardwood products to downstream wood processing enterprises.

Downstream segment constitutes the end-use market of the timber trade value chain, consisting of key markets such as construction & infrastructure, furniture & home furnishings manufacturing, packaging & logistics, paper & pulp production, biomass energy, and recycling. The demand characteristics of these markets directly define the final value realization path of the timber trade.

Market Size of Downstream Industries in the PRC

The wood furniture market in the PRC is propelled by rapid urbanization and government-backed infrastructure projects like the Belt and Road Initiative, alongside growing e-commerce and demand for eco-friendly designs. Market size of wood furniture in the PRC is expected to rise a CAGR of 5.6% from 2025 to 2029, reaching $53.4 billion in 2029. Wood flooring demand in the PRC is projected to reach $45.4 billion in 2029, driven by construction booms, consumer preference for high-quality and sustainable materials, and policies promoting energy-efficient buildings. The veneer and plywood market in the PRC benefits from construction growth, furniture production, and e-commerce packaging needs, and is expected to experience an increase from $90.7 billion in 2025 to $113.6 billion in 2029, at a CAGR of 5.8% from 2025 to 2029. Across all sectors, government policies, economic recovery measures like the RMB 300 billion relending program, and global trade shifts shape supply chains, while sustainability requirements drive innovation despite cost pressures from trade restrictions.

Source: Trade Map, Frost & Sullivan

Market Size of Downstream Industries in Vietnam

The wood furniture market in Vietnam thrives due to robust export demand from the U.S., driven by low production costs and skilled labor. It is forecasted that the market size of wood furniture market in Vietnam would increase from $18.1 billion in 2025 to $24.9 billion in 2029, at a CAGR of 8.3% from 2025 to 2029. The wood flooring sector grows through exports to high-value markets like the U.S. and Europe, supported by durable hardwood and engineered products, with domestic plantation expansion addressing supply needs. The market size of wood flooring in Vietnam is expected to reach $2,212.2 million in 2029, at a CAGR of 8.2% from 2025 to 2029. The veneer and plywood market in Vietnam is fueled by construction and furniture demand, but African log export bans in Gabon and Cameroon shift focus to sawn timber and plantation timber, with FSC and VNTLAS certifications ensuring sustainability. The market size of veneer and plywood in Vietnam is anticipated to experience an increase from $210.3 million in 2025 to $269.3 million in 2029, at a CAGR of 6.4% from 2025 to 2029. Across these sectors, competitive labor, trade agreements, and domestic plantation growth drive Vietnam’s market, though raw material shortages and trade risks necessitate ongoing adaptation.

Source: Trade Map, Frost & Sullivan

Market Size of Downstream Industries in UAE

The UAE wood furniture market, expected to reach $4,776.1 million in 2029, is fueled by rapid urbanization, growing disposable incomes, and a thriving construction sector driven by luxury residential and commercial developments, with e-commerce and demand for premium, customizable designs further enhancing growth.

The wood flooring sector, projected to reach $791.5 million by 2029 at a 9.6% CAGR from 2025 to 2029, is driven by major infrastructure projects like Atlantis the Royal and demand for eco-friendly, durable engineered wood suitable for the UAE’s humid conditions.

The veneer and plywood market in UAE expands due to demand for high-end furniture and interior applications, with sustainable, moisture-resistant products like WBP plywood sought after, though dependence on imports continues due to minimal local production. The veneer and plywood market in UAE is expected to reach $843.9 million in 2029, at a CAGR of 11.1% from 2025 to 2029.

Source: Trade Map, Frost & Sullivan

Market Size of Downstream Industries in HK

In Hong Kong, the wood furniture market was valued at $1,100.0 million in 2020, recovering steadily after the pandemic to reach around $1,300.0 million in 2024, and is projected to grow at a CAGR of 6.9% from 2025 to 2029, reaching $1,800.0 million by 2029, driven by compact and multifunctional designs, rising e-commerce penetration, and demand for sustainable materials. The wood flooring market in Hong Kong was worth an estimated $45.0 million in 2020, grew modestly to $52.0 million by 2024, and is expected to expand at a CAGR of 5.1% through 2029 to $67.0 million, supported mainly by residential renovations and new high-density developments. Meanwhile, the veneer and plywood market, almost entirely import-dependent and used primarily in construction, furniture manufacturing, and interior fit-outs, stood at $120.0 million in 2020, increased to $135.0 million in 2024, and is forecasted to grow at a CAGR of 5.4% from 2025 to 2029, reaching around $175.0 million by 2029, fueled by ongoing infrastructure projects and steady demand from the local furniture industry.

Source: Trade Map, Frost & Sullivan

Market Size of Downstream Industries in Japan

In Japan, the wood furniture market was valued at $12.3 billion in 2020 amid pandemic disruptions, recovered to $13.9 billion by 2024, and is projected to grow at a CAGR of 3.3% from 2025 to 2029, reaching $16.5 billion by 2029, fueled by demand for space-efficient, sustainable designs in urban homes and rising e-commerce adoption. The wood flooring market, largely comprising engineered wood for its seismic resilience and humidity resistance, stood at $70 million in 2020, expanded to $81 million in 2024, and is expected to advance at a CAGR of 4.1% from 2025 to 2029 to $100.0 million by 2029, driven by residential renovations and eco-friendly building trends. Meanwhile, the veneer and plywood market, predominantly plywood for earthquake-resistant construction and furniture cores, dipped to $2.0 billion in 2022 from $2.2 billion in 2020 due to supply chain issues, rebounded to $2.4 billion in 2024, and is forecasted to expand at a CAGR of 6.9% from 2025 to 2029 to reach $3.4 billion by 2029, supported by infrastructure investments and sustainable sourcing demands.

Source: Trade Map, Frost & Sullivan

Market Size of Downstream Industries in Europe

Europe’s wood-based interior products markets all recovered strongly after 2020 and are projected to keep growing through 2029. Wood furniture rose from $115 billion in 2020 to $131 billion in 2024 and is forecast to reach $ 154.5 billion by 2029 at a CAGR of 3.3% from 2025 to 2029. Wood flooring grew from $18.5 billion in 2020 to $21.2 billion in 2024 and is expected to hit $26.4 billion by 2029 at a CAGR of 4.4% from 2025 to 2029. The veneer-and-plywood segment expanded from $28 billion in 2020 to $34 billion in 2024 and is projected to reach $44.7 billion by 2029 at a CAGR of 5.6% from 2025 to 2029, driven by construction demand, EU sustainability policies, and restricted low-cost imports.

Source: Trade Map, Frost & Sullivan

Market Drivers

Rising demand in the downstream sector — The furniture manufacturing industry has experienced consistent growth, especially in Asia. Asia, with its substantial population, represents the largest furniture market globally. For instance, the wood furniture market in the PRC and Vietnam, has increased from $30.8 billion and $11.1 billion in 2020 to $40.5 billion and $16.8 billion by 2024, reflecting a CAGR of 7.1% and 10.9%, respectively. Accelerating urbanization, the growth of the middle class, and consumer preferences for sustainable, high-quality, personalized home environments have stimulated demand for wooden furniture and interior decorative products. Consumers are increasingly prioritizing quality moving from functionality, which directly drives the demand for hardwood utilized in premium furniture, including African Padauk, Bubinga, American White Oak, and Black Walnut, known for their durability and visual appeal. Besides, the diverse downstream applications for timber, coupled with the consistent growth in key sectors like construction, papermaking, and shipbuilding, have sustained demand for timber resources, contributing to the steady expansion of the timber trade industry.

Demand driven by the steady expansion manufacturing hub in Asia — Steady expansion in Asia, especially Southeast Asia and South Asia, is solidifying its position as a pivotal global manufacturing hub, driven by its low-cost labor force and strategic geographical advantages. Key exporting nations in the region include India, Indonesia, Malaysia, and Vietnam, with low labor costs and robust production capabilities. For instance, Vietnam stands out as the second-largest exporter of wood and wooden products in Asia, reaching $16.2 billion, with approximately 70% of wooden products in 2024. The country has strategically aligned itself with major markets like the European Union (EU), leveraging free trade agreements such as the EU-Vietnam Free Trade Agreement (EVFTA) to secure preferential tariff rates. These agreements have enabled Vietnamese manufacturers to maintain cost competitiveness while meeting stringent EU sustainability standards, further expanding their production capacity to capture more export orders, which directly drives stable demand for log and timber as core raw materials in the Southeast Asia region.

Advancements in Trade and Logistics Technology — Technological developments are directly benefiting the timber trade by optimizing logistics, improving transparency, and increasing operational efficiency. Digital platforms enable the recording and traceability of timber from harvest to delivery, helping traders quickly verify the legality and sustainability of timber sources to buyers, reducing the time required for compliance reviews and minimizing the risk of order loss. Traders using inventory management systems integrated with artificial intelligence can improve the efficiency of accurately matching regional market demand forecasts with inventory levels, thereby reducing the costs of restocking unsold goods or shortages. Meanwhile, innovations in shipping and port processing technologies, such as automated timber loading and unloading equipment and intelligent route planning systems, are alleviating cross-border transportation bottlenecks, shortening cargo transit and port dwell time, and improving capital turnover efficiency. These advances not only improve timber distribution efficiency, but also reduce the risk of fraud and misreporting, further strengthening traders’ integration capabilities within global trade networks.

Key Trends and Opportunities

Improving sustainability and traceability in supply chains — The European Union Timber Regulation (EUTR), Australia’s Illegal Logging Prohibition Act (ILPA), the Forest Law in the PRC, etc., mandate verification of the legality of imported timber, while the EU’s Zero Deforestation Regulation (EUDR) further requires that companies associated with key products linked to deforestation prove their products do not contribute to additional forest degradation. Under increasingly stringent regulations, downstream buyers are increasingly preferring timber certified by authoritative organizations such as the FSC (Forest Stewardship Council), further emphasizing the importance and trend of transparency and traceability in trade supply chains. Coupled with advances in IoT and blockchain technologies, for example, timber harvested from a forest will have information on species, harvest location, date, and permits captured in the forest and written in real time to an immutable ledger, while GPS and sensors monitor transport routes, vehicle data, and timber condition throughout transit, and processing data are integrated at each stage. Key participants scan the product identification code to review the entire chain of custody, confirming legality and quality from source to shelf, thereby streamlining inspections, satisfying ESG compliance demands, and strengthening transparency, standardization, and sustainability in the timber trade.

Diversification of timber supply channels — Major timber-importing countries are exploring emerging supply channels to mitigate supply risks from geopolitical factors and conservation policies in resource-rich nations. Traditional exporting nations like Russia and Canada may encounter supply constraints from logging quotas and sustainability policies. Emerging suppliers, such as Brazil and Gabon in Africa, are capitalizing on their resource advantages, presenting themselves as viable options. Downstream industries are increasingly seeking environmentally friendly and innovative timber products, including eco-friendly wood and bamboo-wood composites. Timber traders are therefore considered vital in this process. They must proactively engage with suppliers from emerging production regions and establish multi-regional sourcing networks, while also aligning downstream customers with compliant resources and integrating diverse supply sources to minimize reliance on a single source. By comparing prices across various channels and adjusting inventory, traders can maintain a stable supply, minimize price fluctuations, and reduce the risk of supply disruptions resulting from policy changes in a specific production region. In the future, market resources in the timber trade will benefit traders with larger reserves from emerging production regions, strong cross-regional supply chain integration, experience in regulatory compliance audits, and effective inventory management capabilities.

Market Challenges and Threats

Profit vulnerability to external shocks — Profit remains highly sensitive to external factors. Beyond cyclical supply and demand factors, extreme weather and tighter export regulations can quickly create shortages and drive-up log prices, while real estate cycles and speculative activities amplify demand-side volatility, leading to wide price swings. The industry’s usual approach — using long-term purchase contracts along with short-term sales — makes it easier for traders to face losses when prices drop, especially for small and medium-sized enterprises (SMEs) that don’t have good options for protecting themselves, like futures Adding to these structural risks, the variable international tariff policy environment mainly affected by the U.S. highlights another layer of vulnerability. Although wood products were included in the “exemption list” for the reciprocal tariff in April 2025, due to America’s heavy reliance on imported wooden furniture and construction materials, imports are now inevitably subject to stricter origin checks and compliance audits.

Substitution and evolving consumer preferences — A potential threat to the hardwood log industry arises from the increasing adoption of substitute materials. Construction, furniture, and packaging are widely embracing engineered wood products, bamboo, and composite panels due to their cost-effectiveness, versatility, and perceived environmental benefits. At the same time, stricter sustainability standards and growing awareness among end-users are shifting preferences toward certified or alternative materials that carry a lower ecological footprint. As these substitutes improve in quality and scale, they are expected to capture a greater share of demand, thereby constraining long-term growth opportunities for traditional hardwood log suppliers.

Downstream Analysis

Construction Industry

Wood structures in the PRC’s construction industry have a rich history and cultural significance. Premium Chinese-style interior design, high-quality wooden decorative elements, select antique-style structures, and landscape projects commonly utilize hardwood. The rise in public buildings and cultural tourism projects, including large venues and unique cultural towns, has led to a corresponding increase in demand for premium timber materials. Residential decoration widely utilizes hardwood veneer panels for their attractive texture and durability. Hardwood demand is especially robust in economically active areas like the Yangtze River Delta and the Pearl River Delta, where premium residential and commercial developments are focused. The Standard for Design of Timber Structures in the PRC supports green building initiatives aligned with “dual carbon” goals, establishing a regulatory framework for modern timber structures and facilitating the increased adoption of engineered and high-performance wood products in construction.

In Vietnam, the rapid urbanization and industrialization have positioned the construction industry as a key element in the country’s economic transformation. The Vietnam Ministry of Construction projects industry growth of approximately 8% in 2024, surpassing the annual target of 6.4% to 7.3%. The construction industry in Vietnam is primarily focused in the Red River Delta and southeastern regions, featuring numerous residential and infrastructure projects, commercial spaces, industrial facilities, and complexes. The demand for wooden structures and products is projected to increase.

While in Dubai, the construction market is becoming increasingly active, featuring ongoing large-scale projects, including those for the Dubai Expo, multiple super-high-rise buildings, and luxury hotels. The demand for timber remains stable, particularly for hardwood that possess strong weather resistance and meet the durability and aesthetic requirements of building materials suited to Dubai’s extreme climate, while also addressing the local preference for luxurious, high-quality architecture. Dubai depends significantly on imported high-quality timber because of a shortage of domestic timber resources, evidenced by the imported hardwood value in the UAE increasing from $ 63 million in 2020 to $ 86 million by 2024, at a rapid CAGR of 8.1%.

Shipbuilding industry

Leveraging its profound foundation and vast industrial scale, the PRC’s shipbuilding industry held 55.7%, 74.1%, and 63.1% of the global market share in terms of shipbuilding completions, new orders, and backlog in 2024, respectively, securing the top position worldwide across all three categories. In the same year, it exported 5,804 ships, marking a 25.1% year-over-year increase. Moreover, the PRC commands over 70% of the global market for green ship orders, covering all major ship types (including domestically produced aircraft carriers and large cruise ships), which further underpins the vast demand for related raw materials.

Additionally, the PRC has a rich history in traditional wooden shipbuilding, where hardwood such as teak and oak have long been essential materials. While steel and composite materials are now the main choices for building large ships, hardwood is still highly sought after for special uses, like antique cruise ships and unique pleasure boats that need hardwood for their hulls and interiors to look historically accurate. High-end private yachts also often use hardwood for decks and inside furnishings because its natural grain and texture add a touch of luxury that meets the expectations of discerning clients. Consequently, as domestic water tourism and inland waterway markets continue to grow, the construction of such specialty vessels has risen steadily, in turn driving increased demand for hardwood.

The Vietnam Maritime and Inland Waterway Administration reports that the shipbuilding industry ranked seventh in the global market in 2024, with a target of 8% growth by 2025. The Vietnamese government will maintain tax and land support policies to attract foreign investors, especially from technologically advanced nations, and enhance investment in Vietnam’s shipbuilding sector. The expanding shipbuilding industry, particularly for ocean-going vessels, will drive a steady increase in demand for corrosion-resistant, high-strength hardwood.

Dubai serves as a central hub for global trade and shipping, bolstered by its robust tourism and premium service sectors, contributing to a flourishing yacht and luxury cruise industry. Shipbuilding in Dubai necessitates a significant supply of precious hardwood for yacht decking, premium cabin furniture, and detailed decorative patterns reflecting regional culture. Hardwood must be resistant to seawater corrosion for marine environments and exhibit a fine grain and mellow texture suitable for high-end vessels. To meet its high-end shipbuilding requirements, Dubai imports significant volumes of premium hardwood from around the world, leveraging its strong economic and trade position. The distinctive designs and superior quality of high-end vessels built in Dubai are exported globally, strengthening Dubai’s position in the international shipbuilding market and supporting the region’s timber trade and circulation.

Market Size of Sawn Timber in Japan

Japan’s sawn timber market size in value terms was $2.5 billion in 2020, impacted by the COVID-19 slowdown in construction activity. It recovered gradually to $2.6 billion in 2021, $2.7 billion in 2022, $2.8 billion in 2023, and reached an estimated $2.9 billion in 2024. Looking ahead, the market is projected to grow modestly, reaching $3.5 billion by 2029 at a CAGR of 3.9% from 2025 to 2029. This is driven primarily by rising demand for sustainable and engineered wood products, government support for timber construction, and gradual recovery in housing and infrastructure spending, despite structural challenges such as declining new housing starts and competition from non-wood materials. Growth will be supported by strong government policies promoting timber construction and sustainable materials including generous subsidies for cross-laminated timber (CLT) and glulam, rising demand for prefabricated and renovation-related housing, and ongoing urban redevelopment projects in regions such as Kanto, Kansai, Chubu and Kyushu.

Source: Trade Map, Frost & Sullivan

COMPETITIVE LANDSCAPE OF HARDWOOD LOGS TRADING

The international timber trade market is highly competitive with more than 10,000 market participants in 2024. The market is shaped by complex regulatory frameworks, environmental sustainability demands, and technological advancements. Competition is influenced by factors such as pricing, supply chain efficiency, compliance with legal and environmental standards, and market access. Established players dominate due to economies of scale, while new entrants face significant barriers.

The major market participants of international timber trading are as follows:

•        Listimber

•        Global Timber A/S

•        International Timber

•        Timber Trading Group

•        Gadimat S.A.

•        Robelbois Group

Entry Barriers

Complex Regulatory Frameworks — New entrants in the international timber trade encounter entry barriers due to complex regulatory frameworks. Regulations such as the EU Timber Regulation (EUTR) and the U.S. Lacey Act mandate rigorous due diligence to ensure timber is sourced legally, requiring companies to verify the origin and legality of their supply chains. Compliance with these diverse national and international laws increases operational costs and demands a deep understanding of legal requirements, which can be daunting for newcomers lacking legal expertise or resources.

Brand Awareness and Reputation — Building considerable brand awareness and reputation is an important barrier to entry. Generally, it requires a period of time and resources for new entrants to build up brand awareness and win the trust and loyalty of consumers. The existing international timer trade market in highly competitive with a number of well-known brands with a solid market position and a long history of development, and consumers tend to be more trustworthy and loyal to these well-known brands due to the demand for quality and the high value of hardwood logs, in other words, initial customer acquisition will be difficult for new entrants who lack awareness.

Initial Capital — Initial capital is necessary in the international timber trade market as new companies face high initial costs for permits, certifications, and supply chain logistics. In addition, fluctuating tariffs, taxes, and trade duties across different countries add to the financial burden. It is difficult for new entrants, particularly for small or new firms, to secure necessary capital to cover these costs, while also managing cash flow in a volatile market, presents a significant hurdle that can deter or delay market entry.

Factors of Competition

Competitive Pricing Strategy — In the international timber trade, competitive pricing is a primary driver of market success due to the commodity nature of timber and the presence of numerous global suppliers. Buyers, including construction firms, furniture manufacturers, and retailers, often prioritize cost alongside quality and compliance. Established players leverage economies of scale, long-term supplier relationships, and optimized logistics to offer lower prices, creating a significant challenge for new entrants. A well-executed pricing strategy enables companies to capture market share, penetrate new markets, and maintain profitability despite fluctuating demand and regulatory costs.

Technological Innovation — Technological innovation is a pivotal factor in the international timber trade market, where advanced systems enhance efficiency, compliance, and competitiveness. Technologies such as blockchain for supply chain transparency, Geographic Information Systems (GIS) for tracking timber origins, and automated inventory management systems are increasingly essential to meet regulatory demands and buyer expectations. These tools enable companies to verify legal sourcing, streamline logistics, and reduce operational errors, giving technologically adept firms a competitive edge. Established players leverage these technologies to optimize costs and ensure compliance, while new entrants face significant challenges in adopting them, impacting their ability to compete effectively.

Market Access and Competition — Market access and competition serve as the key factor of competition in the international timber trade, where established players dominate supply chains and buyer networks, creating significant barriers for new entrants. Market access hinges on securing reliable suppliers, meeting buyer requirements, and navigating complex trade networks, while competition is driven by the ability to offer high-quality, compliant, and competitively priced timber. Large firms leverage long-standing relationships, brand recognition, and economies of scale to maintain market dominance, making it challenging for newcomers to penetrate key markets and compete effectively.

BUSINESS

Overview

FF Global Holdings Ltd. (“FF Global” or the “Company”) is a Cayman Islands exempted company incorporated on July 18, 2025. The Company was formed to serve as the holding company of our group and the listing vehicle for our proposed initial public offering. The Company, together with its subsidiaries, is referred to in this prospectus as the “Group,” “our Group,” “we,” “us” or “our.” We conduct substantially all of our business operations through Future Faith Pte. Ltd. (“FFPL”), our indirect wholly owned Singapore operating subsidiary. As a holding company, FF Global does not conduct substantive operating activities of its own and depends on the business, financial condition and results of operations of FFPL.

Our Group is principally engaged in the trading of premium African hardwood logs sourced from natural forests within government-authorized concession areas in the Democratic Republic of the Congo (“DRC”). We supply these African hardwood logs primarily to customers in Mainland China, Hong Kong, Vietnam and Dubai. In the second half of fiscal year 2025, we broadened our product offerings by introducing sawn timber, specifically European Ash sawn timber sourced from a third-party processor in Vietnam. This addition allows us to address customer demand for sawn timber and facilitated our entry into Japan, a market where sawn timber is generally preferred over raw logs.

We source our African hardwood logs primarily from Auronova Limited (“Auronova”), the sole distributor appointed by SCIBOIS Co. Ltd. (“SCIBOIS”), which manages forest concession No. 020/11 covering approximately 234,862 hectares in the Equator Province of northwestern DRC. Auronova supplied 100% of our African hardwood log purchases in fiscal year 2024, approximately 91.9% in fiscal year 2025 and approximately 74.6% of our total cost of revenue for the six months ended December 31, 2025. During fiscal year 2025, a timber trading entity in Hong Kong accounted for approximately 1.7% of our cost of materials and supplied additional African hardwood logs, while the approximately 6.4% of our procurement related to European Ash sawn timber sourced from established third-party processors in Vietnam. For the six months ended December 31, 2025, procurement related to European Ash sawn timber accounted for approximately 16.0% of total cost of revenue, while the remaining 9.4% was attributable to logistics and related costs.

Our customer base consists of log traders, wood-processing companies, manufacturers and trading entities across Asia and the Middle East. In fiscal year 2024, our revenue was highly concentrated, with one major customer in Mainland China and one major customer in Hong Kong together accounting for approximately 96.1% of our total revenue. In fiscal year 2025, orders previously placed by our major customer in Mainland China were consolidated and routed through our major customer in Hong Kong, resulting in the Hong Kong-based customer accounting for approximately 76.0% of our revenue for the year. Revenue from a customer in Vietnam increased from 3.9% of total revenue in fiscal year 2024 to 18.2% in fiscal year 2025, reflecting increased demand from local manufacturers. Sales to a customer in Dubai contributed 0.4% of revenue in fiscal year 2025. Sales of European Ash sawn timber to a customer in Japan contributed 5.4% of revenue in fiscal year 2025, marking our initial entry into the Japanese market. For the six months ended December 31, 2025, revenue contribution from our Hong Kong-based customer decreased to approximately 61.4%, while revenue from Vietnam increased to approximately 24.8% and revenue from Japan increased to approximately 13.8%, demonstrating our increasing geographic diversification and reduced reliance on a single market.

Our revenue remained relatively stable at approximately $9.3 million in each of fiscal years 2024 and 2025. Although total revenue was largely unchanged, the composition of revenue shifted in fiscal year 2025, with African hardwood logs accounting for 94.6% of revenue and European Ash sawn timber accounting for 5.4% of revenue. Net income increased from approximately $0.8 million in fiscal year 2024 to approximately $1.2 million in fiscal year 2025, representing an increase of approximately 37.4%, primarily due to (i) the elimination of freight costs and improved pricing following our transition to yard-delivery arrangements, and (ii) higher sales volumes supported by broader product availability. Total sales volume increased from 33,280 m³ in fiscal year 2024 to 46,131 m³ in fiscal year 2025, representing an increase of 38.6%. For the six months ended December 31, 2025, our revenue increased by 25.7% to approximately $6.0 million from approximately $4.8 million for the six months ended December 31, 2024, primarily driven by higher sales activity and the increased contribution from sawn timber products. Gross profit increased by 23.7% to approximately $1.3 million from approximately $1.0 million over the same period. Net income increased by 38.0% to approximately $0.8 million from approximately $0.6 million over the same period, primarily due to increased revenue and the recognition of an income tax benefit, partially offset by higher operating expenses.

Our business strategy is oriented toward expanding our presence across the timber value chain through four principal initiatives: (i) strengthening vertical supply chain integration by improving logistics, diversifying sourcing channels and assessing potential downstream processing opportunities in Vietnam; (ii) expanding our product portfolio beyond

African hardwood logs to include sawn timber and other hardwood products; (iii) growing our international sales network by increasing market penetration in Vietnam, Dubai and Japan and entering additional markets such as India, Europe and the broader Middle East; and (iv) evaluating potential acquisitions, joint ventures and strategic partnerships to support sourcing resilience and geographic expansion. We currently have no definitive plans, agreements or commitments with respect to any acquisition, joint venture or strategic partnership.

We work closely with our suppliers to maintain product traceability in accordance with applicable forestry regulations. We also assist customers with shipping and logistics arrangements when requested. In addition, our financing capability allows us to manage timing differences between supplier payment terms and customer credit periods, supporting the continuity of our operating activities.

Our Products and Services

Our product portfolio currently consists of two primary categories: premium African hardwood logs, supplied exclusively by Auronova from the SCIBOIS concession in the Democratic Republic of Congo (“DRC”); and European Ash sawn timber, sourced from third-party processors in Vietnam. These product categories differ in sourcing origin, processing level, customer applications and logistics profiles. African hardwood logs are exported in raw form and are typically purchased by wood processors, furniture manufacturers and timber traders. In contrast, our sawn timber undergo upstream cutting, drying and grading before shipment, enabling us to serve customers seeking ready-to-use hardwood materials. The diversification of our product lineup reduces reliance on a single sourcing channel and broadens our addressable customer base.

African hardwood logs

We trade in a range of premium African hardwood species, including African Padouk, Azobe, Bilinga, Bomanga, Bubinga, Eyoum, Iroko, Kosipo, Niove, Sapeli, Sipo, Tali and Wenge. These species are known for their durability, strength, aesthetic appearance and resistance to rot, making them suitable for applications such as high-end furniture, flooring, interior fittings, construction materials and specialty wood products. Each species possesses unique characteristics that influence its suitability for specific end uses. Illustrations and typical applications of the logs we trade are set out below.

All African hardwood logs we sell are sourced exclusively from Auronova, the distributor appointed by SCIBOIS, which operates a government-authorized concession covering approximately 234,862 hectares. Logs supplied under this arrangement are harvested in accordance with DRC forestry regulations and statutory export documentation requirements and must comply with ATIBT international measurement and grading standards.

Scientific Name: Pterocarpus soyauxii	Scientific Name: Lophira alata	Scientific Name: Nauclea diderrichii
Usage: produce a wide range of products such as carved works of art, high-quality furniture, fine woodwork, musical instruments, precision packaging materials, and various types of toys.

Usage: Outdoor flooring, indoor handrails, landscape gazebos, wooden bridges, wooden trestles, porches, water-friendly platforms, boat decks, carvings, indoor flooring and decorative panels, and other products.

Usage: Outdoor flooring, landscaping, outdoor anti-corrosive wood, indoor flooring, high-grain furniture, interior decoration, doors, windows and cabinets, and cars, boats and bridges.

Scientific Name: Brachystegia laurentii	Scientific Name: Guibourtia spp	Scientific Name: Dialium aubrevillei Pellegr
Usage: Makes furniture, upholstery wood products, plywood and flooring.	Usage: Slicing veneer (wood veneer), making jewelry, ornaments, high-grade furniture and musical instruments.	Usage: Outdoor heavy structures such as buildings, bridges, decks, sheet piling and piled foundations in freshwater environments.

Scientific Name: Milicia excelsa	Scientific Name: Entandrophragma candollei	Scientific Name: Staudtia stipitata Warb

Usage: It is often used as a substitute for teak in high-grade interior and exterior joinery, counters, wooden tables, carvings, turned products and in the manufacture of products such as frames, thresholds, doors, boat building, cabinets, park and garden benches, plywood and paneling.

	Usage: Interior decoration, production of high-quality furniture, decorative veneers, joinery, plywood, flooring, and shipbuilding industries	Usage: Sliced veneer, interior flooring, high quality furniture, staircases, joinery, decorative veneer panels, marine decking, car spinning, etc.

Scientific Name: Entandrophragma cylindricum	Scientific Name: Entandrophragma utile	Scientific Name: Erythrophleum suaveolens

Usage: Cutting thin wood slices, rotary cutting veneers, making miter, flooring, high-end furniture, interior decorative accessories, cabinets, interior and exterior joinery, doors and windows, as well as ships, high-grade musical instruments and planned decorative veneers.

Usage: Sliced micro-thin wood, veneer, plywood panels, fine furniture, interior decoration, joinery, carving, etc.

Usage: Oak industrial or heavy-duty flooring, oak posts, stakes, bridges (only those parts that do not come into contact with water or the ground), sleepers, heavy carpentry, and flooring for vehicles or containers.

Scientific Name: Millettia laurentii
Usage: High-quality furniture, planed micro-thin wood, interior decoration, flooring, joinery, sports equipment, carving, etc.

European Ash Sawn Timber

In fiscal year 2025, we expanded our product portfolio to include sawn timber, specifically European Ash sourced from third-party processors in Vietnam. This product line was introduced to meet customer preferences in markets where demand favors sawn timber over raw logs, including Japan, and to broaden our customer base across multiple end-use applications.

While African hardwood logs remain our primary revenue contributor, the introduction of sawn timber allows us to serve customers with different procurement requirements and supports our geographic expansion strategy. We do not view sawn timber as a replacement for our core log trading business, and its contribution to revenue remains modest relative to African hardwood logs.

Our expanded product mix positions us to serve a broader downstream customer base across Mainland China, Hong Kong, Vietnam, Japan and the Middle East, and supports our strategic plan to further penetrate India, Europe and additional Middle Eastern markets.

Quality Control and Supplier Certification Practices

We are committed to maintaining high standards of quality in the products we trade and across all stages of our operations. Our quality control procedures are designed to ensure that the logs we procure meet customer specifications and comply with applicable regulatory requirements.

Our quality control measures primarily involve physical inspection of logs upon their arrival at our leased log yard. These inspections include assessing defects such as decay, cracking or wormholes, and verifying that the logs meet the diameter and length specifications required by our customers. The logs we procure are typically 60 centimeters or more in diameter, consistent with the minimum diameter standards prescribed under SCIBOIS’s forest management plan. Each shipment is accompanied by statutory export documentation issued by the concession holder, including phytosanitary certificates and certificates of origin, which confirm that the logs were legally harvested from authorized forest concessions and in compliance with DRC environmental and forestry regulations.

At the log yard, we conduct visual inspections to verify species, approximate diameters, general condition and conformity with the specifications stated in the purchase order and delivery documents. We also review whether logs have been sorted and measured in accordance with ATIBT international measurement standards, as represented by our supplier. While we rely on the documentation provided by the concession holder and our supplier, our inspections focus on visual and physical attributes of the logs, and we do not independently verify upstream representations relating to forest management practices.

To monitor log quality throughout the year, we maintain personnel stationed in the DRC who oversee the condition of logs at the concession areas and log yard, facilitate ongoing communication with our suppliers and provide timely updates to customers regarding log characteristics and availability. These efforts, together with our inspection protocols, help minimize delivery delays and ensure that customer specifications are met. To date, we have not experienced any significant customer dissatisfaction relating to log quality.

We continuously gather and assess customer feedback to further enhance our quality control processes. Our ability to deliver consistent quality and reliable service has contributed to strong customer relationships and sustained demand for our logs across Mainland China, Hong Kong, Vietnam, Dubai, Japan and our emerging markets.

We understand from our major supplier, Auronova, that the concession holder it works with, SCIBOIS, has implemented sustainability-focused forest management practices such as selective logging and reduced-impact logging. We are in ongoing discussions with Auronova to support SCIBOIS in pursuing internationally recognized sustainability certifications, including the Forest Stewardship Council (“FSC”) certification, which SCIBOIS has targeted to apply for by the end of 2026. FSC certification is a globally recognized accreditation emphasizing biodiversity protection, responsible forest stewardship and long-term ecological and socioeconomic sustainability.

We select suppliers based on product quality, pricing, delivery reliability, track record and expected margins to our Group. We require suppliers to provide information regarding their forest management practices, environmental compliance and social responsibility policies to help ensure that the logs we procure originate from responsibly and sustainably managed forest concessions.

These quality control procedures support our ability to meet customer specifications across all of our served markets, including Mainland China, Hong Kong, Vietnam, Japan and Dubai.

Operation and Sales Process

Our operations and sales process encompasses upstream procurement, yard-based inspection and handling, inventory management, customer order processing, and downstream logistics coordination. This integrated operating model is designed to maintain consistent product quality, ensure compliance with applicable forestry regulations, achieve efficient inventory turnover and support timely fulfilment of customer orders across multiple markets.

An overview of our operations and sales process flow is as follows:

Procurement and Upstream Logistics

Upstream Supplier Agreement with Auronova Limited and SCIBOIS (the “Supplier Agreement”)

On September 9, 2024, our indirect wholly owned subsidiary, FFPL, entered into the Supplier Agreement with Auronova, the sole distributor appointed by SCIBOIS, the concession holder of a government-issued forest concession in the DRC. The Supplier Agreement superseded a prior agreement dated July 31, 2023. We procure logs directly from Auronova under the Supplier Agreement that provides committed annual supply volumes and predictable upstream delivery arrangements.

SCIBOIS operates concession No. 020/11, which covers approximately 234,862 hectares and is valid through October 2036. Logs supplied under the Supplier Agreement must originate exclusively from this concession and must comply with applicable DRC forestry regulations and statutory export documentation requirements, including certified delivery lists, phytosanitary certificates and certificates of origin. Log measurement must conform to Association Technique Internationale des Bois Tropicaux (ATIBT) international standards.

Under the Supplier Agreement, we are entitled to purchase a minimum of 40,000 cubic meters and up to 100,000 cubic meters of hardwood logs per year, subject to a 10% tolerance. If Auronova is unable to supply the agreed minimum annual volume, it must compensate us at $25 per cubic meter (or such other amount as mutually agreed). The Supplier Agreement does not restrict us from procuring logs from other suppliers, providing flexibility to supplement supply when required. The agreement has an initial term of five (5) years from the commencement date, with an option for us to renew for an additional five (5) years by providing written notice at least 90 days prior to expiry. Purchasing prices are fixed at $150 per cubic meter, subject to a review every two years, with any adjustment capped at a maximum increase of 20%. The purchase price of $150 per cubic meter represents the base procurement cost for all species of logs, and Auronova does not charge species-specific prices. Logs purchased under the agreement are subsequently sorted and classified by species, diameter and quality grade at the yard level. Our sales prices vary by species and are determined based on prevailing market demand, log dimensions, grade specifications and delivery terms. Differences between procurement cost and selling prices reflect species mix, grade classification and delivery arrangements.

A deposit of $2.0 million previously paid to Auronova secures fulfillment of the annual minimum volume commitment. If the agreement is not renewed upon expiry of the initial term, the deposit will be applied in full toward final invoices; if renewed, the deposit continues to be held under the renewed agreement. The agreement also contains an export exclusivity provision under which Auronova may sell logs freely within the DRC but may not engage in, facilitate or permit any direct or indirect export sales to overseas buyers other than through us. This arrangement protects our sourcing pipeline and limits the availability of competing export supply in our core sales markets.

All logs must be delivered to Maluku Port in Kinshasa, DRC, where our authorized representative conducts inspection and issues delivery confirmation. Auronova transports logs harvested from the Lusankani concession using its own river vessels and engages third-party trucking providers for inland haulage. Handling and unloading charges at the Maluku yard are included in our material cost and are not billed separately. Prior to this Supplier Agreement, Auronova also arranged inland transportation from Maluku to Matadi Port for FOB deliveries, which involved additional freight charges and supplier markups. Following the Supplier Agreement, Auronova no longer provides downstream logistics services. Any onward transportation beyond the Maluku yard, when required, is arranged separately through independent third-party logistics providers, selected on a transaction-by-transaction basis. While we have evaluated and identified to independent third-party logistics providers for potential onward transportation, we have not engaged such services to date, as all deliveries in fiscal year 2025 have been conducted on a yard-delivery basis to Maluku yard. Risk of loss, damage or shortage remains with the supplier until delivery confirmation is issued. Following delivery confirmation, all inventory risk transfers to us. The Supplier Agreement also requires Auronova to assist, upon our request, with arranging onward transportation of logs for our customers, although all downstream logistics costs, such as export taxes, inland transport charges, trucking and freight, are invoiced separately.

The Supplier Agreement includes customary representations, warranties and indemnities, as well as a force majeure clause covering events such as war, fire, flood or other events certified by competent authorities. In the event of force majeure, such as war, serious fire, flood or other events recognized under the Supplier Agreement, Auronova must notify us promptly, provide certification from competent authorities and take reasonable steps to expedite delivery. If Auronova cannot resume supply within a reasonable timeframe, it must refund us for the affected quantities. The Supplier Agreement is governed by the laws of Singapore, and disputes are subject to arbitration under the rules of the Singapore International Arbitration Centre. We consider the Supplier Agreement material to our business because it secures a predictable supply of premium African hardwood logs, provides clear pricing and delivery terms, allocates upstream risks to the supplier prior to delivery confirmation and supports the traceability and legal compliance of our sourcing operations.

Our procurement model is demand driven. We place purchase orders based on Auronova’s updates on species availability, expected harvest volumes and concession-level production plans, combined with our assessment of customer demand, market conditions and historical usage patterns. This approach supports lean inventory management while ensuring adequate supply to meet customer orders.

Inspection, Yard Operations and Inventory Management

The typical delivery cycle from purchase order confirmation to arrival at our Maluku yard is approximately three months. Upon arrival, our operations team conducts detailed physical inspections to verify species, approximate dimensions, visible quality and conformity with purchase specifications. Logs are checked for defects such as decay, cracking and wormholes, tagged for traceability in accordance with ATIBT international measurement standards, and recorded in our internal inventory management system. They are then allocated to customer orders based on confirmed delivery schedules.

In the event of force majeure, such as war, serious fire, flood or other events recognized under the Supplier Agreement, Auronova must notify us promptly, provide certification from competent authorities and take reasonable steps to expedite delivery. If Auronova cannot resume supply within a reasonable timeframe, it must refund us for the affected quantities.

Order Processing and Customer Coordination

Our operations team manages the full customer lifecycle from initial inquiry through delivery confirmation. During preliminary discussions, we provide customers with information on species availability, expected volumes, pricing and delivery options. Customer orders specify the required species, quantities, delivery location, timing and other logistical arrangements. Customer pricing generally reflects a markup over our procurement cost and may include delivery or handling charges depending on the delivery arrangement selected.

Delivery Arrangements, Downstream Logistics and Risk Transfer

We offer our customers two primary delivery arrangements: yard-delivery at our Maluku log yard and free-on-board (“FOB”) delivery at Matadi Sea Port. Under yard-delivery, customers arrange and bear the cost of inland transportation and ocean freight. Under FOB delivery, we arrange inland transportation from our Maluku yard to the port of export prior to shipment.

Following the implementation of our Supplier Agreement on September 9, 2024, yard-delivery became our primary delivery arrangement. Beginning in fiscal year 2025, we transitioned fully to yard-delivery as our standard practice. This shift eliminated reliance on supplier-arranged inland transportation, reduced multiple cost layers previously embedded in FOB Matadi shipments, and improved pricing transparency across procurement and downstream customer sales. Under yard-delivery, customers take possession of logs directly at our Maluku yard and assume responsibility for inland transportation and ocean freight, while our responsibilities are limited to inspection, allocation and assisting with loading onto customer-arranged trucks.

For customers that select FOB Matadi delivery, we arrange inland transportation from our Maluku yard to Matadi Sea Port using third-party logistics providers. Under FOB Matadi terms, we bear inland transportation costs, port handling charges, wharfage, documentation fees and export clearance costs up to delivery at Matadi Sea Port, while customers remain responsible for ocean freight.

In addition, we also offer CNF shipping and may evaluate offering alternative delivery terms, including where commercially appropriate, CIF arrangements, on a selective, transaction-specific basis to accommodate particular customer requirements. Under such arrangements, we would arrange ocean freight and, in the case of CIF, procure cargo insurance for the customer’s benefit. Any use of CNF or potential use of CIF terms would be assessed on a transaction-by-transaction basis, taking into account customer demand, prevailing shipping and insurance conditions and internal risk considerations. We currently have no definitive plans or commitments to adopt CIF arrangements as standard delivery terms, and any future use of such arrangements could affect our cost structure and risk exposure, the impact of which cannot be predicted at this time.

Our transition to predominantly yard-delivery arrangements reduced exposure to logistics-related cost volatility by limiting our operational responsibility to quality control and allocation at the yard level. By separating product supply from downstream transportation services, we improved pricing transparency and reduced variability in our cost structure, while retaining flexibility to accommodate customer preferences through alternative delivery arrangements when commercially appropriate.

Our Maluku log yard functions as an operational staging and inspection point rather than a traditional inventory storage facility. Logs are received, measured, inspected and allocated to specific customer orders in accordance with ATIBT measurement standards before shipment. Holding periods are typically short — generally ranging from approximately 1 to 45 days — and we do not maintain inventory on hand at period end.

This rapid turnover reflects our trading model, which closely coordinates upstream procurement with downstream delivery schedules. By limiting holding periods, we reduce inventory-related risks, preserve log quality and support efficient working-capital management. During the fiscal years ended June 30, 2024, and 2025, we did not record any material inventory losses or write-downs.

Our Customers

Our customers consist primarily of timber processors, manufacturers, wholesalers and trading companies across Asia and the Middle East. These customers utilize our African hardwood logs and European Ash sawn timber in furniture production, interior finishing, industrial applications, flooring, and construction-related uses. While our business originally centered on a limited group of buyers in Mainland China and Hong Kong, our customer footprint has expanded significantly during fiscal year 2025.

Demand for hardwood logs and sawn timber is influenced by downstream activity in furniture manufacturing, construction and interior finishing across Asia and the Middle East. Many of our key markets, including Mainland China, Vietnam, Japan and the UAE, continue to emphasize product traceability, legality verification and sustainability compliance in timber procurement.

We believe our focus on concession-backed sourcing, documentation integrity and operational coordination positions us to participate in these markets as regulatory and customer requirements continue to evolve. However, demand levels and purchasing behavior remain subject to macroeconomic conditions and regional market cycles.

In fiscal year 2024, our revenue was highly concentrated in two major customers located in Mainland China and Hong Kong, which together accounted for approximately 96.1% of total revenue, while Vietnam contributed the remaining 3.9%. To enhance operational efficiency and streamline cross-border commercial arrangements, we subsequently consolidated all of our Mainland China sales through a Hong Kong-based trading entity. As a result, our Hong Kong-based customer became the primary revenue contributor in fiscal year 2025, representing approximately 76.0% of total revenue. For the six months ended December 31, 2025, the contribution from our Hong Kong-based customer further decreased to approximately 61.4% of total revenue as customers in Vietnam and Japan contributed approximately 24.8% and 13.8% of revenue, respectively, reflecting continued geographic diversification.

We generally conduct our sales pursuant to purchase orders and individual sales contracts entered into for specific shipments. Our sales arrangements specify the product type, volume, pricing and delivery terms for each shipment. Pricing is negotiated at the time of each transaction based on prevailing market conditions, species, log dimensions and delivery arrangements. Sales are made on an order-by-order basis, and repeat purchases depend on ongoing commercial demand and mutually agreed terms. We do not have guaranteed pricing provisions, minimum or future purchase commitments from customers beyond the terms of individual sales contracts and the framework arrangement with our Hong Kong-based customer described below. Although we generally do not enter into long-term arrangements, on February 17, 2025, we entered into a two-year supply framework agreement with a Hong Kong-based customer, Advanced Future Equipment and Timber Limited. The agreement establishes a commercial relationship under which the parties anticipate annual purchases of approximately 30,000 cubic meters of timber logs, subject to a 20% tolerance (the lower end being the “Minimum Annual Volume”). The Minimum Annual Volume reflects the parties’ expected level of commercial activity based on prior trading history and projected demand rather than a fixed take-or-pay obligation. Individual shipments under the framework arrangement are documented through separate sales contracts specifying pricing, quantity and delivery terms. If the anticipated Minimum Annual Volume is not achieved, either party may terminate the framework agreement. Accordingly, while the framework agreement provides a structured supply relationship and volume expectation, actual purchases remain dependent on market demand and separately negotiated sales contracts. Other than this framework agreement, we do not maintain long-term supply arrangements with our customers, and future sales depend on customer purchase orders entered into in the ordinary course of business. To mitigate customer concentration risk and broaden our geographic sales footprint, we expanded into additional markets during fiscal year 2025. Revenue from Vietnam increased significantly from 3.9% in fiscal year 2024 to 18.2% in fiscal year 2025, driven by rising demand from local manufacturing and processing industries for African hardwood logs. We also entered two new markets during the year. Sales of African hardwood log to Dubai, which contributed approximately 0.4% of total revenue, marked our initial entry into the Middle Eastern market, supported by demand for durable hardwood species used in construction, infrastructure development and industrial applications. In Japan, which contributed approximately 5.4% of total revenue, sales were attributable to purchases of European Ash sawn timber and represented our first successful penetration into a mature, premium-oriented timber market in Asia. Collectively, these contributions demonstrate early traction in our diversification initiatives and reflect our ongoing efforts to reduce reliance on any single customer or region while improving the resilience and long-term sustainability of our revenue base. For the six months ended December 31, 2025, our customer in Hong Kong accounted for approximately 61.4% of our revenue, while customers in Vietnam and Japan contributed approximately 24.8% and 13.8%, respectively.

We currently serve customers across Mainland China, Hong Kong, Vietnam, Japan, and Dubai. These markets include both rapidly growing developing economies and mature consumer markets characterized by stable demand for high-quality timber products. Collectively, these regions provide a balanced growth profile across a wide range of end-use sectors, including furniture manufacturing, interior decoration, industrial processing, and construction-related applications. As part of our strategic growth plan, we intend to expand our sales into additional regions that demonstrate increasing demand for African hardwood logs and European Ash sawn timber products. Target markets include:

•        India, supported by robust growth in furniture production, urban development, residential and commercial construction, and interior fit-out activities.

•        Europe, where we plan to target specialty buyers, importers and niche distributors seeking premium African hardwood species and European Ash sawn timber products.

•        The Broader Middle East, where we aim to build our initial sales in Dubai to expand into additional markets within the region, including other emirates of the United Arab Emirates, as well as Qatar and Saudi Arabia. These markets continue to experience rising demand for durable hardwood materials, supported by extensive infrastructure development, urban expansion, and large-scale construction projects.

We believe these markets present significant mid- to long-term growth opportunities, underpinned by increasing construction activity, rising consumer demand for quality timber, and the continued expansion of manufacturing and processing industries.

Our customer base has evolved from a highly concentrated group in Mainland China and Hong Kong to a more geographically diversified portfolio that includes Southeast Asia, the Middle East and Japan. The additional contributions from Vietnam, Dubai and Japan in fiscal year 2025 reflect progress in strengthening revenue stability and reducing reliance on any single customer or region. This trend continued in the six months ended December 31, 2025, during which Vietnam contributed approximately 24.8% and Japan approximately 13.8% of total revenue, while contribution from our Hong Kong-based customer decreased to approximately 61.4%. We expect this diversification trend to continue as we pursue expansion into India, Europe and other Middle Eastern markets.

Our Suppliers

We source the majority of our premium African hardwood logs from Auronova, the exclusive distributor appointed by SCIBOIS, the concession holder of forest concession No. 020/11 in the Democratic Republic of the Congo DRC, pursuant to our Supplier Agreement. Auronova accounted for 100% of our African hardwood log procurement in fiscal year 2024, approximately 91.9% of our total cost of materials in fiscal year 2025 and approximately 74.6% of our total cost of revenue in the six months ended December 31, 2025. During fiscal year 2025, we began sourcing limited volumes from additional counterparties as part of our product diversification efforts. A timber trading entity in Hong Kong accounted for approximately 1.7% of cost of materials and supplied African hardwood logs. In addition, the remaining 6.4% of our procurement in fiscal year 2025 was attributable to European Ash sawn timber sourced from a third-party processor in Vietnam following the launch of our sawn-timber product line. These changes reflect the expansion of our product portfolio and sourcing channels rather than any reduction in log availability from Auronova, which remained our principal supplier throughout the periods presented. In the six months ended December 31, 2025, costs related to European Ash sawn timber sourced from third-party processors in Vietnam accounted for approximately 16.0% of total cost of revenue, with the remaining 9.4% attributable to logistics and related costs.

To support stability, traceability and predictability of supply, we have entered into a fixed-term Supplier Agreement with Auronova and SCIBOIS. The agreement provides for committed annual supply volumes, fixed pricing parameters subject to capped adjustments, and supplier-borne upstream risk prior to delivery confirmation. It also includes an export exclusivity provision, which limits the availability of competing export supply in our core sales markets and protects our sourcing pipeline. For additional information regarding the Supplier Agreement, please refer to the section titled “Procurement and Upstream Logistics.”

Substantially all of our African hardwood logs are sourced through Auronova, resulting in supplier concentration. We mitigate this concentration through (i) long-term contractual volume commitments, (ii) fixed pricing parameters with capped adjustments, (iii) supplier-borne upstream risk prior to delivery, and (iv) ongoing monitoring of supplier performance and compliance with applicable forestry regulations.

The introduction of European Ash sawn timber in fiscal year 2025 enabled us to selectively diversify our supplier base for non-log products in line with our strategy to broaden our product offerings and expand into sawn timber. During fiscal year 2025, we sourced European Ash sawn timber from a third-party processor in Vietnam. We do not maintain an exclusive or long-term supply agreement with this supplier. European Ash sawn timber purchases are made on an order-by-order basis based on product specifications, availability and commercial terms. We are exploring additional suppliers and do not currently intend to enter into fixed-term supply arrangements for European Ash sawn timber. While our procurement of African hardwood logs remains concentrated with Auronova, our ability to supplement supply through third-party processors for sawn timber represents an initial step toward broadening our overall sourcing profile when commercially appropriate.

We believe that our long-term sourcing arrangements, together with the legal compliance, traceability and quality standards required under the Supplier Agreement, strengthen the reliability and integrity of our upstream supply chain and support our ability to meet customer demand across our key markets.

Sales and Marketing

Our operation team, led by our Chief Executive Officer, Ms. Yu Jin, consists of 8 full-time employees with 4 based in Singapore and 4 based in DRC. This team works on each transaction from initial order through completion and coordinates inventory and delivery management.

Our sales team maintains regular communication with customers across Mainland China, Hong Kong, Vietnam, Japan and Dubai, enabling us to understand demand trends across both developing and mature timber markets. The expansion of our geographic footprint has been supported by customer referrals, repeat orders and increased recognition of our ability to deliver premium African hardwood logs and sawn timber products to multiple regions.

Our strong customer relationships, operational efficiency, competitive pricing, and reliable service in delivering quality logs on a timely basis have contributed to our positive reputation and established presence in the marketplace. As a result, we have developed a loyal and growing customer base, including through customer referrals. We do not rely heavily on marketing and promotional activities.

Competition

The African hardwood industry is fragmented and competitive, with participants differing in the scale of their operations, concession access, product focus and export capabilities. While a number of companies operate forest concessions or act as exporters within the DRC, the specific premium African hardwood species that we procure and export are not commonly traded by other log traders in our international markets. Based on our market observations, we believe we do not face significant direct competition in the export of these species to our principal sales markets for African hardwood logs, which currently include Mainland China, Hong Kong, Vietnam and Dubai, as well as other regions in Asia and the Middle East.

To the best of our knowledge, our principal competitors include IFCO (Industrie Forestière du Congo), SODEFOR SARL, Eastern Lumber, EXOTT Srl and Timberline APS. These companies vary in their upstream access and product focus. IFCO and SODEFOR hold or operate under forest concessions in the DRC and are capable of harvesting a wide range of African hardwood species; however, the species they harvest, the export markets they serve and the product segments they target differ from our focus on selected premium log species for export. Other participants, such as EXOTT Srl and Timberline APS, source logs from concession holders but do not operate concessions themselves. Companies such as Eastern Lumber supply both logs and sawn timber primarily for downstream processing markets. Our competitive positioning is further differentiated by our broader product portfolio, which includes sawn timber products such as European Ash, enabling us to serve customers not only in our key African hardwood log markets — Mainland China, Hong Kong, Vietnam and Dubai — but also in Japan and other markets where demand is driven by sawn timber rather than raw logs.

We believe our competitive differentiation lies in our secured, concession-backed sourcing arrangement, which provides us with legally compliant and traceable access to selected premium African hardwood species that are not widely exported by other DRC traders. Our adherence to statutory DRC export documentation requirements and ATIBT international measurement standards further strengthens the traceability, quality assurance and reliability of our supply chain. In addition, our expanding product mix — including African hardwood logs and sawn timber products such as European Ash — enables us to serve a broader range of customers across Mainland China, Hong Kong, Vietnam and Dubai, as well as Japan and other markets where demand is driven by sawn timber rather than raw logs. These capabilities also position us to pursue further market expansion into India, Europe and the broader Middle East over the mid- to long-term.

Although competitive pressures may increase as other market participants expand their operations, develop additional product lines or broaden their geographic reach, we believe that the combination of our secured supply arrangements, focus on specific premium log species, compliance and traceability standards, and an increasingly diversified customer base supports our competitive position in the international hardwood trading industry. Our ability to serve both raw-log markets and sawn timber markets, together with our planned expansion into India, Europe and additional Middle Eastern markets, enhances our flexibility and resilience as market dynamics evolve.

Competitive Strengths

Experienced management team with deep industry and upstream sourcing expertise

Our Group is led by a seasoned management team with extensive experience in the African hardwood industry. Our Executive Director and CEO, Ms. Yu Jin, oversees strategic planning, corporate development and overall business growth, while our marketing director, Mr. Tyebally Akhtarhusein Hatim, brings more than 40 years of hands-on experience in logs trading and long-standing relationships with customers and suppliers. Their experience and industry networks enable us to manage procurement cycles effectively, anticipate market trends and maintain consistent operational performance.

Established reputation and strong relationships with customers across multiple regions

We have built a reputation for reliable service, consistent product quality and timely delivery, particularly in Mainland China, Hong Kong, Vietnam and Dubai. Recurring purchase orders and short inventory turnover cycles demonstrate the confidence our customers place in us. Our ability to match customer requirements with specific hardwood species, combined with our operational reliability, supports sustained customer loyalty and demand.

Secure and traceable supply chain with concession-backed access to premium species

Our long-term supply arrangement with Auronova and SCIBOIS through the Supplier Agreement provides us with committed annual volumes sourced exclusively from a government-authorized forest concession in the DRC. This arrangement gives us stable and predictable access to specific premium African hardwood species that are not commonly exported by other traders outside the DRC, thereby differentiating us in our key Asian and Middle Eastern markets.

Our supply chain is supported by:

•        Statutory DRC export documentation (phytosanitary certificate, certificate of origin, certified delivery lists);

•        ATIBT international measurement standards ensuring consistency and quality;

•        Supplier-borne risk of loss prior to delivery, which reduces operational and inventory risk; and

•        Exclusivity protections which protects our sourcing pipeline and limits the availability of competing export supply in our core sales markets.

These features enhance traceability, legal compliance and supply reliability, which are increasingly important to global buyers and regulators.

Consistent ability to meet customer specifications and demand

Feedback from our customers indicates that we have consistently supplied logs that meet agreed species, size, quality and delivery timelines — factors that are essential for furniture manufacturers and downstream trading companies. We believe that the stability of our upstream supply, combined with our quality control procedures at the log yard, enables us to reliably fulfill orders and maintain strong customer satisfaction.

Diverse and expanding customer base across multiple international markets

Our customers are located across several international markets, including Mainland China, Hong Kong, Vietnam and Dubai, which represent our principal markets for African hardwood logs, as well as Japan, where demand is driven by sawn timber such as European Ash sawn timber. This diversified geographic footprint reduces reliance on any single market and enhances the resilience of our revenue base. As we continue to broaden our product offerings and pursue expansion into additional regions — including India, Europe and the broader Middle East — we expect to further strengthen our market reach and support scalable, long-term growth.

Business Strategies

We intend to implement the following business strategies and future plans to support sustainable growth, reduce concentration risks, and strengthen our competitive position across the timber value chain.

Vertical Supply Chain Integration

As part of our broader vertical integration strategy, we intend to enhance our logistics capabilities across both inland and sea transportation. In particular, we are evaluating opportunities to optimize inland logistics within the DRC by engaging with a broader range of independent transport providers on a non-exclusive, transaction-by-transaction basis, with the objective of improving cost efficiency and reducing reliance on any single service provider. In parallel, we are assessing potential longer-term initiatives to strengthen control over inland transportation, including the possible ownership of transportation assets, such as trucks and related equipment, subject to capital availability, regulatory considerations and operational feasibility. With respect to sea transportation, we are exploring opportunities to improve export logistics to Asia by consolidating shipment volumes and evaluating alternative freight arrangements, which may enable us to achieve more competitive freight rates and enhance delivery reliability over time. As of fiscal year 2025, these initiatives remain under evaluation, and we have yet to enter into any binding agreements or engage any third-party logistics services under this strategy.

Product Portfolio Diversification

While African hardwood logs remain our core product line, we are diversifying our portfolio to include sawn timber. In fiscal year 2025, we introduced European Ash sawn timber, which enables us to serve customers requiring ready-to-use hardwood materials and supports our entry into new markets, such as Japan. The addition of European Ash sawn timber reduces reliance on a single product category and broadens our customer base, while complementing our existing African hardwood log business. As we continue to expand this sawn timber segment, we expect it to enhance our flexibility in responding to market demand across different regions.

Global Market Expansion

We intend to expand our sales network by deepening penetration in Vietnam, Dubai and Japan, and by evaluating entry into additional growth markets, including India, Europe and the broader Middle East, particularly Qatar and Saudi Arabia. These initiatives are intended to mitigate historical customer concentration in Mainland China and Hong Kong and to support a more balanced and resilient revenue base. Any such market expansion would be subject to market conditions, customer demand, regulatory considerations and internal resource availability, and may require additional working capital, logistics coordination and regional sales development. While we believe these efforts could enhance revenue sustainability and broaden our geographic footprint over the long term, we currently have no definitive plans or commitments with respect to the timing, scale or execution of any such expansion.

Strategic Partnerships and Selective Acquisitions

We may evaluate acquisitions, joint ventures and other strategic partnerships from time to time to strengthen upstream access, selectively expand downstream processing capabilities, improve logistics coordination or support entry into new markets. Any such initiatives would be intended to complement our existing operations and may offer potential operational synergies, economies of scale or enhancements to our product offerings. We currently have no definitive plans, commitments or ongoing negotiations with respect to any acquisitions, joint ventures or strategic partnerships. Any potential opportunity would be assessed on a case-by-case basis, taking into account expected financial impact, integration feasibility, operational readiness and applicable regulatory and compliance considerations.

Real Property

The Group does not own any properties. A description of the Company’s leased properties is below:

Tenant/ Lessee	Lessor/Sub- lessor/Licensor	Location	Area	Tenure	Description of Use
FFPL	Sciport SARL	Gommune De Maluku, Avenue Sosider N 415, Maess, Kinshasa, DRC	3,000 sq m	1 October 2022 to 30 September 2028	Yard at port
FFPL	FF Global Pte. Ltd.	152 Beach Road Gateway East #18-06 Singapore 189721	800 sq ft	1 September 2025 to 31 April 2028	Office

Licenses, Permits and Regulatory Compliance

We do not require any material licenses, permits or regulatory registrations to conduct our timber trading business in Singapore or the DRC, other than standard commercial registrations, corporate filings and general business licenses applicable to companies operating in these jurisdictions. Our suppliers, including Auronova and SCIBOIS, are responsible for obtaining and maintaining all forestry-related permits, concession rights, export approvals and other regulatory authorizations required for the harvesting and export of logs. We rely on such suppliers to comply with applicable forestry, environmental and export regulations in the DRC, and we receive statutory export documentation for each shipment, including phytosanitary certificates, certificates of origin and certified delivery lists.

Certifications

We do not currently hold any industry certifications related to timber trading or forestry management, as such certifications are not required for our business operations. However, we understand from our major supplier, Auronova, that the concession holder it works with, SCIBOIS, has implemented forest management practices consistent with sustainable logging principles and intends to apply for FSC certification by the end of 2026. We continue to monitor our suppliers’ progress in pursuing internationally recognized sustainability certifications as part of our ongoing commitment to responsible sourcing and supply-chain transparency.

Inventory

Due to our demand-driven procurement model, under which we purchase logs from our suppliers based on confirmed customer orders or anticipated short-term requirements, we maintain only limited inventory at our log yard. Logs are typically held for a short period — generally between 1 and 45 days — before being delivered to customers. This approach minimizes inventory risk, reduces storage costs and helps preserve log quality. During the fiscal years ended June 30, 2024, and June 30, 2025, we did not record any material write-downs or inventory losses.

Intellectual Property

We do not own any intellectual property, and our business operations are not dependent on any proprietary technology, trademarks, patents or other intellectual property rights. Our operations primarily involve procurement, quality inspection, logistics coordination and the sale of timber products. We have not received any notices, nor are we engaged in any proceedings, relating to actual or alleged infringement of third-party intellectual property rights.

Research and Development

To enhance the value delivered to our customers and strengthen our long-term competitive position, we undertake ongoing research and development (“R&D”) initiatives focused on improving traceability, sustainability, operational efficiency and logistics coordination across our timber sourcing and trading activities.

A key area of focus is the development of enhanced timber traceability tools and processes to improve visibility from the point of harvest to customer delivery. These initiatives include exploring the use of digital tagging and data-capture mechanisms at critical control points to improve record accuracy, support compliance with export documentation requirements, and increase transparency for customers, regulators and other stakeholders. These enhancements are intended to complement, rather than replace, the statutory documentation provided by our suppliers.

We also focus on improving logistics efficiency through process optimization and technology-enabled solutions, including better planning of land transport from concession areas to ports in the DRC, improved coordination of sea freight schedules, and the use of real-time information flows to reduce bottlenecks and turnaround times. These efforts support operational performance, reduce costs and align with our sustainability objectives.

Our R&D efforts further include evaluating opportunities for downstream processing and sawn timber products, such as assessing cutting, grading and processing methods used by third-party facilities, and exploring the characteristics and applications of new timber species to expand our product offerings. These assessments enable us to better match market demand, improve product consistency and broaden our global reach.

Collectively, these initiatives reinforce our commitment to responsible sourcing, operational excellence and long-term value creation, and support scalable and sustainable growth in the international logs and timber trading industry.

Employees

As of the date of this prospectus, we had 23 employees, of whom 10 were located in Singapore and 13 were located overseas. In comparison, we had 6 employees as of June 30, 2025, and 7 employees as of June 30, 2024, and June 30, 2023, all of whom were all located in Singapore.

The following table sets forth the breakdown of our employees by function as of the date of this prospectus:

As of the date of this prospectus
Function	Number of employees
Management	2
Finance and Administration	4
Operations	8
Sales and Marketing	9
Total	23

None of our employees are represented by labor unions or covered by collective bargaining agreements. We believe that we maintain good relationships with our employees and have not experienced any material labor disputes.

Insurance

We maintain commercial all risks property insurance policies covering our business premises in accordance with customary industry practice; as well as insurance policies covering heads of liability such as workmen’s compensation, public liability and contractors’ all risk as required from time-to-time by our clients. We carry occupational injury and medical insurance for our employees, in compliance with applicable regulations. We intend to continue to review and assess our risk portfolio and may make adjustments to our insurance practices, as appropriate, to align with our operational needs and prevailing industry practices in Singapore and in the markets in which we operate.

SEASONALITY

Certain upstream aspects of our supply chain are subject to seasonal conditions. In particular, log harvesting activities in the DRC are typically more limited during the rainy season, which generally runs from October through February. Harvesting activity typically increases following the end of the rainy season as suppliers work to offset earlier reductions in output. Based on management’s assessment of our historical operating results, these seasonal patterns have not resulted in material seasonality in our operations or financial performance. To date, we have not experienced significant delays or cancellations in customer deliveries attributable to seasonal supply constraints from our key supplier, Auronova. Our revenue and profitability are primarily driven by market conditions, supplier capacity, and operational execution rather than seasonal factors. Accordingly, under our current business model, we do not expect seasonal conditions to have a material impact on our future operating results.

Litigation and Other Legal Proceedings

We and our subsidiaries may from time to time be involved in various legal proceedings and claims in the ordinary course of business, including contractual disputes and other commercial disputes. As of the date of this prospectus, we are not a party to any significant proceedings in Singapore or DRC. We are not aware of any legal proceedings of which we are a party outside of Singapore or DRC.

REGULATORY ENVIRONMENT

This section sets forth a summary of the material laws and regulations that affect our Group’s business and operations in Singapore and DRC. Information contained in this section should not be construed as a comprehensive summary nor detailed analysis of laws and regulations applicable to the business and operations of our Group. This overview is provided as general information only and not intended to be a substitute for professional advice. You should consult your own advisers regarding the implication of the laws and regulations of Singapore and DRC on our business and operations.

Laws and Regulations Relating to Our Business in DRC

Regulations of the logs industry

The Forest Code 2002 (Law No. 011/2002) sets out the applicable legal framework under the DRC’s national forestry policy and governs all commercial forest activities, including harvest and export of wood logs obtained from forests. Pursuant to the Forest Code 2002, any commercial forest exploitation must be authorized by the Ministry of Environment and Sustainable Development (“MEDD”). Any company intending to harvest and/or export wood logs obtained from forests in the DRC are permitted to do so only if they have authorization under the Forest Code 2002. The Forest Code 2002 requires companies harvesting and/or exporting woods logs to hold a valid Forest Concession Contract. This is in conjunction with the requirement under Ministerial Order No. 11 of 2007 of 12 April 2007 which also requires all forest concession holders to obtain logging permits for their operations, which is renewed on an annual basis. Ministerial Order No. No. 34 of 2015 effected on 3 July 2015 orders that regulatory requirements must be fulfilled, or it would result in the suspension of the annual logging permit of the relevant forest concession holder. Holders of the logging permit will also obtain the Certificate of Phytosanitary and Certificate of Origin issued by the MEDD for the logs it has harvested to certify that the logs are pest and disease-free and to confirm the geographical origin of the logs and legal harvesting within the DRC respectively.

Ministerial Order No. 194 of 2002 of 14 May 2002 (“Order May 2002”) has imposed a ban on the grant of industrial logging concessions and Decree No. 05/116 of 24 October 2005 (“Decree 05/116”) has imposed a moratorium on the grant of forest allocations in the DRC, and was further amended by Decree No. 08/02 of 21 January 2008 establishing the terms of conversion of old forest titles into forest concession contracts and extending the moratorium on the granting of forest exploitation titles. Where the forest concession contract has been granted prior to, or the forest concession contract arises out of forest titles granted prior to, the enactment of Order May 2002 and Decree 05/116 respectively, Order May 2002 and Decree 05/116 will not apply.

The Central African Economic and Monetary Community (“CEMAC”) has announced bans on wood exports in the form of raw logs from the Congo Basin countries, including the DRC, and the ban was intended to be effective as of 1 January 2022 (the “Proposed Earlier Export Ban”). In addition, a decision was released by CEMAC in February 2024 that the DRC would join its six member states in implementing a full export ban as of 2028 with progressive implementation in 2025 (the “Proposed Full Export Ban”). Pursuant to Article 214 of the Constitution of the DRC, trade treaties and agreements relating to international organizations (“International Conventions”), including the Proposed Earlier Export Ban and Proposed Full Export Ban, are to be ratified or approved by virtue of a law by the Congolese Parliament within six months of the date of decision of the International Conventions in order to come into effect under Congolese laws. As the Proposed Earlier Export Ban and Proposed Full Export Ban had not been ratified or approved by virtue of a law by the Congolese Parliament within six months of the date thereof, the Proposed Export Ban and Proposed Full Export Ban are not effective under Congolese laws.

The Forest Code 2002 has also permitted a maximum of 30% of the production by forest concession holders to be exported as logs within the first 10 years and requires no less than 70% of the logs exported by forest concession holders to be exported as sawn timber. However, these restrictions are currently inoperative as there have been no implementing regulations from the DRC government.

Laws and Regulations Relating to Our Business in Singapore

Employment Act 1968 of Singapore (the “Employment Act”)

The Employment Act sets out the basic terms and conditions of employment and the rights and responsibilities of employers as well as employees. With effect from April 1, 2019, the Employment Act extends to all employees, including persons employed in managerial or executive positions, with certain exceptions.

The Employment Act prescribes certain minimum conditions of service that employers are required to provide to their employees, including (i) minimum days of statutory annual and sick leave; (ii) paid public holidays; (iii) statutory protection against wrongful dismissal; (iv) provision of key employment terms in writing; and (v) statutory maternity leave and childcare leave benefits. In addition, certain statutory protections relating to overtime and hours of work are prescribed under the Employment Act, but only apply to limited categories of employees, such as an employee (other than a workman) who receives a salary of up to S$2,600 a month (“relevant employee”). Section 38(8) of the Employment Act provides that a relevant employee is not allowed to work for more than 12 hours in any one day except in specified circumstances, such as where the performance of the work is essential to the life of the community, or the work is essential to defense or security. In addition, section 38(5) of the Employment Act limits the extent of overtime work that a relevant employee can perform, to 72 hours a month.

Other employment-related benefits which are prescribed by law include (i) contributions to be made by an employer to the Central Provident Fund, under the Central Provident Fund Act 1953 of Singapore in respect of each employee who is a citizen or permanent resident of Singapore; (ii) the provision of statutory maternity, paternity, childcare, adoption, unpaid infant care and shared parental leave benefits (in each case subject to the fulfilment of certain eligibility criteria) under the Child Development Co-Savings Act 2001 of Singapore; (iii) statutory protections against dismissal on the grounds of age, and statutory requirements to offer re-employment to an employee who attains the prescribed minimum retirement age, under the Retirement and Re-employment Act 1993 of Singapore; and (iv) statutory requirements relating to work injury compensation, and workplace safety and health, under the Work Injury Compensation Act and the Workplace Safety and Health Act, respectively.

Employment of Foreign Manpower Act 1990 of Singapore

The employment of foreign workers in Singapore is governed by the Employment of Foreign Manpower Act 1990 (“EFMA”) and regulated by MOM. In Singapore, under Section 5(1) of the EFMA, no person shall employ a foreign worker unless he has obtained in respect of the foreign worker a valid work pass from Ministry of Manpower (“MOM”), which allows the foreign employee to work for him in Singapore. The foreign worker has to be employed and carry out duties in respect of his or her work pass. Any person who fails to comply with or contravenes Section 5(1) of the EFMA shall be guilty of an offence and shall:

(a)     be liable on conviction to a fine of not less than S$5,000 and not more than S$30,000 or to imprisonment for a term not exceeding 12 months or to both; and

(b)    on a second or subsequent conviction:

i.       in the case of an individual, be punished with a fine of not less than S$10,000 and not more than S$30,000 and with imprisonment for a term of not less than one (1) month and not more than 12 months; and

ii.      in any other case, be punished, with a fine not less than S$20,000 and not more than S$60,000.

Apart from the EFMA, an employer of foreign workers is also subject to, amongst others, the provisions as set out in:

(a)     the Employment Act, the requirements of which are set out above; and

(b)    the Immigration Act 1959 of Singapore (“Immigration Act”) and the regulations issued pursuant to the Immigration Act.

MANAGEMENT

The following table sets forth the names, ages and titles of our Directors and Executive Officers:

Name	Age	Title
Ms. Yu Jin	41	Chief Executive Officer and Executive Director
Mr. Chee Lioy U	58	Chief Financial Officer
Mr. Jun Wu	50	Executive Director

Independent Directors Nominees:

Name	Age	Title
Mr. Yi Liu	44	Independent Director Nominee
Mr. Kenneth Kei Biu Cheng	49	Independent Director Nominee
Mr. Mikael Charette	35	Independent Director Nominee

No arrangement or understanding exists between any such Director or officer and any other persons pursuant to which any Director or executive officer was elected as a Director or executive officer. Our Directors are elected annually at the board meeting and serve until their successors take office or until their death, resignation or removal. The Executive Officers serve at the pleasure of the Board.

Executive Directors and Officers:

Ms. Yu Jin, Chief Executive Officer and Executive Director

Ms. Yu Jin has served as our Chief Executive Officer and Chairman since November 14, 2025, and as an Executive Director since July 25, 2025. Ms. Jin is responsible for the overall administration, operations and management of the Group as well as the execution of business strategies and growth plans of the Group. Ms. Jin began her career as an investment banking analyst at ABN AMRO Bank (now known as Royal Bank of Scotland N.V.) in Singapore in January 2008 before she joined JES International Holdings Limited (“JES”) as a sales and marketing manager in June 2009 and was re-designated as the business development manager in the same month. She was appointed as the Executive Director of JES in June 2013 and subsequently rose in ranks to be the Vice Chief Executive Officer, and the Executive Chairman and Chief Executive Officer of JES between June 2014 and April 2019, and between January 2022 and January 2024. She resigned as the Executive Director of JES in January 2024 and was re-designated as the Non-Executive Director of JES until February 2025. Between November 2019 and December 2021, Ms. Jin was the director of Fukumaya Pte. Ltd and was responsible for the legal and compliance support. Ms. Jin joined FFPL as a general manager between September 2022 and March 2024. Ms. Jin rejoined FFPL as Chief Executive Officer in July 2025. She was the Executive Director of FFPL since January 2022.

Ms. Jin graduated from Nanjing University of Science and Technology, the PRC with a Bachelor of Economics in International Trade in June 2005 and graduated from the University of Bristol, United Kingdom with a Master of Arts in Legal Studies in November 2007.

Mr. Chee Lioy U, Chief Financial Officer

Mr. Chee Lioy U has served as our Chief Financial Officer since November 14, 2025. As CFO, he is responsible for the Group’s overall financial leadership, including financial strategy and planning, cash flow management, internal controls, enterprise risk management, and regulatory compliance. He brings over 25 years of strategic and operational leadership experience across public and private sectors in Singapore, with particular depth in financial transformation, ERP systems, and digital modernization. Since June 2018, Mr. U has served as Chief Officer and Director of Aegis Building & Engineering Pte. Ltd., where he led the digital transformation of the company’s finance and operations. In his capacity as de facto CFO, he oversaw budgeting, forecasting, job costing, cash flow and treasury management, compliance, audits, tax filings, and ERP implementation. From June 2022 to August 2023, he was Partner, Strategic Partner Solutions at NCS Singapore, where he managed the SAP and Microsoft enterprise solution portfolios across the Asia-Pacific region. During his tenure, he ensured delivery excellence for large-scale digital projects with financial accountability and achieved 103% of sales targets in FY2023. Previously, Mr. U served as Head of Public Sector, Southeast Asia, at SAP Asia Pte. Ltd. from 2018 to 2022, where he was also Team Lead for the oCFO Solution Hub supporting transformation of financial planning and analysis across ministries and agencies in the region.

He had personally led his team in many finance transformation projects in the region including the Singapore healthcare clusters. Earlier in his career, Mr. U held various senior roles at the Singapore Ministry of Defence and SkillsFuture Singapore, where he led national-level transformation programs including the implementation of shared services centers, budgeting frameworks, and large-scale enterprise IT systems, such as HR and grant management platforms involving multi-million-dollar budgets and regulatory compliance responsibilities.

Mr. U received a Master of Science degree in Skills and Workforce Development from Cardiff University in 2017 and a bachelor’s degree in chemical engineering from the National University of Singapore in 1996.

Mr. Jun Wu, Executive Director

Mr. Wu Jun has served as our Executive Director since November 14, 2025. Mr. Wu brings over 25 years of international experience in timber trading and sustainable forest management, with a career spanning Greater China, Southeast Asia, and the Middle East. Since 2021, Mr. Wu has served as General Operation Manager at Winjoint Global Group Limited, a Hong Kong-based holding company focused on sustainable forest management through its Cayman Islands structure. In this role, he oversees the day-to-day operations related to forest management, ensuring compliance with environmental regulations and sustainability standards. He is responsible for strategic planning, operational efficiency, and stakeholder engagement across multiple jurisdictions. From 2010 to 2016, Mr. Wu was the General Manager of the Asia-Pacific Region at GTET Group Limited, a UAE-based log trading firm engaged in cross-border timber trade between Africa and Asia. In this capacity, he led business development, procurement, and logistics operations across the region, managed regulatory compliance, and developed key supply chain partnerships. Earlier in his career, from 1998 to 2008, Mr. Wu served as Sales and Marketing Manager at Suzhou Renshu International Trading Group Limited, a China-based timber trading firm focusing on Malaysia-China transactions. He formulated marketing strategies, expanded client relationships, and contributed to the firm’s commercial growth across East Asia.

Mr. Wu holds a Bachelor of Economics degree from Capital University of Economics and Business (1998) and a Doctor of Business Administration from Arizona State University (2020). We believe Mr. Wu is well qualified to serve on our board of directors based on his extensive cross-border operational experience, industry-specific knowledge, and leadership in sustainable resource management.

Independent Director Nominees:

Mr. Yi Liu is an Independent Director Nominee, with his appointment set to begin upon the effectiveness of the registration statement of which this prospectus is a part. Mr. Liu brings over 20 years of experience in accounting, audit, and corporate governance, with significant expertise in supporting public companies and multinational enterprises across Singapore and Greater China. Since 2016, Mr. Liu has served as Director of DMC Consulting Pte. Ltd. and MRI Moore’s Rowland LLP, where he leads audit, tax, and corporate secretarial services for a wide range of domestic and international clients, with a focus on assisting Chinese businesses expanding into Singapore. He manages a staff of over 60 professionals and oversees the firm’s regulatory compliance and client advisory practices. From 2011 to 2016, Mr. Liu served as Group Financial Controller of China Taisan Technology Group Holdings Limited, a PRC-based textile manufacturer listed on the Singapore Exchange and the Taiwan Stock Exchange. In this capacity, he was responsible for group financial reporting, listing compliance, liaison with auditors and legal counsel, and overseeing subsidiary-level financial operations. Earlier in his career, Mr. Liu held the role of Audit Supervisor at Mazars LLP in Singapore from 2006 to 2011, where he managed audit engagements for listed companies and multinational corporations across various industries including manufacturing, professional services, and logistics. Mr. Liu currently also serves as an independent director of Yamada Green Resource Ltd., where he chairs or serves on the audit, nomination, and remuneration committees.

Mr. Liu is a Fellow of the Association of Chartered Certified Accountants (FCCA), a member of the Institute of Singapore Chartered Accountants (ISCA) and holds a bachelor’s degree in applied accounting from Oxford Brookes University. We believe Mr. Liu is well qualified to serve on our board of directors as an independent director based on his extensive accounting, audit, and corporate governance experience across multiple capital markets.

Mr. Kenneth Kei Biu Cheng is an Independent Director Nominee, with his appointment set to begin upon the effectiveness of the registration statement of which this prospectus is a part. Mr. Cheng brings over fifteen years of finance, accounting and audit experience across public accounting, fund operations and the venture capital industry. Since April 2024, Mr. Cheng has served as an Independent Consultant providing VP Finance support to venture capital firms, including overseeing fund accounting, capital call planning, quarterly valuations, audit and tax coordination, and treasury and payroll operations. From May 2023 to January 2024, Mr. Cheng served as VP Finance and Operations at Fin Capital, a San Francisco-based venture capital firm, where he led financial operations and reporting for active funds, including budgeting, fund modeling, treasury management and oversight of the funds’ quarterly and year-end NAV, financial statements and audit processes. From October 2021 to January 2023, Mr. Cheng was Senior Director of Finance & Operations at Race Capital in Palo Alto, where, as the firm’s first finance hire, he established the firm’s finance and operations functions and led fund accounting, valuations, fund administration onboarding, audit, regulatory compliance, and the build-out of the firm’s compliance manual and code of ethics. From August 2016 to October 2021, Mr. Cheng was Controller at 500 Startups, where he built and managed the firm’s fund accounting team overseeing more than 25 funds and the quarterly valuation process for more than 2,500 portfolio companies. Earlier in his career, he served as Accounting Manager at Paine and Partners, Manager in the asset management practice at PricewaterhouseCoopers (New York), Structured Products Manager at HSBC (Hong Kong) and Senior Audit Associate at KPMG (Silicon Valley). Mr. Cheng currently serves as an Independent Director and Audit Committee Chair of Oriental Rise Holding Ltd (Nasdaq: ORIS), a position he has held since March 2024, and previously served as an Independent Director of Top KingWin Ltd (Nasdaq: TCJH) from March 2023 to October 2024.

Mr. Cheng received a Bachelor of Arts in Economics, with a minor in Business Administration, from the University of California, Berkeley in December 2005. He is a Chartered Financial Analyst (CFA) charterholder and a licensed Certified Public Accountant (CPA) in California (inactive). We believe Mr. Cheng is well qualified to serve on our board of directors as an independent director based on his extensive accounting, audit and fund operations experience and his prior service as an audit committee chair of a Nasdaq-listed company.

Mr. Mikael Charette is an Independent Director Nominee, with his appointment set to begin upon the effectiveness of the registration statement of which this prospectus is a part. Mr. Charette brings over twenty years of legal, corporate governance and cross-border business experience across North America, Asia and Europe, including service as an independent director of multiple Nasdaq-listed companies. Mr. Charette currently serves as an Independent Director of Haoxin Holdings Limited (Nasdaq: HXHX) (since April 2025) and Springview Holdings Ltd (Nasdaq: SPHL) (since September 2020), and previously served as an Independent Director of Mingzhu Logistics Holdings Limited (Nasdaq: YGMZ) from November 2020 to December 2025. He also serves as an Independent Director of ID Gatineau, the City of Gatineau’s economic development corporation, since March 2024, and is Co-Founder and Vice-President of Operations of Solution Solaire Inc., a Canadian industrial solar energy company, since December 2022. Since April 2019, Mr. Charette has served as Vice-President of Fung, Yu & Co. CPA Ltd, a Hong Kong-based accounting firm with offices across Greater China and Europe, and since April 2016, as Founding Partner and Chief Executive Officer of Wellfunded Enterprise Ltd, an investment vehicle bridging clean-tech, health-tech and digital innovation between Asia and Canada. Earlier in his career, Mr. Charette was Managing Partner, China at Harvey Law Group from 2005 to 2006 and from 2009 to 2015, where he led the firm’s China practice covering immigration, cross-border transactions and market entry support across China, Vietnam, Thailand and Pakistan. He has also served as a Lecturer in business law at McGill University’s Desautels Faculty of Management, as Vice-Chairman and Director of the Canadian Chamber of Commerce in Shanghai, and as a corporate lawyer at Davies Ward Phillips & Vineberg LLP in Montreal.

Mr. Charette holds a Master of Laws (LL.M.) in International Business Law and WTO research from the City University of Hong Kong (2005, cum laude), a Common Law Bachelor (JD) from the University of Victoria, Canada (2003), and a Licence in Civil Law (LL.L., Summa Cum Laude) from the University of Ottawa (2002). He has also completed certifications from Harvard Business School, the London School of Economics and the Canadian Solar Institute. We believe Mr. Charette is well qualified to serve on our board of directors as an independent director based on his extensive cross-border legal experience, prior service on multiple U.S.-listed company boards and demonstrated leadership in international business and governance.

Committees of the Board

Our Board will establish an audit committee, a compensation committee and a nomination committee, each of which will operate pursuant to a charter adopted by our Board that will be effective upon the listing of the Company on Nasdaq. The Board may also establish other committees from time to time to assist our company and the Board. Upon the listing of the Company on Nasdaq, the composition and functioning of all of our committees will comply with all applicable requirements of the Sarbanes-Oxley Act of 2002, Nasdaq and SEC rules and regulations, if applicable. Upon our listing on the Nasdaq, each committee’s charter will be available on our website at [—]. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be part of this prospectus.

Audit committee

Mr. Yi Liu, Mr. Kenneth Kei Biu Cheng and Mr. Mikael Charette will serve on the audit committee, which will be chaired by Mr. Yi Liu. Our Board has determined that each are “independent” for audit committee purposes as that term is defined by the rules of the SEC and Nasdaq, and that each has sufficient knowledge in financial and auditing matters to serve on the audit committee. Our Board has designated Mr. Yi Liu an “audit committee financial expert,” as defined under the applicable rules of the SEC. The audit committee’s responsibilities include:

•        appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•        pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•        reviewing the overall audit plan with our independent registered public accounting firm and members of management responsible for preparing our financial statements;

•        reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•        coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

•        establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns; recommending, based upon the audit committee’s review and discussions with management and our independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 20-F;

•        monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

•        preparing the audit committee report required by SEC rules to be included in our annual proxy statement;

•        reviewing all related person transactions for potential conflict of interest situations and approving all such transactions; and

•        reviewing earnings releases.

Compensation committee

Mr. Yi Liu, Mr. Kenneth Kei Biu Cheng and Mr. Mikael Charette will serve on the compensation committee, which will be chaired by Mr. Kenneth Kei Biu Cheng. Our Board has determined that each such member satisfies the “independence” requirements of Rule 5605(a)(2) of the Listing Rules of the Nasdaq Stock Market. The compensation committee’s responsibilities include:

•        evaluating the performance of our chief executive officer in light of our company’s corporate goals and objectives and, based on such evaluation: (i) recommending to the Board the cash compensation of our chief executive officer, and (ii) reviewing and approving grants and awards to our chief executive officer under equity-based plans;

•        reviewing and recommending to the Board the cash compensation of our other executive officers;

•        reviewing and establishing our overall management compensation, philosophy and policy;

•        overseeing and administering our compensation and similar plans;

•        reviewing and approving the retention or termination of any consulting firm or outside advisor to assist in the evaluation of compensation matters and evaluating and assessing potential and current compensation advisors in accordance with the independence standards identified in the applicable Nasdaq rules;

•        retaining and approving the compensation of any compensation advisors;

•        reviewing and approving our policies and procedures for the grant of equity-based awards;

•        reviewing and recommending to the Board the compensation of our Directors; and

•        preparing the compensation committee report required by SEC rules, if and when required.

Nomination committee

Mr. Yi Liu, Mr. Kenneth Kei Biu Cheng and Mr. Mikael Charette will serve on the nomination committee, which will be chaired by Mr. Mikael Charette. Our Board has determined that each member of the nomination committee is “independent” as defined in the applicable Nasdaq rules. The nomination committee’s responsibilities include:

•        developing and recommending to the Board criteria for board and committee membership;

•        establishing procedures for identifying and evaluating Director candidates, including nominees recommended by stockholders; and

•        reviewing the composition of the Board to ensure that it is composed of members containing the appropriate skills and expertise to advise us.

While we do not have a formal policy regarding board diversity, our nomination committee and Board will consider a broad range of factors relating to the qualifications and background of nominees, which may include diversity (not limited to race, gender or national origin). Our nomination committee’s and Board’ priority in selecting board members is identification of persons who will further the interests of our shareholders through their established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of our business, understanding of the competitive landscape and professional and personal experience and expertise relevant to our growth strategy.

Foreign Private Issuer Status

We are a “foreign private issuer,” as defined by the SEC. As a result, in accordance with the rules and regulations of Nasdaq, we may choose to comply with home country governance requirements and certain exemptions thereunder rather than complying with Nasdaq corporate governance standards. We may choose to take advantage of the following exemptions afforded to foreign private issuers:

•        Exemption from filing quarterly reports on Form 10-Q, from filing proxy solicitation materials on Schedule 14A or 14C in connection with annual or special meetings of shareholders, from providing current reports on Form 8-K disclosing significant events within four days of their occurrence, and from the disclosure requirements of Regulation FD.

•        Exemption from Nasdaq rules applicable to domestic issuers requiring disclosure within four business days of any determination to grant a waiver of the code of business conduct and ethics to directors and officers. Although we will require board approval of any such waiver, we may choose not to disclose the waiver in the manner set forth in Nasdaq rules, as permitted by the foreign private issuer exemption.

•        Exemption from the requirement that our Board have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

•        Exemption from the requirements that director nominees are selected, or recommended for selection by our Board, either by (1) independent directors constituting a majority of our Board’ independent directors in a vote in which only independent directors participate, or (2) a committee comprised solely of independent directors, and that a formal written charter or board resolution, as applicable, addressing the nominations process is adopted.

Furthermore, Nasdaq Rule 5615(a)(3) provides that a foreign private issuer, such as us, may rely on our home country corporate governance practices in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d), provided that we nevertheless comply with Nasdaq’s Notification of Noncompliance requirement (Rule 5625), the Voting Rights requirement (Rule 5640) and that we intend to have an audit committee that satisfies Rule 5605(c)(3), consisting of committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii). If we rely on our home country corporate governance practices in lieu of certain of the rules of Nasdaq, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. If we choose to do so, we may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

Although we are permitted to follow certain corporate governance rules that conform to Cayman Islands requirements in lieu of many of Nasdaq corporate governance rules, we intend to comply with Nasdaq corporate governance rules applicable to foreign private issuers.

Controlled Company

We expect to continue to be a controlled company within the meaning of the Nasdaq Stock Market Rules, and as a result, we expect to qualify for and intend to continue to rely on exemptions from certain corporate governance requirements.

Public Companies that qualify as a “Controlled Company” with securities listed on the Nasdaq Stock Market (Nasdaq), must comply with the exchange’s continued listing standards to maintain their listings. Nasdaq has adopted qualitative listing standards. Companies that do not comply with these corporate governance requirements may lose their listing status. Under Nasdaq rules, a “controlled company” is a company with more than 50% of its voting power held by a single person, entity or group. Under Nasdaq rules, a controlled company is exempt from certain corporate governance requirements, including:

•        an exemption from the rule that a majority of our Board must be independent directors;

•        an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

•        an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

Controlled companies must still comply with the exchange’s other corporate governance standards. These include having an audit committee and the special meetings of independent or non-management directors.

Upon the completion of this offering, our Chief Executive Officer and executive director, Ms. Yu Jin, will through Zenith Lord Limited own 52.50% of our total issued and outstanding Class A Ordinary Shares, assuming the underwriters do not exercise their over-allotment option, and 100% of our total issued and outstanding Class B Ordinary Shares, representing 97.03% of the total voting power. As a result, we will be a “controlled company” as defined under Nasdaq Listing Rule 5615(c), because our controlling shareholder will hold more than 50% of the voting power for the election of directors. As a “controlled company,” we are permitted to elect not to comply with certain corporate governance requirements. We do not plan to rely on these exemptions, but we may elect to do so after we complete this offering. If we do rely on these exemptions, you may not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

Code of Conduct, Code of Ethics, Insider Trading Policy and Executive Compensation Recovery Policy

Prior to the effectiveness of the registration statement of which this prospectus is a part, we intend to adopt (i) a written code of business conduct and ethics and (ii) Insider Trading Policy that applies to our Directors, officers, and employees, including our chief executive officer, chief financial officer, principal accounting officer or controller or persons performing similar functions, and we also intend to adopt an (iii) Executive Compensation Recovery Policy that applies to our officers, and employees, including our chief executive officer, chief financial officer, principal accounting officer or controller or persons performing similar functions, (collectively the “Policies”). Following the effectiveness of the registration statement of which this prospectus is a part, a current copy of the Policies will be posted on the Corporate Governance section of our website, which is located at [—]. The information on our website is deemed not to be incorporated in this prospectus or to be a part of this prospectus. We intend to disclose any amendments to the Policies, and any waivers of the Policies for our Directors, executive officers and senior finance executives, on our website to the extent required by applicable U.S. federal securities laws and the corporate governance rules of Nasdaq.

Compensation of Executive Directors and Executive Officers

For the financial year ended June 30, 2024, we paid an aggregate of approximately $31,210 in cash to our Executive Directors and Executive Officers. For the financial year ended June 30, 2025, we paid an aggregate of approximately $4,703 in cash to our Executive Directors and Executive Officers. For the six months ended December 31, 2024 and 2025, we paid an aggregate of approximately $2,205 and $79,143 in cash to our Executive Directors and Executive Officers, respectively.

Employment Agreements

Employment Agreement between Ms. Yu Jin and the Company

The Company has entered into an employment agreement with Ms. Jin Yu, who has served as the Chief Executive Officer since November 14, 2025, and as Chairman of the Board, as reflected in the Company’s Register of Directors and Officers. Under the agreement, Ms. Jin is entitled to an annual base salary, together with such discretionary bonuses as may be determined by the Board from time to time.

Ms. Jin’s employment commenced on the effective date of the agreement for an initial term, which automatically extends for one additional year unless either party provides the other with written notice of non-renewal at least 60 days prior to the expiration of the then-current term. Either party may also terminate the agreement upon 30 days’ prior written notice, or by payment of salary in lieu of such notice. The agreement also provides that, during the term of her employment and for a period of two (2) years following the date of termination, Ms. Yu Jin shall not engage in any business that competes with the Group.

Employment Agreement between Mr. Chee Lioy U and the Company

The Company has entered into an employment agreement with Mr. Chee Lioy U, who has served as the Chief Financial Officer since November 14, 2025, as reflected in the Company’s Register of Directors and Officers. Under the agreement, Mr. U is entitled to an annual base salary, together with such discretionary bonuses as may be determined by the Board from time to time.

Mr. U’s employment commenced on the effective date of the agreement for an initial term, which automatically extends for one additional year unless either party provides the other with written notice of non-renewal at least 60 days prior to the expiration of the then-current term. Either party may also terminate the agreement upon 30 days’ prior written notice, or by payment of salary in lieu of such notice. The agreement also provides that, during the term of his employment and for a period of two (2) years following the date of termination, Mr. U shall not engage in any business that competes with the Group.

Directors’ Agreements

Each of our executive directors has entered into a director’s agreement with the Company. Ms. Yu Jin was appointed as an executive director on July 25, 2025, and Mr. Jun Wu was appointed as an executive director on November 14, 2025, as reflected in the Company’s Register of Directors and Officers. The terms and conditions of the directors’ agreements are similar in all material respects. Each executive director’s agreement is for an initial term of five (5) years and will continue until such director’s successor is duly elected and qualified.

Each of our independent director nominees — Mr. Yi Liu, Mr. Kenneth Kei Biu Cheng, and Mr. Mikael Charette — has entered into a director’s agreement with the Company, which will become effective upon the Company’s listing on the Nasdaq Capital Market. Each independent director’s agreement is for an initial term of one (1) year and will continue until the independent director’s successor is duly elected and qualified.

Each director will be up for re-election each year at the annual board meeting and, upon re-election, the terms, and provisions of his or her director’s agreement will remain in full force and effect. Under the directors’ agreements, the Company agrees, to the maximum extent provided under applicable law, to indemnify the directors against liabilities and expenses incurred in connection with any proceeding arising out of, or related to, the directors’ performance of their duties, other than any such losses incurred as a result of the directors’ gross negligence or willful misconduct. The Company shall also advance expenses, including reasonable attorneys’ fees, incurred in defending any such proceeding, subject to the director’s undertaking to repay such amounts if it is ultimately determined that the director is not entitled to indemnification. In addition, the Company has entered into an indemnification agreement with each of its directors and officers, the form of which is filed as Exhibit 10.9 to this registration statement.

Other than as disclosed above, none of our directors have entered into a service agreement with our Company or any of our subsidiaries that provides for benefits upon termination of employment.

PRINCIPAL SHAREHOLDER

The following table sets forth information regarding the beneficial ownership of our share capital by:

•        each person, or group of affiliated persons, known by us to beneficially own 5% or more of our shares;

•        each of our named Executive Officers;

•        each of our Directors and Director nominees; and

•        all of our current Executive Officers, Directors and Director nominees as a group.

The number and percentage of Ordinary Shares beneficially owned before the offering are based on 15,000,000 Class A Ordinary Shares and 15,000,000 Class B Ordinary Shares issued and outstanding as of the date of this prospectus.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the SEC and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within sixty (60) days through the conversion or exercise of any convertible security, warrant, option or other right. More than one (1) person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within sixty (60) days, by the sum of the number of shares outstanding as of such date, plus the number of shares as to which such person has the right to acquire voting or investment power within sixty (60) days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our shares listed below have sole voting and investment power with respect to the shares shown.

Unless otherwise noted below, the address of each person listed on the table is 152 Beach Road, Gateway East #18-06, Singapore 189721.

	Class A Ordinary Shares Beneficially Owned Before This Offering(1)		Class B Ordinary Shares Beneficially Owned Before This Offering(1)		% of Aggregate Voting Power Before This Offering(1) (3)	Class A Ordinary Shares Beneficially Owned After This Offering(2)		Class B Ordinary Shares Beneficially Owned After This Offering(2)		% of Aggregate Voting Power After This Offering(2) (3)
Name of Beneficial Owners	Number	%	Number	%		Number	%	Number	%
Directors and Executive Officers†:
Yu Jin(4)	10,500,000	70.00%	15,000,000	100.00%	98.57%	10,500,000	52.50%	15,000,000	100%	97.03%
Chee Lioy U	—	—	—	—	—	—	—	—	—	—
Jun Wu	—	—	—	—	—	—	—	—	—	—
Yi Liu	—	—	—	—	—	—	—	—	—	—
Kenneth Kei Biu Cheng	—	—	—	—	—	—	—	—	—	—
Mikael Charette	—	—	—	—	—	—	—	—	—	—
All directors and executive officers as a group	10,500,000	70.00%	15,000,000	100.00%	98.57%	10,500,000	52.50%	15,000,000	100%	97.03%
5% or greater shareholders:
Zenith Lord Limited(5)	10,500,000	70.00%	15,000,000	100.00%	98.57%	10,500,000	52.50%	15,000,000	100%	97.03%
FF Global Group Limited(6)	1,800,000	12.00%	—	—	0.57%	1,800,000	9.47%	—	—	0.56%

____________

(1)      The percentages are calculated based on 15,000,000 Class A Ordinary Shares and 15,000,000 Class B Ordinary Shares outstanding as of the date of this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the Class A Ordinary Shares and Class B Ordinary Shares. All shares represent only Class A Ordinary Shares and Class B Ordinary Shares held by shareholders, as no options are issued or outstanding.

(2)      Assumes no exercise of the underwriters’ over-allotment option and the issuance of 5,000,000 Class A Ordinary Shares in this offering. The percentages are calculated based on 20,000,000 Class A Ordinary Shares and 15,000,000 Class B Ordinary Shares outstanding immediately after the completion of this offering.

(3)      Pursuant to our memorandum and articles of association, our authorized share capital is $50,000, divided into 4,000,000,000 Class A Ordinary Shares with a par value of $0.00001 per share and 1,000,000,000 Class B Ordinary Shares with a par value of $0.00001 per share. Holders of Class A Ordinary Shares are entitled to one vote per share, while holders of Class B Ordinary Shares are entitled to twenty (20) votes per share. Class A Ordinary Shares cannot be converted into Class B Ordinary Shares, and Class B Ordinary Shares cannot be converted into Class A Ordinary Shares, in any circumstances.

(4)      Ms. Yu Jin holds 10,500,000 Class A Ordinary Shares and 15,000,000 Class B Ordinary Shares through Zenith Lord Limited. Ms. Yu owns 100% of the equity interest in Zenith Lord Limited and serves as its sole director. Accordingly, she has the power to direct the voting and disposition of all ordinary shares held by Zenith Lord Limited and may therefore be deemed the beneficial owner of such shares.

(5)      Represents 10,500,000 Class A Ordinary Shares and 15,000,000 Class B Ordinary Shares held by Zenith Lord Limited, which is beneficially owned and controlled by Ms. Yu Jin. The registered address of Zenith Lord Limited is located at Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands.

(6)      Represents 1,800,000 Class A Ordinary Shares held by FF Global Group Limited, which is beneficially owned and controlled by Ms. Li Zeng. The registered address of FF Global Group Limited is located at Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands.

RELATED PARTY TRANSACTIONS

We have adopted an audit committee charter, which requires the committee to review all related-party transactions on an ongoing basis and all such transactions be approved by the committee.

In addition to the executive officer and director compensation arrangements discussed in “Executive Compensation”, below we describe transactions since June 30, 2023, to which we have been a participant, in which the amount involved in the transaction is material to our company and in which any of the following is a party: (a) enterprises that directly or indirectly through one or more intermediaries, control or are controlled by, or are under common control with, our Company; (b) associates; (c) individuals owning, directly or indirectly, an interest in the voting power of our Company that gives them significant influence over our Company, and close members of any such individual’s family; (d) key management personnel, that is, those persons having authority and responsibility for planning, directing and controlling the activities of our Company, including directors and senior management of companies and close members of such individuals’ families; and (e) enterprises in which a substantial interest in the voting power is owned, directly or indirectly, by any person described in (c) or (d) or over which such a person is able to exercise significant influence.

Nature of relationships with related parties

Related Party Name	Relationship to the Company
Ms. Yu Jin	Chief Executive Officer and Executive Director of the Company
Ms. Li Zeng	Director of the Company’s operation subsidiary FFPL
Mr. Jun Wu	Director of the Company
Mr. Chee Lioy U	Chief Financial Officer of the Company
FF Global Pte. Ltd.	Wholly owned by Ms. Li Zeng. Ms. Li Zeng disposed of all her shares to a third party on March 17, 2026
FF Hold Pte. Ltd.	Wholly owned by Ms. Li Zeng (struck off on November 13, 2025)
W-Axis Technology (Pte. Ltd.)	Formerly wholly owned by Ms. Li Zeng. Ms. Li Zeng disposed of all her shares to a third party on March 18, 2025.
Mr. Nan Yang	Previous Officer of the Company’s operation subsidiary FFPL

a. Amounts due from related parties

	As of June 30,			As of December 31, 2025
Related Party Name	2023	2024	2025
	$	$	$	$
FF Global Pte. Ltd.	—	33,450	—	—
FF Hold Pte. Ltd.	—	274	—	—
W-Axis Technology (Pte. Ltd.)	—	872	—	—
Total	—	34,596	—	—

During fiscal year 2024, the Company provided transitional operational and administrative support to these related parties following their acquisition or establishment by Ms. Li Zeng. All outstanding receivables from these related parties were fully settled during fiscal year 2025.

As of December 31, 2025 and as of the date of this prospectus, there were no amounts due from related parties.

b. Amounts due to related parties

	As of June 30,			As of December 31, 2025	As of the date of this prospectus
Related Party Name	2023	2024	2025
	$	$	$	$	$
Yu Jin	36,780	21,346	7,953	30,398	145,785
Li Zeng	36,873	173,558	347,501	—	78,983
FF Global Pte. Ltd.	—	152,413	78,586	16,121	3,900
Nan Yang	—	137,271	—	—	—
U Chee Lioy	—	—	—	4,500	—
Jun Wu	—	—	—	3,000	—
Total	73,653	484,588	434,040	54,019	228,668

Ms. Li Zeng and our Chief Executive Officer and Executive Director, Ms. Yu Jin, have historically provided the Company with unsecured, non-interest-bearing advances to support short-term working capital needs. These amounts are repayable on demand and do not contain any interest provisions.

c. Related party transactions

	For The Years Ended June 30,			Six months ended December 31, 2025	As of the date of this prospectus
Related Party Name	2023	2024	2025
	$	$	$	$	$
FF Global Pte. Ltd.	—	153,008	361,335	17,986	15,600
Total	—	153,008	361,335	17,986	15,600

Beginning in September 2023, the Company engaged FF Global Pte. Ltd. to provide office premises and facilities, corporate and administrative support, financial and accounting services, and other ancillary operational support. FF Global Pte. Ltd. charged the Company management fees for these services. Effective July 1, 2025, the scope of services has been streamlined to office premises and facility use only, with fees now payable as rental rather than management fees.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital and provisions of our memorandum and articles of association, as amended from time to time, are summaries and do not purport to be complete. Reference is made to our Amended and Restated Memorandum and Articles of Association, copies of which are filed as an exhibit to the registration statement of which this prospectus is a part (and which is referred to in this section as, respectively, the “memorandum” and the “articles”).

Ordinary Shares

All of our issued and outstanding ordinary shares are fully paid and non-assessable. Our ordinary shares are issued in registered form, and are issued when registered in our register of members. Unless the board of directors determine otherwise, each holder of our ordinary shares will not receive a certificate in respect of such ordinary shares. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares. We may not issue shares or warrants to bearer.

As of the date of this prospectus, our authorized share capital is $50,000 divided into 4,000,000,000 Class A Ordinary Shares of par value $0.00001 each and 1,000,000,000 Class B Ordinary Shares of par value $0.00001 each. As of the date of this prospectus, there are 15,000,000 Class A Ordinary Shares and 15,000,000 Class B Ordinary Shares issued and outstanding. Subject to the provisions of the Cayman Companies Act and our articles regarding redemption and purchase of the shares, the directors have general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued shares to such persons, at such times and on such terms and conditions as they may decide. The directors may deal with unissued shares either at a premium or at par, or with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise. No share may be issued at a discount except in accordance with the provisions of the Cayman Companies Act. The directors may refuse to accept any application for shares, and may accept any application in whole or in part, for any reason or for no reason.

Immediately upon the completion of this offering, we will have 20,000,000 Class A Ordinary Shares and 15,000,000 Class B Ordinary Shares issued and outstanding, assuming the underwriters’ over-allotment option is not exercised. All of our shares issued and outstanding prior to the completion of the offering are and will be fully paid, and all of our shares to be issued in the offering will be issued as fully paid.

Our Amended and Restated Memorandum and Articles of Association

We have adopted a second amended and restated memorandum and articles of association on May 6, 2026. The following are summaries of certain material provisions of the Amended and Restated Memorandum and Articles of Association and of the Companies Act, insofar as they relate to the material terms of our ordinary shares.

Objects of Our Company.    Under our Amended and Restated Memorandum and Articles of Association, the objects of our company are unrestricted, and we are capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided by section 27(2) of the Companies Act.

Ordinary Shares.    Our ordinary shares are issued in registered form and are issued when registered in our register of members. We may not issue shares to bearer. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.

Dividends.

Subject to the Companies Act and our amended and restated articles of association, our Company in general meeting may declare dividends in accordance with the respective rights of the Members but no dividend shall be declared in excess of the amount recommended by our board of directors.

Subject to the provisions of the Companies Act and any rights attaching to any class or classes of Ordinary Shares under and in accordance with the articles:

(i)     the directors may declare dividends or distributions out of our funds which are lawfully available for that purpose; and;

(ii)    our shareholders may, by ordinary resolution, declare dividends but no such dividend shall exceed the amount recommended by the directors

Under our Amended and Restated Articles of Association, no dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to Members on a winding up) may be made to a holder of any Class B Ordinary Shares.

Subject to the requirements of the Companies Act regarding the application of a company’s share premium account and with the sanction of an ordinary resolution, dividends may also be declared and paid out of any share premium account. The directors when paying dividends to shareholders may make such payment either in cash or in specie.

Unless provided by the rights attached to a share, no dividend shall bear interest.

Voting Rights.    In respect of all matters subject to a shareholders’ vote, holders of Class A Ordinary Shares and Class B Ordinary Shares shall, at all times, vote together as one class on all matters submitted to a vote by the members at any such general meeting. Each Class A Ordinary Share shall be entitled to one vote on all matters subject to the vote at general meetings of our company, and each Class B Ordinary Share shall be entitled to twenty (20) votes on all matters subject to the vote at general meetings (including extraordinary general meetings) of our company. Voting at any meeting of shareholders shall be determined by poll and not on a show of hands. An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the issued and outstanding ordinary shares at a meeting. A special resolution will be required for important matters such as a change of name, making changes to our Amended and Restated Memorandum and Articles of Association, a reduction of our share capital and the winding up of our company. Our shareholders may, among other things, divide or consolidate their shares by ordinary resolution.

As a result of our dual-class share structure, holders of Class B Ordinary Shares have significantly greater voting power than holders of Class A Ordinary Shares. Because of this significantly greater voting power, Class B Ordinary Shareholders have the ability to control the outcome of all matters submitted to our shareholders for approval, including the election and removal of directors, amendments to our amended and restated memorandum and articles of association, and the approval of mergers, consolidations, sales of all or substantially all of our assets and other major corporate transactions, including a change in control. Our dual-class share structure may have anti-takeover effects. It may discourage, delay or prevent a change in control transaction that holders of Class A Ordinary Shares might consider to be in their best interests, including transactions in which holders of Class A Ordinary Shares might otherwise receive a premium for their shares.

General Meetings of Shareholders.    As a Cayman Islands exempted company, we are not obligated by the Cayman Companies Act to call shareholders’ annual general meetings; accordingly, we may, but shall not be obliged to, in each year hold a general meeting as an annual general meeting. Any annual general meeting held shall be held at such time and place as may be determined by our board of directors. All general meetings other than annual general meetings shall be called extraordinary general meetings.

The directors may convene general meetings whenever they think fit. General meetings may be convened on the written requisition of one or more members entitled to attend and vote at our general meetings who (together) hold at least one-third of the rights to vote at such general meeting in accordance with the notice provisions in the articles, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting within 21 clear days’ from the date of receipt of the written requisition, those shareholders who requested the meeting or any of them may convene the general meeting themselves within three months after the end of such period of 21 clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us.

Every general meeting of our Company shall be called by at least five (5) clear days’ notice in writing. The notice must specify the day and the hour, place of the meeting, whether the meeting will be held virtually, at a physical place or both, if the meeting is to be held in any part at a physical place, the address of such place, if the meeting is to be held in two or more places or in any part virtually, the Electronic Communication Facilities (as defined in our Amended and Restated Articles of Association) that will be used to facilitate the meeting, including the procedures to be followed by any shareholder or other participant of the meeting who wishes to utilize such Electronic Communication Facilities for the purposes of attending and participating in such meeting and the general nature of that business.

Subject to the Cayman Companies Act and with the consent of the shareholders who, individually or collectively, hold at least 90 percent of the voting rights of all those who have a right to vote at a general meeting, a general meeting may be convened on shorter notice.

A quorum shall consist of the presence (whether in person or represented by proxy) of one or more shareholders holding shares that represent not less than one-third of the votes attached to the total issued shares carrying the right to vote at such general meeting.

If, within 15 minutes from the time appointed for the general meeting, or at any time during the meeting, a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be cancelled. In any other case it shall stand adjourned to the same time and place seven days or to such other time or place as is determined by the directors.

The chairman may, with the consent of a meeting at which a quorum is present, adjourn the meeting. When a meeting is adjourned for more than seven clear days, notice of the adjourned meeting shall be given in accordance with the articles.

At any general meeting a resolution put to the vote of the meeting shall be decided on a poll. In the case of an equality of votes, the chairman of the meeting shall be entitled to a second or casting vote.

Transfer of Ordinary Shares.    Subject to the Companies Act and our amended and restated articles of association and provided that a transfer of Shares complies with applicable rules of Nasdaq, a shareholder may transfer Shares to another person by completing an instrument of transfer in the usual or common form or in a form prescribed by Nasdaq or in such other form as our board of directors may approve, executed:

•        where the Ordinary Shares are fully paid, by or on behalf of that shareholder; and

•        where the Ordinary Shares are partly paid, by or on behalf of that shareholder and the transferee.

The transferor shall be deemed to remain the holder of a share until the name of the transferee is entered in the register of members of our Company in respect of that share.

Our board of directors shall keep or cause to be kept a register of members as required by the Companies Act and may cause the Company to maintain one or more branch registers as contemplated by the Companies Act, provided that where the Company is maintaining one or more branch registers, the board of directors shall ensure that a duplicate of each branch register is kept with the Company’s principal register of members and updated within such number of days of any amendment having been made to such branch register as may be required by the Companies Act. The title to shares listed on Nasdaq may be evidenced and transferred in accordance with the laws applicable to the rules and regulations of Nasdaq and, for these purposes, the register of members may be maintained in accordance with Section 40B of the Companies Act.

Where the Ordinary Shares of any class in question are not listed on or subject to the rules of Nasdaq, our board of directors may, in our absolute discretion, decline to register a transfer of any share (not being a fully paid up share) or on which our Company has a lien. It may also decline to register a transfer of any share issued unless:

(a)     the instrument of transfer is lodged with the Company, accompanied by the certificate (if any) for the shares to which it relates and such other evidence as the board of directors of the Company may reasonably require to show the right of the transferor to make the transfer;

(b)    the instrument of transfer is in respect of only one class of shares;

(c)     the instrument of transfer is properly stamped, if required;

(d)    in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four;

(e)     the shares transferred are fully paid up and free of any lien in favor of the Company; and

(f)     any applicable fee of such maximum sum as Nasdaq may determine to be payable, or such lesser sum as the board of the directors of the Company may from time to time require, related to the transfer is paid to the Company.

If our directors refuse to register a transfer, they are required, within one month after the date on which the instrument of transfer was lodged, to send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on 14 days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and our register of members closed at such times and for such periods as our board of directors may, in their absolute discretion, from time to time determine. The registration of transfers, however, may not be suspended, and the register may not be closed, for more than 30 days in any year.

Liquidation.

If we are wound up, the shareholders may, subject to the articles and any other sanction required by the Cayman Companies Act, pass a special resolution allowing the liquidator to do either or both of the following:

•        to divide in specie among the shareholders the whole or any part of our assets and, for that purpose, to value any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; and

•        to vest the whole or any part of the assets in trustees for the benefit of shareholders and those liable to contribute to the winding up.

The directors have the authority to present a petition for our winding up to the Grand Court of the Cayman Islands on our behalf without the sanction of a resolution passed at a general meeting.

Calls on Shares and Forfeiture of Shares.

Subject to the terms of allotment, the directors may make calls on the shareholders in respect of any monies unpaid on their shares including any premium and each shareholder shall (subject to receiving at least 14 clear days’ notice specifying when and where payment is to be made), pay to us the amount called on his shares. Shareholders registered as the joint holders of a share shall be jointly and severally liable to pay all calls in respect of the share. If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or if no rate is fixed, at the rate of ten percent per annum. The directors may waive payment of the interest wholly or in part.

We have a first and paramount lien on all shares (whether fully paid up or not) registered in the name of a shareholder (whether solely or jointly with others). The lien is for all monies payable to us by the shareholder or the shareholder’s estate:

•        either alone or jointly with any other person, whether or not that other person is a shareholder; and

•        whether or not those monies are presently payable.

At any time the directors may declare any share to be wholly or partly exempt from the lien on shares provisions of the articles.

We may sell, in such manner as the directors may determine, any share on which the sum in respect of which the lien exists is presently payable, if due notice that such sum is payable has been given (as prescribed by the articles) and, within 14 clear days of the date on which the notice is deemed to be given under the articles, such notice has not been complied with.

Redemption, Repurchase and Surrender of Shares.

Subject to the Cayman Companies Act and any rights for the time being conferred on the shareholders holding a particular class of shares, we may by action of our directors:

•        issue shares that are to be redeemed or liable to be redeemed, at our option or the shareholder holding those redeemable shares, on the terms and in the manner our directors determine before the issue of those shares;

•        with the consent by special resolution of the shareholders holding shares of a particular class, vary the rights attaching to that class of shares so as to provide that those shares are to be redeemed or are liable to be redeemed at our option on the terms and in the manner which the directors determine at the time of such variation; and

•        purchase all or any of our own shares of any class including any redeemable shares on the terms and in the manner which the directors determine at the time of such purchase.

We may make a payment in respect of the redemption or purchase of its own shares in any manner authorized by the Cayman Companies Act, including out of any combination of capital, our profits and the proceeds of a fresh issue of shares.

When making a payment in respect of the redemption or purchase of shares, the directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorized by the terms of the allotment of those shares or by the terms applying to those shares, or otherwise by agreement with the shareholder holding those shares.

Variations of Rights of Shares.

Whenever our capital is divided into different classes of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Unless the terms on which a class of shares was issued state otherwise, the rights conferred on the shareholder holding shares of any class shall not be deemed to be varied by the creation or issue of further shares ranking pari passu with the existing shares of that class. In addition, the rights conferred on the shareholder holding Shares of any class shall not be deemed to be varied by the Company’s consolidation and division of only one class of Shares, without consolidating or dividing any other class of Shares.

Issuance of Additional Shares.

Subject to the provisions of the Cayman Companies Act and our articles regarding redemption and purchase of the shares, the directors have general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued shares to such persons, at such times and on such terms and conditions as they may decide. The directors may deal with unissued shares either at a premium or at par, or with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise. No share may be issued at a discount except in accordance with the provisions of the Cayman Companies Act. The directors may refuse to accept any application for shares, and may accept any application in whole or in part, for any reason or for no reason.

Inspection of Books and Records.    Holders of our ordinary shares will have no general right under the Cayman Companies Act to inspect or obtain copies of our register of members or our corporate records(except for the memorandum and articles of association of our company, any special resolutions passed by our company and the register of mortgages and charges of our company).

Exempted Company.    We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. A Cayman Islands exempted company:

•        is a company that conducts its business mainly outside the Cayman Islands;

•        is prohibited from trading in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the exempted company carried on outside the Cayman Islands (and for this purpose can effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands);

•        does not have to hold an annual general meeting;

•        does not have to make its register of members open to inspection by shareholders of that company;

•        may obtain an undertaking against the imposition of any future taxation;

•        may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•        may register as an exempted limited duration company; and

•        may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

History of Securities Issuances

Other than the issuance of securities in connection with the reorganization, we have not issued any securities in the past three years.

Transfer Agent and Registrar

The transfer agent and registrar for the Class A Ordinary Shares is Vstock Transfer, LLC. Its address is 18 Lafayette Place, Woodmere, NY 11598, and its telephone number is (212) 828-8436.

CERTAIN CAYMAN ISLANDS COMPANY CONSIDERATIONS

Upon the closing of this offering, we will be subject to reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers.

Nasdaq listing rules include certain accommodations in the corporate governance requirements that allow foreign private issuers, such as us, to follow “home country” corporate governance practices in lieu of the otherwise applicable corporate governance standards of Nasdaq. The application of such exceptions requires that we disclose each Nasdaq corporate governance standard that we do not follow and describe the Cayman Islands corporate governance practices we do follow in lieu of the relevant Nasdaq corporate governance standard. We currently follow the Cayman Islands corporate governance practices in lieu of the corporate governance requirements of Nasdaq in respect of the following:

•        the majority independent Director requirement under Section 5605(b)(1) of the Nasdaq listing rules;

•        the Shareholder Approval Requirements under Section 5635 of the Nasdaq listing rules; and

•        the requirement under Section 5605(b)(2) of the Nasdaq listing rules that the independent Directors have regularly scheduled meetings with only the independent Directors present.

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments and accordingly there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware in the United States and their shareholders.

Mergers and Similar Arrangements.    The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose, a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provided the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by seventy-five percent (75%) in value of the shareholders or class of shareholders, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•        the statutory provisions as to the required majority vote have been met;

•        the shareholders have been fairly represented at the meeting in question;

•        the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•        the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Act or that would amount to a “fraud on the minority”.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholders upon a takeover offer. When a takeover offer is made and accepted by holders of not less than 90.0% in value of the shares for which the offer has been made, the offeror may, at any time within two (2) months after the approval by the said holders, give notice to require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands by a dissenting shareholder within one month from the date on which the notice was given, but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion. If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits.    In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:

•        an act which is illegal or ultra vires with respect to the company and is therefore incapable of ratification by the shareholders;

•        an act which, although not ultra vires, requires authorization by a qualified (or special) majority (that is, more than a simple majority) which has not been obtained; and

•        an act which constitutes a “fraud on the minority” where the wrongdoers are themselves in control of the company.

Indemnification of Directors and Executive Officers and Limitation of Liability.    Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Amended and Restated Memorandum and Articles of Association provide that that to the extent permitted by Cayman Islands law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)     all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director), secretary’s or officer’s duties, powers, authorities or discretions; and

(b)    without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty, fraud, willful default or willful neglect.

To the extent permitted by the Companies Act, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or any of our officers in respect of any matter identified in above on condition that the director (including alternate director), secretary or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the director (including alternate director), the secretary or that officer for those legal costs.

This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and executive officers that will provide such persons with additional indemnification beyond that provided in our articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties.    Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director owes three types of duties to the company: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Cayman Companies Act imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our amended articles of association, as amended and restated from time to time. We have the right to seek damages where certain duties owed by any of our directors are breached.

Shareholder Action by Written Consent.    Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. The Cayman Companies Act allows a special resolution to be passed in writing if signed by all the voting shareholders (if authorized by the memorandum and articles of association).

Shareholder Proposals.    Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the Board or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Cayman Companies Act does not provide shareholders any right to bring business before a meeting or requisition a general meeting. However, these rights may be provided in the company’s memorandum and articles of association.

Cumulative Voting.    Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a Board since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our Amended and Restated Articles of Association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors.    Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our Amended and Restated Articles of Association, subject to certain restrictions as contained therein, directors may be removed with or without cause, by an ordinary resolution of our shareholders. An appointment of a director may be on terms that the director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between the company and the director, if any; but no such term shall be implied in the absence of express provision. Under our Amended and Restated Articles of Association, the office of a director may be terminated forthwith if:

•        he is prohibited by the law of the Cayman Islands from acting as a director;

•        he is made bankrupt or makes an arrangement or composition with his creditors generally;

•        he resigns his office by notice to us;

•        he only held office as a director for a fixed term and such term expires;

•        in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director;

•        he is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director);

•        he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or

•        he is absent from three consecutive meetings of Directors without any reasonable explanation and without (i) the prior consent of the chairman of the Board or (ii) the consent of the chairman of such meetings (in case where no chairman of the Board is appointed).

Transactions with Interested Shareholders.    The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the Board approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s Board. Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up.    Under the Delaware General Corporation Law, unless the Board approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the Board may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares.    Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our Amended and Restated Articles of Association, whenever our capital is divided into different classes of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Amendment of Governing Documents.    Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under Cayman Islands law, our Amended and Restated Memorandum and Articles of Association may only be amended with a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders.    There are no limitations imposed by our Amended and Restated Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Amended and Restated Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

1. Cayman Islands Data Protection

This privacy notice explains the manner in which we collect, process, and maintain personal data about our investors pursuant to the Data Protection Act (Revised) of the Cayman Islands, as amended from time to time and any regulations, codes of practice, or orders promulgated pursuant thereto (the “DPA”).

We are committed to processing personal data in accordance with the DPA. In our use of personal data, we will be characterized under the DPA as a “data controller,” whilst certain of our service providers, affiliates, and delegates may act as “data processors” under the DPA. These service providers may process personal information for their own lawful purposes in connection with services provided to us.

By virtue of your investment in our Company, we and certain of our service providers may collect, record, store, transfer, and otherwise process personal data by which individuals may be directly or indirectly identified.

Your personal data will be processed fairly and for lawful purposes, including (a) where the processing is necessary for us to perform a contract to which you are a party or for taking pre-contractual steps at your request, (b) where the processing is necessary for compliance with any legal, tax, or regulatory obligation to which we are subject, or (c) where the processing is for the purposes of legitimate interests pursued by us or by a service provider to whom the data are disclosed. As a data controller, we will only use your personal data for the purposes for which we collected it. If we need to use your personal data for an unrelated purpose, we will contact you.

We anticipate that we will share your personal data with our service providers for the purposes set out in this privacy notice. We may also share relevant personal data where it is lawful to do so and necessary to comply with our contractual obligations or your instructions or where it is necessary or desirable to do so in connection with any regulatory reporting obligations. In exceptional circumstances, we will share your personal data with regulatory, prosecuting, and other governmental agencies or departments, and parties to litigation (whether pending or threatened), in any country or territory including to any other person where we have a public or legal duty to do so (e.g. to assist with detecting and preventing fraud, tax evasion, and financial crime or compliance with a court order).

Your personal data shall not be held by our Company for longer than necessary with regard to the purposes of the data processing.

We will not sell your personal data. Any transfer of personal data outside of the Cayman Islands shall be in accordance with the requirements of the DPA. Where necessary, we will ensure that separate and appropriate legal agreements are put in place with the recipient of that data.

We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction, or damage to the personal data.

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment into our Company, this will be relevant for those individuals and you should inform such individuals of the content.

You have certain rights under the DPA, including (a) the right to be informed as to how we collect and use your personal data (and this privacy notice fulfils our obligation in this respect), (b) the right to obtain a copy of your personal data, (c) the right to require us to stop direct marketing, (d) the right to have inaccurate or incomplete personal data corrected, (e) the right to withdraw your consent and require us to stop processing or restrict the processing, or not begin the processing of your personal data, (f) the right to be notified of a data breach (unless the breach is unlikely to be prejudicial), (g) the right to obtain information as to any countries or territories outside the Cayman Islands to which we, whether directly or indirectly, transfer, intend to transfer, or wish to transfer your personal data, general measures we take to ensure the security of personal data, and any information available to us as to the source of your personal data, (h) the right to complain to the Office of the Ombudsman of the Cayman Islands, and (i) the right to require us to delete your personal data in some limited circumstances.

If you consider that your personal data has not been handled correctly, or you are not satisfied with our responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by calling +1 (345) 946-6283 or by email at info@ombudsman.ky.

2. AML

Anti-Money Laundering Matters

Anti-money Laundering — Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering, we are required to adopt and maintain anti-money laundering procedures and may require subscribers to provide evidence to verify their identity and source of funds. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In some cases the directors may be satisfied that no further information is required since an exemption applies under the Anti-Money Laundering Regulations (Revised) of the Cayman Islands, as amended and revised from time to time (the “Regulations”). Depending on the circumstances of each application, a detailed verification of identity might not be required where:

•        the subscriber makes the payment for their investment from an account held in the subscriber’s name at a recognized financial institution; or

•        the subscriber is regulated by a recognized regulatory authority and is based or incorporated in, or formed under the law of, a recognized jurisdiction; or

•        the application is made through an intermediary which is regulated by a recognized regulatory authority and is based in or incorporated in, or formed under the law of a recognized jurisdiction and an assurance is provided in relation to the procedures undertaken on the underlying investors.

For the purposes of these exceptions, recognition of a financial institution, regulatory authority, or jurisdiction will be determined in accordance with the Regulations by reference to those jurisdictions recognized by the Cayman Islands Monetary Authority as having equivalent anti-money laundering regulations.

In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any redemption payment to a shareholder if our directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person resident in the Cayman Islands knows or suspects or has reason for knowing or suspecting that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of their business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Act (Revised) of the Cayman Islands) or the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (Revised), if the disclosure relates to criminal conduct or money laundering or (ii) to a police constable or a nominated officer (pursuant to the Terrorism Act (Revised) of the Cayman Islands) or the Financial Reporting Authority, pursuant to the Terrorism Act (Revised), if the disclosure relates to involvement with terrorism or terrorist financing and terrorist property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Legislation of the Cayman Islands

The Cayman Islands, together with several other non-European Union jurisdictions, have recently introduced legislation aimed at addressing concerns raised by the Council of the European Union as to offshore structures engaged in certain activities which attract profits without real economic activity. With effect from January 1, 2019, the International Tax Co-operation (Economic Substance) Act (Revised) (the “Substance Act”) came into force in the Cayman Islands introducing certain economic substance requirements for in-scope Cayman Islands entities which are engaged in certain “relevant activities,” which in the case of exempted companies incorporated before January 1, 2019, applies in respect of financial years commencing July 1, 2019, onwards. However, it is anticipated that our Company may remain out of scope of the legislation or else be subject to more limited substance requirements.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have 20,000,000 Class A Ordinary Shares issued and outstanding, assuming the underwriters’ over-allotment option is not exercised.

All of the Class A Ordinary Shares sold in this offering by the Company will be freely transferable in the United States, without restriction or further registration under the Securities Act, by persons other than our “affiliates.” Rule 144 of the Securities Act defines an “affiliate” of a company as a person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, our Company. All of our Class A Ordinary Shares outstanding immediately prior to the completion of this offering are “restricted securities” as that term is defined in Rule 144 because they were issued in a transaction or series of transactions not involving a public offering. Restricted securities may be sold only if they are the subject of an effective registration statement under the Securities Act or if they are sold pursuant to an exemption from the registration requirement of the Securities Act such as those provided for in Rules 144 promulgated under the Securities Act, which rule is summarized below. Restricted shares may also be sold outside of the United States to non-U.S. persons in accordance with Rule 904 of Regulation S under the Securities Act. This prospectus may not be used in connection with any resale of our Class A Ordinary Shares acquired in this offering by our affiliates.

Sales of substantial amounts of our Class A Ordinary Shares in the public market could adversely affect prevailing market prices of our Class A Ordinary Shares. Prior to this offering, there has been no public market for our Class A Ordinary Shares, and while we plan to apply to list our Class A Ordinary Shares on Nasdaq, we cannot assure you that a regular trading market will develop in the Class A Ordinary Shares.

Lock-Up Agreements

See “Underwriting — Lock-Up Agreements.”

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, persons who are not our affiliates and have beneficially owned our Class A Ordinary Shares for more than six months but not more than one year may sell such Class A Ordinary Shares without registration under the Securities Act subject to the availability of current public information about us. Persons who are not our affiliates and have beneficially owned our Class A Ordinary Shares for more than one year may freely sell our Class A Ordinary Shares without registration under the Securities Act. Persons who are our affiliates (including persons beneficially owning 10% or more of our outstanding shares), and have beneficially owned our Class A Ordinary Shares for at least six months, may sell within any three-month period a number of restricted securities that does not exceed the greater of the following:

•        1.0% of the then outstanding Class A Ordinary Shares; or

•        The average weekly trading volume of our Class A Ordinary Shares during the four calendar weeks preceding the date on which notice of the sale on Form 144 is filed with the SEC by such person.

Such sales are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us. In addition, in each case, these shares would remain subject to any applicable lock-up arrangements and would only become eligible for sale when the lock-up period expires.

MATERIAL TAX CONSIDERATIONS

The following summary of the material Cayman Islands and U.S. federal income tax consequences of an investment in our Class A Ordinary Shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in the Class A Ordinary Shares, such as the tax consequences under U.S. state and local tax laws or under the tax laws of jurisdictions other than the Cayman Islands and the United States. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under U.S. federal, state, local or foreign law of the ownership of our Class A Ordinary Shares. To the extent that this discussion relates to matters of Cayman Islands tax law, it is the opinion of Ogier our counsel as to Cayman Islands law.

Cayman Islands Tax Considerations

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands is a party to a double tax treaty entered into with the United Kingdom in 2010 but otherwise is not party to any double tax treaties applicable to any payments made to or by the Company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Ordinary Shares, nor will gains derived from the disposal of our Ordinary Shares be subject to Cayman Islands income or corporation tax.

Under the laws of the Cayman Islands, no stamp duty is payable in the Cayman Islands on the issue of shares by, or any transfers of shares of, Cayman Islands companies (except those which hold interests in land in the Cayman Islands).

The Cayman Islands enacted the International Tax Co-operation (Economic Substance) Act (Revised) together with the Guidance Notes published by the Cayman Islands Tax Information Authority from time to time. The Company is required to comply with the economic substance requirements from July 1, 2019 and make an annual report in the Cayman Islands as to whether or not it is carrying on any relevant activities and if it is, it must satisfy an economic substance test.

United States Federal Income Tax Considerations

The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of our Ordinary Shares by U.S. Holders (as defined below) that acquire our Ordinary Shares in this offering and hold our Ordinary Shares as “capital assets” (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based upon existing United States federal income tax law which is subject to differing interpretations or change, possibly with retroactive effect. There can be no assurance that the Internal Revenue Service, or the IRS, or a court will not take a contrary position. This discussion does not address all aspects of United States federal income taxation that may be relevant to particular investors in light of their specific circumstances, including investors subject to special tax rules (for example, certain financial institutions (including banks), cooperatives, pension plans, insurance companies, broker-dealers, traders in securities that have elected the mark-to-market method of accounting for their securities, partnerships and their partners, regulated investment companies, real estate investment trusts, and tax-exempt organizations (including private foundations)), investors who are not U.S. Holders, investors who own (directly, indirectly, or constructively) 10% or more of our stock (by vote or value), investors that will hold their Ordinary Shares as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for United States federal income tax purposes, or U.S. Holders that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this discussion does not discuss any non-United States tax, state or local tax, or non-income tax (such as the U.S. federal gift or estate tax) considerations, or any consequences under the alternative minimum tax or Medicare tax on net investment income. Each U.S. Holder is urged to consult its tax advisor regarding the United States federal, state, local, and non-United States income and other tax considerations of an investment in our Ordinary Shares.

General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Ordinary Shares that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created in, or organized under the laws of, the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a United States person under the Code.

If a partnership (or other entity or arrangement treated as a partnership for United States federal income tax purposes) is a beneficial owner of our Ordinary Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner as a U.S. Holder, as described above, and the activities of the partnership. Partnerships holding our Ordinary Shares and partners in such partnerships are urged to consult their tax advisors as to the particular United States federal income tax consequences of an investment in our Ordinary Shares.

Dividends

The entire amount of any cash distribution paid with respect to our Ordinary Shares (including the amount of any non-U.S. taxes withheld therefrom, if any) generally will constitute dividends to the extent such distributions are paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles, and generally will be taxed as ordinary income in the year received by such U.S. Holder. To the extent amounts paid as distributions on the Ordinary Shares exceed our current or accumulated earnings and profits, such distributions will not be dividends, but instead will be treated first as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis, determined for federal income tax purposes, in the Ordinary Shares with respect to which the distribution is made, and thereafter as capital gain. However, we do not intend to compute (or to provide U.S. Holders with the information necessary to compute) our earnings and profits under United States federal income tax principles. Accordingly, a U.S. Holder will be unable to establish that a distribution is not out of earnings and profits and should expect to treat the full amount of each distribution as a “dividend” for United States federal income tax purposes.

Any dividends that we pay will generally be treated as income from foreign sources for United States foreign tax credit purposes and will generally constitute passive category income. Depending on the U.S. Holder’s particular facts and circumstances, a U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed (at a rate not exceeding any applicable treaty rate) on dividends received on our Ordinary Shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for United States federal income tax purposes, in respect of such withholdings, but only for a year in which such U.S. Holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex. U.S. Holders are advised to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Dividends paid in non-U.S. currency will be included in the gross income of a U.S. Holder in a U.S. dollar amount calculated by reference to a spot market exchange rate in effect on the date that the dividends are received by the U.S. Holder, regardless of whether such foreign currency is in fact converted into U.S. dollars on such date. Such U.S. Holder will have a tax basis for United States federal income tax purposes in the foreign currency received equal to that U.S. dollar value. If such dividends are converted into U.S. dollars on the date of receipt, a U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect thereof. If the foreign currency so received is not converted into U.S. dollars on the date of receipt, such U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any gain or loss on a subsequent conversion or other disposition of the foreign currency generally will be treated as ordinary income or loss to such U.S. Holder and generally will be income or loss from sources within the United States for foreign tax credit limitation purposes. U.S. Holders should consult their own tax advisors regarding the treatment of foreign currency gain or loss, if any, on any foreign currency received by a U.S. Holder that are converted into U.S. dollars on a date subsequent to receipt.

Sale or Other Disposition of Ordinary Shares

A U.S. Holder will generally recognize capital gain or loss upon a sale or other disposition of Ordinary Shares, in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis, determined for federal income tax purposes, in such Ordinary Shares, each amount determined in U.S. dollars. Any capital gain or loss will be long-term capital gain or loss if the Ordinary Shares have been held for more than one year and will generally be United States source gain or loss for United States foreign tax credit purposes. The deductibility of a capital loss may be subject to limitations, particularly with regard to shareholders who are individuals. Each U.S. Holder is advised to consult its tax advisor regarding the tax consequences if a foreign tax is imposed on a disposition of our Ordinary Shares, including the availability of the foreign tax credit under its particular circumstances.

A U.S. Holder that receives Singapore dollars or another currency other than U.S. dollars on the disposition of our Ordinary Shares will realize an amount equal to the U.S. dollar value of the non-U.S. currency received at the spot rate on the date of sale (or, if the Ordinary Shares are traded on a recognized exchange and in the case of cash basis and electing accrual basis U.S. Holders, the settlement date). An accrual basis U.S. Holder that does not elect to determine the amount realized using the spot rate on the settlement date will recognize foreign currency gain or loss equal to the difference between the U.S. dollar value of the amount received based on the spot market exchange rates in effect on the date of sale or other disposition and the settlement date. A U.S. Holder will have a tax basis in the currency received equal to the U.S. dollar value of the currency received on the settlement date. Any gain or loss on a subsequent disposition or conversion of the currency will be United States source ordinary income or loss.

Passive Foreign Investment Company Considerations

For United States federal income tax purposes, a non-United States corporation, such as our Company, will be treated as a “passive foreign investment company,” or “PFIC” if, in the case of any particular taxable year, either (a) 75% or more of our gross income for such year consists of certain types of “passive” income or (b) 50% or more of the value of our assets (generally determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. Based upon our current and expected income and assets (including goodwill and taking into account the expected proceeds from this offering) and the expected market price of our Ordinary Shares following this offering, we do not expect to be a PFIC for the current taxable year or the foreseeable future.

However, while we do not expect to be or become a PFIC, no assurance can be given in this regard because the determination of whether we are or will become a PFIC for any taxable year is a fact-intensive inquiry made annually that depends, in part, upon the composition and classification of our income and assets. Fluctuations in the market price of our Ordinary Shares may cause us to be or become a PFIC for the current or subsequent taxable years because the value of our assets for the purpose of the asset test, including the value of our goodwill and other unbooked intangibles, may be determined by reference to the market price of our Ordinary Shares (which may be volatile). The composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. It is also possible that the Internal Revenue Service may challenge our classification of certain income or assets for purposes of the analysis set forth in subparagraphs (a) and (b), above or the valuation of our goodwill and other unbooked intangibles, which may result in our company being or becoming a PFIC for the current or future taxable years.

If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our Ordinary Shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125% of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the Ordinary Shares), and (ii) any gain realized on the sale or other disposition, including, under certain circumstances, a pledge, of Ordinary Shares. Under the PFIC rules:

•        such excess distribution and/or gain will be allocated ratably over the U.S. Holder’s holding period for the Ordinary Shares;

•        such amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are a PFIC, each a pre-PFIC year, will be taxable as ordinary income;

•        such amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect applicable to the U.S. Holder for that year; and

•        an interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

If we are a PFIC for any taxable year during which a U.S. Holder holds our Ordinary Shares and we own any equity in a non-United States entity that is also a PFIC, or a lower-tier PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. Holders are advised to consult their tax advisors regarding the application of the PFIC rules to any of the entities in which we may own equity.

As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” in a PFIC may make a mark-to-market election with respect to such stock, provided that certain requirements are met. The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the SEC, or on a foreign exchange or market that the IRS determines is a qualified exchange that has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. Although we plan to list our Ordinary Shares on the Nasdaq Capital Market, we cannot guarantee that our listing will be approved. Furthermore, we cannot guarantee that, once listed, our Ordinary Shares will continue to be listed and regularly traded on such exchange. U.S. Holders are advised to consult their tax advisors as to whether the Ordinary Shares are considered marketable for these purposes.

If an effective mark-to-market election is made with respect to our Ordinary Shares, the U.S. Holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of Ordinary Shares held at the end of the taxable year over its adjusted tax basis of such Ordinary Shares and (ii) deduct as an ordinary loss the excess, if any, of its adjusted tax basis of the Ordinary Shares held at the end of the taxable year over the fair market value of such Ordinary Shares held at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the Ordinary Shares would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes an effective mark-to-market election, in each year that we are a PFIC any gain recognized upon the sale or other disposition of the Ordinary Shares will be treated as ordinary income and loss will be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election.

If a U.S. Holder makes a mark-to-market election in respect of a PFIC and such corporation ceases to be a PFIC, the U.S. Holder will not be required to take into account the mark-to-market gain or loss described above during any period that such corporation is not a PFIC.

Because a mark-to-market election generally cannot be made for any lower-tier PFICs that a PFIC may own, a U.S. Holder who makes a mark-to-market election with respect to our Ordinary Shares may continue to be subject to the general PFIC rules with respect to such U.S. Holder’s indirect interest in any of our non-United States subsidiaries if any of them is a PFIC.

If a U.S. Holder owns our Ordinary Shares during any taxable year that we are a PFIC, such holder would generally be required to file an annual IRS Form 8621. Each U.S. Holder is advised to consult its tax advisor regarding the potential tax consequences to such holder if we are or become a PFIC, including the possibility of making a mark-to-market election.

Singapore Tax Considerations

Corporate Income Tax

A company is regarded as tax resident in Singapore if the control and management of the company’s business is exercised in Singapore. It has generally been accepted that “control and management” is the making of decisions on strategic matters, such as those on company policy and strategy. Typically, the location of the company’s board of directors’ meetings, during which strategic decisions are made, is a key factor in determining where the control and management are exercised. However, under certain scenarios, holding board meetings in Singapore may not be sufficient and other factors will be considered to determine if the control and management of the business is indeed exercised in Singapore.

A Singapore tax resident corporate taxpayer is subject to Singapore income tax on:

(a)     income accruing in or derived from Singapore; and

(b)    foreign-sourced income received or deemed received in Singapore, unless otherwise exempted.

Tax exemption will be granted to a Singapore tax resident corporate taxpayer on its foreign-sourced dividends, foreign branch profits and foreign-sourced service income (“specified foreign income”) received or deemed to be received in Singapore on or after 1 June 2003 provided that the following qualifying conditions are met:

(a)     the income is subject to tax of a similar character to income tax (by whatever name called) under the law of the territory from which the income is received;

(b)    at the time the income is received in Singapore, the highest rate of tax of a similar character to income tax (by whatever name called) levied under the law of the territory from which the income is received on any gains or profits from any trade or business carried on by any company in that territory at that time is not less than 15.0%; and

(c)     the Comptroller of Income Tax (the “Comptroller”) is satisfied that the tax exemption would be beneficial to the corporate taxpayer.

Certain concessions and clarifications have also been announced by the Inland Revenue Authority of Singapore with respect to such conditions.

A non-Singapore tax resident corporate taxpayer, subject to certain exceptions, is subject to Singapore income tax on income accruing in or derived from Singapore, and on foreign sourced income received or deemed received in Singapore.

The first S$200,000 of a company’s normal chargeable income is exempt from tax as follows:

(a)     75.0% of up to the first S$10,000 of chargeable income; and

(b)    50.0% of up to the next S$190,000 of chargeable income.

Further, new start-up companies are allowed for tax exemptions, in their first consecutive year if assessment, on 75% of up to the first S$100,000, and 50% of up to the next S$100,000, of their chargeable income otherwise subject to normal taxation. Any chargeable income in excess of S$200,000 will be fully taxable at the prevailing corporate income tax rate.

The remaining chargeable income (after deducting the applicable tax exemption of the first S$200,000 of chargeable income) will be taxed at the prevailing corporate tax rate, currently 17.0%.

Individual Income Tax

An individual is regarded as a tax resident in Singapore in a year of assessment if, in the preceding calendar year, he was physically present in Singapore or exercised an employment in Singapore (other than as a director of a company) for 183 days or more, or if he ordinarily resides in Singapore.

An individual taxpayer (both resident and non-resident) is subject to Singapore income tax on income accruing in or derived from Singapore, subject to certain exceptions. Foreign-sourced income received or deemed received in Singapore by an individual taxpayer, regardless of whether he/she is resident or non-resident of Singapore, is generally exempt from income tax in Singapore except for such income received through a partnership in Singapore by resident individuals.

Currently, a Singapore tax resident individual is subject to tax at the progressive rates, ranging from 0% to 22.0%. The maximum tax rate was increased to 24.0% with effect from YA 2024. Income derived from a non-Singapore tax resident individual is, subject to certain exceptions and conditions, normally taxed at the rate of 22.0% and 24.0% with effect from YA 2024. Singapore employment income derived by a non-Singapore tax resident individual is taxed at a flat rate of 15.0% or at resident rates, whichever yields a higher tax.

Dividend Distributions

Singapore currently adopts the one-tier system of corporate taxation. Under the one-tier system, the tax paid by a Singapore resident company is a final tax and the after-tax profits of the company resident in Singapore can be distributed to the shareholders as tax-exempt (one-tier) dividends. Such dividends are tax-exempt in the hands of the shareholders regardless of whether the shareholder is a company or an individual and whether or not the shareholder is a Singapore tax resident. Singapore does not currently impose withholding tax on dividends paid to resident or non-resident shareholders.

Shareholders/investors are advised to consult their own tax advisers in respect of the tax laws of their respective countries of residence which are applicable on such dividends received by them and the applicability of any double taxation agreement that their country of residence may have with other jurisdictions.

Gains on Disposal of Shares

Singapore currently does not impose tax on capital gains. However, gains may be construed to be of an income nature and subject to Singapore income tax if they arise from activities which are regarded as the carrying on of a trade or business in Singapore.

Gains derived by companies from the disposal of ordinary shares in an investee company between 1 June 2012 to 31 December 2027 (both dates inclusive), subject to certain exceptions, are exempt from tax if immediately prior to the date of share disposal, the divesting company has held at least 20% of the ordinary shares in the investee company for a continuous period of at least 24 months. Where the exemption conditions are not met, the nature of the gain will be determined based on the badges of trade test.

As the precise tax status of one shareholder will vary from another, shareholders are advised to consult their own professional advisers on the Singapore tax consequences that may apply to their individual circumstances.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO A PARTICULAR INVESTOR. EACH PROSPECTIVE INVESTOR IN THE OUR ORDINARY SHARES IS URGED TO CONSULT ITS OWN TAX ADVISER ABOUT THE TAX CONSEQUENCES TO IT OF OWNING AND DISPOSING OF OUR ORDINARY SHARES IN LIGHT OF SUCH PROSPECTIVE INVESTOR’S OWN CIRCUMSTANCES.

UNDERWRITING

We have entered into an underwriting agreement with Blue Diamond Securities of America LLC as the representative of the underwriters (“the Representative”) with respect to the Class A Ordinary Shares in this offering. The Representative may retain other brokers or dealers to act as sub-agents on its behalf in connection with this offering and may pay any sub-agent a solicitation fee with respect to any securities placed by it. Under the terms and subject to the conditions contained in the underwriting agreement, the underwriters have agreed to purchase, and we have agreed to sell to the underwriters, the number of Class A Ordinary Shares listed next to their names in the following table.

Underwriter	Number of Shares
Blue Diamond Securities of America LLC
Total

The underwriters are offering the Class A Ordinary Shares subject to their acceptance of the Class A Ordinary Shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the Class A Ordinary Shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all of the Class A Ordinary Shares offered by this prospectus if any such Class A Ordinary Shares are taken. However, the underwriters are not required to take or pay for the Class A Ordinary Shares covered by the underwriters’ option to purchase additional Class A Ordinary Shares described below.

The underwriters are expected to make offers and sales both inside and outside the U.S. through their respective selling agents. Any offers or sales in the U.S. will be conducted by broker-dealers registered with the SEC. The underwriters intend to offer our Class A Ordinary Shares to their retail customers only in states in which we are permitted to offer our Class A Ordinary Shares. We have relied on an exemption to the blue sky registration requirements afforded to “covered securities.” Securities listed on a National Securities Exchange are “covered securities.” If we were unable to meet listing standards of a National Securities Exchange, we would be unable to rely on the covered securities exemption to blue sky registration requirements. In such case, we would need to register the offering in each state in which we planned to sell shares. Consequently, we will not complete this offering unless we meet a National Securities Exchange’s listing requirements and our application to list on the exchange is approved.

Over-Allotment Option

Pursuant to the underwriting agreement, we have agreed to grant to the Representative an option to purchase from us up to an additional 750,000 Class A Ordinary Shares, representing 15% of the Class A Ordinary Shares sold in the offering, solely to cover over-allotments, if any, at the initial public offering price less the underwriting discount. The Representative may exercise this option any time during the 45-day period after the closing date of the offering.

Fees, Commissions and Expense Reimbursement

We have agreed to pay the Representative a fee equal to six and one-half percent (6.5%) of the gross proceeds of the offering (the “underwriting discount”). The Representative proposes initially to offer the Class A Ordinary Shares to the public at the offering price set forth on the cover page of this prospectus and to dealers at those prices less the underwriting discount set forth on the cover page of this prospectus. If all of the Class A Ordinary Shares offered by us are not sold at the offering price, the Representative may change the offering price and other selling terms by means of a supplement to this prospectus.

We have agreed to pay to the Representative a non-accountable expense allowance equal to one percent (1%) of the gross proceeds received by us from this offering.

The following table shows the public offering price, underwriting fees and commission, non-accountable expense allowance, and proceeds before expenses to us.

	Per Class A Ordinary Share	Total Without Over-Allotment Option	Total With Full Over-Allotment Option
Public offering price	$	$	$
Underwriting fees and commissions (6.5%)	$	$	$
Non-accountable expense allowance (1%)	$	$	$
Proceeds, before expenses, to us	$	$	$

In addition, we have agreed to reimburse the Representative for all of its reasonable, out-of-pocket expenses not to exceed the total amount of $180,000 in connection with the performance of its services related to this offering (“Accountable Expense”), regardless of whether the offering occurs. We have paid the Representative an advanced expense of $50,000, which applies towards the Accountable Expense. The Advance or any part thereof will be refunded to us to the extent not actually incurred in accordance with FINRA Rule 5110(g)(4).

Right of First Refusal

Provided that the offering is completed, we will grant the Representative a right of first refusal, for a period of twelve (12) months following the closing of the offering, to provide investment banking services to us on an exclusive basis on terms that are the same as or more favorable to us than those offered by any other underwriter or placement agent. This right is exercisable in the Representative’s sole discretion.

Lock-Up Agreements

We and each of our successors will agree, for a period of three (3) months from the closing of the offering, not to (a) offer, sell, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; or (b) file or cause to be filed any registration statement with the SEC relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company.

In addition, each of our directors, officers and holders of more than 5% of our outstanding Class A Ordinary Shares prior to the offering will also enter into a lock-up agreement for a period of six (6) months from the pricing date, subject to certain exceptions, under which they agree not to sell, transfer, or dispose of, directly or indirectly, any of our Class A Ordinary Shares, or securities convertible into or exercisable for or exchangeable for our Class A Ordinary Shares.

Stabilization, Short Positions and Penalty Bids

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Exchange Act.

•        Stabilizing transactions permit the underwriters to make bids or purchases for the purpose of pegging, fixing or maintaining the price of the Class A Ordinary Shares, so long as stabilizing bids do not exceed a specified maximum.

•        Over-allotment involves sales by the underwriters of the Class A Ordinary Shares in excess of the number of Class A Ordinary Shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of Class A Ordinary Shares over-allotted by the underwriters is not greater than the number of Class A Ordinary Shares that they may purchase in the over-allotment option. In a naked short position, the number of Class A Ordinary Shares involved is greater than the number of Class A Ordinary Shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing Class A Ordinary Shares in the open market.

•        Syndicate covering transactions involve purchases of Class A Ordinary Shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of Class A Ordinary Shares to close out the short position, the underwriters will consider, among other things, the price of our Class A Ordinary Shares available for purchase in the open market as compared to the price at which they may purchase Class A Ordinary Shares through the over-allotment option. If the underwriters sell more Class A Ordinary Shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying Class A Ordinary Shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the Class A Ordinary Shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•        Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the Class A Ordinary Shares originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

•        In passive market making, market makers in the Class A Ordinary Shares who are the underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of our Class A Ordinary Shares until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the Class A Ordinary Shares or preventing or retarding a decline in the market price of Class A Ordinary Shares. As a result, the price of Class A Ordinary Shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq or otherwise, and, if commenced, may be discontinued at any time.

Determination of Offering Price

Prior to this offering, there has been no public market for our Class A Ordinary Shares. We determined the public offering price of the Class A Ordinary Shares we are offering in consultation with the underwriters based on discussions with potential investors in light of the history and prospects of our company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the public stock price for similar companies, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by the underwriters or selling group members, if any, participating in this offering and the underwriters may distribute prospectuses electronically. The underwriters may agree to allocate a number of Class A Ordinary Shares to selling group members for sale to their online brokerage account holders. The Class A Ordinary Shares to be sold pursuant to internet distributions will be allocated on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the underwriters, and should not be relied upon by investors.

Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include the sales and trading of securities, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, financing, brokerage and other financial and non-financial activities and services. The underwriters and their respective affiliates may have, from time to time, performed, and may in the future perform, a variety of such activities and services for us and for persons or entities with relationships with us for which they received or will receive customary fees, commissions and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, directors, officers and employees may at any time purchase, sell or hold a broad array of investments, and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own accounts and for the accounts of their customers. Such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments. In addition, the underwriters and their respective affiliates may at any time hold, or recommend to clients that they should acquire, long and short positions in such assets, securities and instruments.

Stamp Taxes

If you purchase Class A Ordinary Shares offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and the Exchange Act and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Application for Nasdaq Listing

We will apply to list our Class A Ordinary Shares on the Nasdaq Capital Market under the symbol “FFGG.” At this time, Nasdaq has not yet approved our application to list our Class A Ordinary Shares. The closing of this offering is conditioned upon Nasdaq’s final approval of our listing application, and there is no guarantee or assurance that our Class A Ordinary Shares will be approved for listing on Nasdaq. If our Class A Ordinary Shares are listed on The Nasdaq Capital Market, we will be subject to continued listing requirements and corporate governance standards. We expect these new rules and regulations to significantly increase our legal, accounting and financial compliance costs.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the Class A Ordinary Shares, or the possession, circulation or distribution of this prospectus or any other material relating to us or the Class A Ordinary Shares, where action for that purpose is required. Accordingly, the Class A Ordinary Shares may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the Class A Ordinary Shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts, expected to be incurred in connection with this offering by us. With the exception of the SEC registration fee, the FINRA filing fee, and the stock exchange market entry and listing fee, all amounts are estimates.

Securities and Exchange Commission Registration Fee	$4,764.45
Nasdaq Listing Fee	$72,500.00
FINRA Filing Fee	$2,750.00
Legal Fees and Expenses	$382,987.41
Accounting Fees and Expenses	$257,629.06
Printing and Engraving Expenses	$24,000.00
Miscellaneous Expenses	$375,369.09
Underwriter Expenses	$380,000.00
Total Expenses	$1,500,000.00

LEGAL MATTERS

Ortoli Rosenstadt LLP is acting as counsel to our company regarding U.S. securities law matters. The validity of the Class A Ordinary Shares offered hereby will be opined upon for us by Ogier. The underwriters are being represented by VCL Law LLP with respect to legal matters of U.S. federal securities and New York law. Ortoli Rosenstadt LLP may rely upon Ogier with respect to matters governed by the law of the Cayman Islands. Certain legal matters as to Singapore law will be passed upon for us by Aquinas Law Alliance LLP.

EXPERTS

The financial statements for each of the two financial years in the period ended June 30, 2024 and June 30, 2025 included in this prospectus have been audited by HTL International, LLC, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon the authority of such firm as experts in accounting and auditing. The office of HTL International, LLC is located at 12 Greenway Plaza Suite 1100 Houston TX 77046.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act, covering the Class A Ordinary Shares offered by this prospectus. You should refer to our registration statements and their exhibits and schedules if you would like to find out more about us and about the Class A Ordinary Shares. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since this prospectus may not contain all the information that you may find important, you should review the full text of these documents.

Immediately upon the completion of this offering, we will be subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act. In addition, holders of more than 10% of our outstanding Class A Ordinary Shares are not subject to the reporting obligations under Section 16(a) of the Exchange Act. However, pursuant to recently enacted legislation, our directors and executive officers will be subject to the beneficial ownership reporting requirements of Section 16(a) of the Exchange Act. As a result, our directors and executive officers will be required to file reports with the SEC on Forms 3, 4 and 5 to disclose their beneficial ownership of, and transactions in, our equity securities. Our directors and executive officers, as well as holders of more than 10% of our outstanding Class A Ordinary Shares, are expected to remain exempt from the short-swing profit recovery provisions of Section 16(b) and the short-sale restrictions of Section 16(c) of the Exchange Act.

The registration statements, reports and other information so filed can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov. The information on that website is not a part of this prospectus.

No dealers, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

FF GLOBAL HOLDINGS LTD

INDEX TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Interim Condensed Consolidated Balance Sheets as of June 30, 2025 and December 31, 2025	F-22
Unaudited Interim Condensed Consolidated Statements of Income for the Six Months Ended December 31, 2024 and 2025	F-23
Unaudited Interim Condensed Consolidated Statements of Changes in Shareholders’ Equity for the Six Months Ended December 31, 2024 and 2025	F-24
Unaudited Interim Condensed Consolidated Statements of Cash Flows for the Six Months Ended December 31, 2024 and 2025	F-25
Notes to Unaudited Interim Condensed Consolidated Financial Statements	F-26

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
FF Global Holdings Ltd

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of FF Global Holdings Ltd (the “Company”) and its subsidiaries (collectively referred to as the “Company”) as of June 30, 2025 and 2024, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended June 30, 2025, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2025 and 2024, and the results of its operations and its cash flows for each of the years in the two-year period ended June 30, 2025, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Change in reporting entity

As discussed in Note 1 to the financial statements, on October 18, 2025, the Company completed a reorganization of entities under common control. This transaction has been accounted for as a change in reporting entity, and the financial statements for the years ended June 30, 2025 and 2024, have been retrospectively adjusted to reflect the combined results of FF Global Holdings Ltd and Future Faith Pte Ltd as if they had been combined for all periods presented.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ HTL International, LLC

We have served as the Company’s auditor since 2025.

Houston, Texas
May 14, 2026

FF GLOBAL HOLDINGS LTD
CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2024 AND 2025
(Stated in US Dollars)

	2024	2025
ASSETS
Current assets
Cash	$107,001	$708,069
Trade and other receivables	834,655	3,734,470
Total current assets	941,656	4,442,539

Non-current assets
Right-of-use assets	25,110	3,587
Deposits	2,003,247	2,003,247
Total non-current assets	2,028,357	2,006,834
Total assets	2,970,013	6,449,373

LIABILITIES AND EQUITY
Current liabilities
Trade and other payables	749,987	2,902,751
Tax payable	315,699	478,703
Total current liabilities	1,065,686	3,381,454
Total liabilities	1,065,686	3,381,454

Shareholder’s equity:
Class A ordinary share, par value $0.00001, 4,000,000,000 shares authorized; 15,000,000 shares issued and outstanding as of June 30, 2024 and 2025*	150	150
Class B ordinary share, par value $0.00001, 1,000,000,000 shares authorized; 15,000,000 shares issued and outstanding as of June 30, 2024 and 2025*	150	150
Subscription receivable	(300)	(300)
Retained earnings	1,904,327	3,067,919
Total shareholder’s equity	1,904,327	3,067,919
Total liabilities and shareholder’s equity	$2,970,013	$6,449,373

____________

*        Retroactively presented for the effect of reorganization for the Company’s initial public offering (Note 1)

The accompanying notes are an integral part of these consolidated financial statements.

FF GLOBAL HOLDINGS LTD
CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED JUNE 30, 2024 AND 2025
(Stated in US Dollars, except for share and per share data, or otherwise noted)

	2024	2025
Revenues	$9,349,789	$9,322,878
Cost of Revenues	(7,701,426)	(7,276,425)
Gross profit	1,648,363	2,046,453

Operating expenses	(657,674)	(720,020)
Other income	128	62,788

Profit before income tax	990,817	1,389,221

Income tax expense	(143,961)	(225,629)
Net income	$846,856	$1,163,592

Weighted average number of ordinary shares*:
Class A ordinary shares – basic and diluted	15,000,000	15,000,000

Earnings per share attributable to the ordinary shareholder:
Class A ordinary shares – basic and diluted	0.06	0.08

____________

*        Retroactively presented for the effect of reorganization for the Company’s initial public offering (Note 1)

The accompanying notes are an integral part of these consolidated financial statements.

FF GLOBAL HOLDINGS LTD
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER’S EQUITY
FOR THE YEARS ENDED JUNE 30, 2024 AND 2025
(Stated in US Dollars)

	Ordinary shares				Subscription receivable	Retained earnings	Total shareholders’ equity
	Class A Shares	Amounts	Class B Shares	Amounts
Balance as of June 30, 2023	15,000,000	$150	15,000,000	$150	$(300)	$1,057,471	1,057,471
Net income	—	—	—	—	—	846,856	846,856
Balance as of June 30, 2024	15,000,000	$150	15,000,000	$150	$(300)	$1,904,327	1,904,327
Net income						1,163,592	1,163,592
Balance as of June 30, 2025	15,000,000	150	15,000,000	$150	$(300)	$3,067,919	3,067,919

The accompanying notes are an integral part of these consolidated financial statements.

FF GLOBAL HOLDINGS LTD
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JUNE 30, 2024 AND 2025
(Stated in US Dollars)

	2024	2025
Cash flows from operating activities
Net income	$846,856	$1,163,592
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash operating lease expense	23,317	21,523
Changes in operating assets and liabilities:
Changes in inventories	689,000	—
Changes in trade and other receivables	(1,193,141)	(3,199,815)
Changes in trade and other payables	(429,969)	2,152,764
Changes in income tax payable	135,139	163,004
Changes in operating lease liabilities	(49,145)	—
Net cash generated from operating activities	22,057	301,068

Cash flows from investing activity
Proceeds from unsecured loan	—	300,000
Net cash generated from investing activity	—	300,000

Net increase in cash and cash equivalents	22,057	601,068
Cash and cash equivalents at beginning of year	84,944	107,001
Cash and cash equivalents at end of year	$107,001	$708,069

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$8,822	$62,625

The accompanying notes are an integral part of these consolidated financial statements.

FF GLOBAL HOLDINGS LTD
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2024 AND 2025
(Stated in US Dollars)

NOTE 1 — ORGANIZATION AND PRINCIPAL ACTIVITIES

FF Global Holdings Ltd (the “Company”) was incorporated under the laws of Cayman Islands on July 18, 2025 as an exempted company with limited liability. The Company is an investment holding company. The Company and its subsidiaries (collectively, referred to as the “Group”) are principally engaged in the trading of premium African hardwood logs and timber harvested from natural forests within a forest concession in the Democratic Republic of the Congo (“DRC”). The Group supplies these hardwood products to customers in Mainland China, Hong Kong, Vietnam and Dubai.

Reorganization

In connection with the proposed initial public offering of the Company’s ordinary shares, the Group completed a reorganization of its corporate structure on October 18, 2025 through a series of transactions under common control, pursuant to which the Company became the ultimate holding company of Future Faith Pte. Ltd. (“FFPL”), the Group’s Singapore operating subsidiary. The Company serves as the listing vehicle for purposes of U.S. reporting.

As part of the reorganization, Yu Jin and Li Zeng transferred all of their respective equity interests in FFPL to FF Global (BVI) Ltd., a wholly owned subsidiary of the Company. In consideration of such transfer, the Company issued an aggregate of 15,000,000 Class A Ordinary Shares and 15,000,000 Class B Ordinary Shares, each with a par value of US$0.00001 per share, to Zenith Lord Limited and FF Global Group Limited. Zenith Lord Limited is a British Virgin Islands company wholly owned by Yu Jin, the Chairperson of the Board and Chief Executive Officer of the Company. FF Global Group Limited is a British Virgin Islands company wholly owned by Li Zeng, a director of the Company. Upon completion of the reorganization, FFPL became an indirect wholly owned subsidiary of the Company.

The Company’s subsidiaries were as follows:

Subsidiaries	Date of incorporation	Jurisdiction of formation	Percentage of direct/indirect economic ownership	Principal activity
FF Global (BVI) Ltd (“FF BVI”)	July 4, 2025	British Virgin Islands	100%	Investment holding
Future Faith Pte. Ltd. (“FFPL”)	January 21, 2022	Singapore	100%	Trading of premium African hardwood logs and timber

Before and after the reorganization, the Company and its subsidiaries were effectively controlled by the same shareholders. Accordingly, the reorganization has been accounted for as a reorganization of entities under common control (change in a reporting entity). The accompanying audited consolidated financial statements have been prepared as if the current group structure had been in existence as of the beginning of the first period presented. The assets and liabilities of the entities included in the Group have been stated at their historical carrying amounts, and no goodwill or other purchase accounting adjustments were recorded as a result of the reorganization.

The Company has retroactively adjusted all share and per share data, as applicable, for all periods presented to reflect the share subdivision and capital structure implemented in connection with the reorganization.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)    Basis of presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and in conformity with the requirements of the Securities Exchange Commission (the “SEC”).

FF GLOBAL HOLDINGS LTD
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2024 AND 2025
(Stated in US Dollars)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(b)    Use of estimates and assumptions

The preparation of the Company’s consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts reported in the consolidated financial statements and accompanying notes. These estimates and assumptions are evaluated regularly based on historical experience, current conditions and reasonable and supportable forecasts of future economic conditions.

Significant accounting estimate reflected in these financial statements includes, but is not limited to, the allowance for credit losses on accounts receivable. Actual result could differ from that estimate.

(c)     Functional currency and foreign currency translation

The Company uses the United States Dollar (“US$”, or “$”) as its reporting currency. The functional currency of the Company’s major operating subsidiary is United States Dollar (“US$”, or “$”). The functional currency is assessed based on the primary economic environment in which the Company operates. The Company periodically reviews its functional currency determination to ensure that it continues to reflect the underlying economic conditions of its operations.

Transactions denominated in currencies other than the functional currency are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. At the balance sheet dates, monetary assets and liabilities denominated in foreign currencies are remeasured into the functional currency using the exchange rate at the balance sheet dates, while non-monetary items measured at historical cost are translated using the exchange rates in effect on the transaction date. Translation adjustments related to monetary assets and liabilities arising from exchange rate fluctuations are recognized as exchange gains or losses in the statements of comprehensive income.

The Company carefully monitors its exposure to foreign currency fluctuations and manages foreign currency risk by assessing significant movements in exchange rates, particularly in respect of its key trading partners. No material foreign currency translation adjustments were recognized in other comprehensive income for the years ended June 30, 2024 and 2025, as most transactions and balances were denominated in the functional currency of the Company. Should the Company engage in material transactions or hold significant balances in currencies other than the functional currency, foreign currency translation adjustments will be recognized in other comprehensive income.

(d)    Cash

Cash consists of cash on hand and cash at banks. Cash balances in bank accounts in Singapore with maximum amount of S$100,000 are insured under the Deposit Protection Scheme introduced by the Singapore government. Management believes that the commercial banks are of high credit quality and continually monitors the credit worthiness of these commercial banks.

(e)     Trade and other receivables

Trade receivables represent the amounts that the Company has an unconditional right to consideration. Accounts receivable is recorded at the transaction price, representing the consideration the Company expects to be entitled to in exchange for satisfying performance obligations. The Company’s payment terms are typically between 30 to 90 days.

The Company estimates its allowance for credit losses using a forward-looking model that incorporates historical collection experience, current economic conditions, reasonable and supportable forecasts of future economic conditions and changes in the Company’s customer collection trends. The allowance is determined through portfolio-level analysis, which applies a historical loss rate to pools of receivables with similar risk characteristics, adjusted for expected changes in the macroeconomic environment and industry trends. As of June 30, 2024 and 2025, no provision for credit losses was recognized.

FF GLOBAL HOLDINGS LTD
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2024 AND 2025
(Stated in US Dollars)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Trade receivables are written off against the allowance when all reasonable collection efforts have been exhausted, and management determines that the likelihood of collection is remote. The timing of the write-off is based on specific criteria, including the length of time a receivable has been past due, customer bankruptcy, and other significant credit events.

The Company’s other receivables balance primarily consisted of an unsecured loan of $300,000 provided to Spectrum Star Limited, a third party. The loan carried a fixed annual interest rate of 8% and had a tenure of 24 months, spanning from September 22, 2022, to September 21, 2024, and has been fully repaid as of June 30, 2025.

(f)     Inventory

The Company does not carry inventory at period end. Logs are delivered to the Company’s Maluku yard for inspection and allocation prior to shipment to customers; however, turnover is rapid and inventory is typically held only for a short period of time. As a result, no inventory balances were recorded as of June 30, 2024, or 2025. The changes in “inventories” presented in the consolidated statements of cash flows represent timing differences between procurement and customer delivery activities and do not reflect inventory held on hand at the reporting dates.

(g)    Leases

The Company accounts for leases under ASC Topic 842, Leases. The Company determines if an arrangement contains a lease at inception by evaluating whether the Company obtains the right to control the use of an identified asset for a period in exchange for consideration.

Leases with an initial term of twelve months or less are not recorded on the balance sheets, and accordingly, lease expense for these short-term leases is recognized on a straight-line basis over the lease term. The Company combines lease and non-lease components together in determining the minimum lease payments for all leases.

Lease liabilities are remeasured when there is a change in the lease term, a change in the assessment of an option to purchase the underlying asset, or if there is a modification to the terms of the lease. Adjustments to lease liabilities are reflected in corresponding changes to the right-of-use assets.

(h)    Deposit

Deposits are recognized as assets on the balance sheets and are initially measured at their fair value, which is typically the amount of cash transferred. Supplier deposits represent advance payments made to secure the fulfillment of contractual obligations, such as minimum purchase commitments under long-term supply agreements. These deposits are classified as non-current assets if the refund or offset period extends beyond one year.

The Company assesses deposits for impairment on a periodic basis. If events or changes in circumstances indicate that the carrying amount may not be recoverable, an impairment loss is recognized in earnings. For supplier deposits, this includes evaluating the creditworthiness of the counterparty and the likelihood of fulfilling the underlying contract terms.

(i)     Impairment of long-lived assets

The Company evaluates its long-lived assets, including property and equipment and right-of-use assets with finite lives, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset Company may not be fully recoverable. Indicators of impairment include, but are not limited to, significant adverse changes in market conditions, a decline in the operating performance of an asset Company, changes in the use of the assets, regulatory or economic changes or plans to sell or dispose of the assets.

FF GLOBAL HOLDINGS LTD
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2024 AND 2025
(Stated in US Dollars)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company assess the recoverability of the long-lived assets by comparing the carrying amount of the asset Company to the future undiscounted net cash flows expected to be generated by the asset Company over its remaining useful life. If the carrying amount of the long-lived assets exceeds the expected undiscounted cash flows, an impairment loss is recognized to the extent that the carrying amount exceeds its fair value of the asset Company and is included as part of operating expenses.

The fair value estimates are subject to change as a result of many factors including, among others, any changes in the Company’s business plans, changing economic conditions and the competitive environment. Should actual cash flows and the Company’s future estimates vary adversely from those estimates the Company used, the Company may be required to recognize additional impairment charges in future years. As of June 30, 2024 and 2025, no impairment of long-lived assets was recognized.

(j)     Fair value measurement

Accounting guidance defines fair value as the exchange price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact, and it considers assumptions that market participants would use when pricing the asset or liability.

Accounting guidance establishes a three-level fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels of inputs that may be used to measure fair value are as follows:

•        Level 1 applies to assets or liabilities for which there are quoted prices, in active markets for identical assets or liabilities.

•        Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical asset or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

•        Level 3 applies to asset or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The Company considers the carrying value of its financial assets and liabilities, which consist of cash, trade and other receivables, trade and other payables, tax payable, approximate the fair value of the respective assets and liabilities as of June 30, 2024 and June 30, 2025 due to their short-term nature.

(k)    Revenue recognition

The Company applied ASC Topic 606 “Revenue from Contracts with Customers” (“ASC 606”) for all periods presented.

The Company’s revenue contracts represent a single performance obligation of the provision and sale of products to its customers. Revenue from the sale of goods to customers is recognized when obligations under the terms of a contract with the customer are satisfied; generally, this occurs with the transfer of control to customers, typically upon customer acceptance depending on the terms of the contract.

FF GLOBAL HOLDINGS LTD
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2024 AND 2025
(Stated in US Dollars)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company recognizes revenue to depict the transfer of promised goods or services (that is, an asset) to customers in an amount that reflects the consideration which the Company expects to receive in exchange for those goods. The following five steps defined under ASC 606 are applied to achieve the core principle of revenue standard:

(i)     Identify the contract with the customer

(ii)    Identify the performance obligations in the contract

(iii)   Determine the transaction price

(iv)   Allocate the transaction price to the performance obligations in the contract

(v)    Recognize revenue when the company satisfies a performance obligation

Revenue from sales of logs and sawn timbers

Revenue from the sale of logs and sawn timber is recognized at a point in time when control of the goods is transferred to the customer upon delivery, in accordance with the applicable delivery terms, and when the Company has a present right to payment and collection of the consideration is probable.

The Company offers customers free-on-board (“FOB”) delivery and yard-delivery arrangements. Under FOB delivery, control transfers when the goods are loaded onto the vessel. Under yard-delivery arrangements, control transfers when the goods are made available to the customer at the yard.

The Company has no sales return or warranty policies for its international business.

Principal versus agent considerations

The Company follows the rules and guidance set out under ASC 606 when determining whether it is acting as a principal or an agent in the contract with its customers. The core principle of ASC 606 requires an entity to determine whether the nature of its promise is a performance obligation to provide the goods or services itself (that is, the entity is a principal) or to arrange for those goods or services to be provided by the other party (that is, the entity is an agent). The following steps are applied to achieve that core principle:

Step 1:	Identify the specified goods or services to be provided to the customer
Step 2:	Assess whether it controls each specified good or service before that good or service is transferred to the customer

Under the sales agreement, the Company is solely responsible for providing the goods or services with the required scope set out in the agreements with the customers, procuring the relevant supplier, and providing the required goods or services at the designated venue and time, while ensuring the specifications of the goods or services provided are met to fulfill the promise in the sales agreement. The Company controls the whole process and has an obligation to procure the fulfillment of the conditions. Moreover, the Company controls who has full authority in negotiating and determining the commercial terms with both customers and suppliers on each trade without the consent from other parties. The Company also considers elements of inventory risk that it assumes when assessing whether it controls the inputs before they are transferred to the customers.

Accordingly, the Company holds the sole primary responsibility for fulfilling the performance obligation and has full discretion over setting prices with its customer in the services. As the principal in the contract, the Company recognizes revenue at the gross amount to which it is entitled from its customer.

FF GLOBAL HOLDINGS LTD
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2024 AND 2025
(Stated in US Dollars)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(l)     Income taxes

The Company accounts for income taxes under ASC 740. Current income taxes are provided on the basis of income/(loss) for financial reporting purposes, adjusted for income and expense items which are not assessable or deductible for income tax purposes, in accordance with the regulations of the relevant tax jurisdictions. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and any tax loss and tax credit carry forwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates or tax laws is recognized in the statements of operations in the period the change in tax rates or tax laws is enacted. A valuation allowance is provided to reduce the amount of deferred income tax assets if it is considered more likely than not that some portion or all of the deferred income tax assets will not be realized.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carry-forward periods, its experience with tax attributes expiring unused, and its tax planning strategies.

The ultimate realization of deferred tax assets is dependent upon its ability to generate sufficient future taxable income within the carry-forward periods provided for in the tax law and during the periods in which the temporary differences become deductible. When assessing the realization of deferred tax assets, the Company considers possible sources of taxable income including (i) future reversals of existing taxable temporary differences, (ii) future taxable income exclusive of reversing temporary differences and carry-forwards, (iii) future taxable income arising from implementing tax planning strategies, and (iv) specific known trend of profits expected to be reflected within the industry.

(m)   Segment reporting

In November 2023, the Financial Accounting Standards Board (the “FASB”) issued ASU 2023-07 Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The update is intended to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant expenses. The ASU requires disclosures to include significant segment expenses that are regularly provided to the chief operating decision maker (“CODM”), a description of other segment items by reportable segment, and any additional measures of a segment’s profit or loss used by the CODM when deciding how to allocate resources. The ASU also requires all annual disclosures currently required by Topic 280 to be included in interim periods. The update is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted and requires retrospective application to all prior periods presented in the financial statements. The Company has early adopted ASU 2023-07 in financial year ended June 30, 2024.

The Company’s chief operating decision-makers (“CODM”) (i.e., chief executive officer and chief financial officer) review financial information presented, accompanied by disaggregated information about revenues by different revenues streams for purposes of allocating resources and evaluating financial performance. The Company has one operating segment as defined by ASC 280 “Segment Reporting”, which is provision of sales of logs and sawn timbers. The Company’s operating divisions are geographically based, have similar economic characteristics and similar expected long-term financial performance. The Company’s principal operations and long-lived assets are located in Singapore. However, the Company generates revenue from customers located in multiple geographic regions, including Mainland China, Hong Kong, Vietnam and other regions, as disclosed in the revenue by country/region table. Geographic customer information is provided as entity-wide disclosure in accordance with ASC 280. There are no segment managers who are held accountable for operations, operating results and plans for levels or components below the Company unit level. Based on qualitative and quantitative criteria established by Accounting Standards Codification (“ASC”) 280, “Segment Reporting”, the Company considers itself to be operating within one reportable

FF GLOBAL HOLDINGS LTD
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2024 AND 2025
(Stated in US Dollars)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

segment. The Company has concluded that net income is the measure of segment profitability. The CODM assesses performance for the Company, monitors budget versus actual results and determines how to allocate resources based on net income as reported in the statements of income. There is no other significant expense categories regularly provided to the CODM that are not already included in the primary financial statements herein.

(n)    Related parties

The Company accounts for related party transactions ASC 850 “Related Party Disclosures”. A party is considered to be related to the Company if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with the Company.

Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

(o)    Earnings per share

Basic earnings per share is measured as net income divided by the weighted average number of ordinary shares outstanding for the period. Diluted earnings per share presents the diluted effect on a per share basis of the potential ordinary shares as if they had been converted at the beginning of the periods presented, or issuance date, if later. The computation of diluted net income per share does not assume conversion, exercise, or contingent issuance of securities that would have an anti-dilutive effect (i.e., an increase in income per share amounts or a decrease in loss per share amounts) on net income per share.

(p)    Recent accounting pronouncements

In November 2023, the Financial Accounting Standards Board (the “FASB”) issued ASU 2023-07 Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The update is intended to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant expenses. The ASU requires disclosures to include significant segment expenses that are regularly provided to the chief operating decision maker (“CODM”), a description of other segment items by reportable segment, and any additional measures of a segment’s profit or loss used by the CODM when deciding how to allocate resources. The ASU also requires all annual disclosures currently required by Topic 280 to be included in interim periods. The update is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted and requires retrospective application to all prior periods presented in the financial statements. The Company has early adopted ASU 2023-07 in financial year ended June 30, 2024.

In December 2023, the FASB issued ASU 2023-09 Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The update is intended to enhance transparency and decision usefulness of income tax disclosures. This ASU updates income tax disclosure requirements by requiring specific categories and greater disaggregation within the rate reconciliation and disaggregation of income taxes paid by jurisdiction. The update is effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The Company is currently assessing the impact of adopting the updated provisions.

In November 2024, the FASB issued ASU 2024-03 Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. The new guidance is intended to provide investors more detailed disclosures around specific types of expenses. The new disclosures require certain details for expenses presented on the face of the Statements of Operations as well as selling expenses to be

FF GLOBAL HOLDINGS LTD
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2024 AND 2025
(Stated in US Dollars)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

presented in the notes to the financial statements. The update is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027, with early adoption permitted. The disclosure updates are required to be applied prospectively with the option for retrospective application. The Company is currently assessing the impact and timing of adopting the updated provisions.

Except as mentioned above, recently issued accounting standards or pronouncements not disclosed have been excluded as they are currently not relevant to the Company.

NOTE 3 — SIGNIFICANT RISKS AND UNCERTAINTIES

(a)    Interest rate risk

The Company is exposed to interest rate risk on its cash at banks. The management’s objective is to maintain cash balances in accounts that provide competitive interest rates in the marketplace while ensuring liquidity and capital preservation. The Company has not been exposed to material risks due to changes in market interest rates and has not used any derivative financial instruments to manage interest rate exposure during the years presented.

(b)    Credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of Cash, accounts receivable, and other receivables. Management considers the maximum exposure to credit risk equal to the carrying amount of these financial assets in the balance sheets. The Company has designed its credit policies with the objective of minimizing its exposure to credit risk.

As of June 30, 2024, and 2025, all cash were deposited with financial institutions located in Singapore, which management consider that these financial institutions are of high credit quality with no significant credit risk.

The Company is also exposed to credit risk from its accounts receivable and other receivables. Credit risks are mitigated by performing ongoing credit evaluations of customers’ financial condition. The Company has adopted a credit policy of dealing with creditworthy counterparties to mitigate the credit risk from defaults. The Company estimates the allowance balance using relevant available information, from internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts. Historical credit loss experience provides the basis for the estimation of expected credit losses. Adjustments to historical loss information are made for differences in current risk characteristics. The management consider that credit risks associated with these balances is not significant and concluded that no provision is required.

(c)     Concentration risk

Concentrations risk arising from receivables from customers are limited due to the Company’s diversified customer base, as sales are allocated across a broad pool of customers based on prevailing market prices.

The following customers accounted for 10% or more of revenue for the years ended June 30, 2024 and 2025:

	Years ended June 30,
	2024	2025
	%	%
Customer A	62.9	*
Customer B	32.2	76.0
Customer C	*	18.2

FF GLOBAL HOLDINGS LTD
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2024 AND 2025
(Stated in US Dollars)

NOTE 3 — SIGNIFICANT RISKS AND UNCERTAINTIES (cont.)

The following customers accounted for 10% or more of the Company’s gross accounts receivable as of June 30, 2024 and 2025:

	As of June 30,
	2024	2025
	%	%
Customer B	100	86.4
Customer D	*	13.6

The following supplier accounted for 10% or more of the Company’s cost of revenue for the years ended June 30, 2024 and 2025:

	Years ended June 30,
	2024	2025
	%	%
Supplier A	100	91.9

The following suppliers accounted for 10% or more of the Company’s accounts payable as of June 30, 2024 and 2025:

	As of June 30,
	2024	2025
	%	%
Supplier A	100	81.2
Supplier B	*	18.9

____________

*        Represents less than 10%

(d)    Liquidity risk

Liquidity risk is the risk that the Company will encounter difficulty in meeting the obligations associated with the Company’s financial liabilities that are settled by delivering cash or another financial asset. The Company’s approach to managing liquidity is to ensure, as far as possible, that it will always have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to its reputation. The Company continually monitors its cash flow and liquidity to ensure that it can meet its short-term obligations, including servicing of financial obligations, accrued expenses and employee benefits: these exclude the potential impact of extreme circumstances that cannot reasonably be predicted, such as natural disaster. The Company’s objective is to maintain a balance between continuity of funding and flexibility through the use of overdrafts and loans.

NOTE 4 — TRADE AND OTHER RECEIVABLES

	As of June 30,
	2024	2025
Trade receivables	$500,059	$3,734,470
Amounts due from related parties	34,596	—
Loan to a third-party	300,000	—
Total	$834,655	$3,734,470

FF GLOBAL HOLDINGS LTD
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2024 AND 2025
(Stated in US Dollars)

NOTE 4 — TRADE AND OTHER RECEIVABLES (cont.)

As of June 30, 2024 and 2025, the Company has not recognized any allowance for expected credit losses. This assessment is based on the Company’s historical experience of zero write-offs and the absence of collection issues to date.

The Company provided a loan of $300,000 to Spectrum Star Limited, a third party. The loan is unsecured and carried a fixed annual interest rate of 8% and had a tenure of 24 months, spanning from September 22, 2022, to September 21, 2024.

Spectrum Star Limited is not a related party under ASC 850, and no other transactions occurred during the years ended June 30, 2024, and 2025 with the Company.

NOTE 5 — DEPOSITS

	As of June 30,
	2024	2025
Supplier Deposit	$2,000,000	$2,000,000
Security Deposit	3,247	3,247
Total	$2,003,247	$2,003,247

The supplier deposit of $2,000,000 was paid pursuant to a renewable five-year supply agreement that provides the Company with access to a minimum 40,000 cubic meters of logs per annum. If the agreement is not renewed, the deposit will not be refunded and shall be utilized to set-off the purchase of logs.

The security deposit of $3,247 relates to lease agreements and is refundable upon the fulfillment of relevant contractual conditions.

Deposits are classified as non-current assets as their settlement or recovery is expected to occur beyond one year from the reporting date.

NOTE 6 — OPERATING LEASE

The Company leases warehouse from third parties located in the DRC under a non-cancellable operating lease agreement. Rental contract is made for fixed year of three (3) years with no extension option. Lease terms are negotiated on an individual basis and contain a wide range of different terms and conditions. The lease agreement does not specify an explicit interest rate, the discount rate used was the incremental borrowing rate which is what the Company would have to pay on a collateralized basis to borrow an amount equal to the lease payments for the asset under similar terms, determined to be 4% on commencement date. The Company may request to renew this lease for an additional term of three (3) years by providing sixty (60) days’ written notice, subject to the landlord’s approval, and a renewal agreement must be executed. The Company’s lease do not contain any escalation clauses, purchase options, residual value guarantees or restrictive covenants. In August 2023, the Company had fully paid the lease hence there is no related operating lease liability.

FF GLOBAL HOLDINGS LTD
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2024 AND 2025
(Stated in US Dollars)

NOTE 7 — TRADE AND OTHER PAYABLES

	As of June 30,
	2024	2025
Trade payables	263,500	2,468,220
Other payables
Amounts owing to related parties	428,638	426,087
Amounts owing to directors	21,346	7,953
Accrued operating expenses	1,899	491
Loan from a related party	34,604	—
Total	$749,987	$2,902,751

The Company’s trade and other payables comprising outstanding trade purchases and operating costs are non-interest bearing and are normally settled on 30 to 90 days terms.

The non-trade amounts owing to related parties and directors mainly comprise advances paid on behalf of the Company and are unsecured, non-interest bearing and repayable on demand.

NOTE 8 — EQUITY

The Company was incorporated in the Cayman Islands on July 18, 2025, with authorized share capital of $50,000 divided into (i) 400,000,000 Class A ordinary shares of par value $0.0001 each and (ii) 100,000,000 Class B Ordinary Shares of par value $0.0001 each.

On October 18, 2025, the Company subdivided all of its shares in its authorized share capital (both issued and unissued shares) at a ratio of 1:10 such that the authorized share capital becomes $50,000 divided into (i) 4,000,000,000 Class A Ordinary Shares with a par value of $0.00001 each and (ii) 1,000,000,000 Class B Ordinary Shares with a par value of $0.00001 each.

The holders of Class A Ordinary Shares and Class B Ordinary Shares rank pari passu in all respects except for voting and economic rights. Each Class A Ordinary Share shall be entitled to one vote on all matters subject to the vote at general meetings of the Company, and each Class B Ordinary Share shall be entitled to twenty votes on all matters subject to the vote at general meetings (including extraordinary general meetings) of the Company. Holders of Class A Ordinary Shares are entitled to receive dividends and distributions, including distributions upon liquidation or winding up of the Company, on a pro rata basis, whereas holders of Class B Ordinary Shares are not entitled to receive any dividends or other distributions, whether in cash or otherwise, including any distribution of assets upon liquidation or winding up of the Company. Accordingly, Class B Ordinary Shares carry voting rights only and do not participate in the economic interests of the Company. As Class B Ordinary Shares do not have participating rights in dividends or undistributed earnings, earnings per share are calculated based on Class A Ordinary Shares only.

The Company completed the Reorganization on October 18, 2025, following which FF Global (BVI) Ltd and Future Faith Pte. Ltd. came under the control of the Company. The issuance of these shares is considered as a part of the reorganization of the Company and is retroactively applied as if the transaction occurred at the beginning of the period presented.

FF GLOBAL HOLDINGS LTD
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2024 AND 2025
(Stated in US Dollars)

NOTE 9 — REVENUES

Revenues are generated from sales of logs sourced from a supplier in DRC and sales of sawn timbers processed in Vietnam:

	Years ended June 30,
	2024	2025
Revenue
Sales of Logs	$9,249,789	$8,815,988
Sales of Sawn timber	—	506,890
Loading Service	100,000	—
Total	$9,349,789	$9,322,878

In addition to product sales, the Company also generated revenue in fiscal year 2024 from a one-off loading service arrangement. This ancillary service did not recur or represent a material component of the Company’s business in fiscal year 2025.

Revenue by country/region:

	Years ended June 30,
	2024	2025
Revenue
Mainland China	$5,977,570	$—
Hong Kong	3,009,000	7,083,080
Vietnam	363,219	1,698,035
Others	—	541,763
Total	$9,349,789	$9,322,878

NOTE 10 — COST OF REVENUES

Cost of revenue represents cost of logs sourced from long-time supplier in DRC and sawn timbers sourced from a third-party processor in Vietnam.

	Years ended June 30,
	2024	2025
Cost of Revenue
Material and Freight	$7,701,426	$7,276,425
Total	$7,701,426	$7,276,425

NOTE 11 — INCOME TAXES

FFPL is incorporated in Singapore and is subject to income taxes on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant tax laws and regulations of Singapore. The applicable tax rate is 17% in Singapore, with 75% of the first S$10,000 taxable income and 50% of the next S$190,000 taxable income exempted from income tax.

The following table summarizes the composition of income tax expense for the years ended June 30, 2024, and 2025:

	Years ended June 30,
	2024	2025
Current income tax	$143,961	$225,629
Income tax expense	$143,961	$225,629

FF GLOBAL HOLDINGS LTD
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2024 AND 2025
(Stated in US Dollars)

NOTE 11 — INCOME TAXES (cont.)

Tax Rate Reconciliation

The reconciliation between the Singapore statutory income tax rate applicable to the Company entity’s profits and the income tax expense is presented below:

	Years ended June 30,
	2024	2025
Profit before income taxes	$990,817	$1,389,221
Singapore statutory income tax rate	17%	17%
Income tax expense computed at statutory rate	168,439	236,168
Non-taxable income	—	(269)
Non-deductible expenses	25,735	6,660
Effects of partial tax exemption	(31,576)	(13,206)
Utilization of previously unrecognized capital allowance	(448)	(65)
Tax rebate	(14,164)	—
Others	(4,025)	(3,659)
Total income tax expense	$143,961	$225,629

Uncertain tax positions

The Company evaluates each uncertain tax position, including the potential application of interest and penalties, based on the technical merits, and measure any unrecognized benefits accordingly. As of June 30, 2024 and 2025, the Company has no unrecognized uncertain tax positions and does not expect this to change in the next twelve months. The Company’s policy is to recognize interest and penalties related to uncertain tax positions, if any, as a component of income tax expense; no such interest or penalties were incurred during either year.

FFPL files income tax returns in Singapore, where the Inland Revenue Authority of Singapore (“IRAS”) may generally examine tax filings for up to five years from the relevant Year of Assessment. As FFPL was incorporated in January 2022, its open tax years therefore begin with YA 2023 onward and remain subject to examination by IRAS. As of June 30, 2024, and 2025, the Company is not under any tax audit or investigation, and management believes that adequate provisions have been made for all income tax matters.

NOTE 12 — RELATED PARTY TRANSACTIONS

The Company’s relationships with related parties who had transactions with the Company are summarized as follows:

Related Party Name	Relationship to the Company
Ms. Yu Jin	Chief Executive Officer and Executive Director of the Company
Ms. Li Zeng	Director of FFPL
FF Global Pte. Ltd.	Wholly owned by Ms. Li Zeng
FF Hold Pte. Ltd.	Wholly owned by Ms. Li Zeng (struck off on November 13, 2025)
W-Axis Technology (Pte. Ltd.)	Formerly wholly owned by Ms. Li Zeng. Ms. Li Zeng disposed of all her shares to a third party on March 18, 2025.
Mr. Nan Yang	Previous Officer of FFPL

FF GLOBAL HOLDINGS LTD
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2024 AND 2025
(Stated in US Dollars)

NOTE 12 — RELATED PARTY TRANSACTIONS (cont.)

(a)    Amounts due from related parties

	As of June 30,
Related Party Name	2024	2025
	$	$
FF Global Pte. Ltd.	33,450	—
FF Hold Pte. Ltd.	274	—
W-Axis Technology (Pte. Ltd.)	872	—
Total	34,596	—

During fiscal year 2024, the Company provided transitional operational and administrative support to these related parties following their acquisition or establishment by Ms. Li Zeng. All outstanding receivables from these related parties were fully settled during fiscal year 2025.

(b)    Amount due to related parties

	As of June 30,
Related Party Name	2024	2025
	$	$
Yu Jin	21,346	7,953
Li Zeng	173,558	347,501
FF Global Pte. Ltd.	152,413	78,586
Nan Yang	137,271	—
Total	484,588	434,040

Ms. Li Zeng and the Company’s Chief Executive Officer and Executive Director, Ms. Yu Jin, have historically provided the Company with unsecured, non-interest-bearing advances to support short-term working capital needs. These amounts are repayable on demand and do not contain any interest provisions.

The loan from Mr. Nan Yang, a former key management personnel, amounted to $250,000 and was unsecured and non-interest bearing. It had a contractual tenure of 36 months from May 2, 2022 to May 1, 2025. The loan was fully repaid in September 2024, and Mr. Yang subsequently left the Company in May 2025.

(c)     Related party transactions

	For The Years Ended June 30,
Related Party Name	2024	2025
	$	$
FF Global Pte. Ltd.	153,008	361,335
Total	153,008	361,335

Beginning in September 2023, the Company engaged FF Global Pte. Ltd. to provide office premises and facilities, corporate and administrative support, financial and accounting services, and other ancillary operational support. FF Global Pte. Ltd. charged the Company management fees for these services. Effective July 1, 2025, the scope of services has been streamlined to office premises and facility use only, with fees now payable as rental rather than management fees.

FF GLOBAL HOLDINGS LTD
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2024 AND 2025
(Stated in US Dollars)

NOTE 13 — COMMITMENTS AND CONTINGENCIES

(a)    Commitments

As of June 30, 2024, and 2025, the Company had no capital expenditure commitments or other significant contractual obligations.

(b)    Contingencies

The Company may become involved in legal proceedings, investigations, and regulatory actions arising in the ordinary course of business. The outcomes of such proceedings are inherently uncertain, and while the Company does not currently anticipate that any such matters will have a material adverse effect on its financial position, results of operations, or cash flows, it continues to assess legal risks on an ongoing basis. As of June 30, 2024 and 2025, the Company was not a party to any material legal or administrative proceedings that would require disclosure.

Additionally, the Company does not expect any significant contingencies in the near term that would materially impact its financial position or operations.

NOTE 14 — SUBSEQUENT EVENTS

The Company evaluated all events and transactions that occurred after June 30, 2025, up through the date the Company issued the consolidated financial statements. There were no other subsequent events occurred that would require recognition or disclosure in the Company’s consolidated financial statements other than the reorganization as disclosed in Note 1 above.

FF GLOBAL HOLDINGS LTD
UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS
(Stated in US Dollars)

	As of June 30, 2025	As of December 31, 2025
ASSETS
Current assets
Cash	$708,069	$199,489
Trade receivables	3,734,470	3,034,763
Deferred Initial Public Offering (“IPO”) expenses	—	261,153
Prepayment	—	6,000
Inventories	—	342,408
Total current assets	4,442,539	3,843,813

Non-current assets
Property, plant and equipment	—	431
Right-of-use assets	3,587	173,393
Deposits	2,003,247	2,003,094
Total non-current assets	2,006,834	2,176,918
Total assets	6,449,373	6,020,731

LIABILITIES AND EQUITY
Current liabilities
Trade and other payables	2,902,751	1,770,578
Lease Liabilities	—	23,769
Tax payable	478,703	291,579
Total current liabilities	3,381,454	2,085,926

Non-current liabilities
Lease Liabilities	—	84,224
Total non-current liabilities	—	84,224
Total liabilities	3,381,454	2,170,150

Shareholder’s equity:
Class A ordinary share, par value $0.00001, 4,000,000,000 shares authorized; 15,000,000 shares issued and outstanding as of June 30, 2025 and December 31, 2025*	150	150
Class B ordinary share, par value $0.00001, 1,000,000,000 shares authorized; 15,000,000 shares issued and outstanding as of June 30, 2025 and December 31, 2025*	150	150
Subscription receivable	(300)	(300)
Retained earnings	3,067,919	3,850,581
Total shareholder’s equity	3,067,919	3,850,581
Total liabilities and shareholder’s equity	$6,449,373	$6,020,731

____________

*        Retroactively presented for the effect of reorganization for the Company’s initial public offering (Note 1)

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

FF GLOBAL HOLDINGS LTD
UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE SIX MONTHS ENDED DECEMBER 31, 2024 AND 2025
(Stated in US Dollars, except for share and per share data, or otherwise noted)

	2024	2025
Revenues	$4,807,558	$6,044,982
Cost of Revenues	(3,796,250)	(4,793,532)
Gross profit	1,011,308	1,251,450

Operating expenses	(389,850)	(613,632)
Other income	62,137	1,700

Income before income tax	683,595	639,518

Income tax (expense)/benefit	(116,286)	143,144
Net income	$567,309	$782,662

Weighted average number of ordinary share*:
Class A ordinary shares – basic and diluted	15,000,000	15,000,000

Earnings per share attributable to the ordinary shareholder:
Class A ordinary shares – basic and diluted	0.04	0.05

____________

*        Retroactively presented for the effect of reorganization for the Company’s initial public offering (Note 1)

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

FF GLOBAL HOLDINGS LTD
UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER’S EQUITY
FOR THE SIX MONTHS ENDED DECEMBER 31, 2024 AND 2025
(Stated in US Dollars)

	Ordinary shares				Subscription receivable	Retained earnings	Total shareholders’ equity
	Class A Shares	Amounts	Class B Shares	Amounts
Balance as of July 1, 2024	15,000,000	$150	15,000,000	$150	$(300)	$1,904,327	1,904,327
Net income	—	—	—	—	—	567,309	567,309
Balance as of December 31, 2024	15,000,000	$150	15,000,000	$150	$(300)	$2,471,636	2,471,636

Balance as of July 1, 2025	15,000,000	$150	15,000,000	$150	$(300)	3,067,919	3,067,919
Net income						782,662	782,662
Balance as of December 31, 2025	15,000,000	150	15,000,000	$150	$(300)	$3,850,581	3,850,581

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

FF GLOBAL HOLDINGS LTD
UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED DECEMBER 31, 2024 AND 2025
(Stated in US Dollars)

	Six months ended December 31,
	2024	2025
Cash flows from operating activities
Net income	$567,309	$782,662
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash operating lease expense	10,761	17,258
Depreciation of assets	—	40
Changes in operating assets and liabilities:
Changes in inventories	—	(342,408)
Changes in trade and other receivables	(1,306,918)	693,860
Changes in trade and other payables	548,965	(1,132,173)
Changes in income tax payable	116,286	(187,124)
Changes in operating lease liabilities	—	(79,071)
Net cash used in operating activities	(63,597)	(246,956)

Cash flows from investing activity
Purchase for Property, Plant, and Equipment	—	(471)
Net cash used in investing activity	—	(471)

Cash flows from financing activity
Deferred Initial Public Offering (“IPO”) expenses	—	(261,153)
Net cash used in financing activity	—	(261,153)

Net decrease in cash and cash equivalents	(63,597)	(508,580)
Cash and cash equivalents at beginning of period	107,001	708,069
Cash and cash equivalents at end of period	$43,404	$199,489

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$—	$43,980
Right-of-use asset and liability recorded during the period	—	187,064

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

FF GLOBAL HOLDINGS LTD
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED DECEMBER 31, 2024 AND 2025
(Stated in US Dollars)

NOTE 1 — ORGANIZATION AND PRINCIPAL ACTIVITIES

FF Global Holdings Ltd (the “Company”) was incorporated under the laws of Cayman Islands on July 18, 2025 as an exempted company with limited liability. The Company is an investment holding company. The Company and its subsidiaries (collectively, referred to as the “Group”) are principally engaged in the trading of premium African hardwood logs and timber harvested from natural forests within a forest concession in the Democratic Republic of the Congo (“DRC”). The Group supplies these hardwood products to customers in Mainland China, Hong Kong, Vietnam and Dubai.

Reorganization

In connection with the proposed initial public offering of the Company’s ordinary shares, the Group completed a reorganization of its corporate structure on October 18, 2025 through a series of transactions under common control, pursuant to which the Company became the ultimate holding company of Future Faith Pte. Ltd. (“FFPL”), the Group’s Singapore operating subsidiary. The Company serves as the listing vehicle for purposes of U.S. reporting.

As part of the reorganization, Yu Jin and Li Zeng transferred all of their respective equity interests in FFPL to FF Global (BVI) Ltd., a wholly owned subsidiary of the Company. In consideration of such transfer, the Company issued an aggregate of 15,000,000 Class A Ordinary Shares and 15,000,000 Class B Ordinary Shares, each with a par value of US$0.00001 per share, to Zenith Lord Limited and FF Global Group Limited. Zenith Lord Limited is a British Virgin Islands company wholly owned by Yu Jin, the Chairperson of the Board and Chief Executive Officer of the Company. FF Global Group Limited is a British Virgin Islands company wholly owned by Li Zeng, a director of the Company. Upon completion of the reorganization, FFPL became an indirect wholly owned subsidiary of the Company.

The Company’s subsidiaries were as follows:

Subsidiaries	Date of incorporation	Jurisdiction of formation	Percentage of direct/indirect economic ownership	Principal activity
FF Global (BVI) Ltd (“FF BVI”)	July 4, 2025	British Virgin Islands	100%	Investment holding
Future Faith Pte. Ltd. (“FFPL”)	January 21, 2022	Singapore	100%	Trading of premium African hardwood logs and timber

Before and after the reorganization, the Company and its subsidiaries were effectively controlled by the same shareholders. Accordingly, the reorganization has been accounted for as a reorganization of entities under common control. The accompanying unaudited condensed consolidated financial statements have been prepared as if the current group structure had been in existence as of the beginning of the first period presented. The assets and liabilities of the entities included in the Group have been stated at their historical carrying amounts, and no goodwill or other purchase accounting adjustments were recorded as a result of the reorganization.

The Company has retroactively adjusted all share and per share data, as applicable, for all periods presented to reflect the share subdivision and capital structure implemented in connection with the reorganization.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)    Basis of presentation

These unaudited condensed consolidated interim financial statements have been prepared on a going concern basis in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and in accordance with the instructions in Article 10 of Regulation S-X promulgated by the U.S. Securities and Exchange Commission (the “SEC”).

FF GLOBAL HOLDINGS LTD
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED DECEMBER 31, 2024 AND 2025
(Stated in US Dollars)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Certain information or footnote disclosures normally included in annual financial statements prepared in accordance with U.S. GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying condensed consolidated interim financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed consolidated interim financial statements should be read in conjunction with the Company’s audited consolidated financial statements for the years ended June 30, 2025 and 2024. The interim period results do not necessary indicate the results that may be expected for any other interim period or for the full fiscal year.

(b)    Use of estimates and assumptions

The preparation of the Company’s unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts reported in the unaudited condensed consolidated financial statements and accompanying notes. These estimates and assumptions are evaluated regularly based on historical experience, current conditions and reasonable and supportable forecasts of future economic conditions.

Significant accounting estimate reflected in these unaudited condensed consolidated financial statements includes, but is not limited to, the allowance for credit losses on accounts receivable. Actual result could differ from that estimate.

(c)     Functional currency and foreign currency translation

The Company uses the United States Dollar (“US$”, or “$”) as its reporting currency. The functional currency of the Company’s major operating subsidiary is United States Dollar (“US$”, or “$”). The functional currency is assessed based on the primary economic environment in which the Company operate. The Company periodically reviews its functional currency determination to ensure that it continues to reflect the underlying economic conditions of its operations.

Transactions denominated in currencies other than the functional currency are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. At the balance sheet dates, monetary assets and liabilities denominated in foreign currencies are remeasured into the functional currency using the exchange rate at the balance sheet dates, while non-monetary items measured at historical cost are translated using the exchange rates in effect on the transaction date. Translation adjustments related to monetary assets and liabilities arising from exchange rate fluctuations are recognized as exchange gains or losses in the statements of comprehensive income.

The Company carefully monitors its exposure to foreign currency fluctuations and manages foreign currency risk by assessing significant movements in exchange rates, particularly in respect of its key trading partners. No material foreign currency translation adjustments were recognized in other comprehensive income for the six months ended December 31, 2024 and 2025, as most transactions and balances were denominated in the functional currency of the Company. Should the Company engage in material transactions or hold significant balances in currencies other than the functional currency, foreign currency translation adjustments will be recognized in other comprehensive income.

(d)    Cash

Cash consists of cash on hand and cash at banks. Cash balances in bank accounts in Singapore with maximum amount of S$100,000 are insured under the Deposit Protection Scheme introduced by the Singapore government. Management believes that the commercial banks are of high credit quality and continually monitors the credit worthiness of these commercial banks.

FF GLOBAL HOLDINGS LTD
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED DECEMBER 31, 2024 AND 2025
(Stated in US Dollars)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(e)     Trade and other receivables

Trade receivables represent the amounts that the Company has an unconditional right to consideration. Accounts receivable is recorded at the transaction price, representing the consideration the Company expects to be entitled to in exchange for satisfying performance obligations. The Company’s payment terms are typically between 30 to 90 days.

The Company estimates its allowance for credit losses using a forward-looking model that incorporates historical collection experience, current economic conditions, reasonable and supportable forecasts of future economic conditions and changes in the Company’s customer collection trends. The allowance is determined through portfolio-level analysis, which applies a historical loss rate to pools of receivables with similar risk characteristics, adjusted for expected changes in the macroeconomic environment and industry trends. As of June 30, 2025 and December 31, 2025, no provision for credit losses was recognized.

Trade receivables are written off against the allowance when all reasonable collection efforts have been exhausted, and management determines that the likelihood of collection is remote. The timing of the write-off is based on specific criteria, including the length of time a receivable has been past due, customer bankruptcy, and other significant credit events.

(f)     Inventory

No inventory was recorded as of June 30, 2025, whereas the Company reported an inventory balance of $342,408 as of December 31, 2025. Logs are delivered to the Company’s Maluku yard for inspection and allocation prior to shipment to customers; however, turnover is rapid and inventory is typically held only for a short period of time. The changes in “inventories” presented in the unaudited condensed consolidated statements of cash flows primarily reflect timing differences between procurement and customer delivery activities rather than inventory held on hand at the respective reporting dates.

(g)    Leases

The Company accounts for leases under ASC Topic 842, Leases. The Company determines if an arrangement contains a lease at inception by evaluating whether the Company obtains the right to control the use of an identified asset for a period in exchange for consideration.

Leases with an initial term of twelve months or less are not recorded on the balance sheets, and accordingly, lease expense for these short-term leases is recognized on a straight-line basis over the lease term. The Company combines lease and non-lease components together in determining the minimum lease payments for all leases.

Lease liabilities are remeasured when there is a change in the lease term, a change in the assessment of an option to purchase the underlying asset, or if there is a modification to the terms of the lease. Adjustments to lease liabilities are reflected in corresponding changes to the right-of-use assets.

(h)    Deposit

Deposits are recognized as assets on the balance sheets and are initially measured at their fair value, which is typically the amount of cash transferred. Supplier deposits represent advance payments made to secure the fulfillment of contractual obligations, such as minimum purchase commitments under long-term supply agreements. These deposits are classified as non-current assets if the refund or offset period extends beyond one year.

The Company assesses deposits for impairment on a periodic basis. If events or changes in circumstances indicate that the carrying amount may not be recoverable, an impairment loss is recognized in earnings. For supplier deposits, this includes evaluating the creditworthiness of the counterparty and the likelihood of fulfilling the underlying contract terms.

FF GLOBAL HOLDINGS LTD
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED DECEMBER 31, 2024 AND 2025
(Stated in US Dollars)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(i)     Impairment of long-lived assets

The Company evaluates its long-lived assets, including property and equipment and right-of-use assets with finite lives, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be fully recoverable. Indicators of impairment include, but are not limited to, significant adverse changes in market conditions, a decline in the operating performance of an asset group, changes in the use of the assets, regulatory or economic changes or plans to sell or dispose of the assets.

The Company assesses the recoverability of the long-lived assets by comparing the carrying amount of the asset group to the future undiscounted net cash flows expected to be generated by the asset group over its remaining useful life. If the carrying amount of the long-lived assets exceeds the expected undiscounted cash flows, an impairment loss is recognized to the extent that the carrying amount exceeds its fair value of the asset group and is included as part of operating expenses.

The fair value estimates are subject to change as a result of many factors including, among others, any changes in the Company’s business plans, changing economic conditions and the competitive environment. Should actual cash flows and the Company’s future estimates vary adversely from those estimates the Company used, the Company may be required to recognize additional impairment charges in future years. As of June 30, 2025 and December 31, 2025, no impairment of long-lived assets was recognized.

(j)     Fair value measurement

Accounting guidance defines fair value as the exchange price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact, and it considers assumptions that market participants would use when pricing the asset or liability.

Accounting guidance establishes a three-level fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels of inputs that may be used to measure fair value are as follows:

•        Level 1 applies to assets or liabilities for which there are quoted prices, in active markets for identical assets or liabilities.

•        Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical asset or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

•        Level 3 applies to asset or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The Company considers the carrying value of its financial assets and liabilities, which consist of cash, trade and other receivables, trade and other payables, tax payable, approximate the fair value of the respective assets and liabilities as of December 31, 2024 and June 30, 2025 due to their short-term nature.

FF GLOBAL HOLDINGS LTD
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED DECEMBER 31, 2024 AND 2025
(Stated in US Dollars)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(k)    Revenue recognition

The Company applied ASC Topic 606 “Revenue from Contracts with Customers” (“ASC 606”) for all periods presented.

The Company’s revenue contracts represent a single performance obligation of the provision and sale of products to its customers. Revenue from the sale of goods to customers is recognized when obligations under the terms of a contract with the customer are satisfied; generally, this occurs with the transfer of control to customers, typically upon customer acceptance depending on the terms of the contract.

The Company recognizes revenue to depict the transfer of promised goods or services (that is, an asset) to customers in an amount that reflects the consideration which the Company expects to receive in exchange for those goods. The following five steps defined under ASC 606 are applied to achieve the core principle of revenue standard:

(i)     Identify the contract with the customer

(ii)    Identify the performance obligations in the contract

(iii)   Determine the transaction price

(iv)   Allocate the transaction price to the performance obligations in the contract

(v)    Recognize revenue when the company satisfies a performance obligation

Revenue from sales of logs and sawn timbers

Revenue from the sale of logs and sawn timber is recognized at a point in time when control of the goods is transferred to the customer upon delivery, in accordance with the applicable delivery terms, and when the Company has a present right to payment and collection of the consideration is probable.

The Company offers customers cost and freight (“CNF”), free-on-board (“FOB”) delivery and yard-delivery arrangements. Under CNF and FOB delivery, control transfers when the goods are loaded onto the vessel. Under yard-delivery arrangements, control transfers when the goods are made available to the customer at the yard.

The Company has no sales return or warranty policies for its international business.

Principal versus agent considerations

The Company follows the rules and guidance set out under ASC 606 when determining whether it is acting as a principal or an agent in the contract with its customers. The core principle of ASC 606 requires an entity to determine whether the nature of its promise is a performance obligation to provide the goods or services itself (that is, the entity is a principal) or to arrange for those goods or services to be provided by the other party (that is, the entity is an agent). The following steps are applied to achieve that core principle:

Step 1:	Identify the specified goods or services to be provided to the customer
Step 2:	Assess whether it controls each specified good or service before that good or service is transferred to the customer

Under the sales agreement, the Company is solely responsible for providing the goods or services with the required scope set out in the agreements with the customers, procuring the relevant supplier, and providing the required goods or services at the designated venue and time, while ensuring the specifications of the goods or services provided are met to fulfill the promise in the sales agreement. The Company controls the whole process and has an obligation to procure the fulfillment of the conditions. Moreover, the Company controls who has full authority in negotiating and

FF GLOBAL HOLDINGS LTD
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED DECEMBER 31, 2024 AND 2025
(Stated in US Dollars)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

determining the commercial terms with both customers and suppliers on each trade without the consent from other parties. The Company also considers elements of inventory risk that it assumes when assessing whether it controls the inputs before they are transferred to the customers.

Accordingly, the Company holds the sole primary responsibility for fulfilling the performance obligation and has full discretion over setting prices with its customer in the services. As the principal in the contract, the Company recognizes revenue at the gross amount to which it is entitled from its customer.

(l)     Income taxes

The Company accounts for income taxes under ASC 740. Current income taxes are provided on the basis of income/(loss) for financial reporting purposes, adjusted for income and expense items which are not assessable or deductible for income tax purposes, in accordance with the regulations of the relevant tax jurisdictions. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and any tax loss and tax credit carry forwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates or tax laws is recognized in the statements of operations in the period the change in tax rates or tax laws is enacted. A valuation allowance is provided to reduce the amount of deferred income tax assets if it is considered more likely than not that some portion or all of the deferred income tax assets will not be realized.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carry-forward periods, its experience with tax attributes expiring unused, and its tax planning strategies.

The ultimate realization of deferred tax assets is dependent upon its ability to generate sufficient future taxable income within the carry-forward periods provided for in the tax law and during the periods in which the temporary differences become deductible. When assessing the realization of deferred tax assets, the Company considers possible sources of taxable income including (i) future reversals of existing taxable temporary differences, (ii) future taxable income exclusive of reversing temporary differences and carry-forwards, (iii) future taxable income arising from implementing tax planning strategies, and (iv) specific known trend of profits expected to be reflected within the industry.

(m)   Segment reporting

In November 2023, the Financial Accounting Standards Board (the “FASB”) issued ASU 2023-07 Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The update is intended to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant expenses. The ASU requires disclosures to include significant segment expenses that are regularly provided to the chief operating decision maker (“CODM”), a description of other segment items by reportable segment, and any additional measures of a segment’s profit or loss used by the CODM when deciding how to allocate resources. The ASU also requires all annual disclosures currently required by Topic 280 to be included in interim periods. The update is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted and requires retrospective application to all prior periods presented in the financial statements. The Company has early adopted ASU 2023-07 in financial year ended June 30, 2024.

The Company’s chief operating decision-makers (“CODM”) (i.e., chief executive officer and chief financial officer) review financial information presented, accompanied by disaggregated information about revenues by different revenues streams for purposes of allocating resources and evaluating financial performance. The Company has

FF GLOBAL HOLDINGS LTD
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED DECEMBER 31, 2024 AND 2025
(Stated in US Dollars)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

one operating segment as defined by ASC 280 “Segment Reporting”, which is provision of sales of logs and sawn timbers. The Company’s operating divisions are geographically based, have similar economic characteristics and similar expected long-term financial performance. The Company’s principal operations and long-lived assets are located in Singapore. However, the Company generates revenue from customers located in multiple geographic regions, including Mainland China, Hong Kong, Vietnam and other regions, as disclosed in the revenue by country/region table. Geographic customer information is provided as entity-wide disclosure in accordance with ASC 280. There are no segment managers who are held accountable for operations, operating results and plans for levels or components below the company unit level. Based on qualitative and quantitative criteria established by Accounting Standards Codification (“ASC”) 280, “Segment Reporting”, the Company considers itself to be operating within one reportable segment. The Company has concluded that net income is the measure of segment profitability. The CODM assesses performance for the Company, monitors budget versus actual results and determines how to allocate resources based on net income as reported in the statements of income. There is no other significant expense categories regularly provided to the CODM that are not already included in the primary financial statements herein.

(n)    Related parties

The Company accounts for related party transactions ASC 850 “Related Party Disclosures”. A party is considered to be related to the Company if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with the Company.

Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

(o)    Earnings per share

Basic earnings per share is measured as net income divided by the weighted average number of ordinary shares outstanding for the period. Diluted earnings per share presents the diluted effect on a per share basis of the potential ordinary shares as if they had been converted at the beginning of the periods presented, or issuance date, if later. The computation of diluted net income per share does not assume conversion, exercise, or contingent issuance of securities that would have an anti-dilutive effect (i.e., an increase in income per share amounts or a decrease in loss per share amounts) on net income per share.

(p)    Deferred IPO Expenses

The Company capitalizes certain legal, accounting, audit, underwriting, filing and other direct and incremental costs associated with its proposed IPO. Deferred IPO expenses are recorded within current assets in the consolidated balance sheets and consist solely of costs directly related to the proposed equity offering. Upon the consummation of the IPO, deferred IPO expenses will be reclassified as a reduction of additional paid-in capital against the gross proceeds received from the offering. In the event the proposed offering is abandoned, or if management determines that the offering is no longer probable of completion, the deferred IPO expenses will be charged to expense in the consolidated statements of operations. Costs not directly attributable to the proposed IPO, including general corporate advisory, financing, or operational consulting expenses, are expensed as incurred.

FF GLOBAL HOLDINGS LTD
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED DECEMBER 31, 2024 AND 2025
(Stated in US Dollars)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(q)    Recent accounting pronouncements

In November 2023, the Financial Accounting Standards Board (the “FASB”) issued ASU 2023-07 Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The update is intended to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant expenses. The ASU requires disclosures to include significant segment expenses that are regularly provided to the chief operating decision maker (“CODM”), a description of other segment items by reportable segment, and any additional measures of a segment’s profit or loss used by the CODM when deciding how to allocate resources. The ASU also requires all annual disclosures currently required by Topic 280 to be included in interim periods. The update is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted and requires retrospective application to all prior periods presented in the financial statements. The Company has early adopted ASU 2023-07 in financial year ended June 30, 2024.

In December 2023, the FASB issued ASU 2023-09 Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The update is intended to enhance transparency and decision usefulness of income tax disclosures. This ASU updates income tax disclosure requirements by requiring specific categories and greater disaggregation within the rate reconciliation and disaggregation of income taxes paid by jurisdiction. The update is effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The Company is currently assessing the impact of adopting the updated provisions.

In November 2024, the FASB issued ASU 2024-03 Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. The new guidance is intended to provide investors more detailed disclosures around specific types of expenses. The new disclosures require certain details for expenses presented on the face of the Statements of Operations as well as selling expenses to be presented in the NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS. The update is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027, with early adoption permitted. The disclosure updates are required to be applied prospectively with the option for retrospective application. The Company is currently assessing the impact and timing of adopting the updated provisions.

In May 2025, the FASB issued ASU 2025-03, Business Combinations (Topic 805) and Consolidation (Topic 810): Determining the Accounting Acquirer in the Acquisition of a Variable Interest Entity. The amendments revise the guidance for determining the accounting acquirer in a business combination achieved primarily through the exchange of equity interests when the legal acquiree is a variable interest entity (“VIE”) that meets the definition of a business. Under the updated guidance, entities are required to consider the factors in ASC 805-10-55-12 through 55-15 in determining the accounting acquirer, regardless of whether the legal acquiree is a VIE, thereby improving comparability between transactions involving VIEs and those that do not. The update is effective for fiscal years beginning after December 15, 2026, including interim periods within those fiscal years, with early adoption permitted. The amendments are required to be applied prospectively to business combinations occurring after the adoption date. The Company is currently evaluating the impact that the adoption of ASU 2025-03 may have on its consolidated financial statements and related disclosures.

Except as mentioned above, recently issued accounting standards or pronouncements not disclosed have been excluded as they are currently not relevant to the Company.

FF GLOBAL HOLDINGS LTD
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED DECEMBER 31, 2024 AND 2025
(Stated in US Dollars)

NOTE 3 — SIGNIFICANT RISKS AND UNCERTAINTIES

(a)    Interest rate risk

The Company is exposed to interest rate risk on its cash at banks. The management’s objective is to maintain cash balances in accounts that provide competitive interest rates in the marketplace while ensuring liquidity and capital preservation. The Company has not been exposed to material risks due to changes in market interest rates and has not used any derivative financial instruments to manage interest rate exposure during the years presented.

(b)    Credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of Cash, accounts receivable, and other receivables. Management considers the maximum exposure to credit risk equal to the carrying amount of these financial assets in the balance sheets. The Company has designed its credit policies with the objective of minimizing its exposure to credit risk.

As of June 30, 2025 and December 31, 2025, all cash were deposited with financial institutions located in Singapore, which management consider that these financial institutions are of high credit quality with no significant credit risk.

The Company is also exposed to credit risk from its accounts receivable and other receivables. Credit risks are mitigated by performing ongoing credit evaluations of customers’ financial condition. The Company has adopted a credit policy of dealing with creditworthy counterparties to mitigate the credit risk from defaults. The Company estimates the allowance balance using relevant available information, from internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts. Historical credit loss experience provides the basis for the estimation of expected credit losses. Adjustments to historical loss information are made for differences in current risk characteristics. The management consider that credit risks associated with these balances is not significant and concluded that no provision is required.

(c)     Concentration risk

Concentrations risk arising from receivables from customers are limited due to the Company’s diversified customer base, as sales are allocated across a broad pool of customers based on prevailing market prices.

The following customers accounted for 10% or more of revenue for the six months ended December 31, 2024 and 2025:

	Six months ended December 31,
	2024	2025
	%	%
		(Unaudited)
Customer A	80.2	60.0
Customer B	19.1	15.2
Customer C	*	13.8

The following customers accounted for 10% or more of the Company’s accounts receivable as of June 30, 2025 and December 31, 2025:

	As of June 30, 2025	As of December 31, 2025
	%	%
		(Unaudited)
Customer A	86.4	86.0
Customer C	13.6	14.0

FF GLOBAL HOLDINGS LTD
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED DECEMBER 31, 2024 AND 2025
(Stated in US Dollars)

NOTE 3 — SIGNIFICANT RISKS AND UNCERTAINTIES (cont.)

The following supplier accounted for 10% or more of the Company’s cost of revenue for the six months ended December 31, 2024 and 2025:

	Six months ended December 31,
	2024	2025
	%	%
		(Unaudited)
Supplier A	96.7	74.6
Supplier B	*	16.0

The following suppliers accounted for 10% or more of the Company’s accounts payable as of June 30, 2025 and December 31, 2025:

	As of June 30,
	As of June 30, 2025	As of December 31, 2025
	%	%
		(Unaudited)
Supplier A	81.2	95.3
Supplier B	18.9	*

____________

*        Represents less than 10%

(d)    Liquidity risk

Liquidity risk is the risk that the Company will encounter difficulty in meeting the obligations associated with the Company’s financial liabilities that are settled by delivering cash or another financial asset. The Company’s approach to managing liquidity is to ensure, as far as possible, that it will always have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to its reputation. The Company continually monitors its cash flow and liquidity to ensure that it can meet its short-term obligations, including servicing of financial obligations, accrued expenses and employee benefits: these exclude the potential impact of extreme circumstances that cannot reasonably be predicted, such as natural disaster. The Company’s objective is to maintain a balance between continuity of funding and flexibility through the use of overdrafts and loans.

NOTE 4 — TRADE RECEIVABLES

	As of June 30, 2025	As of December 31, 2025
		(Unaudited)
Trade receivables	$3,734,470	$3,034,763
Less: allowance for the credit losses	—	—
Total	$3,734,470	$3,034,763

As of June 30, 2025 and December 31, 2025, the Company has not recognized any allowance for expected credit losses. This assessment is based on the Company’s historical experience of zero write-offs and the absence of collection issues to date.

FF GLOBAL HOLDINGS LTD
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED DECEMBER 31, 2024 AND 2025
(Stated in US Dollars)

NOTE 5 — DEFERRED IPO EXPENSES

	As of June 30, 2025	As of December 31, 2025
		(Unaudited)
Legal and professional fees	—	155,153
Underwriting and advisory fees	—	100,000
Printing and miscellaneous expenses	—	6,000
Total	$—	261,153

As of June 30, 2025 and December 31, 2025, the Company recorded deferred offering costs of nil and $261,153, respectively.

NOTE 6 — DEPOSITS

	As of June 30, 2025	As of December 31, 2025
		(Unaudited)
Supplier Deposit	$2,000,000	$2,000,000
Security Deposit	3,247	3,094
Total	$2,003,247	$2,003,094

The supplier deposit of $2,000,000 was paid pursuant to a renewable five-year supply agreement that provides the Company with access to a minimum 40,000 cubic meters of logs per annum. If the agreement is not renewed, the deposit will not be refunded and shall be utilized to set-off the purchase of logs.

The security deposit of $3,094 relates to lease agreements and is refundable upon the fulfillment of relevant contractual conditions.

Deposits are classified as non-current assets as their settlement or recovery is expected to occur beyond one year from the reporting date.

NOTE 7 — OPERATING LEASE

The Company leases warehouse from third parties located in the DRC under a non-cancellable operating lease agreement. The original lease agreement was entered into for a fixed term of three (3) years with no extension option. During the interim period, the lease agreement was renewed for an additional term of three (3) years pursuant to a mutually agreed renewal arrangement with the landlord. Lease terms are negotiated on an individual basis and contain a wide range of different terms and conditions. The lease agreement does not specify an explicit interest rate, the discount rate used was the incremental borrowing rate which is what the Company would have to pay on a collateralized basis to borrow an amount equal to the lease payments for the asset under similar terms, determined to be 4% on commencement date. The Company’s lease do not contain any escalation clauses, purchase options, residual value guarantees or restrictive covenants. As at December 31, 2025, the Company had fully paid the lease hence there is no related operating lease liability.

The Company also leases office premises from a related party in Singapore under a non-cancellable operating lease arrangement. The lease term is fixed at thirty (30) months with no renewal or extension option. Lease terms are negotiated on an individual basis and may vary across agreements. As the lease does not specify an implicit interest rate, the Company applies its incremental borrowing rate, defined as the rate it would incur to borrow, on a collateralized basis, an amount equivalent to the lease payments under similar terms. This rate was determined to be 4% at the commencement date. This lease agreement does not contain renewal options, escalation clauses, purchase options, residual value guarantees, or restrictive covenants.

FF GLOBAL HOLDINGS LTD
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED DECEMBER 31, 2024 AND 2025
(Stated in US Dollars)

NOTE 7 — OPERATING LEASE (cont.)

Lease information included on the balance sheets are:

	As of June 30, 2025	As of December 31, 2025
		(Unaudited)
Right-of-use assets	$3,587	$173,393

Lease liabilities – current portion	$—	$23,769
Lease liabilities – non-current portion	—	84,224
Total lease liabilities	$—	$107,993

During the six months ended December 31, 2024 and 2025, the Company recognized amortization expense related to right-of-use (“ROU”) assets of approximately US$10,761 and US$17,258, respectively, which was included within operating expenses in the unaudited interim condensed consolidated statements of income.

Future lease payments under the Company’s operating lease as of December 31, 2025 are as follows:

Period	Amount
(Unaudited)
Six months ended June 30, 2026	$23,400
Fiscal year ended June 30, 2027	46,800
Fiscal year ending June 30, 2028	42,900
Total undiscounted lease payments	113,100
Less: imputed interest	$(5,107)
Present value of total lease liabilities	$107,993

As of December 31, 2025, the weighted average remaining lease term for the Company’s operating leases was approximately 2.3 years and the weighted average discount rate used to measure the Company’s operating lease liabilities was 4.0%.

NOTE 8 — TRADE AND OTHER PAYABLES

	As of June 30, 2025	As of December 31, 2025
		(Unaudited)
Trade payables	2,468,220	1,278,240
Other payables
Amounts owing to related parties	426,087	23,621
Amounts owing to directors	7,953	30,398
Accrued operating expenses	491	11,033
Accrued IPO expenses	—	397,286
Customer Deposits	—	30,000
Total	$2,902,751	1,770,578

The Company’s trade and other payables comprising outstanding trade purchases and operating costs are non-interest bearing and are normally settled on 30 to 90 days terms.

The non-trade amounts owing to related parties and directors mainly comprise advances paid on behalf of the Company and are unsecured, non-interest bearing and repayable on demand.

FF GLOBAL HOLDINGS LTD
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED DECEMBER 31, 2024 AND 2025
(Stated in US Dollars)

NOTE 9 — EQUITY

The Company was incorporated in the Cayman Islands on July 18, 2025, with authorized share capital of $50,000 divided into (i) 400,000,000 Class A ordinary shares of par value $0.0001 each and (ii) 100,000,000 Class B Ordinary Shares of par value $0.0001 each.

On October 18, 2025, the Company subdivided all of its shares in its authorized share capital (both issued and unissued shares) at a ratio of 1:10 such that the authorized share capital becomes $50,000 divided into (i) 4,000,000,000 Class A Ordinary Shares with a par value of $0.00001 each and (ii) 1,000,000,000 Class B Ordinary Shares with a par value of $0.00001 each.

The holders of Class A Ordinary Shares and Class B Ordinary Shares rank pari passu in all respects except for voting and economic rights. Each Class A Ordinary Share shall be entitled to one vote on all matters subject to the vote at general meetings of the Company, and each Class B Ordinary Share shall be entitled to twenty votes on all matters subject to the vote at general meetings (including extraordinary general meetings) of the Company. Holders of Class A Ordinary Shares are entitled to receive dividends and distributions, including distributions upon liquidation or winding up of the Company, on a pro rata basis, whereas holders of Class B Ordinary Shares are not entitled to receive any dividends or other distributions, whether in cash or otherwise, including any distribution of assets upon liquidation or winding up of the Company. Accordingly, Class B Ordinary Shares carry voting rights only and do not participate in the economic interests of the Company. As Class B Ordinary Shares do not have participating rights in dividends or undistributed earnings, earnings per share are calculated based on Class A Ordinary Shares only.

The Company completed the Reorganization on October 18, 2025, following which FF Global (BVI) Ltd and Future Faith Pte. Ltd. came under the control of the Company. The issuance of these shares is considered as a part of the reorganization of the Company and is retroactively applied as if the transaction occurred at the beginning of the period presented.

NOTE 10 — REVENUES

Revenues are generated from sales of logs sourced from a supplier in DRC and sales of sawn timbers processed in Vietnam:

	Six months ended December 31,
	2024	2025
	(Unaudited)	(Unaudited)
Revenue
Sales of Logs	$4,807,558	5,209,932
Sales of Sawn timber	—	835,050
Total	$4,807,558	6,044,982

Revenue by country/region:

	Six months ended December 31,
	2024	2025
	(Unaudited)	(Unaudited)
Revenue
Hong Kong	$3,855,500	$3,712,892
Vietnam	917,185	1,497,040
Others	34,873	835,050
Total	$4,807,558	$6,044,982

FF GLOBAL HOLDINGS LTD
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED DECEMBER 31, 2024 AND 2025
(Stated in US Dollars)

NOTE 11 — COST OF REVENUES

Cost of revenue represents cost of logs sourced from long-time supplier in DRC and sawn timbers sourced from a third-party processor in Vietnam.

	Six months ended December 31,
	2024	2025
	(Unaudited)	(Unaudited)
Cost of Revenue
Material and Freight	$3,796,250	$4,793,532
Total	$3,796,250	$4,793,532

NOTE 12 — INCOME TAXES

The Company is incorporated in Singapore and is subject to income taxes on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant tax laws and regulations of Singapore. The applicable tax rate is 17% in Singapore, with 75% of the first S$10,000 taxable income and 50% of the next S$190,000 taxable income exempted from income tax.

The following table summarizes the composition of income tax (expense) / benefit for the six months ended December 31, 2024, and 2025:

	Six months ended December 31,
	2024	2025
	(Unaudited)	(Unaudited)
Current income tax	$(116,286)	$143,144
Income tax (expense)/benefit	$(116,286)	$143,144

Tax Rate Reconciliation

The reconciliation between the Singapore statutory income tax rate applicable to the group entity’s profits and the income (expense) / benefit is presented below:

	Six months ended December 31,
	2024	2025
	(Unaudited)	(Unaudited)
Profit before income taxes	$683,597	$356,145
Singapore statutory income tax rate	17%	17%
Income tax expense computed at statutory rate	(116,211)	(60,545)
Non-taxable income	319	289
Non-deductible expenses	(394)	(6,417)
Effects of partial tax exemption	—	—
Utilization of previously unrecognized capital allowance	—	269
Tax rebate	—	209,548
Others	—	—
Total income tax (expense)/benefit	$(116,286)	$143,144

The tax rebate recognized during the year ended June 30, 2025 primarily arose from the finalization of the Singapore corporate income tax assessment process by the Inland Revenue Authority of Singapore (“IRAS”). Under Singapore tax regulations, corporate income tax returns are generally filed by November 30 following the relevant financial

FF GLOBAL HOLDINGS LTD
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED DECEMBER 31, 2024 AND 2025
(Stated in US Dollars)

NOTE 12 — INCOME TAXES (cont.)

year, and formal tax assessments are issued subsequently by IRAS. As of June 30, 2025, the Company’s income tax provision for the calendar year ended December 31, 2024 was based on management’s estimated tax liability, as the final assessment had not yet been received. During the six months ended December 31, 2025, upon receipt of the finalized assessment, the Company recognized adjustments relating to statutory tax rebates, applicable tax relief measures, and additional concessions approved by IRAS. Accordingly, the discretionary tax rebate represents a current-period adjustment resulting from the completion of the IRAS assessment process rather than the correction of an error or adjustment relating to prior periods.

Uncertain tax positions

The Company evaluates each uncertain tax position, including the potential application of interest and penalties, based on the technical merits, and measure any unrecognized benefits accordingly. As of June 30, 2025 and December 31, 2025, the Company has no unrecognized uncertain tax positions and does not expect this to change in the next twelve months. The Company’s policy is to recognize interest and penalties related to uncertain tax positions, if any, as a component of income tax expense; no such interest or penalties were incurred during either year.

The Company files income tax returns in Singapore, where the Inland Revenue Authority of Singapore (“IRAS”) may generally examine tax filings for up to five years from the relevant Year of Assessment. As the Company was incorporated in January 2022, its open tax years therefore begin with YA 2023 onward and remain subject to examination by IRAS. As of June 30, 2025 and December 31, 2025, the Company is not under any tax audit or investigation, and management believes that adequate provisions have been made for all income tax matters.

NOTE 13 — RELATED PARTY TRANSACTIONS

The Company’s relationships with related parties who had transactions with the Company are summarized as follows:

Related Party Name	Relationship to the Company
Ms. Yu Jin	Chief Executive Officer and Executive Director of the Company
Ms. Li Zeng	Director of FFPL
Mr. Jun Wu	Director of the Company
Mr. Chee Lioy U	Chief Financial Officer of the Company
FF Global Pte. Ltd.	Wholly owned by Ms. Li Zeng

(a)    Amounts due from related parties

All outstanding receivables from these related parties were fully settled during fiscal year 2025.

(b)    Amount due to related parties

Related Party Name	As of June 30, 2025	As of December 31, 2025
	$	$
		(Unaudited)
Yu Jin	7,953	30,398
Li Zeng	347,501	—
FF Global Pte. Ltd.	78,586	16,121
U Chee Lioy	—	4,500
Jun Wu	—	3,000
Total	434,040	54,019

FF GLOBAL HOLDINGS LTD
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED DECEMBER 31, 2024 AND 2025
(Stated in US Dollars)

NOTE 13 — RELATED PARTY TRANSACTIONS (cont.)

Ms. Li Zeng and the Company’s Chief Executive Officer and Executive Director, Ms. Yu Jin, have historically provided the Company with unsecured, non-interest-bearing advances to support short-term working capital needs. These amounts are repayable on demand and do not contain any interest provisions.

(c)     Related party transactions

Related Party Name	Six months ended December 31,
	2024	2025
	$	$
	(Unaudited)	(Unaudited)
FF Global Pte. Ltd.	203,269	17,986
Total	203,269	17,986

Beginning in September 2023, the Company engaged FF Global Pte. Ltd. to provide office premises and facilities, corporate and administrative support, financial and accounting services, and other ancillary operational support. FF Global Pte. Ltd. charged the Company management fees for these services. Effective July 1, 2025, the scope of services has been streamlined to office premises and facility use only, with fees now payable as rental rather than management fees.

NOTE 14 — COMMITMENTS AND CONTINGENCIES

(a)    Commitments

As of June 30, 2025 and December 31, 2025, the Company had no capital expenditure commitments or other significant contractual obligations.

(b)    Contingencies

The Company may become involved in legal proceedings, investigations, and regulatory actions arising in the ordinary course of business. The outcomes of such proceedings are inherently uncertain, and while the Company does not currently anticipate that any such matters will have a material adverse effect on its financial position, results of operations, or cash flows, it continues to assess legal risks on an ongoing basis. As of June 30, 2025 and December 31, 2025, the Company was not a party to any material legal or administrative proceedings that would require disclosure.

Additionally, the Company does not expect any significant contingencies in the near term that would materially impact its financial position or operations.

NOTE 15 — SUBSEQUENT EVENTS

The Company evaluated all events and transactions that occurred after December 31, 2025, up through the date the Company issued the unaudited condensed consolidated financial statements. There were no other subsequent events occurred that would require recognition or disclosure in the Company’s unaudited condensed consolidated financial statements.

5,000,000 Class A Ordinary Shares

FF Global Holdings Ltd

Prospectus dated       , 2026

Until [—], 2026 (the 25th day after the date of this prospectus), all dealers that effect transactions in these Class A Ordinary Shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and Directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

The underwriting agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, provides for indemnification by the underwriter of us and our officers and Directors for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that such liabilities are caused by information relating to the underwriter furnished to us in writing expressly for use in this registration statement and certain other disclosure documents.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities

Founding Transactions

Our Company was incorporated in the Cayman Islands on July 18, 2025, under the Companies Act as an exempted company with limited liability. On the date of incorporation, the authorized share capital of the Company was $50,000 divided into (i) 400,000,000 Class A Ordinary Shares of par value $0.0001 each (“Class A Ordinary Shares” or “Class A Ordinary Shares”) and (ii) 100,000,000 Class B Ordinary Shares of par value $0.0001 each. Upon incorporation, one Class A Ordinary Share was allotted and issued as fully paid share at par value to Ogier Global Subscriber (Cayman) Limited, the first subscriber. On 30 July 2025, the first subscriber transferred the one issued Class A Ordinary Share to Yu Jin at par value (“Issued Share”).

On July 4, 2025, FF Global (BVI) Ltd was incorporated as a business company limited by shares under the laws of the British Virgin Islands with one share being issued to Yu Jin, and the initially issued one share was transferred to our Company on August 12, 2025, such that FF Global (BVI) Ltd becomes a wholly owned subsidiary of our Company and serve as an intermediate holding vehicle within our offshore structure. Two additional British Virgin Islands companies, Zenith Lord Limited and FF Global Group Limited were also incorporated in August 2025. Zenith Lord Limited is beneficially owned and controlled by Yu Jin, whereas FF Global Group Limited is beneficially owned and controlled by Li Zeng. These entities are intended to serve as indirect holding companies for their equity interests in the Group after the reorganization.

On October 18, 2025, The Company subdivides its authorized share capital (both issued and unissued shares) at a ratio of 1:10 such that the authorized share capital becomes $50,000 divided into (i) 4,000,000,000 Class A Ordinary Shares with a par value of $0.00001 each and (ii) 1,000,000,000 Class B Ordinary Shares with a par value of $0.00001 each. Following the above share subdivision, the one issued Class A Ordinary Share with par value $0.0001 held by Yu Jin became 10 Class A Ordinary Shares with a par value of $0.00001 each.

On October 18, 2025, following the Share Subdivision, Yu Jin and Li Zeng will transfer all of their respective shareholdings in Future Faith Pte. Ltd. (a Singapore company wholly owned by Yu Jin and Li Zeng) to FF Global (BVI) Ltd in consideration of the Company issuing (i) 10,500,000 Class A Ordinary Shares and 15,000,000 Class B Ordinary Shares (each with a par value of $0.00001 per share) to Zenith Lord Limited and (ii) 4,500,000 Class A Ordinary Shares with a par value of $0.00001 per share to FF Global Group Limited (the “Share Swap”). After the new Class A Ordinary Shares and Class B Ordinary Shares have been issued to Zenith Lord Limited, the 10 Class A Ordinary Shares held by Yu Jin were surrendered by Yu Jin for no consideration and they were cancelled upon surrender.

After the completion of the Share Swap and the above share surrender, Future Faith Pte. Ltd. will become an indirect wholly owned subsidiary of the Company and the existing shareholders Yu Jin through Zenith Lord Limited shall hold a total of 10,500,000 Class A Ordinary Shares and 15,000,000 Class B Ordinary Shares; and Li Zeng through FF Global Group Limited shall hold a total of 4,500,000 Class A Ordinary Shares.

On November 13, 2025, FF Global Group Limited transferred 2,700,000 of its shares in FF Global to four other entities/person. None of these four other shareholders are principal shareholders of the Company.

Item 8. Exhibits and Financial Statement Schedules

(a) Exhibits

See Exhibit Index beginning on page II-5 of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

Item 9. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

The undersigned registrant hereby undertakes:

1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2)      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4)      To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

5)      That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser, each prospectus filed by the Registrant pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;

6)      That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the placement method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424.

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

7)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a Director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

8)      That, for purposes of determining any liability under the Securities Act of 1933, (i) the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (ii) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit No.	Description of document
1.1*	Form of Underwriting Agreement
3.1*	Amended and Restated Memorandum of Association and Amended and Restated Articles of Association of the Registrant
5.1**	Opinion of Ogier regarding the validity of securities being registered
8.1**	Opinion of Ogier regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
10.1**	Supplier Agreement between the Registrant, Auronova and SCIBOIS
10.2**	Employment Agreement between the Registrant and Ms. Yu Jin
10.3**	Employment Agreement between the Registrant and Mr. Chee Lioy U
10.4**	Independent Director Offer Letter between the Registrant and Mr. Yi Liu
10.5*	Independent Director Offer Letter between the Registrant and Mr. Kenneth Kei Biu Cheng
10.6*	Independent Director Offer Letter between the Registrant and Mr. Mikael Charette
10.7**	Director Offer Letter between the Registrant and Ms. Yu Jin
10.8**	Director Offer Letter between the Registrant and Mr. Jun Wu
10.9**	Form of Indemnity Agreement
10.10**	Agreement between the Registrant and Advanced Future Equipment and Timber Limited
14.1**	Code of Business Conduct and Ethics of the Registrant
14.2**	Insider Trading Policy of the Registrant
21.1**	List of Subsidiaries of the Registrant
23.1*	Consent of HTL International, LLC
23.2**	Consent of Ogier (included in Exhibit 5.1)
23.3**	Consent of Aquinas Law Alliance LLP (included in Exhibit 99.7)
24.1**	Form of Power of Attorney (included on signature pages)
99.1**	Audit Committee Charter
99.2**	Compensation Committee Charter
99.3**	Nomination Committee Charter
99.4**	Consent of Mr. Yi Liu as an independent director nominee
99.5*	Consent of Mr. Kenneth Kei Biu Cheng as an independent director nominee
99.6*	Consent of Mr. Mikael Charette as an independent director nominee
99.7**	Opinion of Aquinas Law Alliance LLP regarding certain matters relating to Singapore law
99.8**	Consent of Frost & Sullivan Limited
99.9**	Executive Compensation Recovery Policy of the Registrant
107*	Filing Fee Table

____________

*        Filed herewith

**      Previously filed

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Singapore, on May 14, 2026.

FF Global Holdings Ltd
By:	/s/ Yu Jin
Name:	Yu Jin
Title:	Chief Executive Officer and Executive Director (Principal Executive Officer)
By:	/s/ Chee Lioy U
Name:	Chee Lioy U
Title:	Chief Financial Officer (Principal Accounting and Financial Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ms. Yu Jin and Mr. Chong Kwang Shih, each acting singly as an attorney-in-fact with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of ordinary shares of the registrant (the “Shares”), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date: May 14, 2026	/s/ Yu Jin
Yu Jin Chairman, Executive Director and Chief Executive Officer (principal executive officer)
Date: May 14, 2026	/s/ Chee Lioy U
Chee Lioy U Chief Financial Officer (principal financial officer, its controller or principal accounting officer)
Date: May 14, 2026	/s/ Jun Wu
Jun Wu Executive Director

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement or amendment thereto in New York, New York, United States of America on May 14, 2026.

COGENCY GLOBAL INC.
By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President